    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1999
                                                      REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------


                           PRISON REALTY TRUST, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                     MARYLAND                                            62-1763875
  (STATE OR OTHER JURISDICTION OF INCORPORATION)           (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                      10 BURTON HILLS BOULEVARD, SUITE 100
                           NASHVILLE, TENNESSEE 37215
                                 (615) 263-0200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           -------------------------

                                DOCTOR R. CRANTS
                            CHIEF EXECUTIVE OFFICER
                           PRISON REALTY CORPORATION
                      10 BURTON HILLS BOULEVARD, SUITE 100
                           NASHVILLE, TENNESSEE 37215
                             PHONE: (615) 263-0200
                           FACSIMILE: (615) 263-0212
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           -------------------------


                                   COPIES TO:
                            ELIZABETH E. MOORE, ESQ.
                              ALBERT J. BART, ESQ.
                           STOKES & BARTHOLOMEW, P.A.
                         424 CHURCH STREET, SUITE 2800
                           NASHVILLE, TENNESSEE 37215
                             PHONE: (615) 259-1425
                           FACSIMILE: (615) 259-1470

                           -------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
           TITLE OF                                                         PROPOSED MAXIMUM
          EACH CLASS                                      PROPOSED MAXIMUM      AGGREGATE         AMOUNT OF
         OF SECURITIES                AMOUNT TO BE         OFFERING PRICE       OFFERING         REGISTRATION
       TO BE REGISTERED                REGISTERED           PER UNIT(1)         PRICE(1)            FEE(2)
---------------------------------------------------------------------------------------------------------------
12% Senior Notes due 2006......      $100,000,000             100%            $100,000,000             --
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee.

(2) An amount of debt securities equal to $100,000,000 in aggregate principal amount are being carried forward by the Company in the registration statement pursuant to Rule 429. A filing fee of $417,000 was paid by the Company in connection with the securities.


                           -------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PURSUANT TO RULE 429, THE PROSPECTUS AND PROSPECTUS SUPPLEMENT FILED AS A PART OF THIS REGISTRATION STATEMENT IS BEING FILED AS A COMBINED PROSPECTUS IN COMPLIANCE WITH THE UNDERTAKING CONTAINED IN REGISTRATION STATEMENT NO. 333-70419.

PROSPECTUS SUPPLEMENT
(To the Prospectus Dated June 4, 1999)

                                  $100,000,000
                           (PRISON REALTY TRUST LOGO)

                           PRISON REALTY TRUST, INC.
                           12% Senior Notes due 2006
--------------------------------------------------------------------------------
This is an offering by Prison Realty Trust, Inc. (formerly, Prison Realty Corporation) of $100,000,000 of its 12% Senior Notes due 2006. Interest is payable on the notes on June 1 and December 1 of each year, beginning December 1, 1999.

At any time prior to June 1, 2002, we may on one or more occasions redeem up to 35% of the notes with the proceeds of certain offerings of our common stock as described under "Description of Notes -- Optional Redemption."

The notes will be senior unsecured obligations of Prison Realty Trust, Inc.

   Investing in the notes involves risks. Risk Factors begin on Page 2 of the attached Prospectus
 and Additional Risk Factors begin on Page S-16 of this Prospectus Supplement.

                                                              PER NOTE        TOTAL
                                                              ---------    ------------
Offering Price..............................................   100.000%    $100,000,000
Discounts and Commissions...................................     3.000%    $  3,000,000
                                                              ---------    ------------
Proceeds to Prison Realty Trust, Inc........................    97.000%    $ 97,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the attached Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the notes on or about June 11, 1999.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

June 4, 1999

                        [PHOTOGRAPHS/MAPS AND CAPTIONS]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
                   PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............................    S-3
Cautionary Statement Concerning Forward-Looking
  Information...............................................    S-4
Prospectus Supplement Summary...............................    S-5
The Offering................................................   S-12
Summary Pro Forma Financial Data of Prison Realty Trust,
  Inc. .....................................................   S-14
Additional Risk Factors.....................................   S-16
Use of Proceeds.............................................   S-22
Capitalization..............................................   S-22
Selected Consolidated Historical and Pro Forma Combined
  Financial Data of Prison Realty Trust, Inc. ..............   S-23
Selected Consolidated Historical Financial Data of Prison
  Realty Trust, Inc. .......................................   S-26
Selected Financial Data of Old Prison Realty................   S-27
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   S-29
Business....................................................   S-45
Management..................................................   S-59
Description of Notes........................................   S-63
Description of Certain Indebtedness.........................  S-102
Material United States Federal Tax Considerations...........  S-103
Underwriting................................................  S-106
Experts.....................................................  S-107
Legal Matters...............................................  S-107
Index to Financial Statements...............................    F-1

                         PROSPECTUS
Where You Can Find More Information.........................      i
Incorporation of Certain Documents by Reference.............      i
Cautionary Statement Concerning Forward-Looking
  Information...............................................    iii
The Company.................................................      1
Risk Factors................................................      2
Information About the Company...............................     13
Recent Financings and Related Agreements....................     22
Use of Proceeds.............................................     23
Description of Capital Stock................................     23
Description of Common Stock Purchase Rights.................     30
Description of Debt Securities..............................     30
Description of Warrants.....................................     33
Plan of Distribution........................................     34
Material Federal Income Tax Consequences....................     35
Taxation of Stockholders....................................     44
Other Tax Consequences......................................     48
ERISA Considerations........................................     48
Legal Matters...............................................     49
Experts.....................................................     49

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This Prospectus Supplement and the attached Prospectus contain information about the Company and the notes. They also refer to information contained in other documents filed by the Company with the Securities and Exchange Commission. References to this Prospectus Supplement or the Prospectus also mean the information contained in such other documents. If this Prospectus Supplement is inconsistent with the Prospectus, the information contained in this Prospectus Supplement should be relied upon.

     When we refer to "the Company," "we," "us" or "our" in this Prospectus Supplement, we mean Prison Realty Trust, Inc. and its subsidiaries, on a consolidated basis, unless the context requires otherwise.

     In addition, certain information about the industry in which we operate is contained in this Prospectus Supplement under the caption "Prospectus Supplement Summary -- The Private Corrections Industry." Unless otherwise indicated, the data and statistics contained in that section are based on internal or industry sources that we believe are reliable. We cannot assure you, however, that such information is accurate or complete as of the date of this Prospectus Supplement.

     You should rely only on the information provided in this Prospectus Supplement and the attached Prospectus or incorporated herein by reference. We and Lehman Brothers have not authorized anyone else to provide you with different or additional information. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this Prospectus Supplement or the Prospectus is accurate as of any date other than the date on the front page of these documents.

     Certain jurisdictions may restrict the distribution of this Prospectus Supplement and the attached Prospectus and the offering of the notes. You must inform yourself about, and observe, any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the notes or possess or distribute this Prospectus Supplement and the attached Prospectus and must obtain any consent, approval or permission required for your purchase, offer or sale of the notes under the laws and regulations in force in any jurisdiction to which you are subject.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     This Prospectus Supplement and the attached Prospectus contain or incorporate by reference certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbors" created thereby. Those statements include, but may not be limited to, the discussions of the Company's expectations concerning, among other things:

     - its future profitability;

     - its operating performance;

     - its operating and growth strategies, including strategic acquisitions, both pending and potential;

     - its capital expenditures;

     - industry developments; and

     - its assumptions regarding any of these matters.

     Also, when any of the words "believes," "expects," "anticipates," "intends," "estimates," "plans" or similar terms or expressions are used in this Prospectus Supplement and the attached Prospectus, forward-looking statements are being made. You should be aware that, while the Company believes that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks and uncertainties. Important factors that could cause the Company's future results to differ materially from the Company's expectations are disclosed or incorporated by reference in this Prospectus Supplement and the attached Prospectus, and these factors include, without limitation:

     - the Company's ability to acquire and develop additional properties meeting its investment criteria and the risk that potential acquisitions or developments may not meet expectations;

     - the ability of the Company to obtain adequate financing to meet its strategic goals;

     - the ability of the Company to meet its debt service obligations;

     - the failure of CCA (as defined below), as the lessee of a substantial majority of the Company's facilities, to make required lease payments;

     - the failure of the Company to qualify as a real estate investment trust for federal income tax purposes;

     - changes in generally accepted accounting principles or interpretations affecting real estate investment trusts and the Company's structure;

     - national and local economic and business conditions; and

     - the other factors set forth under "Additional Risk Factors" in this Prospectus Supplement and "Risk Factors" in the attached Prospectus.

     Because of these factors, there can be no assurance that the forward-looking statements included or incorporated by reference in this Prospectus Supplement and the attached Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, you should not regard the inclusion of such information as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. In addition, the Company does not intend to, and is not obligated to, update these forward-looking statements after it distributes this Prospectus Supplement or the attached Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read together with, the detailed information and financial statements (including the notes thereto) appearing elsewhere, or incorporated by reference, in this Prospectus Supplement and the attached Prospectus. Unless the context may otherwise require, "we," "us," "our," and similar terms, as well as references herein to the "Company" refer to Prison Realty Trust, Inc. and its wholly-owned subsidiaries on a consolidated basis. The Company changed its name on May 11, 1999 from Prison Realty Corporation to Prison Realty Trust, Inc. The Company intends to elect to qualify as a real estate investment trust ("REIT") for the taxable year ending December 31, 1999.

THE COMPANY

     Prison Realty Trust, Inc. is the largest company in the world specializing in acquiring, developing and owning correctional and detention facilities. We are the successor to each of Corrections Corporation of America ("Old CCA") and CCA Prison Realty Trust ("Old Prison Realty") which were merged into the Company on December 31, 1998 and January 1, 1999, respectively (the "Merger"). As of April 30, 1999, we owned 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom. Our facilities have a total design capacity in excess of 49,000 beds, of which approximately 17,000 beds are currently being developed, through the construction of 11 new facilities and the expansion of seven currently operating facilities. In the first fiscal quarter of 1999, the Company's rental revenues were $63.6 million and EBITDA was $78.8 million.

     Our principal business strategy is to design, build and finance new correctional and detention facilities, to expand the design capacity of our existing facilities and to lease these facilities under long-term "triple net" leases to government entities and qualified private prison managers. In addition, we acquire existing facilities meeting our investment criteria from government and private owner operators. The primary source of the Company's income is rent payments from leases of our correctional and detention facilities with the company currently known as Corrections Corporation of America (formerly Correctional Management Services Corporation) ("CCA" or the "Operating Company"). CCA currently leases 31 of the 39 operating facilities that we own.

     We believe that correctional and detention facilities represent a highly attractive asset class with returns on investment higher than most other real estate property types. These facilities have extremely long lives and require minimum levels of maintenance expenditures. The shortage of prison beds and increasing incarceration rates in the United States have historically allowed the facilities formerly managed by Old CCA to maintain average occupancy rates in excess of 90% regardless of economic environment. In addition, the end-users of our facilities are Federal, state and local governments, which represent a diverse and historically reliable source of cash flow.

THE PRIVATE CORRECTIONS INDUSTRY

     We believe that the private corrections industry in the United States is in a period of significant growth. Over the past decade, the number of privately managed adult correctional facilities in operation or under construction has increased from 26 facilities with a design capacity of 10,973 beds in 1989 to 185 facilities with a design capacity of 132,572 beds in 1998. The growth of the private corrections industry in the United States has resulted primarily from the increase in the prison and jail population in the United States over the same period. According to the Bureau of Justice Statistics (the "BJS"), incarceration rates along with the prison population have steadily increased since 1925, independent of economic cycles. From 1985 to 1998, the population of those incarcerated in the United States' Federal and state prison and jail facilities grew at a compound annual growth rate of 7.3%, reaching a total of approximately 1,278,000 inmates in prisons and 590,000 inmates in jails as of June 30, 1998. Between July 1, 1997 and June 30, 1998, the prison and jail population in the United States grew 4.7%. According to the BJS, one in every 149 United States residents was incarcerated in prisons and jails as of June 30, 1998. The following table illustrates the growth of the prison population in the United States:

                  PRISON POPULATION AND INCARCERATION RATES(1)
[Prison Population Graph]
-------------------------

Source: Bureau of Justice Statistics

(1) The incarceration rate is defined as the average number of people in the United States confined in prisons per 100,000 United States residents.

     We believe the trend of increasing privatization of the corrections industry will continue due to:

     - SHORTAGE OF PRISON BEDS. The Company believes there is a shortage of beds available in correctional and detention facilities in the United States. At least 27 state prison systems, as well as the Federal prison system, operate at 19% or more over capacity. Currently in the United States there are approximately 12 million annual arrests, while only 1.8 million jail and prison beds are available.

     - DEMAND FOR LONGER PRISON STAYS. Industry reports indicate that inmates convicted of violent crimes, the majority of whom are repeat offenders, generally serve approximately one-third of their sentences. These "early releases" have increased public demand for longer prison sentences as well as prison terms for juvenile offenders. The Federal government has responded to this public pressure by adopting mandatory sentencing guidelines for Federal judges and enacting legislation that requires longer prison stays, resulting in even more overcrowding in United States correctional and detention facilities. Furthermore, both the Federal government and certain states have enacted laws that require mandatory life imprisonment for persons convicted of multiple felonies.

     - FINANCING CONSTRAINTS OF GOVERNMENT. Many governments are not in a position to make large capital appropriations or to issue the bonds necessary to construct new correctional facilities or expand their existing facilities because of competing fiscal demands. Moreover, government financing often requires voter approval or a time-consuming appropriations process. Private prison developers, in contrast, have the ability to raise capital for the financing of new correctional and detention facilities in a more timely manner due to their access to public debt, equity and other financing markets. Management believes that by contracting with private parties to develop and construct prison facilities, governments can avoid large capital appropriations and direct their capital to other needs.

     - COST SAVINGS AND EFFICIENCY. Many governments face continuing pressure to control costs associated with the incarceration of inmates, including facility construction costs. Management believes that private companies, in order to remain competitive, have an incentive to control costs while maintaining quality. Studies indicate that private companies specializing in the correctional industry can build and finance a facility in one-third less time than governments. Such companies have invaluable experience in the design, finance, construction and operation of correctional facilities as a result of their single industry focus and ongoing involvement in the development of such facilities. The Company believes that these advantages can translate into significant cost savings for the government end-user. Furthermore, certain studies show that cost savings from the construction and operation of private prisons may be between 10% and 15%. These cost savings can be primarily attributed to:

        - Decentralized Management. Personnel, procurement and other management decisions can be made free of the bureaucratic restrictions that often burden government.

        - Advanced Design. Management believes that private companies can achieve cost savings by building facilities with innovative designs that permit facility operators to more easily and efficiently monitor and serve prisoners without sacrificing the safety of employees or the welfare of the inmates.

     - QUALITY OF SERVICES. Privately managed prisons emphasize education, work programs and other daily activities as a means to manage prison populations more efficiently. As a result, management believes that the quality of services provided to inmates is often superior in private prisons. Management also believes that the quality of services provided to inmates in private prisons is reflected in lower recidivism rates for prisoners in private prisons than those in public prisons.

OUR CORPORATE STRUCTURE -- RECENT MERGER

     Our revenues come from: (1) leases of our correctional and detention facilities with private operators and government entities, (2) dividends from investments in the stock of certain service companies, (3) payments on a note receivable and (4) license fees for the use of the name "Corrections Corporation of America". We intend to elect to qualify as a REIT under the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and therefore are not permitted to earn revenues from the management and operation of our properties.

     As a result of our recent Merger, we have obtained certain ownership interests in a privately-held operating company and two privately-held service companies under the following structure:

                           [Prison Realty Flow Chart]

     The prison management services of the private operating company and the private service companies shown above are delivered under the name "Corrections Corporation of America". A substantial majority of our revenue is derived from our contractual arrangements with these companies. CCA, which operates and manages facilities owned by the Company as well as certain government-owned facilities, currently leases 31 of the 39 operating facilities that we own. CCA currently makes interest payments to the Company under the terms of a $137.0 million note that bears interest at a rate of 12% per annum which was issued by CCA in connection with the Merger (the "CCA Note"). Further, under a license agreement (the "Trade Name Use Agreement"), we receive a fee from CCA for its use of the name "Corrections Corporation of America". In addition, we own 100% of the non-voting stock of two service companies, Prison Management Services, Inc., a Tennessee corporation ("Service Company A") and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation ("Service Company B", and together with Service Company A, the "Service Companies") which manage certain government-owned prison and jail facilities under the Corrections Corporation of America name. Through our ownership of the non-voting stock, we are entitled to receive 95% of the net income, as defined, of each Service Company.

     In connection with the Merger, the Company entered into an agreement with CCA (the "Services Agreement") pursuant to which CCA will facilitate the construction and development of additional facilities on behalf of the Company for a period of five years. Under the Services Agreement, the Company has agreed to pay CCA a fee based on a percentage of the total capital expenditures incurred in connection with the construction of a new facility, plus an additional amount based on the number of beds in such facility. The Company also entered into a tenant incentive agreement (the "Tenant Incentive Agreement") with CCA in connection with the Merger pursuant to which we agreed to pay an incentive fee to CCA to enter into operating leases with the Company with respect to those facilities developed and facilitated by CCA. During the first quarter of 1999, the Company and CCA entered into an amended and restated Tenant Incentive Agreement, effective as of January 1, 1999, (the "Amended and Restated Tenant Incentive Agreement") providing for an increase in the amount of incentive fees paid to CCA. In addition, the Company and CCA entered into a business development agreement (the "Business Development Agreement"), effective January 1, 1999, which provides that, in consideration for services rendered in connection with successful identification and obtaining of new business, the Company will pay CCA a fee based on a percentage of total capital expenditures incurred in connection with the construction of a new facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Liquidity and Capital Resources".

     Revenues generated by the entities operating under the name "Corrections Corporation of America" are derived from the following sources: 19% from Federal contracts, 69% from state government contracts and 12% from local government contracts. No single contracting entity provides more than 13% of the revenues generated under the name "Corrections Corporation of America".

OUR COMPETITIVE STRENGTHS

     We believe that our strong competitive position in the private corrections industry is primarily due to the following factors:

     MARKET LEADERSHIP

     The Company is the largest self-administered and self-managed REIT specializing in acquiring, developing and owning correctional and detention facilities. At April 30, 1999, the Company owned 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom. Our facilities have a total design capacity in excess of 49,000 beds. As a result of our scale, we enjoy price flexibility and cost advantages that may be unavailable to our competitors.

     CCA is recognized as a preeminent name in the private corrections industry. At April 30, 1999, approximately 71,950 beds were being operated or developed by CCA and/or the Service Companies under the name "Corrections Corporation of America", representing 81 facilities with Federal, state, and local governments. The industry share in the United States represented by these operations was approximately 57% of the private management market and approximately 90% of the privately owned prison bed market as of March 31, 1999, as measured by beds or design capacity. Beds operated under the name "Corrections Corporation of America" comprise the fifth largest system of correctional and detention facilities in the United States, after the Federal government and the states of California, New York and Florida.

     WIDE RANGE OF CAPABILITIES

     Our clients are Federal, state and local governments and agencies which demand flexibility and a variety of financing and management structures to address their needs for correctional and detention facilities. We have a proven ability to provide high quality correctional and detention facilities. The Company can develop and finance new prisons and expand currently operating facilities. In addition, CCA and the Service Companies can provide for the operation and management of correctional and detention facilities.

     Our structure permits us to participate in and benefit from every type of private and public sector relationship with respect to correctional and detention facilities, including:

     - facilities owned by the Company and managed by CCA;

     - facilities owned by the Company and managed by other private operators;

     - facilities owned by the Company and managed by government entities; and

     - facilities owned by government entities and managed by CCA or one of the Service Companies.

     ACCESS TO CAPITAL

     We believe we have the capacity and experience required to raise the additional debt and equity that is required to build new facilities and to expand currently owned facilities. The Company, Old CCA and Old Prison Realty have raised approximately $750 million in equity and $650.0 million in debt since Old Prison Realty went public in July 1997, including approximately $140 million in equity or equity-linked securities since December 31, 1998. On April 30, 1999, we had an equity market value of approximately $2.3 billion.

     HIGHLY EXPERIENCED MANAGEMENT TEAM

     Doctor R. Crants, our Chief Executive Officer and Chairman of the Board of Directors, co-founded the private corrections industry in 1983 while working for Old CCA. Since then, Old CCA, Old Prison Realty and the Company have built strong relationships in the industry, including relationships with three Federal agencies, 33 states and various local governments. We believe our management has an established record of success in the industry, and experience to draw on, that is recognized by our government customers.

RECENT DEVELOPMENTS

     BANK CREDIT FACILITY

     In connection with the completion of the Merger, the Company obtained a $650.0 million credit facility pursuant to the terms of a Credit Agreement (the "Bank Credit Facility") consisting of a $400.0 million revolving credit facility maturing January 1, 2002 (the "Revolving Credit Facility") and a $250.0 million term loan facility maturing January 1, 2003 (the "Term Loan Facility"). The Bank Credit Facility is secured by substantially all the assets of the Company and its subsidiaries.

     On April 26, 1999, we received a commitment letter (the "Commitment Letter") from Lehman Commercial Paper Inc. and Lehman Brothers Inc. with respect to an amendment and restatement to the Bank Credit Facility. The amended and restated Bank Credit Facility would, among other things, add a new $350.0 million delayed draw term loan facility (the "Delayed Draw Term Loan Facility"). The terms of the Commitment Letter include customary representations and warranties, financial covenants and customary closing conditions.

     NEW BUSINESS

     We are currently in the process of developing approximately 17,000 beds through the construction of 11 new facilities and the expansion of seven currently operating facilities. Included in this total are the following projects announced since January 1, 1999:

     We purchased the Eden Detention Center in Eden, Texas with a design capacity of 1,225 beds for $28.9 million in April 1999. The facility is managed by CCA and houses inmates for Federal agencies.

     We are designing and building a 1,600 bed medium security prison in Florence, Arizona that will be leased by CCA. When constructed, the facility, which is estimated to cost $60 million, will house inmates for CCA's Federal and state government customers that are currently requesting additional bed capacity in the existing Company-owned, CCA-operated, 2,304 bed facility in Florence. We expect this facility to begin operations in the first quarter of the year 2000.

     We began construction in February, 1999 on the 1,104 bed Tallahatchie County Correctional Center in Tallahatchie, Mississippi. We expect the facility, which is estimated to cost $37 million, to begin operations and be leased to CCA in the first quarter of the year 2000.

     We will begin construction on a medium security prison in Millen, Georgia in the second quarter of 1999 at an estimated cost of $45 million. This facility, which is scheduled to be completed in July 2000, will be leased by CCA and will have a design capacity of 1,524 beds.

     Finally, we expect to build a 1,524 bed, medium security prison in Stewart County, Georgia at an estimated cost of $45 million. This facility, which is expected to be in operation in July 2000, will be leased to CCA.
--------------------------------------------------------------------------------

     Our common stock and our 8% Series A Cumulative Preferred Stock are traded on the New York Stock Exchange under the symbols "PZN" and "PZN PrA", respectively. Our principal executive offices are located at 10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215, and our telephone number is
(615) 263-0200.

                                  THE OFFERING

Notes Offered..............  $100.0 million total principal amount of 12% Senior
                             Notes due 2006.

Maturity Date..............  The notes are scheduled to mature on June 1, 2006.

Interest Payment Dates.....  The interest payment dates on the notes will be
                             June 1 and December 1, beginning December 1, 1999.

Optional Redemption........  At any time prior to June 1, 2002, we may on one or more occasions redeem up to 35% of the aggregate principal amount of the notes originally issued under the indenture governing the notes (the "Indenture") at a redemption price of 112.000% of their outstanding principal amount, plus accrued and unpaid interest to the redemption date with the net cash proceeds of one or more Equity Offerings (as defined below), provided at least 65% of the aggregate principal amount of the notes originally issued remain outstanding after each such redemption. See "Description of the
                             Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control, each holder of the notes will have the right to require us to repurchase all or a portion of such holder's notes at a price equal to 101% of their outstanding principal amount plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes -- Repurchase at the Option of
                             Holders -- Change of Control."

Ranking....................  The notes will be senior unsecured obligations of the Company, will rank senior to all of our future subordinated debt and will rank equally in right of payment with all existing and future senior debt of the Company, including borrowings under the Bank Credit Facility.

                             Although the notes will rank equally with borrowings under the Bank Credit Facility, holders of the notes will be effectively subordinated to the lenders under the Bank Credit Facility to the extent of the value of the collateral securing these borrowings. See "Description of Certain Indebtedness -- The Company." See "Additional Risk Factors -- We Have a Significant Amount of Debt," "Additional Risk Factors -- The Notes are Effectively Subordinated to Our Secured Indebtedness" and "Description of Notes."

Certain Covenants..........  The Indenture will contain covenants that, among other things, limit our and most of our
                             subsidiaries' ability to:

                             - pay dividends on and purchase our common stock
                               and make certain other restricted payments;

                             - incur additional debt and issue preferred stock;

                             - create certain liens;

                             - enter into certain transactions with affiliates;
                               and

                             - enter into certain mergers and consolidations or
                               sell all or substantially all of the properties or assets of the Company.

                             In addition, under certain circumstances, we will be required to offer to purchase the notes with the net cash proceeds of certain sales and other dispositions of assets at a price equal to 100% of the outstanding principal amount of the notes plus accrued and unpaid interest. See "Description of Notes -- Certain Covenants" and "Description of Notes -- Repurchase at the Option of
                             Holders -- Asset Sales." All of these limitations and prohibitions, however, are subject to a number of important qualifications.

Use of Proceeds............  We intend to use the net proceeds from the offering of notes to repay outstanding indebtedness under the Revolving Credit Facility and for general corporate purposes.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" IN THE ATTACHED PROSPECTUS AND "ADDITIONAL RISK FACTORS" IN THE PROSPECTUS SUPPLEMENT.

         SUMMARY PRO FORMA FINANCIAL DATA OF PRISON REALTY TRUST, INC.
                     (FORMERLY, PRISON REALTY CORPORATION)

     The following table sets forth (i) summary combined pro forma financial data for the 12 months ended December 31, 1998, which gives effect to the Merger and the offering of the notes, and which has been derived from the Company's Pro Forma Combined Financial Statements included elsewhere herein, (ii) summary combined pro forma financial data for the three months ended March 31, 1998, which gives effect to the Merger and the offering of the notes, and which has been derived from the Company's Unaudited Pro Forma Combined Financial Statements, included elsewhere herein, and (iii) unaudited summary consolidated pro forma financial data as of and for the three months ended March 31, 1999, reflecting the combined financial position and results of operations of the Company subsequent to the Merger and giving effect to the offering of the notes.

     Such data should be read in conjunction with the Company's (formerly, Prison Realty Corporation) Consolidated Financial Statements (including the notes thereto), the Company's (formerly, Prison Realty Corporation) Condensed Consolidated Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Combined Financial Statements included elsewhere or incorporated by reference herein. The summary combined pro forma statement of operations data for the twelve months ended December 31, 1998, is presented as if the Merger had occurred on January 1, 1998 and excludes the effects of a non-recurring provision for change in tax status, and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Combined Statement of Operations.

     The summary combined pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been had the Merger or the offering of the notes, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's combined financial position or results of operations at any future date or for any future period.

                                                                                    PRO FORMA
                                                         PRO FORMA             THREE MONTHS ENDED
                                                        YEAR ENDED       -------------------------------
                                                     DECEMBER 31, 1998   MARCH 31, 1998   MARCH 31, 1999
                                                     -----------------   --------------   --------------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Rental revenue...................................     $  183,407         $   40,221       $   63,640
  Interest income..................................         28,626             12,925            6,214
  Licensing fees...................................          6,554              1,600            2,132
                                                        ----------         ----------       ----------
       Total revenues..............................        218,587             54,746           71,986
                                                        ----------         ----------       ----------
  Expenses:
     Depreciation and amortization.................         33,849              9,021            9,917
     General and administrative....................          3,500                875              882
                                                        ----------         ----------       ----------
       Total expenses..............................         37,349              9,896           10,799
                                                        ----------         ----------       ----------
       Operating income............................        181,238             44,850           61,187
  Equity in earnings of subsidiaries and
     amortization of deferred gains................         26,285              5,025            7,681
  Interest expense.................................         21,958              9,270            8,905
                                                        ----------         ----------       ----------
       Income before income taxes..................        185,565             40,605           59,963
  Provision for change in tax status...............             --                 --           83,200
                                                        ----------         ----------       ----------
       Net income (loss)...........................        185,565             40,605          (23,237)
  Dividends to preferred stockholders..............          7,869              1,419            2,150
                                                        ----------         ----------       ----------
       Net income (loss) available for common
          shares...................................     $  177,696         $   39,186       $  (25,387)
                                                        ==========         ==========       ==========

                                                                                    PRO FORMA
                                                         PRO FORMA             THREE MONTHS ENDED
                                                        YEAR ENDED       -------------------------------
                                                     DECEMBER 31, 1998   MARCH 31, 1998   MARCH 31, 1999
                                                     -----------------   --------------   --------------
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
  Cash or cash equivalents and restricted cash.....     $   70,223                          $  102,905
  Total assets.....................................      2,280,341                           2,498,445
  Total debt.......................................        583,433                             694,780
  Total liabilities, excluding deferred gains......        959,174                           1,064,138
  Stockholders' equity.............................      1,204,466                           1,321,418
OTHER DATA:
  EBITDA(1)........................................     $  241,372         $   58,896       $   78,785
  Capital expenditures.............................        769,687                 --          169,958
  Cash interest expense(2).........................         35,232              9,020           14,650
  EBITDA/Cash interest expense.....................           6.9x               6.5x             5.4x
  Total debt/Annualized EBITDA.....................           2.4x                 --             2.2x
  Ratio of earnings to fixed charges(3)............           4.8x               4.7x             4.0x
  Facilities.......................................             44                 --               48
  Beds.............................................         40,000                 --           47,000

---------------
(1) EBITDA consists of the sum of consolidated net income, interest expense, income taxes, depreciation and amortization. The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets (and the related depreciation thereon). EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business and is used in the Company's indentures as part of the tests determining the Company's ability to incur debt and to make certain restricted payments. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measures prescribed by generally accepted accounting principles ("GAAP"). Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation.

(2) Cash interest expense is defined as interest expense, including capitalized interest, less amortization of debt issuance costs.

(3) We have calculated the ratio of earnings to fixed charges by dividing (1) earnings available for fixed charges defined as net income before income taxes, interest expense and other fixed charges (excluding capitalized interest) by (2) total fixed charges, including interest expense, amortization of debt issuance costs, preferred stock dividends and capitalized interest.

                                                                                    PRO FORMA
                                                         PRO FORMA             THREE MONTHS ENDED,
                                                        YEAR ENDED       -------------------------------
                                                     DECEMBER 31, 1998   MARCH 31, 1998   MARCH 31, 1999
                                                     -----------------   --------------   --------------
    Net Income before Income Taxes.................      $185,565           $40,605          $59,963
    Interest Expense...............................        21,958             9,270            8,905
                                                         --------           -------          -------
         Total Earnings Available for Fixed
           Charges.................................      $207,523           $49,875          $68,868
                                                         ========           =======          =======

    Interest Expense...............................      $ 21,958           $ 9,270          $ 8,905
    Preferred Dividends............................         7,869             1,419            2,150
    Capitalized Interest Expense...................        13,845                --            6,138
                                                         --------           -------          -------
         Total Fixed Charges.......................      $ 43,672           $10,689          $17,193
                                                         ========           =======          =======
    Total Earnings to Fixed Charges................           4.8x              4.7x             4.0x
                                                         ========           =======          =======

                            ADDITIONAL RISK FACTORS

     An investment in the notes involves various risks. You should carefully consider the following risk factors in addition to the other information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus -- including the Risk Factors section therein -- in connection with your decision to purchase the notes. Unless the context may otherwise require, "we," "us," "our," and similar terms, as well as references herein to the "Company", refer to Prison Realty Trust, Inc. and its wholly-owned subsidiaries.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT

     We have incurred and will continue to incur substantial indebtedness. On a pro forma basis after giving effect to the offering of the notes and the application of net proceeds, at March 31, 1999 we would have had $694.8 million of indebtedness outstanding. We have a $650.0 million Bank Credit Facility consisting of a $400.0 million Revolving Credit Facility and a $250.0 million Term Loan Facility. We have approximately $398.0 million currently outstanding under the Revolving Credit Facility and $249.4 million currently outstanding under the Term Loan Facility. In addition, we have received a Commitment Letter under which we expect to amend and restate the Bank Credit Facility to, among other things, provide for a new $350.0 million Delayed Draw Term Loan Facility. The Bank Credit Facility bears interest at a floating rate calculated from the current London Interbank Offer Rate ("LIBOR") or a base rate, as may be elected by the Company. See "Description of Certain Indebtedness." The incurrence of the additional indebtedness and the potential issuance of additional debt securities may result in increased interest expense for the Company and increase the Company's exposure to the risks associated with debt financing.

     We may be able to incur substantial additional debt in the future. Although the Indenture and the terms of the Bank Credit Facility contain restrictions upon our ability to incur additional debt, the terms of these documents do not fully prohibit us from doing so. If we incur additional indebtedness, the related risks that we now face could intensify. See "Capitalization," "Selected Financial Data," "Description of Notes -- Repurchase at the Option of
Holders -- Change of Control," "Consolidated Historical and Pro Forma Combined Financial Data" and "Description of Certain Indebtedness."

     The Company's level of debt following the offering could have important consequences to holders of the notes. For example, it could adversely affect the Company's ability to:

     - satisfy its obligations with respect to the notes and other indebtedness;

     - repurchase all of the notes tendered to the Company upon the occurrence of certain "change of control" events, as that term is defined in the Indenture;

     - undertake refinancings of the notes and other indebtedness on terms and conditions deemed acceptable to the Company;

     - obtain additional financing in the future to fund the acquisition and/or development of additional correctional and detention facilities, the expansion of facilities currently owned by the Company, other capital requirements of the Company, including the payment of dividends required to maintain its status as a REIT, or working capital of the Company;

     - control its interest expense in the event of increases in interest rates on the Company's variable interest rate indebtedness, including that under the Bank Credit Facility;

     - operate successfully under adverse economic and industry conditions;

     - plan for, or react to, changes in the Company's business and the industry in which the Company competes; and

     - compete with less leveraged competitors.

     Our ability to pay principal and interest on the notes and to satisfy our other debt service obligations, including those obligations arising under the Bank Credit Facility, will depend upon our future operating performance, which will be affected by economic, financial, competitive, regulatory and other factors, including factors beyond our control. We cannot be sure that our business will generate sufficient cash flow from operations, that future borrowings will be available under the Bank Credit Facility or that we will have access to equity capital markets to enable us to service our debt, including the notes, to fund our other liquidity needs, to pay required dividends or to achieve our growth strategy, which includes acquiring, developing and expanding correctional and detention facilities. The Company expects that it generally will not be able to fund all of its capital needs with cash from its operating activities because, as a REIT, the Company is required to distribute to its stockholders at least 95% of its taxable income each year. Consequently, the Company may be required to raise additional funds through:

     - the incurrence of additional permitted indebtedness;

     - the sale of equity securities;

     - the refinancing of all or part of its indebtedness;

     - specific project financings; or

     - the sale of assets.

     However, there can be no assurance that we will continue to have access to debt markets to fund all of our capital needs at an acceptable cost. The Indenture and the Bank Credit Facility generally require the Company to maintain specified financial ratios and restrict the Company from incurring certain additional indebtedness, which could limit the Company's ability to obtain additional indebtedness to fund its continued growth. In addition, the Board of Directors of the Company has adopted a policy of limiting indebtedness to not more than 50% of the Company's total capitalization, which could also limit the Company's ability to incur additional indebtedness to fund its capital needs.

THE TERMS OF OUR DEBT INSTRUMENTS PLACE RESTRICTIONS ON US WHICH REDUCE OPERATIONAL FLEXIBILITY AND CREATE DEFAULT RISKS

     The documents governing the terms of our debt, including the Indenture, contain covenants that place restrictions on us. The activities restricted by these covenants include, but are not limited to:

     - the incurrence of additional debt;

     - the creation of liens;

     - the sale of assets;

     - the payment of dividends;

     - transactions with stockholders and affiliates; and

     - certain mergers and consolidations.

     In addition, the Bank Credit Facility requires the Company to meet financial performance tests. These covenants reduce the Company's flexibility in conducting its operations and create a risk of default under the debt if the Company cannot satisfy the covenants.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS AND CERTAIN DEBT OF OUR SUBSIDIARIES

     The notes will be unsecured and therefore are effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. As of March 31, 1999, on a pro forma basis, our total secured indebtedness was approximately $524 million. The Indenture permits us to incur additional secured indebtedness provided certain conditions are met. See "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock." Consequently, in the event we are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness, and such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes. The Indenture permits our subsidiaries to incur indebtedness which may be secured by the assets of such subsidiaries or which may be recourse only to the assets of such subsidiaries. The notes will be effectively subordinated to such subsidiary indebtedness.

WE WILL BE REQUIRED TO REPURCHASE ALL OR A PORTION OF THE NOTES UPON A CHANGE OF CONTROL

     Upon certain "change of control" events, as that term is defined in the Indenture, we will be required to make an offer in cash to repurchase all or any part of each holder's notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued interest. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. We cannot assure you that sufficient funds will be available at the time of any change of control event to repurchase all tendered notes pursuant to this requirement. In addition, the Bank Credit Facility prohibits us from making any such required repurchases. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the Indenture, which could lead to a cross-default under the Bank Credit Facility and under the terms of other indebtedness. In addition, prior to repurchasing the notes upon a change of control event, we must either repay outstanding indebtedness under the Bank Credit Facility or obtain the consent of the lenders under such credit facility. If the Company does not obtain the required consents or repay its outstanding indebtedness under the Bank Credit Facility, the Company would remain effectively prohibited from offering to purchase the notes. See "Description of Certain Indebtedness," and "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

THERE IS NO PUBLIC MARKET FOR THE NOTES

     The notes are a new issue of securities for which there is currently no trading market. Although Lehman Brothers has advised us that they currently intend to make a market in the notes following completion of this offering, they have no obligation to do so and may discontinue such activity at any time without notice. We cannot be sure that an active trading market will develop for the notes. Moreover, if a market were to exist, the notes could trade at prices that may be lower than their initial offering price because of many factors, including, but not limited to:

     - prevailing interest rates on the markets for similar securities;

     - general economic conditions;

     - the prospects for other companies in the same industry; and

     - our financial condition, performance or prospects.

NET LOSSES AT CCA

     CCA is the lessee of a substantial majority of the Company's facilities. Therefore, the Company is dependent for its revenues upon CCA's ability to make the lease payments required under the leases for such facilities. CCA has experienced net losses in the first fiscal quarter of 1999. If CCA continues to experience net losses, CCA may not be able to make the lease payments required under the leases for the Company's facilities and the Company could default on the payment of interest on the notes. We believe that CCA has sufficient assets and borrowing capacity to enable it to satisfy its obligations under such lease agreements at this time; however, there can be no assurance that CCA will have such assets or borrowing capacity in the future. Due to the unique nature of correctional and detention facilities, the Company may be unable to locate suitable replacement lessees or to attract such lessees, and may therefore be required to provide additional tenant incentives or reduce the amounts to be received by the Company under its lease agreements with CCA.

PROPOSED LEGISLATION, IF ENACTED, WOULD LIMIT THE NUMBER OF PRISONERS ELIGIBLE
FOR
INCARCERATION IN PRIVATELY OPERATED INSTITUTIONS

     On March 4, 1999, a proposal was introduced in the United States House of Representatives under the title "Public Safety Act," which would prohibit the incarceration of any additional Federal prisoners in privately operated correctional facilities and deny Federal grants for correctional facilities to states and municipalities that use such facilities. It is presently uncertain whether this proposed bill will be enacted, or if enacted, what its final terms (including its effective date) would be. Hearings on this proposed bill are expected to be held this summer and there can be no assurance that this proposed bill will not be enacted. If enacted, this bill could have a material adverse effect on CCA and could have a material adverse effect on the Company.

INCREASED REGULATION OF PRIVATE PRISON MANAGEMENT COMPANIES

     A substantial majority of the Company's facilities are managed and operated by CCA. Several states have enacted legislation imposing restrictions upon private prison management companies such as CCA. Certain states have also enacted laws requiring licensing of private prison management companies and increasing regulatory oversight of private prison management companies. Several states have attempted to restrict the ability of private prison management companies to house certain types of out-of-state prisoners in that state. Although we do not believe that such requirements will adversely affect CCA's ability to make required lease payments under the leases CCA has with the Company, there can be no assurance that future legislation regulating private prison management companies would not have such an effect.

     In addition, the use of private correctional facilities is a subject of public policy debate. While we believe that the economic and fiscal rationale for use of our facilities favors continued growth of the private corrections industry, a shift in the public policy viewpoint of legislators or other regulators may have an adverse effect on our business.

DEPENDENCE ON QUALIFICATION AS A REIT

     The Company intends to elect to qualify as a REIT for Federal income tax purposes commencing with its taxable year ending December 31, 1999. However, no assurance can be made that the Company will qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations.

     If the Company fails to qualify as a REIT, it will be subject to Federal income tax, including any applicable alternative minimum tax, on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of the Company available for distribution to stockholders because of the additional tax liability to the Company for the year or years involved. To the extent that distributions to stockholders would have been made in reliance upon the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under the Company's current, and potentially its future, debt obligations. See "Material United States Federal Tax Considerations" in this Prospectus Supplement and "Material Federal Income Tax Consequences" in the attached Prospectus. In addition, certain proposed or pending Federal legislation, if enacted, could adversely affect the Company's relationship with the Service Companies. See "-- Proposed Legislation, If Enacted, Could Require Us to Restructure Our Ownership of the Non-Controlled Subsidiaries."

PROPOSED LEGISLATION, IF ENACTED, COULD REQUIRE US TO RESTRUCTURE OUR OWNERSHIP OF THE NON-CONTROLLED SUBSIDIARIES.

     The Clinton Administration's fiscal year 2000 budget proposal, announced February 1, 1999, includes a proposal that would limit a REIT's ability to own more than 10%, by vote or value, of the stock of another corporation. Currently, a REIT cannot own more than 10% of the outstanding voting securities of any one issuer. A REIT can, however, own more than 10% of the value of the stock of a corporation provided that no more than 25% of the value of the REIT's assets consist of subsidiaries that conduct impermissible activities and that the stock of any one single corporation does not account for more than 5% of the total value of the REIT's assets. The budget proposal would allow a REIT to own all of the voting stock and value of a "taxable REIT subsidiary" provided all of the REIT's taxable subsidiaries do not represent more than 15% of the REIT's total assets. In addition, under the budget proposal, a "taxable REIT subsidiary" would not be entitled to deduct any interest on debt funded directly or indirectly by the REIT. The budget proposal, if enacted in its current form, may require that we restructure our ownership of the "non-controlled subsidiaries" because we currently own more than 10% of the value of the "non-controlled subsidiaries". The budget proposal, if enacted in its current form, would be effective after the date of its enactment and would provide transition rules to allow corporations, like our non-controlled subsidiaries, to convert into "taxable REIT subsidiaries" tax-free.

     A similar proposal has been introduced in the House of Representatives under the title of Real Estate Investment Trust Modernization Act of 1999 (the "RMA"). As with the Clinton budget proposal, this proposed bill would prohibit the ownership by a REIT of more than 10%, by vote or value, of the stock of another corporation, but would likewise permit a REIT to own all of the voting stock and value of a taxable REIT subsidiary. However, the provisions of the RMA are less restrictive than the Clinton budget proposal in many respects. For example, instead of limiting the value of a REIT's taxable subsidiaries to 15% of the REIT's total assets, under the RMA, a REIT's ownership of taxable subsidiaries would be limited only by the 75% asset test. Additionally, unlike the Clinton proposal, the RMA permits the deduction by a taxable REIT subsidiary of interest on debt funded directly or indirectly by the REIT, subject only to rules regarding the subsidiary's debt to equity ratio and the amount of such interest expense. The RMA also proposes certain changes to the REIT provisions of the Code which are not discussed in the Clinton proposal, most notably a reduction of the REIT distribution requirements from 95% to 90% of a REIT's taxable income. As with the Clinton proposal, the RMA provides transitional rules which would allow a REIT to convert its "non-controlled" subsidiaries into "taxable REIT subsidiaries" tax-free.

     It is presently uncertain whether any proposal regarding REIT subsidiaries, including the budget proposal, will be enacted, or if enacted, what the terms of such proposal (including its effective date) will be.

CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR INTERPRETATIONS AFFECTING REAL ESTATE INVESTMENT TRUSTS AND THE COMPANY'S STRUCTURE

     The Company's accounting policies and financial reporting is predicated upon authoritative accounting literature and accepted practices in existence today. Certain authoritative bodies including the Financial Accounting Standards Board, certain rule making committees of the American Institute of Certified Public Accountants, and the Staff of the Securities and Exchange Commission may revise the existing accounting literature and accepted practices regarding real estate investment trusts in such a manner as to adversely affect the Company's accounting treatment of its structure or its investment in and transactions with its primary lessee and/or the Company's investments in two service companies. Certain of these authoritative bodies have issued proposed accounting literature for public comment regarding new consolidation criteria and new accounting treatment of certain business combinations and other transactions. However, it is presently unknown as to the eventual outcome of these accounting literature initiatives and committee actions or what the effective date would be, if enacted. Moreover, there is no assurance that other changes, future accounting pronouncements by any regulatory authority, or actions taken by the Company would not be adverse to the Company's present accounting and financial reporting practices.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the notes are estimated to be approximately $96 million, which we intend to use to repay outstanding indebtedness under the Revolving Credit Facility and for general corporate purposes. Upon the closing of the offering of the notes, we will have $126.0 million available under our Revolving Credit Facility. Our Revolving Credit Facility matures on January 1, 2002. Our Term Loan Facility matures on January 1, 2003. The weighted average interest rate under our Bank Credit Facility on March 31, 1999 was 7.92%. We obtained the Bank Credit Facility in January 1999 to be used for general corporate purposes, including among others, repaying our obligations as they become due, redeeming our outstanding indebtedness, and for capital expenditures and working capital.

                                 CAPITALIZATION

     We have set forth in the table below (i) the actual capitalization of the Company as of March 31, 1999 and (ii) such capitalization as adjusted to give effect to completion of the offering of the notes and the application of the net proceeds of approximately $96 million thereof. You should read this table in conjunction with our Unaudited Condensed Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere herein.

                                                                    AS OF MARCH 31, 1999
                                                              ---------------------------------
                                                                 ACTUAL           AS ADJUSTED
                                                              -------------      --------------
                                                              (UNAUDITED, DOLLARS IN THOUSANDS)
Cash, cash equivalents and short-term marketable
  securities(1).............................................   $  102,905          $  102,905
                                                               ==========          ==========
Debt:
  Bank Credit Facility(2)...................................   $  620,000          $  524,000
  12% Senior Notes due 2006.................................           --             100,000
  9.5% Convertible Notes due 2008/2009......................       40,000              40,000
  7.5% Convertible Notes due 2005...........................       30,780              30,780
                                                               ----------          ----------
          Total debt........................................      690,780             694,780
Stockholders' equity........................................    1,321,418           1,321,418
                                                               ----------          ----------
          Total capitalization..............................   $2,012,198          $2,016,198
                                                               ==========          ==========

-------------------------

(1) Includes $91,581 of restricted cash.
(2) Represents commitments of up to $400.0 million under the Revolving Credit Facility and $250.0 million under the Term Loan Facility.

                      SELECTED CONSOLIDATED HISTORICAL AND
                       PRO FORMA COMBINED FINANCIAL DATA
                          OF PRISON REALTY TRUST, INC.
                     (FORMERLY, PRISON REALTY CORPORATION)

     The following table sets forth (i) unaudited selected pro forma combined financial data as of and for the year ended December 31, 1998, which gives effect to the Merger and to the offering of the notes, and which has been derived from the Company's Unaudited Pro Forma Combined Financial Statements included elsewhere herein, (ii) unaudited selected pro forma combined financial data for the three months ended March 31, 1998, which gives effect to the Merger and to the offering of the notes, and which has been derived from the Company's Unaudited Pro Forma Combined Financial Statements included elsewhere herein,
(iii) unaudited selected consolidated historical financial data as of and for the three months ended March 31, 1999, reflecting the combined financial position and results of operations of the Company subsequent to the Merger, which has been derived from the Company's Unaudited Condensed Consolidated Financial Statements as of and for the three months ended March 31, 1999, included elsewhere herein, and included in the Company's Quarterly report on Form 10-Q, which is incorporated by reference herein, and (iv) unaudited selected pro forma financial data as of March 31, 1999, which gives effect to the completion of the offering of the notes and the application of the net proceeds thereof.

     Such data should be read in conjunction with the consolidated financial statements of the Company (formerly, Prison Realty Corporation) (including the notes thereto), the Unaudited Condensed Consolidated Financial Statements of the Company (formerly, Prison Realty Corporation), "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Unaudited Pro Forma Combined Financial Statements included elsewhere or incorporated by reference herein. The unaudited selected pro forma combined balance sheet data as of December 31, 1998, is presented as if the Merger and the offering of the notes had occurred on December 31, 1998, and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Combined Balance Sheet. The unaudited selected pro forma combined statement of operations data for the year ended December 31, 1998, and for the three months ended March 31, 1998, is presented as if the Merger and the offering of the notes had occurred on January 1, 1998, and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Combined Statement of Operations.

     The unaudited selected pro forma combined information does not purport to represent what the Company's financial position or results of operations actually would have been had the Merger or the offering, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's combined financial position or results of operations at any future date or for any future period.

     The Merger was accounted for as a reverse acquisition of the Company by Old CCA and the purchase of Old Prison Realty by the Company. As such, Old CCA was treated as the acquiring company and Old Prison Realty was treated as the acquired company for financial reporting purposes. The general provisions of the purchase method of accounting prescribe that: (i) Old Prison Realty's assets and liabilities be recorded at fair market value, as required by Accounting Principles Board Opinion No. 16; (ii) Old CCA's assets and liabilities be carried forward at historical cost; (iii) Old CCA's historical financial statements be presented as the continuing accounting entity's; and (iv) the equity section of the balance sheet and earnings per share be retroactively restated to reflect the effect of the exchange ratio established in the merger agreement. The Unaudited Pro Forma Combined Financial Statements have been adjusted as necessary to reflect the above provisions. Accordingly, as of January 1, 1999, the historical book basis of the assets, liabilities and shareholders' equity of Old CCA has become the carrying value of the assets, liabilities and shareholders' equity of the Company, and the assets and liabilities of Old Prison Realty have been recorded on the books of the Company at their estimated fair value under purchase accounting treatment.

                                                                         THREE MONTHS ENDED
                                          PRO FORMA       ------------------------------------------------
                                         YEAR ENDED         PRO FORMA          ACTUAL         PRO FORMA
                                      DECEMBER 31, 1998   MARCH 31, 1998   MARCH 31, 1999   MARCH 31, 1999
                                      -----------------   --------------   --------------   --------------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
  Rental revenue....................     $  183,407         $   40,221       $   63,640       $   63,640
  Interest income...................         28,626             12,925            6,214            6,214
  Licensing fees....................          6,554              1,600            2,132            2,132
                                         ----------         ----------       ----------       ----------
       Total revenues...............        218,587             54,746           71,986           71,986
                                         ----------         ----------       ----------       ----------
  Expenses:
     Depreciation and
       amortization.................         33,849              9,021            9,917            9,917
     General and administrative.....          3,500                875              882              882
                                         ----------         ----------       ----------       ----------
       Total expenses...............         37,349              9,896           10,799           10,799
                                         ----------         ----------       ----------       ----------
       Operating income.............        181,238             44,850           61,187           61,187
  Equity in earnings of subsidiaries
     and amortization of deferred
     gains..........................         26,285              5,025            7,681            7,681
  Interest expense..................         21,958              9,270            8,273            8,905
                                         ----------         ----------       ----------       ----------
       Income before income taxes...        185,565             40,605           60,595           59,963
       Provision for change in tax
          status....................             --                 --           83,200           83,200
                                         ----------         ----------       ----------       ----------
       Net income (loss)............        185,565             40,605          (22,605)         (23,237)
  Dividends to preferred
     stockholders...................          7,869              1,419            2,150            2,150
                                         ----------         ----------       ----------       ----------
       Net income available for
          common shares.............     $  177,696         $   39,186       $  (24,755)      $  (25,387)
                                         ==========         ==========       ==========       ==========
BALANCE SHEET DATA (AT PERIOD END):
  Cash or cash equivalents and
     restricted cash................     $   70,223                          $  102,905       $  102,905
  Total assets......................      2,280,341                           2,494,445        2,498,445
  Total debt........................        583,433                             690,780          694,780
  Total liabilities, excluding
     deferred gains.................        959,174                           1,060,138        1,064,138
  Stockholders' equity..............      1,204,466                           1,321,418        1,321,418
OTHER DATA:
  EBITDA(1).........................     $  241,372         $   58,896       $   78,785       $   78,785
  Capital expenditures..............        769,687                 --          169,958          169,958
  Cash interest expense(2)..........         35,232              9,020           14,411           14,650
  EBITDA/Cash interest expense......            6.9x               6.5x             5.5x             5.4x
  Total debt/Annualized EBITDA......            2.4x                --              2.2x             2.2x
  Ratio of earnings to fixed
     charges(3).....................            4.8x               4.7x             4.2x             4.0x
  Facilities........................             44                 --               48               48
  Beds..............................         40,000                 --           47,000           47,000

---------------
(1) EBITDA consists of the sum of consolidated net income, interest expense, income taxes, depreciation and amortization. The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets (and the related depreciation thereon). EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business and is used in the Company's indentures as part of the tests determining the Company's ability to incur debt and to make certain restricted payments. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measures prescribed by GAAP. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation.
(2) Cash interest expense is defined as interest expense, including capitalized interest, less amortization of debt issuance costs.
(3) We have calculated the ratio of earnings to fixed charges by dividing (1) earnings available for fixed charges defined as net income before income taxes, interest expense and other fixed charges (excluding capitalized interest) by (2) total fixed charges, including interest expense, amortization of debt issuance costs, preferred stock dividends and capitalized interest.

                                                                             THREE MONTHS ENDED,
                                               PRO FORMA       ------------------------------------------------
                                              YEAR ENDED         PRO FORMA          ACTUAL         PRO FORMA
                                           DECEMBER 31, 1998   MARCH 31, 1998   MARCH 31, 1999   MARCH 31, 1999
                                           -----------------   --------------   --------------   --------------
Net Income before Income Taxes...........      $185,565           $40,605          $60,595          $59,963
Interest Expense.........................        21,958             9,270            8,273            8,905
                                               --------           -------          -------          -------
  Total Earnings Available for Fixed
     Charges.............................      $207,523           $49,875          $68,868          $68,868
                                               ========           =======          =======          =======

Interest Expense.........................      $ 21,958           $ 9,270          $ 8,273          $ 8,905
Preferred Dividends......................         7,869             1,419            2,150            2,150
Capitalized Interest Expense.............        13,845                --            6,138            6,138
                                               --------           -------          -------          -------
     Total Fixed Charges.................      $ 43,672           $10,689          $16,561          $17,193
                                               ========           =======          =======          =======
  Total Earnings to Fixed Charges........           4.8x              4.7x             4.2x             4.0x
                                               ========           =======          =======          =======

               SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
                           PRISON REALTY TRUST, INC.
                     (FORMERLY, PRISON REALTY CORPORATION)

     The following table sets forth (i) selected consolidated historical financial data of the Company (formerly, Prison Realty Corporation) as of December 31, 1994, 1995 and 1996 and for each year in the two-year period ending December 31, 1995, before giving effect to the Merger, which has been derived from the audited consolidated financial statements of the Company as of December 31, 1994, 1995 and 1996, and for each year in the two year period ended December 31, 1995, not incorporated by reference herein, and (ii) selected consolidated historical financial data as of December 31, 1997 and 1998, and for each year in the three-year period ended December 31, 1998, included in the Company's (formerly, Prison Realty Corporation) Annual Report on Form 10-K, which is before giving effect to the Merger and has been derived from the Company's consolidated financial statements as of December 31, 1997 and 1998, and for each year in the three-year period ended December 31, 1998, included elsewhere herein. Due to the requirements of reverse acquisition accounting, the historical operating results of the Company reflect the operating results of Old CCA.

     Such data should be read in conjunction with the Company's consolidated financial statements (including the notes thereto), the Company's Unaudited Condensed Consolidated Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Unaudited Pro Forma Combined Financial Statements included elsewhere or incorporated by reference herein.

                                                            YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------
                                               1994       1995       1996       1997        1998
                                             --------   --------   --------   --------   ----------
                                                            ( DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenues...................................  $152,375   $207,241   $292,513   $462,249   $  662,059
                                             --------   --------   --------   --------   ----------
Expenses:
  Operating................................   123,273    153,692    211,208    330,470      496,522
  Lease....................................       741      5,904      2,786     18,684       58,018
  General and administrative...............     8,939     13,506     12,607     16,025       28,628
  Loan costs write-off.....................        --         --         --         --        2,043
  CCA compensation charge..................        --         --         --         --       22,850
  Depreciation and amortization............     5,753      6,524     11,339     14,093       15,973
                                             --------   --------   --------   --------   ----------
     Total Expenses........................   138,706    179,626    237,940    379,272      624,034
                                             --------   --------   --------   --------   ----------
     Operating income......................    13,669     27,615     54,573     82,977       38,025
Interest expense (income), net.............     3,439      3,952      4,224     (4,119)      (4,380)
                                             --------   --------   --------   --------   ----------
Income before income taxes.................    10,230     23,663     50,349     87,096       42,405
Provision for income taxes.................     2,312      9,330     19,469     33,141       15,424
                                             --------   --------   --------   --------   ----------
     Income before cumulative effect of
       accounting change...................     7,918     14,333     30,880     53,955       26,981
Cumulative effect of accounting change, net
  of taxes.................................        --         --         --         --       16,145
                                             --------   --------   --------   --------   ----------
     Net income............................     7,918     14,333     30,880     53,955       10,836
Preferred stock dividends..................       204         --         --         --           --
                                             --------   --------   --------   --------   ----------
     Net income allocable to common
       stockholders........................  $  7,714   $ 14,333   $ 30,880   $ 53,955   $   10,836
                                             ========   ========   ========   ========   ==========
BALANCE SHEET DATA (AT PERIOD END):
Total assets...............................  $141,792   $213,478   $468,888   $697,940   $1,090,437
Long-term debt, less current portion.......    47,984     74,865    117,535    127,075      290,257
Total liabilities, excluding deferred
  gain.....................................    80,035    116,774    187,136    214,112      395,999
Stockholders' equity.......................    61,757     96,704    281,752    348,076      451,986

                  SELECTED FINANCIAL DATA OF OLD PRISON REALTY
                      (FORMERLY, CCA PRISON REALTY TRUST)

The following table sets forth selected financial data of Old Prison Realty which has been derived from the audited consolidated financial statements of Old Prison Realty (formerly, CCA Prison Realty Trust) included elsewhere herein. Such selected financial data should be read in conjunction with the financial statements and notes thereto included elsewhere herein. For accounting purposes, the Company acquired Old Prison Realty effective January 1, 1999.

                                                                PERIOD FROM
                                                             JULY 18, 1997 TO        YEAR ENDED
                                                             DECEMBER 31, 1997    DECEMBER 31, 1998
                                                             -----------------    -----------------
                                                                     (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues
  Rental...................................................      $  19,980            $  69,867
  Interest.................................................            600                  796
                                                                 ---------            ---------
          Total Revenues...................................         20,580               70,663
                                                                 ---------            ---------
Expenses
  Depreciation.............................................          5,088               17,609
  Interest.................................................            184                9,827
  General and Administrative...............................            981                2,648
  Write off of Loan Costs..................................             --                2,559
  Merger Costs.............................................             --                8,530
                                                                 ---------            ---------
          Total Expenses...................................          6,253               41,173
                                                                 ---------            ---------
Net Income.................................................         14,327               29,490
Dividends to Preferred Stockholders........................             --               (7,869)
                                                                 ---------            ---------
Net Income Available to Common Stockholders................      $  14,327            $  21,621
                                                                 =========            =========
OTHER DATA:
  Funds from Operations(1).................................      $  19,415            $  50,319
  Net cash from operating activities.......................         19,835               52,706
  Net cash from investing activities.......................       (455,360)            (409,472)
  Net cash from financing activities.......................        436,281              377,904
  Ratio of Earnings to Fixed Charges(2)....................           78.9x                 1.8x
BALANCE SHEET DATA:
  Net real estate properties...............................      $ 453,272            $ 845,134
  Total assets.............................................        454,438              893,712
  Line of credit...........................................         32,000              279,600
  Total shareholders' equity...............................        412,749              582,714

---------------
(1) Management believes Funds from Operations (as defined below) is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is defined by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") as net income (loss) (computed in accordance with GAAP), excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and, accordingly, may not be comparable to other

    REITs' Funds from Operations calculated under a differing methodology. Funds from Operations should be examined in conjunction with net income as presented; however it should not be considered as an alternative to (i) net income (determined in accordance with GAAP) as an indication of the Company's financial performance or (ii) cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

    CALCULATION OF FUNDS FROM OPERATIONS:

                                                                PERIOD FROM
                                                             JULY 18, 1997 TO       YEAR ENDED
                                                             DECEMBER 31, 1997   DECEMBER 31, 1998
                                                             -----------------   -----------------
Funds From Operations:
    Net Income Available for Common Shares..................      $14,327             $21,621
    Plus Real Estate depreciation...........................        5,088              17,609
Add back non-recurring items:
    Plus Write Off of Loan Costs............................           --               2,559
    Plus Merger Costs.......................................           --               8,530
                                                                  -------             -------
                                                                  $19,415             $50,319
                                                                  =======             =======

(2) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Fixed charges consist of interest expense and amortization of loan origination fees. Earnings consist of net income (loss) before income taxes and extraordinary items, plus fixed charges.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus Supplement.

THE COMPANY

OVERVIEW

     The Company was formed in September 1998 and commenced operations on January 1, 1999 after completion of the Merger. On December 31, 1998, immediately prior to the Merger and in connection with the Merger, Old CCA sold to CCA all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other assets and liabilities and entered into the Trade Name Use Agreement. In exchange, Old CCA received the CCA Note in the principal amount of $137.0 million and 100% of the non-voting common stock of CCA, representing a 9.5% economic interest. The CCA Note has a term of ten years and bears interest at a rate of 12% per annum.

     On December 31, 1998, immediately prior to the Merger and in connection with the transaction described above, Old CCA entered into the Trade Name Use Agreement. Under the Trade Name Use Agreement, Old CCA granted to CCA the right to use the name "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. In consideration for such right, CCA agreed to pay a fee equal to (i) 2.75% of the gross revenues of CCA for the first three years of the Trade Name Use Agreement, (ii) 3.25% of CCA's gross revenues for the following two years of the Trade Name Use Agreement, and
(iii) 3.625% of CCA's gross revenues for the remaining term of the Trade Name Use Agreement, provided that the amount of such fee may not exceed (a) 2.75% of the gross revenues of the Company for the first three years of the Trade Name Use Agreement, (b) 3.5% of the Company's gross revenues for the following two years of the Trade Name Use Agreement, and (c) 3.875% of the Company's gross revenues for the remaining term of the Trade Name Use Agreement. The Company succeeded to Old CCA's interest in the Trade Name Use Agreement as a result of the Merger.

     On December 31, 1998, immediately prior to the Merger and in connection with the Merger, Old CCA sold to Prison Management Services, LLC certain management contracts and certain other assets and liabilities relating to government-owned adult prison facilities managed by Old CCA. In exchange, Old CCA received 100% of the non-voting membership interest in Prison Management Services, LLC which obligated Prison Management Services, LLC to make distributions to Old CCA equal to 95% of its net income, as defined, and had an implied fair market value of $67.1 million. The Company succeeded to this interest as a result of the Merger and the Company's interest in Prison Management Services, LLC is included in Investments in affiliates and others in the Company's balance sheets included elsewhere herein. On January 1, 1999, Prison Management Services, LLC merged with Service Company A.

     On December 31, 1998, immediately prior to the Merger and in connection with the Merger, Old CCA sold to Juvenile and Jail Facility Management Services, LLC certain management contracts and certain other assets and liabilities relating to government-owned jails and juvenile facilities managed by Old CCA, as well as all of the issued and outstanding capital stock of Old CCA constituting its international operations. In exchange, Old CCA received 100% of the non-voting membership interest in Juvenile and Jail Facility Management Services, LLC which obligated Juvenile and Jail Facility Management Services, LLC to make distributions to Old CCA equal to 95% of its net income, as defined, and had an implied fair market value of $55.9 million. The Company succeeded to this interest as a result of the Merger, and the Company's interest in Juvenile and Jail Facility Management Services, LLC, is included in Investments in affiliates and others in the

Company's balance sheets included elsewhere herein. On January 1, 1999, Juvenile and Jail Facility Management Services, LLC merged with Service Company B.

     For accounting purposes, the Merger has been accounted for as a reverse acquisition of the Company by Old CCA and the acquisition of Old Prison Realty by the Company. As such, Old CCA's assets and liabilities have been carried forward at historical cost and Old CCA's historical financial statements are presented as the continuing accounting entity's historical financial statements.

     The Company's principal business strategy is to design, build and finance new correctional and detention facilities and to lease these facilities under long-term "triple net" leases to government entities and qualified private prison managers, as well as to expand its existing facilities. In addition, the Company acquires existing facilities meeting certain investment criteria from government and private prison owners.

     Substantially all of the Company's revenues are derived from (i) rents received under triple net leases of correctional and detention facilities, (ii) dividends from investments in the non-voting stock of certain subsidiaries,
(iii) interest income on the CCA Note, and (iv) license fees earned under the Trade Name Use Agreement. CCA currently leases 31 of the Company's 39 operating facilities pursuant to the CCA Leases (as defined below) and is the Company's primary tenant.

     Because CCA is the lessee of a substantial majority of the Company's facilities, the Company is dependent for its rental revenues upon CCA's ability to make the lease payments required under the CCA Leases for such facilities. CCA's obligation to make payments under the CCA Leases is not secured by any of the assets of CCA, although the obligations under the CCA Leases are cross-defaulted so that the Company could terminate all the leases if CCA fails to make required lease payments. If this were to happen, however, the Company would be required to renegotiate existing leases or incentive fee arrangements, to find other suitable lessees or to risk losing its ability to elect or maintain REIT status, as applicable. CCA experienced a net loss of $25.6 million and used $5.6 million of cash flow in operating activities for the first quarter of 1999. Total cash used in all activities in the quarter by CCA was $8.1 million. In monitoring the ability of CCA to satisfy its obligations under the lease agreements, the Company reviews on a quarterly basis (i) the net increase or decrease in cash of CCA, (ii) the amount of available cash of CCA and (iii) the amount of outstanding borrowings under CCA's credit facility. On this basis, the Company believes that CCA has sufficient assets and borrowing capacity to enable it to satisfy its obligations under such lease agreements at this time; however, there can be no assurance that CCA will have such assets, borrowing capacity or income in the future. A delay in payments from CCA would likely require the Company to borrow funds in order to continue its dividend policy. Moreover, while the Company has leases with tenants other than CCA, there can be no assurance that the Company will be successful in obtaining lease agreements with lessees other than CCA to an extent such that the Company is not dependent on CCA as the primary source of its revenues. Due to the unique nature of correctional and detention facilities, the Company may be unable to locate suitable replacement lessees or to attract such lessees, and may therefore be required to provide additional tenant incentives or reduce the amounts to be received by the Company under its lease agreements. The Company will continue to monitor the performance of CCA, and, to the extent CCA's financial performance exceeds expectations, the Company will attempt to modify its contractual relationships with CCA to make them more favorable to the Company.

     The Company, together with its wholly owned management subsidiary, Prison Realty Management, Inc., incurs operating and administrative expenses including, principally, compensation expenses for its executive officers and other employees, office rental and related occupancy costs and various expenses incurred in the process of acquiring additional properties. The Company is self-administered and managed by its executive officers and staff and does not engage a separate advisor or pay an advisory fee for administrative or investment services, although the Company does procure property related services from CCA and engage legal, accounting, tax and financial advisors from time to time. The primary non-cash expense of the Company is depreciation of its correctional and detention facilities.

     The Company expects to leverage its portfolio of real estate equity investments and will incur long and short-term indebtedness and related interest expense from time to time.

     The Company has made distributions to its stockholders in amounts not less than the amounts required to maintain REIT status under the Code and, in general, in amounts exceeding taxable income.

RESULTS OF OPERATIONS

     The Company commenced operations on January 1, 1999 as a result of the Merger. The Merger was accounted for as a reverse acquisition of the Company by Old CCA and the purchase of Old Prison Realty by the Company. As such, Old CCA was treated as the acquiring company and Old Prison Realty was treated as the acquired company for financial reporting purposes. The provisions of reverse acquisition accounting prescribe that Old CCA's historical financial statements be presented as the Company's historical financial statements. Management believes that comparison of financial results between 1999 and 1998 is not meaningful because the 1998 results operations reflect the operations of Old CCA and the 1999 results of operations reflect the operating results of the Company as a REIT. To provide a more reasonable prior period comparison, the following table presents the results of operations of the Company for the three months ending March 31, 1999 and the pro forma results of operations of the Company for the three months ending March 31, 1998 as if the Merger had occurred on January 1, 1998 (excluding the effects of the offering of the notes).

                                                                     THREE MONTHS ENDED
                                                              --------------------------------
                                                                PRO FORMA           ACTUAL
                                                              MARCH 31, 1998    MARCH 31, 1999
                                                              --------------    --------------
                                                                   (DOLLARS IN THOUSANDS)
Revenues:
  Rental revenue............................................     $40,221           $63,640
  Interest income...........................................      12,925             6,214
  Licensing fees............................................       1,600             2,132
                                                                 -------           -------
     Total Revenues.........................................      54,746            71,986
                                                                 -------           -------
Expenses:
  Depreciation and amortization.............................       9,021             9,917
  General and administrative................................         875               882
                                                                 -------           -------
     Total Expenses.........................................       9,896            10,799
                                                                 -------           -------
     Operating Income.......................................      44,850            61,187
  Equity in earnings of subsidiaries and amortization of
     deferred gains.........................................       5,025             7,681
  Interest expense..........................................      (8,440)           (8,273)
                                                                 -------           -------
     Income Before Tax Effects and Dividends to Preferred
       Stockholders.........................................     $41,435           $60,595
                                                                 =======           =======

     RENTAL REVENUES -- For the three months ended March 31, 1999, rental revenues were $63.6 million and were generated from the leasing of correctional and detention facilities. The Company began leasing one new facility in February 1999 in addition to the 37 facilities which were previously leased for the three months ended March 31, 1999.

     INTEREST INCOME -- For the three months ended March 31, 1999, interest income was $6.2 million. The $137.0 million CCA Note bears interest at 12% and generated $4.1 million in interest income for the three months ended March 31, 1999. The remaining $2.1 million was a result of interest earned on cash used to collateralize letters of credit for certain construction projects, direct financing leases and investments of cash prior to the funding of construction projects.

     LICENSING FEES -- For the three months ended March 31, 1999, licensing fees were $2.1 million. The licensing fees were earned as a result of the Trade Name Use Agreement which granted CCA the right to use the name "Corrections Corporation of America" and derivatives thereof subject to specified terms and conditions therein. The fee is based upon gross revenues of CCA, subject to a limitation of 2.75% of the gross revenues of the Company.

     DEPRECIATION EXPENSE -- For the three months ended March 31, 1999, depreciation expense was $9.9 million. Depreciation expense as a percentage of rental revenues for the three months ended March 31, 1999 was 16%. The Company uses the straight-line depreciation method over the 50 and 5 year lives of buildings and machinery and equipment, respectively.

     GENERAL AND ADMINISTRATIVE EXPENSES -- For the three months ended March 31, 1999, general and administrative expenses were $0.9 million. General and administrative expenses were 1.2% of total revenues for the three months ended March 31, 1999. General and administrative expenses consist primarily of management salaries and benefits, legal and other administrative costs.

     EQUITY IN EARNINGS OF SUBSIDIARIES AND AMORTIZATION OF DEFERRED
GAINS -- For the three months ended March 31, 1999, equity in earnings of subsidiaries and amortization of deferred gains were $7.7 million. The equity in earnings of the Service Companies was $5.0 million for the three months ended March 31, 1999. The amortization of the deferred gain on the sales of contracts to the Service Companies was $2.7 million for the three months ended March 31, 1999.

     INTEREST EXPENSE -- For the three months ended March 31, 1999, interest expense was $8.3 million. Interest expense is based on outstanding convertible notes payable balances and borrowings under the Bank Credit Facility, including amortization of loan costs. Interest expense is reported net of capitalized interest on construction in progress of $7.1 million.

     CHANGE IN TAX STATUS -- In connection with the Merger, the Company intends to change its tax status from a C-Corporation to a REIT effective January 1, 1999. As of December 31, 1998, the Company's balance sheet reflected $51.2 million in deferred tax assets. In accordance with the provisions of Statement of Financial Accounting Standards No. 109, the Company was required to provide a provision for these deferred tax assets, excluding any tax liabilities required for subsequent periods, upon completion of the Merger and the election to be taxed as a REIT. As such, the Company's results of operations reflect a provision for change in tax status of $83.2 million for the three months ended March 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's growth strategy includes acquiring, developing and expanding correctional and detention facilities as well as other properties. The Company expects that it generally will not be able to fund its growth with cash from its operating activities because the Company will be required to distribute to its stockholders at least 95% of its taxable income each year to qualify as a REIT. Consequently, the Company will be required to rely primarily upon the availability of debt or equity capital to fund the construction and acquisition of and improvements to correctional and detention facilities.

     On January 1, 1999, the Company obtained the Bank Credit Facility pursuant to the terms of the Credit Agreement, dated as of January 1, 1999, by and among the Company and certain of its subsidiaries and NationsBank, N.A., as Administrative Agent, Lehman Commercial Paper Inc. as Documentation Agent, and the Bank of Nova Scotia, as Syndication Agent. Lehman Commercial Paper Inc. is expected to replace NationsBank, N.A. as Administrative Agent under the Bank Credit Facility. The Bank Credit Facility replaced credit facilities obtained prior to the Merger by each of Old CCA and Old Prison Realty. The Bank Credit Facility includes up to a maximum of $250.0 million in the Term Loan Facility and $400.0 million in the Revolving Credit Facility, including a $150.0 million subfacility for letters of credit. The Term Loan Facility requires quarterly principal payments of $625,000 throughout the term of the loan with the remaining balance maturing on January 1, 2003 and the Revolving Credit Facility maturing on January 1, 2002. Interest rates, unused commitment fees and letter of credit fees on the Bank Credit Facility are subject to change based on the Company's senior debt rating. The Bank Credit Facility is secured by mortgages on the Company's real property. Borrowings under the Bank Credit Facility are limited based on a borrowing base formula which considers, among other things, eligible real estate. The Bank Credit Facility contains certain financial covenants, primarily: (a) maintenance of a leverage, interest coverage, debt service coverage and total indebtedness ratios and, (b) restrictions on the incurrence of additional indebtedness. At March 31, 1999 the weighted average borrowing rate was 7.92% and the outstanding borrowings were $620.0 million. The Company is in compliance with all covenants under the Bank Credit Facility.

     On April 26, 1999, the Company received the Commitment Letter from Lehman Commercial Paper Inc. and Lehman Brothers Inc. with respect to an amendment and restatement of the Bank Credit Facility increasing amounts available to the Company under the Bank Credit Facility to $1.0 billion through the addition of a $350.0 million Delayed Draw Term Loan Facility. The Commitment Letter includes customary representations and warranties, financial covenants and customary closing conditions.

     On March 8, 1999, the Company issued a $20.0 million convertible subordinated note to Sodexho Alliance, S.A. ("Sodexho") pursuant to a forward contract assumed by the Company from Old CCA in the Merger. Interest on the note was payable at LIBOR plus 1.35%, and the note was convertible into shares of the Company's common stock at a conversion price of $7.80 per share. On March 8, 1999, Sodexho converted (i) $7.0 million of convertible subordinated notes bearing interest at 8.5% into 1.7 million shares of common stock at a conversion price of $4.09 per share, (ii) $20.0 million of convertible notes bearing interest at 7.5% into 701,135 shares of common stock at a conversion price of $28.53 and (iii) $20.0 million of convertible subordinated notes bearing interest at LIBOR plus 1.35% into 2.6 million shares of common stock at a conversion price of $7.80 per share.

     In January 1999, the Company issued $20.0 million of convertible subordinated notes due in 2009 with interest payable semi-annually at 9.5%. The notes are convertible into shares of the Company's common stock at a conversion price of $28.00 per share. This issuance constituted the second tranche of a commitment by the Company to issue an aggregate of $40.0 million of convertible subordinated notes, with the first $20.0 million tranche issued in December, 1998 under substantially similar terms.

     On January 11, 1999, the Company filed a Registration Statement on Form S-3 to register an aggregate of $1.5 billion in value of its common stock, preferred stock, common stock rights, warrants and debt securities for sale to the public (the "Shelf Registration Statement"), of which the attached Prospectus is a part. Proceeds from sales under the Shelf Registration Statement have been and will be used for general corporate purposes, including the acquisition and development of correctional and detention facilities. During the three months ended March 31, 1999, the Company issued and sold approximately 4 million shares of its common stock under the Shelf Registration Statement, resulting in net proceeds to the Company of approximately $75.4 million. Subsequent to March 31, 1999, and as of May 14, 1999, the Company issued and sold approximately 2.7 million shares of its common stock under the Shelf Registration Statement, resulting in net proceeds to the Company of approximately $45 million.

     The Company expects to meet its short-term liquidity requirements generally through cash provided by operations and borrowings under the Bank Credit Facility. The Company believes that its net cash provided by operations will be sufficient to allow the Company to make distributions necessary to enable the Company to qualify as a REIT, including the payment of a portion of the one-time special dividend to pay out Old CCA's accumulated tax earnings and profits in 1999. It is expected that the remaining portion of the one-time special dividend will be funded by borrowings under the Bank Credit Facility. The Company intends to use the net proceeds from the sale of the notes to repay outstanding indebtedness under the Bank Credit Facility. There can be no assurance, however, that the notes will be sold. All facilities owned by the Company will be leased to third parties under triple net leases which require the lessee to pay substantially all expenses associated with the operation of such facilities. As a result of these arrangements, the Company does not believe it will be responsible for any significant expenses in connection with the facilities during the terms of the leases. The Company anticipates entering into similar leases with respect to all properties acquired in the future.

     The Company expects to meet its long-term liquidity requirements for the funding of real estate property development and acquisitions (including fees for property related services and tenant incentives to CCA) by borrowing under the Bank Credit Facility and by issuing equity or debt securities in public or private transactions. For facilities to be owned by the Company and managed by government entities, the Company may elect to finance some or all of the total project cost through non-recourse long-term debt secured by the stream of lease payments. The Company anticipates that as a result of its initially low debt to total capitalization ratio and its intention to maintain a debt to total capitalization ratio of 50% or less, it will be able to obtain financing for its long-term capital needs. However, there can be no assurance that such additional financing or capital will be available on terms acceptable to the Company. The Company may, under certain circumstances, borrow additional amounts in connection with the renovation or expansion of facilities, the acquisition of additional properties, or as necessary, to meet certain distribution requirements imposed on REITs under the Code.

     In order to qualify as a REIT, the Company cannot complete any taxable year with accumulated earnings and profits from a taxable corporation. Accordingly, in order to qualify as a REIT, the Company will distribute Old CCA's accumulated earnings and profits to which it succeeded in the Merger. The Company expects to make this distribution to all holders of shares of its common stock in December 1999. This total distribution is estimated at $225.0 million and has been accrued on the Company's balance sheet at March 31, 1999 net of a quarterly prepayment of $.05 per share and aggregating $5.7 million, which was paid out on March 31, 1999.

     On January 1, 1999, immediately after the Merger, the Company entered into the Services Agreement with CCA pursuant to which CCA agreed to serve as a facilitator of the construction and development of additional facilities on behalf of the Company for a term of five years from the date of the Services Agreement. In such capacity, CCA agreed to perform, at the direction of the Company, such services as are customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design, and governmental relations. In consideration for the performance of construction and development services by CCA pursuant to the Services Agreement, the Company agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee referred to herein) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 per bed for facility preparation services provided by CCA prior to the date on which inmates are first received at such facility. The Board of Directors of the Company has authorized payments of up to an additional 5% of the total capital expenditures (as determined above) to CCA if additional services are requested by the Company. For the quarter ended March 31, 1999, the Services Agreement fees were $12.1 million.

     On January 1, 1999, immediately after the Merger, the Company entered into the Tenant Incentive Agreement with CCA pursuant to which the Company agreed to pay to CCA an incentive fee to induce CCA to enter into CCA Leases (as defined below) with respect to those facilities developed and facilitated by CCA. The amount of the incentive fee was set at $840 per bed for each facility leased by CCA for which CCA served as developer and facilitator. This $840 per bed incentive fee, however, did not include an allowance for rental payments to be paid by CCA. On May 4, 1999, the Company and CCA entered into the Amended and Restated Tenant Incentive Agreement, effective as of January 1, 1999, providing for (i) a tenant incentive fee of up to $4,000 per bed payable with respect to all future facilities developed and facilitated by CCA, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy and (ii) an $840 per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 beds, that were not subject to the tenant allowance in the first quarter of 1999. The amount of the amended tenant incentive fee includes an allowance for rental payments to be paid by CCA prior to the facility reaching stabilized occupancy. The term of the Amended and Restated Tenant Incentive Agreement is four years unless extended upon the written agreement of the Company and CCA.

     Effective January 1, 1999, the Company and CCA entered into the Business Development Agreement, which provides that CCA will perform, at the direction of the Company, services designed to assist the Company in identifying and obtaining new business. Such services include, but are not limited to, marketing and other business development services designed to increase awareness of the Company and the facility development and construction services it offers, identifying potential facility sites and pursing all applicable zoning approvals related thereto, identifying potential tenants for the Company's facilities and negotiating agreements related to the acquisition of new facility management contracts for the Company's tenants. Pursuant to the Business Development Agreement, the Company will also reimburse CCA for expenses related to third-party entities providing government and community relations services to CCA in connection with the provision of the business development services described above. In consideration for CCA's performance of the business development services pursuant to the Business Development Agreement, and in order to reimburse CCA for the third-party government and community relations expenses described above, the Company has agreed to pay to CCA a total fee equal to 4.5% of the total capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed below as well as the 4.5% fee referred to herein) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which CCA performed business development services. The term of the Business Development Agreement is four years unless extended upon written agreement of the Company and CCA. For the quarter ended March 31, 1999, the Company paid CCA business development fees of $8.6 million.

     On May 7, 1999, the Company filed a registration statement on Form S-3 with the Commission seeking to register up to 10,000,000 shares of its common stock to be offered and sold under the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRSPP"). Under the terms of the DRSPP, holders of the Company's common stock may automatically have dividends paid by the Company on such stock used to purchase shares of common stock at a discount from prevailing market prices. In addition, persons may make optional monthly cash purchases, not to generally exceed $5,000 per month, at a discount. The Company expects to implement the DRSPP during the second quarter of 1999.

YEAR 2000 COMPLIANCE

     The Company has completed an initial assessment and remediation of its key information technology systems including its client server and minicomputer hardware and operating systems and critical financial and nonfinancial applications. Based on this initial assessment, the Company believes that these key information technology systems are Year 2000 compliant. However, there can be no assurance that coding errors or other defects will not be discovered in the future. The Company is in the process of evaluating the remaining noncritical information technology systems for Year 2000 compliance.

     The Company depends upon the proper functioning of third-party computer and non-information technology systems. These third parties include commercial banks and other lenders, construction contractors, architects and engineers and vendors such as the providers of telecommunications and utilities. The Company has initiated communications with third parties with whom it has important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. The Company has not yet received sufficient information from all parties about their remediation plans to predict the outcome of their efforts.

     The Company is currently developing a contingency plan that is expected to address financial and operational problems that might arise on and around January 1, 2000. This contingency plan would include establishing additional sources of liquidity that could be drawn upon in the event of systems disruption and identifying alternative vendors and back-up processes that do not rely on computers, whenever possible. The Company's key information technology systems were Year 2000 compliant when acquired in the Merger. As such, the Company has incurred no expenses through March 31, 1999 and expects to incur no material costs in the future on Year 2000 remediation efforts.

     Because CCA is the lessee of a substantial majority of the Company's facilities, the Company may be vulnerable to CCA's failure to remedy its Year 2000 issues. The failure of CCA to remedy its Year 2000 problems could result in the delayed collection of lease payments by the Company, potentially resulting in liquidity stress. CCA's Year 2000 compliance program is focused on addressing Year 2000 readiness in the following areas: (i) CCA's information technology hardware and software; (ii) material non-information technology systems; (iii) Year 2000 compliance of third parties with which Old CCA has a material relationship; (iv) systems used to track and report assets not owned by CCA (e.g. inmate funds and personal effects); and (v) development of contingency plans.

     CCA has completed an initial assessment and remediation of its key information technology systems including its client server and minicomputer hardware and operating systems and critical financial and nonfinancial applications. Remediation efforts as of the date hereof include upgrades of CCA's minicomputer hardware and critical financial applications. Based on this initial assessment and remediation efforts, CCA believes that these key information technology systems are Year 2000 compliant. However, there can be no assurance that coding errors or other defects will not be discovered in the future. CCA is in the process of evaluating the remaining noncritical information technology systems for Year 2000 compliance.

     CCA manages facilities it leases from the Company and facilities owned by and leased from government entities. CCA is currently evaluating whether the material non-information technology systems such as security control equipment, fire suppression equipment and other physical plant equipment at the facilities it leases from the Company are Year 2000 compliant. CCA also intends to request that the owners of the government facilities it manages provide Year 2000 certification for material information technology and non-information technology systems at those facilities. All of CCA's managed correctional facilities, as a part of general operating policy, have existing contingency plans that are deployed in the event key operational systems, such as security control equipment fail (e.g. when a power failure occurs). In addition, the correctional facilities' key security systems are "fail secure" systems which automatically "lock down" and are then operated manually should the related electronic components fail. Therefore, CCA management believes no additional material risks associated with the physical operation of its correctional facilities are created as a result of potential Year 2000 issues.

     CCA depends upon the proper functioning of third-party computer and non-information technology systems. These third parties include government agencies for which CCA provides services, commercial banks and other lenders, construction contractors, architects and engineers, and vendors such as providers of food supplies and services, inmate medical services, telecommunications and utilities. CCA has initiated communications with third parties with whom it has important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. CCA has not yet received sufficient information from all parties about their remediation plans to predict the outcome of their efforts. If third parties with whom CCA interacts have Year 2000 problems that are not remedied, the following problems could result: (i) in the case of construction contractors and architects and engineers, in the delayed construction of correctional facilities, (ii) in the case of vendors, in disruption of important services upon which CCA depends, such as medical services, food services and supplies, telecommunications and electrical power, (iii) in the case of government agencies, in delayed collection of accounts receivable potentially resulting in liquidity stress, or (iv) in the case of banks and other lenders, in the disruption of capital flows potentially resulting in liquidity stress.

     CCA is also evaluating Year 2000 compliance of other software applications used to track and report assets that are not the property of CCA. This includes applications used to track and report inmate funds and the inmates' personal effects.

     CCA is currently developing a contingency plan that is expected to address financial and operational problems that might arise on and around January 1, 2000. This contingency plan would include establishing additional sources of liquidity that could be drawn upon in the event of systems disruption and identifying alternative vendors and back-up processes that do not rely on computers, whenever possible. CCA management expects to have the contingency plan completed by mid-year 1999.

     CCA has incurred and expects to continue to incur expenses allocable to internal staff, as well as costs for outside consultants, computer systems' remediation and replacement and non-information technology systems' remediation and replacement (including validation) in order to achieve Year 2000 compliance. CCA currently estimates that these costs will total approximately $4.0 million. Of this total, it is estimated that $2.5 million will be for the repair of software problems and $1.5 million will be for the replacement of problem systems and equipment. These costs are expensed as incurred. Management of CCA believes there will be no material impact on CCA's financial condition or results of operations resulting from other information technology projects being delayed due to Year 2000 efforts.

     The costs of CCA's Year 2000 compliance program and the date on which CCA plans to complete it are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third-party remediation plans and other factors. CCA can give no assurance that these estimates will be achieved, and actual results could differ materially from CCA's plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer source codes and embedded technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

FUNDS FROM OPERATIONS

     Management believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in 1995, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper defines Funds from Operations as net income (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. The Company believes that in order to facilitate a clear understanding of the consolidated operating results of the Company, Funds from Operations should be examined in conjunction with net income as presented in the consolidated financial statements.

     The following table presents the Company's Funds from Operations for the three months ended March 31, 1999:

                                                                 FOR THE
                                                               THREE MONTHS
                                                                  ENDED
                                                              MARCH 31, 1999
                                                              --------------
Funds from Operations:
  Net Loss Available to Common Stockholders.................     $(24,755)
  Plus real estate depreciation.............................        9,917
Add back non-recurring items:
  Change in tax status......................................       83,200
                                                                 --------
                                                                 $ 68,362
                                                                 ========

CASH FLOW FROM OPERATING, INVESTING AND FINANCING ACTIVITIES

     The Company's cash flow provided from operating activities was $49.6 million for the three months ended March 31, 1999 and represents net income plus depreciation and amortization and changes in the various components of working capital. The Company's cash flow used in investing activities was $225.2 million for the three months ended March 31, 1999 and represents acquisitions of real estate properties. The Company's cash flow provided by financing activities was $155.9 million for the three months ended March 31, 1999 and represents proceeds from the issuance of common stock, issuance of long-term debt, borrowings under the Bank Credit Facility, and payments of dividends on the preferred and common shares.

INFLATION

     The Company does not believe that inflation has had or will have a direct adverse effect on its operations. The Company's leases with CCA generally contain provisions which will mitigate the adverse impact of inflation on net income. These provisions include clauses enabling the Company to pass through to CCA certain operating costs, including real estate taxes, utilities and insurance, thereby reducing the Company's exposure to increases in costs and operating expenses resulting from inflation. Additionally, the Company's leases with CCA contain provisions which provide the Company with the opportunity to achieve increases in rental income in the future.

OLD CCA

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of revenues of certain items in Old CCA's statement of operations and the percentage change from period to period in such items:

                                                     PERCENTAGE OF REVENUES
                                                    YEAR ENDED DECEMBER 31,      1997       1998
                                                    ------------------------   COMPARED   COMPARED
                                                     1996     1997     1998    TO 1996    TO 1997
                                                    ------   ------   ------   --------   --------
Revenues..........................................  100.0%   100.0%   100.0%      58.0%      43.2%
Expenses:
  Operating.......................................   72.2%    71.5%    75.0%      56.5%      50.2%
  Lease...........................................    1.0%     4.0%     8.8%     570.6%     210.5%
  General and administrative......................    4.3%     3.5%     4.3%      27.1%      78.6%
  Loan costs writeoff.............................     --       --       .3%       N/A        N/A
  CCA compensation charge.........................     --       --      3.5%       N/A        N/A
  Depreciation and amortization...................    3.9%     3.0%     2.4%      24.3%      13.3%
                                                    -----    -----    -----
Operating income..................................   18.6%    18.0%     5.7%      52.0%     (54.2)%
Interest (income) expense, net....................    1.4%     (.9)%    (.7)%   (197.5)%      6.3%
                                                    -----    -----    -----
Income before income taxes........................   17.2%    18.9%     6.4%      73.0%     (51.3)%
Provision for income taxes........................    6.6%     7.2%     2.3%      70.2%     (53.5)%
                                                    -----    -----    -----
Income before cumulative effect of accounting
  change..........................................   10.6%    11.7%     4.1%      74.7%     (50.0)%
Cumulative effect of accounting change, net of
  taxes...........................................     --       --      2.5%       N/A        N/A
Net income........................................   10.6%    11.7%     1.6%      74.7%     (79.9)%

     YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Revenues

     Total revenues increased 43.2% in 1998 as compared to 1997, with increases in both management and transportation services. Management revenues increased 44% in 1998, or $197.9 million. This increase was primarily due to the opening of new facilities and the expansion of existing facilities by Old CCA in 1997 and 1998. In 1998, Old CCA opened 10 new facilities with an aggregate design capacity of 9,256 beds, assumed management of eight facilities with an aggregate design capacity of 3,757 beds and expanded seven existing facilities to increase their design capacity by an aggregate of 2,473 beds. Due to the growth in beds, compensated mandays increased 44% in 1998 from 10,524,537 to 15,107,533. Average occupancy improved to 94.4% in 1998 as compared to 93.2% in 1997.

     Transportation revenues increased $1.9 million or 15% in 1998 as compared to 1997. This growth was primarily the result of an expanded customer base and increased compensated mileage realized through the increased utilization of three transportation hubs opened in 1997 and more "mass transports," which are generally moves of 40 or more inmates per trip.

     Operating Expenses

     Facility operating expenses increased 50.2% to $496.5 million in 1998. There were significant increases in operating expenses realized due to the increased compensated mandays and compensated mileage that Old CCA realized in 1998 as previously mentioned. Also Old CCA adopted the provisions of the AICPA's Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities". The effect of this accounting change for 1998 was a $14.9 million charge to operating expenses. Prior to the adoption of SOP 98-5, project development and facility start-up costs were deferred and amortized on a straight-line basis over the lesser of the initial term of the contract plus renewals or five years. In conjunction with Old CCA terminating five contractual relationships, Old CCA realized approximately $2 million of operating expenses related to transition costs and deferred contract costs. Old CCA also incurred approximately $1 million of non-recurring operating expenses related to the Merger.

     In 1998, Old CCA was subject to a class action lawsuit at one of its facilities regarding the alleged violation of inmate rights which was settled subsequent to the end of the year. Old CCA was also subject to two wrongful death lawsuits at one of its facilities. These lawsuits were assumed by the Company in the Merger. Old CCA recognized $2.1 million of expenses in 1998 related to these lawsuits.

     Lease Expense

     Lease expense increased 210.5% in 1998 compared to 1997. Old CCA had entered into leases with Old Prison Realty in July 1997 for the initial nine facilities that Old CCA had sold to Old Prison Realty. Throughout 1997 and 1998, Old CCA sold an additional four facilities and one expansion to Old Prison Realty and immediately after these sales, leased the facilities back pursuant to long-term, triple net leases. As a result of the acquisition by Old CCA of certain management contracts and subsidiaries from U.S. Corrections Corporation ("USCC"), Old CCA entered into long-term leases for four additional facilities with Old Prison Realty.

     General and Administrative

     General and administrative expenses increased 78.6% in 1998 over 1997. Included in general and administrative expenses was $1.3 million incurred in the fourth quarter of 1998 for an advertising and employee relations initiative aimed at raising the public awareness of Old CCA and the industry. Also, in connection with the Merger, Old CCA became subject to a purported class action lawsuit attempting to enjoin the Merger and seeking unspecified monetary damages. The lawsuit was settled in principle in November 1998 with the formal settlement being completed in March 1999. Accordingly, Old CCA recognized $3.2 million of expense in 1998 to cover legal fees and the settlement obligation.

     Loan Costs Writeoff

     In June 1998, Old CCA expanded its credit facility from $170.0 million to $350.0 million and incurred debt issuance costs that were being amortized over the life of the loan. The credit facility matured on the date of the completion of the Merger. Accordingly, upon consummation of the Merger the credit facility was terminated and the related unamortized issuance costs were expensed.

     CCA Compensation Charge

     Old CCA recorded a $22.9 million charge to expense in 1998 for the implied fair value of 5,000 shares of CCA voting common stock issued by CCA to certain employees of Old CCA and Old Prison Realty. The shares were granted to certain founding shareholders of CCA in September 1998. Neither Old CCA nor CCA received any proceeds from the issuance of these shares. The fair value of these common shares was determined at the date of the Merger based upon the implied value of CCA, derived from approximately $16 million in cash investments made by outside investors as of December 31, 1998, as consideration for a 32% ownership interest in CCA.

     Depreciation and Amortization

     Depreciation and amortization expenses increased 13.3% in 1998 over 1997. The increase was due to the increase in the number of owned facilities operated by Old CCA in 1998 as compared to 1997. Of the ten new facilities opened by Old CCA in 1998, Old CCA owned six.

     Interest Expense, Net

     Interest expense for 1998 was actually net interest income of $4.4 million as compared to $4.1 million of interest income in 1997. In 1998, Old CCA was still benefitting from interest earnings on the cash proceeds that Old CCA realized in 1997 when it sold 12 facilities to Old Prison Realty.

     Cumulative Effect of Accounting Change, Net of Taxes

     As previously mentioned, Old CCA adopted the provisions of SOP 98-5 in 1998. As a result, Old CCA recorded a $16.1 million charge as a cumulative effect of accounting change, net of taxes of $10.3 million, on periods through December 31, 1997.

     YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     Revenues

     Total revenues increased 58.0% in 1997 as compared to 1996, with increases in both management and transportation services. Management revenues increased 59.5% in 1997, or $167.7 million. This increase was primarily due to the opening of new facilities and the expansion of existing facilities by Old CCA in 1996 and 1997. In 1997, Old CCA opened 13 new facilities with an aggregate design capacity of 11,644 beds, assumed management of one facility with an aggregate design capacity of 866 beds and expanded six existing facilities to increase their design capacity by an aggregate of 2,290 beds. Accordingly, 14,800 new beds were brought on line in 1997. Due to the growth in beds, compensated mandays increased 47.9% in 1997 from 7,113,794 to 10,524,537. Average occupancy remained stable at 93.2% in 1997 as compared to 94.1% in 1996.

     Transportation revenues increased approximately $2 million or 18.9% in 1997 as compared to 1996. This growth was primarily the result of an expanded customer base and increased compensated mileage realized through the opening of two new transportation hubs in the first quarter of 1997 and more "mass transports," which are generally moves of 40 or more inmates per trip.

     During the second quarter of 1997, Old CCA sold 30% of its United Kingdom joint venture, UK Detention Services ("UKDS"), to Sodexho and recognized an after-tax gain of $777,000.

     Facility Operating Expenses

     Facility operating expenses increased 56.5% to $330.5 million in 1997. This increase was due to the increased compensated mandays and compensated mileage that Old CCA realized in 1997 as previously mentioned. As a percentage of revenues, facility operating expenses decreased to 71.5% in

1997 as compared with 72.2% in 1996. Old CCA's management operating cost per compensated manday was $30.51 during 1997 as compared to $28.82 in 1996. This increase was primarily due to Old CCA bringing the 14,800 new beds on line and having multiple facilities in the start-up phase of operation throughout 1997 which resulted in increased personnel costs including employee training and overtime. The increase is also due to the expanded scope of services that Old CCA has recently encountered in some of its new contracts.

     Lease Expense

     Lease expense increased 570.6% in 1997 compared to 1996. The significant increase in lease expense was the result of the leases that Old CCA entered into with Old Prison Realty in 1997. Annual rent for these 12 facilities was approximately $50 million.

     General and Administrative

     General and administrative expenses increased 27.1% in 1997 over 1996. However, as a percentage of revenues, general and administrative expenses for 1997 declined to 3.5% as compared to 4.3% for 1996.

     Depreciation and Amortization

     Depreciation and amortization expenses increased 24.3% in 1997 over 1996. The increase was due to the 58.4% growth in beds in operation at the end of 1997 as compared to 1996.

     Interest Expense, Net

     Interest expense for 1997 was actually net interest income of $4.1 million as compared to $4.2 million of interest expense in 1996. This change in net interest was primarily the result of the sale of the 12 facilities to Old Prison Realty for an aggregate purchase price of approximately $455 million which allowed Old CCA to pay off approximately $182.6 million in debt and benefit from interest earnings on approximately $128 million invested for a portion of 1997.

     YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Revenues

     Old CCA's total revenues increased 41% from 1995 to 1996 with increases in both management and transportation services. Old CCA's management revenues increased 43% in 1996, or $84.2 million. This increase was due to the opening of new facilities and the expansion of existing facilities by Old CCA in 1995 and 1996. In 1996, Old CCA opened four new facilities with an aggregate design capacity of 2,501 beds, assumed management of two facilities with an aggregate design capacity of 899 beds and expanded five existing facilities to increase their design capacity by an aggregate of 1,058 beds. Accordingly, 4,458 new beds were brought on line in 1996. Due to the growth in beds, compensated mandays increased 48% in 1996 from 4,799,562 to 7,113,794. Average occupancy remained stable at 94.1% for 1996 as compared to 93.9% for 1995.

     Transportation revenues increased $1.1 million or 12% in 1996 as compared to 1995. The 1996 growth was due to a continued marketing effort that expanded the customer base and resulted in increased compensated mileage. During the second and fourth quarters of 1996, Old CCA purchased the remaining two-thirds of UKDS from its original joint venture partners. After consideration of several strategic alternatives related to UKDS, Old CCA sold 20% of the entity to Sodexho, and recognized an after-tax gain of $515,000. In conjunction with this transaction, Sodexho was also provided the option to purchase an additional 30% of UKDS, which option was exercised in the second quarter of 1997.

     Facility Operating Expenses

     Facility operating expenses increased 37.4% to $211.2 million in 1996 compared to $153.7 million in 1995. This increase was due to the additional beds on line that increased compensated mandays and the growth in the transportation services. The average management operating cost per manday was $28.82 for 1996 as compared to $30.54 for 1995. The decrease in average cost per manday was due to Old CCA's ability to realize more economies of scale as additional beds were brought on line. As a percentage of revenues, facility operating expenses decreased to 73% from 77%. This decrease was primarily attributable to the expansion of various facilities that added lower incremental operating expenses and improved economies of scale. Salary and related employee benefits constituted approximately 63% and 58% of facility operating expenses for 1996 and 1995, respectively.

     General and Administrative

     General and administrative costs decreased 6.7% in 1996 to $12.6 million, as compared to $13.5 million in 1995. This decrease was due to the non-recurring pooling expenses associated with acquisitions during fiscal 1995, as well as Old CCA's ability to reduce duplication in the general and administrative areas by integrating the acquired companies into its systems.

     Depreciation and Amortization

     Depreciation and amortization increased 74% to $11.3 million in 1996, as compared to $6.5 million in 1995. The 1996 increase was due to the growth in total beds in owned facilities, as well as the one-time, non-recurring reserve of $850,000 established for the termination of Old CCA's contract with South Carolina.

     Interest Expenses Net

     Interest expense, net, increased 7% in 1996, consisting of a 48%, or $2.7 million, increase in interest expense, and a 151%, or $2.4 million, increase in interest income. Interest expense increased due primarily to the addition of $50.0 million in convertible subordinated notes issued in February and April 1996, bearing interest at 7.5%. Interest income increased as a result of Old CCA investing the net proceeds from an equity offering, which closed in June 1996.

OLD PRISON REALTY

RESULTS OF OPERATIONS

     Old Prison Realty commenced operations on July 18, 1997, and consequently, a comparison of the year ended December 31, 1998 to the period from July 18, 1997 through December 31, 1997 (the "1997 Initial Period") is not always meaningful. The following analysis of the results of operations for the year ended December 31, 1998 and the 1997 Initial Period evaluates results in a variety of ways based upon the comparison that would provide the most meaningful information. The increases in rental revenues, expenses and net income between periods are primarily a result of increases in the number of correctional and detention facilities available for lease as shown in the following table.

                                                     DECEMBER 31, 1997    DECEMBER 31, 1998
                                                     -----------------    -----------------
                                                             (DOLLARS IN THOUSANDS)
Net Book Value of Real Estate Properties...........      $453,272             $845,134
Number of Total Leased Properties..................            12                   23
Number of Non-Old CCA Leased Properties............            --                    6

RENTAL REVENUES

     For the periods ended December 31, 1998 and 1997, rental revenues of $69.9 million and $20.0 million, respectively, were generated from the leasing of correctional and detention facilities. Rentals for the year ended December 31, 1998 for real properties owned at December 31, 1997 total $51.3 million or 73.4% of the total 1998 rentals. All leases initiated during the 1997 Initial Period incurred at least a 4.0% escalation in annual lease rate coincident with the anniversary date of such lease. The remaining $18.6 million in rentals from real property were the result of new leases from acquisitions and development becoming operative at some time during the year ended December 31, 1998. Lease rates for all correctional and detention facilities leased to Old CCA were 11.0% based upon original acquisition costs. Lease rates for non-Old CCA correctional and detention facilities leased were 11.0% and 12.0% based upon original acquisition or development costs.

INTEREST INCOME

     For the year ended December 31, 1998 and the 1997 Initial Period, interest income was $0.8 million and $0.6 million, respectively. Interest income was earned through the investment of cash prior to the purchase of the real estate properties.

DEPRECIATION EXPENSE

     For the year ended December 31, 1998 and the 1997 Initial Period, depreciation expense was $17.6 million and $5.1 million, respectively. Depreciation expense as a percentage of rental revenues for the year ended December 31, 1998 and the 1997 Initial Period was 25.2% and 25.5%, respectively. The increase in depreciation expense of $12.5 million is a result of the increase in the number of facilities from 12 for the 1997 Initial Period to 24 for the year ended December 31, 1998, coupled with the depreciation of the properties acquired during the 1997 Initial Period for the full year in 1998.

INTEREST EXPENSE

     For the year ended December 31, 1998 and the 1997 Initial Period, interest expense was $9.8 million and $0.2 million, respectively. Interest expense is based on borrowings under the Old Prison Realty credit facility and includes amortization of loan costs, net of capitalized interest on construction in progress. Old Prison Realty had $279.6 million and $32.0 million outstanding under the Old Prison Realty credit facility at December 31, 1998 and 1997, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES

     For the year ended December 31, 1998 and the 1997 Initial Period, general and administrative expense was $2.6 million and $1.0 million, respectively. General and administrative expense as a percentage of rental revenues for the year ended December 31, 1998 and the 1997 Initial Period were 3.8% and 4.9%, respectively. The expenses consisted primarily of management salaries and benefits, legal and other administrative costs.

EXPENSES RELATING TO THE MERGER

     Write off of loan costs of $2.6 million and Merger costs of $8.5 million are additional expenses of Old Prison Realty for the year ended December 31, 1998. No similar expenses were incurred in the 1997 Initial Period. Loan costs incurred to establish the Old Prison Realty credit facility were written off when the closing of the Merger terminated the Old Prison Realty credit facility. Merger costs incurred in conjunction with Old Prison Realty's evaluation of the Merger are expensed in the current year in accordance with GAAP. Merger costs include fees paid to outside professionals rendering advice to Old Prison Realty's management and the Old Prison Realty Board of Trustees.

                                    BUSINESS

THE FACILITIES

     GENERAL

     As of April 30, 1999, the Company owned 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom. Our facilities have a total design capacity in excess of 49,000 beds, of which approximately 17,000 beds are currently being developed, through the construction of 11 new facilities and the expansion of seven currently operating facilities. As of April 30, 1999, approximately 32,000 beds were leased under 39 operating leases.

     The correctional and detention facilities owned by the Company can generally be classified according to the level(s) of security at such facility. Minimum security facilities are facilities having open housing within an appropriately designed and patrolled institutional perimeter. Medium security facilities are facilities having either cells, rooms or dormitories, a secure perimeter, and some form of external patrol. Maximum security facilities are facilities having single occupancy cells, a secure perimeter and external patrol or detention services. Multi-security facilities are facilities with various areas encompassing either minimum, medium or maximum security. The Company's correctional and detention facilities can also be classified according to the type(s) of inmates or other detainees held at such facility. The facilities can, generally be grouped in this manner into the following four facility types:

     CORRECTIONAL FACILITIES. Correctional facilities are used to house inmates on a permanent basis for the duration of their sentences.

     DETENTION FACILITIES. Detention facilities are multi-security level facilities used to house inmates of all levels, including pre-trial and pre-sentence prisoners for the United States Marshal Service ("USMS"), inmates sentenced but not yet housed in correctional facilities, inmates awaiting trial, sentencing or hearing and persons detained by the Immigration and Naturalization Service ("INS").

     PROCESSING CENTERS. Processing centers are used to house undocumented aliens for the INS and are classified as minimum to medium security facilities.

     PRE-PAROLE TRANSFER FACILITIES. Pre-parole transfer facilities are used to hold inmates who have been arrested for technical violations of their parole agreements with a State Department of Criminal Justice, Board of Pardons and Paroles. Pre-parole transfer facilities are classified as minimum security facilities.

     Each of the Company's facilities has been pledged to secure borrowings under the Bank Credit Facility. The following tables set forth certain information with respect to the facilities owned by the Company as of April 30, 1999. Notwithstanding the term of the leases between the Company and CCA, many of the management contracts between CCA and government agencies are substantially shorter. The approximate number of beds for which CCA's management contracts expire in each of the following years is as follows: 1999 -- 12,000; 2000 -- 1,500; 2001 -- 250; 2002 -- 1,500; and 2003 -- 0. These numbers exclude beds under expansion at various facilities and approximately 6,000 beds at seven facilities for which contracts with multiple contracting entities expire at various times between 1999 and 2018.

                                                            DESIGN        SECURITY         LEASE        TERM OF LEASE
              FACILITY                  LOCATION          CAPACITY(1)       LEVEL          TENANT          (YEARS)
     --------------------------  -----------------------  -----------    -----------   --------------   -------------
     FACILITIES IN OPERATION AND LEASED TO CCA

 1.  Eloy Detention Center.....  Eloy, Arizona               1,500         medium           CCA              12
 2.  Central Arizona Detention
     Center....................  Florence, Arizona           2,304          multi           CCA              12
 3.  Kit Carson Correctional
     Center....................  Burlington, Colorado          768         medium           CCA              12
 4.  Bent County Correctional
     Facility..................  Las Animas, Colorado          700         medium           CCA              12
 5.  Huerfano County
     Correctional Center(2)....  Walsenburg, Colorado          752         medium           CCA              12
 6.  Wheeler Correctional
     Facility(3)(4)............  Alamo, Georgia              1,016         medium           CCA              12
 7.  Coffee Correctional
     Facility(3)(4)............  Nicholls, Georgia           1,016         medium           CCA              12
 8.  Leavenworth Detention
     Center(4).................  Leavenworth, Kansas           327         maximum          CCA              12
 9.  Lee Adjustment Center.....  Beattyville, Kentucky         756         medium           CCA              12
10.  River City Correctional
     Center....................  Louisville, Kentucky          363         medium           CCA              12
11.  Marion Adjustment
     Center....................  St. Mary, Kentucky            856         minimum          CCA              12
12.  Otter Creek Correctional
     Center....................  Wheelwright, Kentucky         656         medium           CCA              12
13.  Prairie Correctional
     Facility..................  Appleton, Minnesota         1,338         medium           CCA              12
14.  Torrance County Detention
     Facility..................  Estancia, New Mexico          910          multi           CCA              12
15.  New Mexico Women's
     Correctional
     Facility(5)...............  Grants, New Mexico            322         medium           CCA              12
16.  Cibola County Corrections
     Center....................  Milan, New Mexico             376         medium           CCA              12
17.  Northeast Ohio
     Correctional Center(4)....  Youngstown, Ohio            2,016         medium           CCA              12
18.  Cimarron Correctional
     Facility(6)...............  Cushing, Oklahoma             960         medium           CCA              12
19.  Davis Correctional
     Facility..................  Holdenville, Oklahoma         960         medium           CCA              12
20.  North Fork Correctional
     Facility..................  Sayre, Oklahoma             1,440         medium           CCA              12
21.  Diamondback Correctional
     Facility..................  Watonga, Oklahoma           1,440         medium           CCA              12
22.  West Tennessee Detention
     Facility..................  Mason, Tennessee              600          multi           CCA              12
23.  Shelby Training
     Center(7).................  Memphis, Tennessee            200         medium           CCA              12
24.  Whiteville Correctional
     Facility..................  Whiteville, Tennessee       1,536         medium           CCA              12
25.  Bridgeport PPT Facility...  Bridgeport, Texas             200         minimum          CCA              12
26.  Eden Detention Center.....  Eden, Texas                 1,225         medium           CCA
27.  Houston Processing
     Center....................  Houston, Texas                411         medium           CCA              12
28.  Laredo Processing
     Center....................  Laredo, Texas                 258         medium           CCA              12
29.  Webb County Detention
     Facility(4)...............  Laredo, Texas                 512         maximum          CCA              12
30.  Mineral Wells PPT
     Facility..................  Mineral Wells, Texas        2,103         minimum          CCA              12
31.  T. Don Hutto Correctional
     Center....................  Taylor, Texas                 480         medium           CCA              12

                                                            DESIGN        SECURITY         LEASE        TERM OF LEASE
              FACILITY                  LOCATION          CAPACITY(1)       LEVEL          TENANT          (YEARS)
     --------------------------  -----------------------  -----------    -----------   --------------   -------------
     FACILITIES IN OPERATION AND LEASED TO TENANTS OTHER THAN CCA

 1.  Leo Chesney Correctional
     Center....................  Live Oak, California          240         minimum        Cornell            10
                                                                                        Corrections
 2.  DC Correctional Treatment
     Facility(8)...............  Washington, D.C.              866         medium       District of          20
                                                                                          Columbia
 3.  Southern Nevada Women's
     Correctional
     Facility(9)...............  Las Vegas, Nevada             500         medium         State of           20
                                                                                           Nevada
 4.  Pamlico Correctional
     Facility(4)(10)...........  Bayboro, North Carolina       528         medium      State of North        10
                                                                                          Carolina
 5.  Mountain View Correctional
     Facility(4)(10)...........  Spruce Pine, North            528         medium      State of North        10
                                 Carolina                                                 Carolina
 6.  Queensgate Correctional
     Facility..................  Cincinnati, Ohio              850         medium         Hamilton            5
                                                                                        County, Ohio
 7.  Community Education
     Partners -- Dallas(11)....  Dallas, Texas                  --         minimum       Community           10
                                                                                         Education
                                                                                          Partners
 8.  Community Education
     Partners -- Houston(11)...  Houston, Texas                 --         minimum       Community           10
                                                                                         Education
                                                                                          Partners

     FACILITIES UNDER DEVELOPMENT

 1.  Florence Correctional
     Facility(12)..............  Florence, Arizona           1,600         medium           CCA              12
 2.  California City
     Correctional
     Facility(13)..............  California City,            2,304         medium           CCA              12
                                 California
 3.  Mendota Correctional
     Facility(14)..............  Mendota, California         1,024         medium           CCA              12
 4.  San Diego Correctional
     Facility(15)..............  San Diego, California       1,000         medium           CCA              18
 5.  Maurice H. Sigler
     Detention Center(16)......  Frostproof, Florida         1,008         maximum          CCA              12
 6.  Millen Correctional
     Facility(17)..............  Millen, Georgia             1,524         medium           CCA              --
 7.  McRae Correctional
     Facility(18)..............  McRae, Georgia              1,524         medium           CCA              12
 8.  Stewart County Detention
     Center(17)................  Stewart County, Georgia     1,524         medium           CCA              --
 9.  Tallahatchie County
     Correctional Center(19)...  Tallahatchie,               1,104         medium           CCA              12
                                 Mississippi
10.  Crossroads Correctional
     Center(20)................  Shelby, Montana               512         medium           CCA              12
11.  HM Prison Agecroft(21)....  Agecroft, United              800         medium      United Kingdom        25
                                 Kingdom

-------------------------

 (1) Design capacity measures the number of beds and, accordingly, the number of inmates each facility is designed to accommodate. Management believes design capacity is an appropriate measure for evaluating prison operations because the revenues generated by each facility are based on a per diem or monthly rate per inmate housed at the facility paid by the corresponding contracting government entity. The ability of CCA or another private operator to satisfy its financial obligations under its leases with the Company is based in part on the revenues generated by the facilities, which in turn depends on the design capacity of each facility.

 (2) The facility is subject to a purchase option held by Huerfano County that grants Huerfano County the right to purchase the facility upon an early termination of the lease at a price determined by a formula set forth in the lease agreement.

 (3) The facility is subject to a purchase option held by the Georgia Department of Corrections (the "GDOC") which grants the GDOC the right to purchase the facility for the lesser of the facility's depreciated book value or fair market value at any time during the term of the management contract between CCA and the GDOC.

 (4) The facility is currently being expanded by the Company.

 (5) The 1995 facility expansion is subject to a purchase option held by the New Mexico Correctional Department (the "NMCD") which grants the NMCD the right to purchase the 1995 facility expansion at its fair market value at any time during the term of the management contract with CCA.

 (6) The facility is subject to a purchase option held by the Oklahoma Department of Corrections (the "ODC") which grants the ODC the right to purchase the facility at its fair market value at any time.

 (7) The facility is subject to a purchase option held by the State of Tennessee which grants the State of Tennessee the right to purchase the facility for $150,000 upon expiration of the lease term.

 (8) Ownership of the facility automatically reverts to the District of Columbia upon expiration of the lease term.

 (9) The State of Nevada has contracted with CCA to manage and operate the facility.

(10) The State of North Carolina has contracted with CCA to manage and operate the facility.

(11) This alternative educational facility is currently configured to accommodate 900 at-risk juveniles and may be expanded to accommodate a total of 1400 at-risk juveniles. The Company believes that design capacity does not generally apply to educational facilities and, therefore, the aggregate design capacity of the Company's facilities does not include the total number of at-risk juveniles that can be accommodated at this facility.

(12) This facility is currently under construction.

(13) This facility is currently under construction and is scheduled to open in July 1999.

(14) This facility is currently under construction and is scheduled to open in 2000.

(15) This facility is currently under construction and is scheduled to open in December 1999. This facility will revert to San Diego County, California approximately 18 years and six months after the date the facility begins operations.

(16) This facility is currently under construction and is scheduled to open in June 1999. Polk County, Florida has an option to purchase this facility for its depreciated book value at any time during the term of a management contract between it and Old CCA entered into prior to the Merger.

(17) The Company will begin construction on this facility in the second quarter of 1999 that is scheduled to be completed in July 2000.

(18) This facility is currently under construction and is scheduled to be completed in the first quarter of 2000.

(19) This facility is currently under construction and is scheduled to open in the first quarter of 2000.

(20) This facility is currently under construction and is scheduled to open in September 1999. The State of Montana has an option to purchase the facility at fair market value generally at any time during the term of the management contract with CCA.

(21) This facility is currently under construction and is expected to open in January 2000. Upon expiration of the lease agreement with the HM Prison Service, the facility will revert to the United Kingdom.

CCA AND THE SERVICE COMPANIES

     CCA and the Service Companies operate under the name "Corrections Corporation of America." As of April 30, 1999, companies operating under the name "Corrections Corporation of America" had contracts to manage and operate 81 correctional and detention facilities, with a total design capacity of approximately 71,950 beds, of which 70 facilities with a total design capacity of approximately 51,200 beds are in operation. In addition, CCA owns a company which provides inmate transportation services. Revenues generated by the entities operating under the name "Corrections Corporation of America" are derived from the following sources: 19% from Federal contracts, 69% from state government contracts and 12% from local government contracts.

     Revenues for operation of correctional and detention facilities are recognized as the services are provided, based on a gross rate per day per inmate or on a fixed monthly rate. The per diem rates or fixed monthly rates vary according to the type of facility and the extent of services provided at such facility. CCA has certain contracts that provide for the realization of operating bonuses and are contingent upon various criteria.

     Operating income for each facility depends upon the relationship between operating costs, the rate at which CCA is compensated per man-day and the occupancy rate. The rates of compensation are fixed by contract, and approximately two-thirds of all operating costs are fixed costs. Therefore, operating income varies from period to period as occupancy rates fluctuate. Operating income is affected adversely as CCA increases the number of newly-constructed or expanded facilities under management and experiences initial low occupancy rates. After a management contract is awarded, CCA incurs facility start-up costs that consist principally of initial employee training, travel and other direct expenses incurred in connection with such contract.

     CCA and the Service Companies, incur all facility operating expenses. Facility payroll and related taxes comprise the majority of facility operating expenses for CCA and the Service Companies. Substantially all other operating expenses consist of food, clothing, medical services, utilities, supplies, maintenance, insurance and other operating expenses. As inmate populations increase after a facility opens, operating expenses as a percentage of related revenues generally decrease. Each facility is fully staffed at the time it is opened or taken over by CCA and the Service Companies, although it may be operated at a relatively low occupancy rate at such time.

     CCA's general and administrative costs consist of salaries of officers and other corporate personnel, legal, accounting and other professional fees, travel expenses, executive office rental, and promotional and marketing expenses. The most significant component of these costs relates to the hiring and training of experienced corrections and administrative personnel necessary for the implementation and maintenance of the facility management and transportation contracts.

     Newly opened facilities are staffed in accordance with the requirements of the management contracts for the facility. Inmates are typically assigned to a newly opened facility on a regulated and structured basis over a one-to-six month period. Until certain occupancy levels are reached, a facility may incur operating losses.

RELATIONSHIP WITH CCA

     Since the Company is precluded from managing and operating correctional and detention facilities, prior to the Merger, Old CCA's management contracts, together with certain other non-real estate assets relating to the management contracts, and all of the issued and outstanding capital stock of certain of Old CCA's wholly-owned corporate subsidiaries, were sold to CCA immediately prior to the Merger. In exchange, Old CCA received the CCA Note in the principal amount of $137.0 million and 100% of the non-voting common stock of CCA. Old CCA also entered into the Trade Name Use Agreement with CCA granting CCA a license to use the name "Corrections Corporation of America" and any derivative thereof. Immediately after the Merger, all existing leases between Old Prison Realty and Old CCA were cancelled, and the Company entered into the Master Lease Agreement and individual leases with respect to each property owned by the Company and leased to CCA.

     The Company owns approximately 9.5% of the capital stock of CCA, which consists of 100% of the non-voting common stock of CCA and which represents approximately 9.5% of the economic value of CCA. The remaining capital stock of CCA, which consists of all of the voting common stock of CCA, is owned as follows: (i) approximately 30% is owned by management employees of CCA other than Doctor R. Crants, who serves as Chief Executive Officer of both the Company and CCA; (ii) approximately 8% is owned by management employees of the Company other than Doctor R. Crants; (iii) approximately 19.1% is owned by the wardens of the facilities operated by, and other employees of, CCA; (iv) approximately 1.4% is owned by certain individuals who were key employees of Old Prison Realty prior to the Merger; (v) approximately 16% is owned by Sodexho, the Company's largest stockholder; and (vi) approximately 16% is owned by the Baron Asset Fund, a significant stockholder of the Company. The shares held by CCA wardens are restricted and will vest if, and only if, they remain employed by CCA or one of the Service Companies through December 31, 2003. Any shares that are forfeited by wardens will remain outstanding and will be held by a trustee for the benefit of the remaining wardens until December 31, 2003, whereupon they will vest and will be distributed to wardens still employed by CCA. Additionally, the Company has certain preemptive rights to maintain its 9.5% ownership interest in the capital stock of CCA pursuant to an agreement with CCA.

CCA LEASES

     CCA is the Company's primary tenant. Of the Company's 39 currently operating facilities, 31 are leased to CCA pursuant to the CCA Master Lease Agreement and individual leases with a primary term generally of 12 years (the "Fixed Term"). The lease for each facility owned by the Company and leased to CCA (each a "CCA Lease") conveys a leasehold interest in the land, the buildings and structures and other improvements thereon, improvements, machinery and other fixtures relating to the operation of the facility and all personal property necessary to operate the facility for its intended purpose. Each CCA Lease permits CCA to operate the property only as a correctional or detention facility. CCA has the responsibility to obtain and maintain all licenses, certificates and permits in order to use and operate each facility.

     The rent schedules under the CCA Leases provide for a stable source of cash flow and opportunities to participate in future growth in revenues experienced by CCA. The rent for the first year for each facility under the CCA Leases was initially set at a fixed amount (the "Annual Base Rent") and is expected to be increased each year by an amount (the "Additional Rent") equal to the percentage of the rent applicable to a particular facility in the preceding year, such percentage being equal to the greater of (i) 4% or (ii) the percentage which is 25% of the percentage increase in the gross management revenues realized by CCA from its operations at such facility for the prior year, exclusive of any increase attributable to expansion in the size of or the number of beds in such facility. Annual Base Rent and Additional Rent for each property leased by CCA will be payable in monthly installments.

     The CCA Lease for each facility may be extended at fair market rates for three additional five-year terms beyond the Fixed Term (the "Extended Terms"), but only upon the mutual agreement of the Company and CCA. Fair market rates for Extended Terms will be determined mutually by the Company and CCA based on their respective analyses of the market for the relevant facility. Such analyses may include a review of the historical and projected economic performance of the relevant facility and will take into account the interest rate environment at the time of the extension and the creditworthiness of the tenant. The Fixed Term and Extended Terms under each CCA Lease are subject to earlier termination upon the occurrence of certain contingencies described in CCA Lease.

     Each CCA Lease is what is commonly known as a "triple-net" lease, under which CCA is to pay the Annual Base Rent and all additional charges. All additional charges include every fine, penalty, interest expense and cost which may be added for nonpayment or late payment thereof, all taxes, assessments and levies, excises, fees and all other government charges with respect to the leased property, and all charges for utilities and services, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in each property.

OTHER AGREEMENTS

     In connection with the Merger, the Company and CCA entered into the Right to Purchase Agreement (the "Right to Purchase Agreement") whereby the Company has an option to acquire, and lease back to CCA at fair market value, any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of ten years following the date on which service is commenced with respect to such facility. For facilities acquired pursuant to the Right to Purchase Agreement, the initial annual rental rates will be the fair market rental rates, as determined by the Company and CCA. Additionally, the Company has a right of first refusal in the event CCA obtains an acceptable third party offer to acquire or provide mortgage secured financing to finance more than 90% of the cost of any correctional or detention facility owned by CCA or which is acquired or developed by CCA or its subsidiaries in the future. With respect to a sale of any such facility, if the Company declines to purchase such facility, CCA will be free to sell such facility for a specified period of time at a price at least equal to the price offered to the Company and on terms and conditions substantially consistent with those offered to the Company. With respect to a first mortgage financing of 90% of the cost of any such facility, if the Company declines to provide such financing on the terms set forth in such third party offer, CCA will be free to obtain first mortgage financing from a third party on terms and conditions no less favorable to CCA than those contained in the third party offer.

     On January 1, 1999, immediately after the Merger, the Company entered into the Services Agreement with CCA pursuant to which CCA agreed to serve as a facilitator of the construction and development of additional facilities on behalf of the Company for a term of five years from the date of the Services Agreement. In such capacity, CCA agreed to perform, at the direction of the Company, such services as are customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design, and government relations. In consideration for the performance of construction and development services by CCA pursuant to the Services Agreement, the Company agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 per bed for facility preparation services provided by CCA prior to the date on which inmates are first received at such facility. The Board of Directors of the Company has authorized payments of up to an additional 5% of the total capital expenditures (as determined above) to CCA if additional services are requested by the Company. For the quarter ended March 31, 1999, the services agreement fees were $12.1 million.

     On January 1, 1999, immediately after the Merger, the Company entered into the Tenant Incentive Agreement with CCA pursuant to which the Company agreed to pay CCA an incentive fee to induce CCA to enter into CCA leases with respect to those facilities, developed and facilitated by CCA. The amount of the incentive fee was set at $840 per bed for each facility leased by CCA for which CCA served as developer and facilitator. This $840 per bed incentive fee, however, did not include an allowance for rental payments to be paid by CCA. On May 4, 1999, the Company and CCA entered into the Amended and Restated Tenant Incentive Agreement, effective as of January 1, 1999, providing for (i) a tenant incentive fee of up to $4,000 per bed payable with respect to all future facilities developed and facilitated by CCA, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy and
(ii) an $840 per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 beds, that were not subject to the tenant allowance in the first quarter of 1999. The amount of the amended tenant incentive fee includes an allowance for rental payments to be paid by CCA prior to the facility reaching stabilized occupancy. The term of the Amended and Restated Tenant Incentive Agreement is four years unless extended upon the written agreement of the Company and CCA. For the quarter ended March 31, 1999, tenant incentive fees were $6.6 million.

     Effective January 1, 1999, the Company and CCA entered into the Business Development Agreement, which provides that CCA will perform, at the direction of the Company, services designed to assist the Company in identifying and obtaining new business. Such services include, but are not limited to, marketing and other business development services designed to increase awareness of the Company and the facility development and construction services it offers, identifying potential facility sites and pursing all applicable zoning approvals related thereto, identifying potential tenants for the Company's facilities and negotiating agreements related to the acquisition of new facility management contracts for the Company's tenants. Pursuant to the Business Development Agreement, the Company will also reimburse CCA for expenses related to third-party entities providing government and community relations services to CCA in connection with the provision of the business development services described above. In consideration for CCA's performance of the business development services pursuant to the Business Development Agreement, and in order to reimburse CCA for the third-party government and community relations expenses described above, the Company has agreed to pay to CCA a total fee equal to 4.5% of the total capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed above as well as the 4.5% fee herein referred to) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which CCA performed business development services. The term of the agreement is four years unless extended upon written agreement of the Company or CCA. For the quarter ended March 31, 1999, the Company paid CCA business development fees of $8.6 million.

CCA NOTE

     As a result of the Merger, CCA received the CCA Note in the principal amount of $137.0 million. The CCA Note is payable over ten years and bears interest at a rate of 12% per annum. Generally, only interest is payable for the first four years of the CCA Note, and the principal will be amortized over the following six years. Doctor R. Crants, Chairman of the Board of Directors and Chief Executive Officer of the Company and a member of the Board of Directors and Chief Executive Officer of CCA, has guaranteed payment of 10% of the outstanding principal amount due under the CCA Note.

LICENSE FEES

     As a result of the Merger, the Company is party to the Trade Name Use Agreement with CCA. Under the Trade Name Use Agreement, which has a term of ten years, CCA has the right to use the name "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. In consideration for such right, CCA is obligated to pay the Company a fee equal to: (i) 2.75% of the gross revenues of CCA for the first three years of the Trade Name Use Agreement; (ii) 3.25% of CCA's gross revenues for the following two years; and (iii) 3.625% of CCA's gross revenues for the remaining term of the Trade Name Use Agreement, provided, however, that the amount of such fee may not exceed: (a) 2.75% of the gross revenues of the Company for the first three years; (b) 3.5% of the gross revenues of the Company for the following two years; and (c) 3.875% of the gross revenues of the Company for the remaining five years. Operating under the name of "Corrections Corporation of America," the Service Companies, along with CCA, provide management services to governments under contracts for 81 correctional and detention facilities with a total design capacity of approximately 71,950 beds, of which 70 facilities with a total design capacity of approximately 51,200 beds are in operation.

RELATIONSHIP WITH THE SERVICE COMPANIES

     The Company owns 100% of the non-voting common stock of the Service Companies whose business is the management of government-owned correctional and detention facilities. The Company is entitled to receive 95% of the net income, as defined, of each of the Service Companies. The remaining outstanding capital stock of each of the Service Companies is owned by two privately held investment companies unaffiliated with the Company and by the wardens of the facilities operated by the Service Companies.

     The Service Companies operate under the name of "Corrections Corporation of America" pursuant to a trade name use agreement with CCA. In addition, each of the Service Companies has entered into an administrative services agreement with CCA, pursuant to which employees of CCA's administrative departments perform administrative services (including but not limited to legal, finance, management information systems and government relations services), as needed, for each of the Service Companies. As consideration for these services, each Service Company pays CCA a management fee of $250,000 per month. This management fee is increased annually at the rate of 4% per year.

     The following table summarizes information with respect to government-owned prison and jail facilities managed by the Service Companies.

                                                                 CONTRACT EXPIRATION
             FACILITY AND LOCATION          CONTRACTING ENTITY          DATE            RENEWAL OPTION
     -------------------------------------  -------------------  -------------------    --------------
Prison Management Services, Inc.:
 1.  Bay Correctional Facility               State of Florida        August 2000      Series of two-year
       Panama City, Florida                                                             renewal options

 2.  Delta Correctional Facility                 State of          September 1999        One two-year
       Greenwood, Mississippi                   Mississippi                             renewal option

 3.  Gadsden Correctional Institution        State of Florida        March 2000              None
       Gadsden, Florida

 4.  Guayama Correctional Center                Puerto Rico         December 2000        One five-year
       Guayama, Puerto Rico                                                             renewal option

 5.  Hardeman, County Correctional          State of Tennessee        June 2000         Six three-year
       Facility                                                                         renewal options
       Whiteville, Tennessee

 6.  Lawrenceville Correctional Center       State of Virginia       March 2003              None
       Lawrenceville, Virginia

 7.  Ponce Adult Correctional Facility          Puerto Rico         February 2002        One five-year
       Ponce, Puerto Rico                                                               renewal option

 8.  South Central Correctional Facility    State of Tennessee       March 2000          One two-year
       Clifton, Tennessee                                                               renewal option

 9.  Wilkinson County Correctional               State of           January 2001         One two-year
       Facility                                 Mississippi                             renewal option
       Woodville, Mississippi

10.  Winn Correctional Center               State of Louisiana       March 2000              None
       Winnfield, Louisiana

                                                                 CONTRACT EXPIRATION
             FACILITY AND LOCATION          CONTRACTING ENTITY          DATE            RENEWAL OPTION
     -------------------------------------  -------------------  -------------------    --------------
Juvenile and Jail Facility Management Services, Inc.:
 1.  Bartlett State Jail                      State of Texas         August 2000         Two two-year
       Bartlett, Texas                                                                  renewal options
 2.  Bay County Jail                        Bay County, Florida    September 1999       One three-year
       Panama City, Florida                                                             renewal option
 3.  Bay County Jail Annex                  Bay County, Florida    September 1999       One three-year
       Panama City, Florida                                                             renewal option
 4.  Brownfield Intermediate Sanction         State of Texas         August 1999             None
       Facility
       Brownfield, Texas
 5.  Citrus County Detention Facility         Citrus County,        October 2000        One three-year
       Lecanto, Florida                           Florida                               renewal option
 6.  Davidson County Juvenile Detention      Davidson County,        April 1999              None
       Center,                                   Tennessee
       Nashville, Tennessee
 7.  Elizabeth Detention Center                     INS              August 1999             None
       Elizabeth, New Jersey
 8.  Hernando County Jail                    Hernando County,       October 2000             None
       Brooksville, Florida                       Florida
 9.  Lake City Correctional Center           State of Florida       February 2000        One two-year
       Lake City, Florida                                                               renewal option
10.  Liberty County Jail                      Liberty County,       November 2001        One two-year
       Liberty, Texas                              Texas                                renewal option
11.  Marion County Jail II                    Marion County,        November 2000        One two-year
       Indianapolis, Indiana                      Indiana                               renewal option
12.  Metro-Davidson County Detention         Davidson County,         June 2000          One two-year
       Facility, Nashville, Tennessee            Tennessee                              renewal option
13.  Okeechobee Juvenile Offender            State of Florida       December 2002            None
       Correction Center, Okeechobee,
       Florida
14.  Ponce Youthful Offender Correctional       Puerto Rico         February 2002        One five-year
       Facility, Ponce, Puerto Rico                                                     renewal option
15.  Silverdale Facilities                   Hamilton County,      September 2000       Four four-year
       Chattanooga, Tennessee                    Tennessee                              renewal options
16.  Southwest Indiana Youth Village         Various Counties        April 2000              None
       Vincennes, Indiana
17.  Tall Trees                             State of Tennessee      January 2004             None
       Memphis, Tennessee
18.  Venus Pre-Release Center                 State of Texas         August 2001         Two one-year
       Venus, Texas                                                                     renewal options

COMPETITION

     The private corrections industry is highly competitive. The Company competes primarily on the basis of the quality and range of services offered, the reputation of its personnel and its ability to design, finance and construct new facilities. Our private sector competitors include Correctional Properties Trust, Wackenhut Corrections Corporation, Management and Training Corporation, Cornell Corrections, Inc., CiviGenics, Inc. and Correctional Services Corporation, Inc. The Company also competes with government agencies that are responsible for developing and owning correctional facilities.

GOVERNMENTAL REGULATION

     STATE REGULATION OF PRIVATE PRISON MANAGEMENT COMPANIES

     A substantial majority of the Company's facilities are managed and operated by CCA. Several states have enacted legislation imposing restrictions upon private prison management companies, such as CCA. Certain states have also enacted laws to require licensing of private prison management companies and to increase regulatory oversight over private prison management companies. Several states have attempted to restrict the ability of private prison management companies to house certain types of out-of-state prisoners in that state. Although the Company does not believe that such requirements will adversely affect CCA's ability to make required lease payments under the CCA Leases, there can be no assurance that future legislation regulating private prison management companies would not have such an effect.

     ENVIRONMENTAL MATTERS

     Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect the amount of cash available for distribution by the Company. Phase I environmental assessments have been obtained on substantially all of the facilities currently owned by the Company. The purpose of a Phase I environmental assessment is to identify potential environmental contamination that is made apparent from historical reviews of such facilities, review of certain public records, visual investigations of the sites and surrounding properties, toxic substances and underground storage tanks. The Phase I environmental assessment reports do not reveal any environmental contamination that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, environmental conditions on properties owned by the Company may affect the operation or expansion of facilities located on the properties. Each CCA Lease makes various representations and warranties relating to environmental matters with respect to the properties leased by CCA. Each CCA Lease also requires CCA to indemnify and hold harmless the Company and any CCA mortgagee from and against all liabilities, costs and expenses imposed upon or asserted against the Company or any property leased by CCA on account of, among other things, any Federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment with respect to the property leased by CCA.

     Investments in correctional and detention facilities subject the Company to risks involving potential exposure to environmental liability and uninsured loss. The operating costs of the Company may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Additionally, although the CCA Leases require CCA to maintain insurance with respect to each of the Company's facilities leased to CCA, there are certain types of losses, such as losses from earthquakes, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. Should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of the facilities owned by the Company.

     AMERICANS WITH DISABILITIES ACT

     The Company's facilities are subject to the Americans with Disabilities Act of 1990, as amended (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that public facilities such as correctional facilities be made accessible to people with disabilities. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and other capital improvements at the facilities. Noncompliance could result in imposition of fines or an award of damages to private litigants. Under the Company's leases, including the CCA Leases, the lessee is required to make any necessary modifications or improvements to comply with the ADA. The Company does not believe that such costs will be material because it believes that relatively few modifications are necessary to comply with the ADA.

INSURANCE

     Each lease between the Company and its lessees, including the CCA Leases, provides that the lessee will maintain insurance on each leased property under the lessee's insurance policies providing for the following coverages: (i) fire, vandalism and malicious mischief, extended coverage perils and all physical loss perils; (ii) comprehensive general public liability (including personal injury and property damage); and (iii) worker's compensation. Under each of these leases, the Company has the right to periodically review its lessees' insurance coverage and provide input with respect thereto. CCA currently maintains general liability coverage of $30.0 million. In addition to the insurance coverage provided by the Company's insurance requirements under the triple net leases, the Company maintains a general liability insurance policy of $10.0 million for all of its operations, as well as insurance in amounts it deems adequate to cover property and casualty risks, workers' compensation and directors and officers liability.

EMPLOYEES

     As of March 31, 1999, the Company had 16 full-time employees, all of whom were employed at the Company's corporate offices. None of the Company's employees are subject to a collective bargaining agreement and the Company has experienced no labor-related work stoppages. The Company considers its relations with its personnel to be good.

     As of March 31, 1999, CCA and the Service Companies had 13,877 employees who were employed at each of the facilities for which such entities hold management contracts. CCA and the Service Companies are not involved in any material dispute with employees and management of each company believes that relations with its employees are good.

LEGAL PROCEEDINGS

     GENERAL

     The Company is currently, and from time to time will be, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries or for wrongful restriction of, or interference with, inmate privileges. As an owner of real property, the Company may be subject to certain proceedings relating to personal injury at such facilities. The leases regarding facilities owned by the Company provide that the Company's lessee is responsible for claims based on personal injury and property damage at such facilities and require the Company's lessee to maintain insurance for such purposes. See "Risk Factors -- Ownership of Shares of the Capital Stock of the Company Involves Risks Inherent in the Corrections and Detention Industry" in the accompanying Prospectus. The Company does not expect the outcome of such claims, either individually or in the aggregate, to have a material effect on the Company's operations or financial position.

     ASSUMED IN THE MERGER

     As a result of the Merger, the Company became subject to a variety of legal proceedings outstanding as of December 31, 1998 against Old CCA arising in the ordinary course of Old CCA's business, including certain claims brought by and on behalf of inmates and employees of facilities managed and operated by Old CCA prior to the Merger. The Company does not believe that such litigation, if resolved against the Company, would have a material adverse effect upon its business or financial position.

     At December 31, 1998, Old CCA was party to a class action lawsuit at the Northeast Ohio Correctional Center (the "NOCC") regarding an alleged violation of inmate rights. Subsequent to the end of the year this lawsuit was settled for $1.65 million plus $756,000 for legal fees and expenses. At December 31, 1998, Old CCA was also a party to two inmate lawsuits at the NOCC for wrongful deaths. All of the lawsuits were assumed by the Company in the Merger. While the outcome of these lawsuits is not determinable, and the Company believes that such litigation, if resolved against the Company, would not have a material adverse effect upon its business or financial position, there can be no assurance that the foregoing action will be resolved in a manner favorable to the Company, or that an adverse resolution would not have a material adverse effect on the Company's business or financial position.

     In addition, as a result of the Merger, the Company became subject to a purported class action suit against Old CCA by certain of Old CCA's shareholders attempting to prohibit completion of the Merger and seeking unspecified monetary damages. The action was originally filed in April 1998 in the Chancery Court of Davidson County, Tennessee. The action was settled in principle in November 1998, and the Chancery Court formally approved the settlement on March 18, 1999. In connection with the settlement, the Chancery Court approved the payment by the Company of approximately $4.5 million in legal fees and expenses incurred by the plaintiffs in the prosecution of the action. Net of insurance proceeds, the Company was liable for approximately $2.73 million of these fees.

     The assumed litigation also consists of a purported class action brought by a purported shareholder of Old CCA. Filed on August 6, 1998 in Chancery Court for Davidson County, Tennessee, the suit named Old CCA and certain of its directors and executive officers as defendants. The action alleges that the individual defendants violated certain provisions of Tennessee law. Among the allegations in this action are that Old CCA and the individual defendants made false and misleading statements to maintain the price of Old CCA's common stock at an artificially high level during the period from April 1997 through April 1998 in order to be able to sell their shares. Prior to the Merger, Old CCA was, and the Company currently is, contesting this action vigorously. There can be no assurance, however, that the foregoing action will be resolved in a manner favorable to the Company, or that an adverse resolution would not have a material adverse effect on the Company's results of operations and financial condition.

RECENT LITIGATION

     Between May 26, 1999 and June 3, 1999, five complaints were filed by certain purported stockholders of the Company in the United States District Court for the Middle District of Tennessee naming as defendants the Company, Doctor R. Crants, the Chief Executive Officer and Chairman of the Board of Directors of the Company and D. Robert Crants, III, the President of the Company (the Company, Mr. Crants and Mr. Crants, III are referred to collectively herein as the "Defendants"). The plaintiffs in each action represent a putative class of the public purchasers of the Company's common stock during the class period, as well as holders of the common stock of the Company's predecessors whose shares were exchanged for Company common stock in the Merger.

     The complaints were filed shortly after the Company's public disclosure in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, as filed with the Commission on May 14, 1999, that the Company had increased its payments, including retroactively to January 1, 1999, to CCA, the Company's primary tenant, pursuant to the terms of the Business Development Agreement and the Amended and Restated Tenant Incentive Agreement, both of which were entered into on May 4, 1999. The complaints allege violations of Federal securities laws by the Defendants, claiming that the Defendants made materially false and misleading statements with regard to the operating results and financial condition of the Company and CCA and in connection with the Merger and the financial relationship between the Company and CCA. The complaints allege, among other things, that the Defendants made false and misleading statements in the prospectus provided to shareholders of Old CCA and Old Prison Realty in connection with the Merger, in conference calls and press releases during the putative class period and in a May 5, 1999 earnings release and conference call reporting the Company's results for the first quarter of 1999. These complaints seek, among other things, unspecified damages, attorneys' fees and other relief. The Defendants intend to contest each of these actions vigorously. The Company is investigating the allegations in the complaints and although their outcome is not determinable, if any of these actions are resolved against the Defendants, such actions could have a material adverse effect upon the business and financial position of the Company.

     With the exception of the foregoing matters, the Company is not presently subject to any material litigation nor, to the Company's knowledge, is any litigation threatened against the Company, other than routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance, and all of which collectively is not expected to have a material adverse effect on the business or financial position of the Company.

                                   MANAGEMENT

     The following table sets forth the names, ages and positions of the directors and senior management of the Company "Independent Directors" are those directors who are not employees of the Company and who are not otherwise affiliated with CCA or the Service Companies. Subject to the rights enumerated in the Company's employment agreements with each of Doctor R. Crants, J. Michael Quinlan, D. Robert Crants, III and Michael W. Devlin, the officers of the Company serve at the sole discretion of the Board of Directors.

                 NAME                    AGE                         POSITION
                 ----                    ---                         --------
Doctor R. Crants.......................  54    Director, Chief Executive Officer, and Chairman of
                                               the Board of Directors
J. Michael Quinlan.....................  57    Vice-Chairman of the Board of Directors, Emeritus and
                                               Vice President, Special Projects
D. Robert Crants, III..................  30    Director and President
Michael W. Devlin......................  39    Director and Chief Operating Officer
C. Ray Bell............................  58    Director
Richard W. Cardin......................  63    Independent Director
Jean-Pierre Cuny.......................  44    Director
John W. Eakin, Jr......................  44    Independent Director
Ted Feldman............................  45    Independent Director
Ned Ray McWherter......................  68    Independent Director
Jackson W. Moore.......................  50    Independent Director
Joseph V. Russell......................  58    Independent Director
Charles W. Thomas, Ph.D................  56    Director
Vida H. Carroll........................  39    Chief Financial Officer; Secretary; and Treasurer

     DOCTOR R. CRANTS is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Crants also serves as Chairman, Chief Executive Officer and President of CCA and serves on the Board of Directors of each of the Service Companies. Prior to the Merger, Mr. Crants served as Chairman, Chief Executive Officer and President of Old CCA, which he co-founded in 1983, as well as Chairman of the Board of Trustees of Old Prison Realty. Mr. Crants also currently serves on the Board of Directors of Sodexho Marriott Services, Inc., which is the largest food service and facility management company in North America. Mr. Crants graduated from the United States Military Academy at West Point in 1966 and received a joint Masters in Business Administration and Juris Doctor degree from the Harvard Business School and the Harvard Law School, respectively, in 1974.

     J. MICHAEL QUINLAN is Vice-Chairman of the Board of Directors of the Company, Emeritus and Vice President, Special Projects. Prior to the Merger, Mr. Quinlan served as a Trustee and Chief Executive Officer of Old Prison Realty. Mr. Quinlan served as a Director of the Company from its formation on September 24, 1998 through May 11, 1999. Mr. Quinlan has been employed in the corrections and detention industry for 28 years. From July 1987 to December 1992, Mr. Quinlan served as the Director of the Federal Bureau of Prisons. In such capacity, Mr. Quinlan was responsible for the total operations and administration of a Federal agency with an annual budget of more than $2.0 billion, more than 26,000 employees and 75 facilities. In 1988, Mr. Quinlan received the Presidential Distinguished Rank Award, which is the highest award given by the United States government to civil servants for service to the United States. In 1992, he received the National Public Service Award of the National Academy of Public Administration and the American Society of Public Administration, awarded annually to the top three public administrators in the United

States. Mr. Quinlan is a 1963 graduate of Fairfield University with a B.S.S. in History, and he received a J.D. from Fordham University Law School in 1966. He also received a LL.M. from the George Washington University School of Law in 1970.

     D. ROBERT CRANTS, III is a Director and the President of the Company. Prior to the Merger, Mr. Crants served as a Trustee and as President of Old Prison Realty, which he co-founded in 1997. Mr. Crants also serves as a manager of DC Investment Partners, which serves as the general partner of private investment partnerships. From 1990 through 1996, Mr. Crants was associated with Goldman Sachs & Company ("Goldman Sachs"), most recently serving as an associate in the Goldman Sachs Special Investments Group. During his tenure with Goldman Sachs, Mr. Crants was involved in structuring over $3.0 billion in real estate transactions, including over $1.0 billion in real estate investment trust public offerings. During this time, he also negotiated triple net leases for shopping centers, free standing stores and other properties on behalf of several clients. Mr. Crants graduated from Princeton University in 1990 with an A.B., summa cum laude, in Economics. Mr. Crants is the son of Doctor R. Crants.

     MICHAEL W. DEVLIN is a Director and the Chief Operating Officer of the Company. Prior to the Merger, Mr. Devlin served as a Trustee and as Chief Operating Officer of Old Prison Realty, which he co-founded in 1997. Mr. Devlin also serves as a manager of DC Investment Partners, which serves as the general partner of private investment partnerships. From 1993 through 1995, Mr. Devlin was a Vice President in the business development group of Goldman Sachs. Immediately prior to joining Goldman Sachs, Mr. Devlin practiced law for four years at the law firm of Davis, Polk and Wardwell in New York, working on various corporate transactions, including leveraged leasing. During that time, he negotiated approximately $1.0 billion in leases, including triple net leases. Mr. Devlin is a graduate of Yale University and the Duke University School of Law.

     C. RAY BELL is a Director of the Company and, prior to the Merger, served as a Trustee for Old Prison Realty. Mr. Bell is the President and owner of Ray Bell Construction, Inc. ("Ray Bell Construction"). Ray Bell Construction specializes in the construction of a wide range of commercial buildings and has constructed approximately 40 correctional and detention facilities, consisting of over 15,000 beds in seven states, on behalf of various government entities and private companies, including CCA (and prior to the Merger, Old CCA). Mr. Bell is a founding member of the Middle Tennessee Chapter of Associated Builders and Contractors. Mr. Bell is a graduate of the University of the South.

     RICHARD W. CARDIN is an Independent Director of the Company and, prior to the Merger, served as an Independent Trustee for Old Prison Realty. Mr. Cardin is a certified public accountant and is currently a consultant and retired partner at Arthur Andersen LLP, an international firm of independent public accountants and consultants. Prior to his retirement in 1995, Mr. Cardin was affiliated with, and a partner in, Arthur Andersen LLP, for 37 years. From 1980 through 1994, Mr. Cardin served as the managing partner of Arthur Andersen LLP's Nashville office. Mr. Cardin is a member of the Boards of Directors of Atmos Energy Corporation and United States Lime & Minerals, Inc.

     JEAN-PIERRE CUNY is a Director of the Company and, prior to the Merger, served as a Director of Old CCA. He also serves as a member of the Board of Directors of CCA. Mr. Cuny is the Senior Vice President of The Sodexho Group, a French-based leading supplier of catering and various other services to institutions and an affiliate of Sodexho. From February 1982 to June 1987, he served as Vice President in charge of Development for the Aluminum Semi-Fabricated Productions Division of Pechiney, a diversified aluminum and other materials integrated producer. Mr. Cuny graduated from Ecole Polytechnique in Paris in 1977 and from Stanford University Engineering School in 1978.

     JOHN W. EAKIN, JR. is an Independent Director of the Company and, prior to the Merger, served as an Independent Trustee for Old Prison Realty. Mr. Eakin founded Eakin and Smith, Inc., a real estate development and management company ("Eakin and Smith") in 1987 and served as its president from that time until 1996, when Eakin and Smith was merged with Highwoods Property, Inc. ("Highwoods"), a publicly traded, self-administered and self-managed, office and industrial real estate investment trust, based in Raleigh, North Carolina that is traded on the New York Stock Exchange. Mr. Eakin left Highwoods in January 1999 after serving as a Senior Vice President and Director of Highwoods for three years. Mr. Eakin is also a member of the Board of Directors of Central Parking Corporation and a member of the advisory board of First American National Bank of Nashville. Mr. Eakin is a graduate of the University of North Carolina.

     TED FELDMAN is an Independent Director of the Company and, prior to the Merger, served as an Independent Trustee for Old Prison Realty. Mr. Feldman is currently the Chief Operating Officer of StaffMark, Inc. ("StaffMark"), a publicly traded provider of diversified staffing services to business, medical, professional and service organizations and governmental agencies that is publicly traded on NASDAQ, a position he has held since October, 1996. Prior to joining StaffMark, Mr. Feldman founded HRA, Inc., a Nashville provider of staffing services, in 1991 and served as its President and Chief Executive Officer from that time until it merged with StaffMark in October 1996.

     NED RAY MCWHERTER is an Independent Director of the Company. Mr. McWherter is the Chairman of the Board of Directors of Volunteer Distributing Company, Inc. and Eagle Distributors, Inc. in Dresden, Tennessee. He also serves on the Board of Directors of Coca-Cola Bottling Co. Consolidated, Phoenix Healthcare Corporation and SunTrust Bank. Mr. McWherter served as Governor of the State of Tennessee from January 1987 to January 1995 and served as the Speaker of the House of Representatives for the State of Tennessee prior to his inauguration as governor in 1987.

     JACKSON W. MOORE is an Independent Director of the Company and is the Chairman of the Independent Committee of the Board of Directors. Prior to the Merger, Mr. Moore served as an Independent Trustee for Old Prison Realty and as the Chairman of the Independent Committee of its Board of Trustees. Mr. Moore is presently a Director of and is the President and Chief Operating Officer of Union Planters Corporation ("Union Planters"), a multi-state bank and savings and loan holding company headquartered in Memphis, Tennessee that is publicly traded on the New York Stock Exchange, positions he has held since 1986, 1989 and 1994, respectively, and is President and Chief Executive Officer of its principal subsidiary, Union Planters Bank, N.A. He is also Chairman of PSB Bancshares, Inc. and a Vice President and Director of its subsidiary, the People Savings Bank in Clanton, Alabama. Prior to joining Union Planters, Mr. Moore practiced law for 16 years. Mr. Moore is a graduate of the University of Alabama and Vanderbilt University School of Law.

     JOSEPH V. RUSSELL is an Independent Director of the Company and, prior to the Merger, served as an Independent Trustee for Old Prison Realty. Mr. Russell is the President and Chief Financial Officer of Elan-Polo, Inc., a Nashville-based, privately-held, world-wide producer and distributor of footwear. Mr. Russell is also the Vice President of and a principal in RCR Building Corporation, a Nashville-based, privately-held builder and developer of commercial and industrial properties. He also serves on the Board of Directors of Community Care Corp., the Footwear Distributors of America Association and US Auto Insurance Company. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

     CHARLES W. THOMAS, PH.D is a Director of the Company and, prior to the Merger, served as a Trustee for Old Prison Realty. Dr. Thomas is a university professor who has taught and written on the criminal justice and private corrections fields for almost 30 years. Currently, he is Professor of Criminology and the Director of the Private Corrections Project Center for studies in Criminology and Law (the "Center") at the University of Florida, Gainesville, positions he has held since 1980 and 1989, respectively. It is currently expected that Mr. Thomas will be leaving this position in August 1999. While serving as Director of the Center, Dr. Thomas authored the Center's Private Adult Correctional Facility Census. In connection with the Merger, Dr. Thomas performed certain consulting services for each of Old Prison Realty and Old CCA. Dr. Thomas continues to perform consulting services for the Company and CCA relating to each of their business objectives. Dr. Thomas graduated from McMurry University in 1966 with a B.S. in Secondary Education and from the University of Kentucky with a M.A. in Sociology in 1969, and a Ph.D. in Sociology in 1971.

     VIDA H. CARROLL is Chief Financial Officer, Secretary and Treasurer of the Company and, prior to the Merger, served as the Chief Financial Officer, Secretary and Treasurer of Old Prison Realty. From 1991 to 1996, Ms. Carroll, as a sole proprietor, worked as a financial consultant, specializing in accounting conversions and systems designs. Prior to that time, she worked in public accounting, including working as an audit manager with KPMG. Ms. Carroll holds a Bachelor of Science Degree from Tennessee Technological University and is a certified public accountant.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Prison Realty Trust, Inc. and not to any of its subsidiaries.

     The Company will issue the notes under an Indenture and a supplemental indenture (collectively, the "Indenture") between itself and State Street Bank and Trust Company, as trustee (the "trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The proposed form of Indenture has been filed by us as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and is available as set forth in the Prospectus under the caption "Where You Can Find More Information."

     The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. The following description of the particular terms of the notes (referred to in the attached Prospectus as the "Debt Securities") supplements, and to the extent inconsistent, replaces, the description of the general terms and provisions of the Debt Securities set forth in the attached Prospectus. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the Indenture.

BRIEF DESCRIPTION OF THE NOTES

     These notes:

     - are general unsecured obligations of the Company;

     - are pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Company;

     - are senior in right of payment to any future subordinated Indebtedness of the Company; and

     - will not be guaranteed by any of the Company's subsidiaries except as set forth below under "-- Certain Covenants -- Subsidiary Guarantees."

     As of the date of the Indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Indenture provides for the issuance by the Company of notes with a maximum aggregate principal amount of $150.0 million, of which $100.0 million will be issued in the offering. The Company may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 1, 2006.

     Interest on the notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 1999. The Company will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium payments on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

     At any time prior to June 1, 2002, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the Indenture at a redemption price of 112.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount of notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Restricted Subsidiaries); and

     (2) the redemption must occur within 45 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company's option.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

     The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to the unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

     The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     ASSET SALES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

          (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets (1) pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability or (2) for which the Company and its Restricted Subsidiaries are not directly liable; and

          (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale or the Net Proceeds from a disposition of Designated Assets pursuant to the terms of its related lease, the Company may apply such Net Proceeds:

     (1) to repay Indebtedness under the Bank Credit Facility, and if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (3) to make a capital expenditure in a Permitted Business; or

     (4) to acquire other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any such Net Proceeds that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to the extent required by the terms thereof, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

     The agreements governing the Company's other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors -- We May be Required to Repurchase All or a Portion of the Notes Upon a Change of Control."

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption
         "-- Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock;" and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including all Restricted Payments permitted by the next paragraph other than clauses (2), (3), (4), (6),
         (8), (9), (10) and (11)), is less than the sum, without duplication, of:

          (a) (1) for so long as the Company is a REIT under the Code for Federal income tax purposes, 95% of the aggregate amount of the Funds From Operations After Preferred Stock Dividends (or, if the Funds from Operations After Preferred Stock Dividends is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or (2) for so long as the Company is not a REIT under the Code for Federal income tax purposes, 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the date the Company first ceased to be a REIT under the Code to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment calculated as though the Company had been a C-Corporation for Federal income tax purposes for the entire period (or if, such Consolidated Net Income for such period is a deficit, less 100% of such deficit);

          (b) (1) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or (2) 100% of the aggregate net cash proceeds originally received by the Company from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted or exchanged since the Issue Date into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company);

          (c) an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations After Preferred Stock Dividends), or Consolidated Net Income, as applicable;

          (d) the Fair Market Value of non-cash tangible assets or Capital Stock (other than that of the Company) representing at least the majority of Equity Interests in any Person acquired after the Issue Date in exchange for an issuance of Capital Stock that is not Disqualified Stock; and

          (e) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date and to the extent not otherwise included in clauses (a) though (d) above, the lesser of (i) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

     The preceding provisions will not prohibit:

      (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

      (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

      (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence or exchange of Permitted Refinancing Indebtedness;

      (4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

      (5) the Company from making Permitted REIT Distributions so long as no Default or Event of Default shall have occurred and be continuing immediately after any such distribution;

      (6) the Special REIT Dividends;

      (7) so long as no Default or Event of Default has occurred and is continuing,

          (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary of the Company or any parent of the Company held by any existing or former employees of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $1.0 million in the aggregate during any calendar year and $5.0 million in the aggregate for all such redemptions and repurchases; provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds from the sale of Capital Stock of the Company to existing or former employees of the Company or any Subsidiary of the Company after the Issue Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph) plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Subsidiaries after the Issue Date less (iii) the amount of any Restricted Payments previously made pursuant to clause (i) and (ii) of this clause (7)(a); and

          (b) loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $10.0 million at any one time outstanding;

      (8) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of preferred stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Fixed Charges;"

      (9) repurchases of Equity Interests of the Company deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

     (10) the purchase, redemption, acquisition or retirement for value of any Indebtedness that is subordinated to the notes with Excess Net Proceeds if required by the terms thereof; and

     (11) Restricted Payments not otherwise permitted in an amount not to exceed $20.0 million.

     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than 10 days following the end of the fiscal quarter in which such Restricted Payment was made, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK OR SUBSIDIARY PREFERRED STOCK

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), or issue any Disqualified Stock or Subsidiary Preferred Stock; provided, however, that the Company or a Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or Subsidiary Preferred Stock, if:

     (1) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters (or, if such calculation is made on or before March 31, 2000, for as many full fiscal quarters completed that began on or after January 1, 1999) for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Subsidiary Preferred Stock is issued would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or Subsidiary Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period;

     (2) Consolidated Debt is no greater than 65% of Consolidated Adjusted Total Assets, determined on a pro forma basis after giving effect to such incurrence; and

     (3) the aggregate principal amount of all Indebtedness of the Company that is secured by any Lien on any property of the Company or any of its Restricted Subsidiaries, excluding (Y) Guarantees of Indebtedness already included in secured Indebtedness and (Z) any such Indebtedness that is owed to or held by the Company or any of its Restricted Subsidiaries, does not exceed 45% of Consolidated Adjusted Total Assets, determined on a pro forma basis after giving effect to such incurrence.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

      (1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness under the Bank Credit Facility and any Guarantees thereof in an aggregate principal amount not to exceed at any one time $1,000.0 million;

      (2) the incurrence by the Company or any Restricted Subsidiary of the Existing Indebtedness;

      (3) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by the notes to be issued on the Issue Date and the incurrence by any Guarantors of Indebtedness represented by their Subsidiary Guarantees;

      (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

      (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness or Disqualified Stock (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or
          (10) of this paragraph;

      (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

          (a) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and the Indenture; and

          (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

      (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or for the purpose of hedging foreign currency exchange risk;

      (8) the guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this covenant;

      (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued interest;

     (10) Indebtedness of a Restricted Subsidiary of the Company incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition) and as to which the Company and its other Restricted Subsidiaries were not obligated to become liable for such Indebtedness;

     (11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, proposal, completion, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary of the Company in the ordinary course of business; provided that the underlying obligation to perform is that of the Company and its Restricted Subsidiaries and not that of the Company's Unrestricted Subsidiaries;

     (12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests of a Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

     (13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

     (14) the incurrence by the Company or any Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $100.0 million.

     In addition, the Company will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness (including Acquired Debt) or issue any shares of Disqualified Stock, other than Non-Recourse Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this "Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock" covenant, the Company shall be in Default of this covenant).

     The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock" covenant, (i) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify or later reclassify such item of Indebtedness in any manner that complies with this covenant; provided that Indebtedness under the Bank Credit Facility or any refinancing thereof substantially concurrent therewith outstanding on the date on which the notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt; and (ii) the amount of Indebtedness issued at a price less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Accrual of interest, accrual of dividends, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     LIENS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     The limitations on Liens set forth in the preceding paragraph will not be effective until the Covenant Amendment Date. Prior to the Covenant Amendment Date, the limitations on the incurrence of Secured Indebtedness set forth in the following paragraph will be effective. On the Covenant Amendment Date, the limitations on the incurrence of Secured Indebtedness set forth in the following paragraph will cease to be effective.

     The Company will not, and will not permit any of its Restricted Subsidiaries to incur any Secured Indebtedness other than (1) Indebtedness permitted by clause (1) of the second paragraph of the covenant entitled
"-- Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock," (2) any portion of Existing Indebtedness that constitutes Secured Indebtedness and (3) additional Secured Indebtedness in an aggregate amount not to exceed $50.0 million at any one time outstanding.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Indebtedness and Existing Agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness and Existing Agreements, as applicable, as in effect on the Issue Date;

     (2) the Bank Credit Facility as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Bank Credit Facility, as in effect on the Issue Date;

     (3)  the Indenture and the notes;

     (4)  applicable law, regulation or order;

     (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

     (6) customary non-assignment provisions in leases entered into in the ordinary course of business;

     (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

     (8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (10) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

     (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

     (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

     (13) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction, pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any of its Restricted Subsidiaries.

     MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

     (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption
         "-- Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock."

     This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets, or merger or consolidation, between or among the Company and any of its Restricted Subsidiaries.

     TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

     (2) the Company delivers to the trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment or indemnity agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

     (2) transactions between or among the Company and/or its Restricted Subsidiaries;

     (3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

     (4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

     (5) issuances or sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

     (6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments" and Permitted Investments; and

     (7) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Company and its Restricted Subsidiaries.

     TRANSACTIONS WITH CCA ENTITIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any CCA Entity (each, a "CCA Entity Transaction"), unless:

     (1) such CCA Entity Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

     (2) the Company delivers to the trustee:

          (a) with respect to any CCA Entity Transaction or series of related CCA Entity Transactions involving aggregate consideration in excess of $5.0 million in any twelve-month period, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such CCA Entity Transaction complies with this covenant and that such CCA Entity Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

          (b) with respect to any CCA Entity Transaction or series of related CCA Entity Transactions involving aggregate consideration in excess of $15.0 million in any twelve-month period, an opinion as to the fairness to the Company of such CCA Entity Transaction from a financial point of view issued by an accounting, appraisal, consulting or investment banking firm of national standing.

     The following items shall not be deemed to be CCA Entity Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any new arrangement with respect to properties not under lease with any of the CCA Entities as of the Issue Date entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, which is fair to the Company and its Restricted Subsidiaries in the reasonable opinion of a majority of the disinterested members of the Board of Directors of the Company;

     (2) amendments to lease agreements or management contracts that do not materially alter the rent provisions or economic terms of such agreements; and

     (3) payments or transactions pursuant to the Existing CCA Entity
         Agreements.

     DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under clause (3)(b) of the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock," the Company shall be in default of such covenant.

     SUBSIDIARY GUARANTEES

     The Company will not permit any of its Restricted Subsidiaries after the Issue Date, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee shall not be expressly subordinated to such other Indebtedness.

     Notwithstanding the preceding paragraph, any such Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such supplemental indenture will be attached as an exhibit to the Indenture.

     BUSINESS ACTIVITIES

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

     PAYMENTS FOR CONSENT

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish and will cause the Operating Company to furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company and the Operating Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the Company only that describes the financial condition and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report on the annual financial statements by the Company's and the Operating Company's certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company and the Operating Company were required to file such reports.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

     In addition, whether or not required by the Commission, the Company will file and will cause the Operating Company to file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

CHANGES IN COVENANTS WHEN NOTES RATED INVESTMENT GRADE

     Following the first date upon which the notes are rated Baa3 or better by Moody's Investors Service, Inc. and BBB- or better by Standard & Poor's Ratings Service (or, in either case, if such person ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Company as a replacement agency) (the "Rating Event Date") (and provided no Event of Default or event that with notice or the passage of time would constitute an Event of Default shall exist on the Rating Event Date), the covenants specifically listed under "-- Repurchase at the Option of Holders -- Asset Sales," "Certain Covenants -- Restricted Payments," "-- Liens," "-- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "-- Transactions with Affiliates," "-- Designation of Restricted and Unrestricted Subsidiaries," "-- Subsidiary Guarantees" and "-- Business Activities" will no longer be applicable to the notes. Following the Rating Event Date, all Unrestricted Subsidiaries shall become Restricted Subsidiaries.

     There can be no assurance that a Rating Event Date will occur or, if one occurs, that the notes will continue to maintain an investment grade rating. The provisions and covenants that cease to be applicable to the notes after the Rating Event Date will not subsequently be reinstated.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on the notes;

     (2) default in payment when due of the principal of, or premium, if any, on the notes;

     (3) failure by the Company to comply for 10 days after written notice from the Trustee or the holders of at least 25% in principal amount of the then outstanding notes with any of its obligations under the covenants described under "-- Repurchase at the Option of Holders -- Change of Control" above or under the covenants described under "-- Certain Covenants" above (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (2) above);

     (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice from the trustee or holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the Indenture;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the

         Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

          (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

          (b) results in the acceleration of such Indebtedness prior to its express maturity,

          and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

     (6) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

     (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that taken together would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

     (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and the Company's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel with customary or reasonable assumptions reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel with customary or reasonable assumptions reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

     (6) 91 days shall have passed between the date of deposit and no intervening bankruptcy of the Company shall have occurred under applicable bankruptcy law;

     (7) the Company must deliver to the trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

     (8) the Company must deliver to the trustee an Officers' Certificate and an Opinion of Counsel with customary or reasonable assumptions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

     (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, the Company, or any Guarantor, with respect to its Subsidiary Guarantee or the Indenture, and the trustee may amend or supplement the Indenture or the notes or any Subsidiary Guarantee:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of the Company's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes, including providing for additional Subsidiary Guarantees, or that does not adversely affect the legal rights under the Indenture of any such holder; or

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

     (1) either:

          (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation; or

          (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

     (3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

     (4) the Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     Except under the limited circumstances described below, the notes will be issued in the form of one or more Global Notes (the "Global Notes"), representing the total amount of notes issued by the Company. The Global Notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). As a result, beneficial interests in the Global Notes will be shown on, and transfers of the Global Notes will be made only through, records maintained by DTC and its participants, who are described below.

     The Global Notes will be exchangeable for definitive certificates in registered form with the same terms as the Global Notes only if:

     - DTC is unwilling or unable to continue to act as a depositary or DTC ceases to be a clearing agency registered under applicable law and, in each case, a successor depositary is not appointed by the Company within 90 days;

     - if there is an Event of Default; or

     - we decide, in our sole discretion, to exchange the Global Notes in whole but not in part, for definitive certificates.

     If definitive certificates are issued in exchange for all or part of the Global Notes, then such definitive certificates may be exchanged for an interest in the Global Notes representing the principal amount of notes being transferred, unless the Global Notes have already been exchanged for definitive securities. In all cases, definitive certificates delivered in exchange for any Global Note, or beneficial interests therein, will be registered in names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures, and may bear restrictive legends regarding their transfer.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants" or "DTC's Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     The Company expects that pursuant to procedures established by DTC:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder under the Indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes. In addition, the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and
(ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to Year 2000 problems has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     The information in this section regarding DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of this information. In addition, we have no responsibility for the performance by DTC or its Participants of their obligations as described here or under the rules and procedures governing these obligations.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "API" means Agecroft Properties, Inc.

     "APM" means Agecroft Prison Management Limited.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory consisting of personal property in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries by the Company or any such Restricted Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

      (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

      (2) a transfer of assets between or among the Company and its Restricted Subsidiaries,

      (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

      (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

      (5) the sale or other disposition of cash or Cash Equivalents;

      (6) the sale of any of the Designated Assets pursuant to the terms of the related lease;

      (7) the sale of Cash Equivalents in the ordinary course of business;

      (8) the issuance of Equity Interests by the Company;

      (9) dispositions of any assets to a lender in connection with a foreclosure or in lieu of a foreclosure so long as such lender has a Permitted Lien on any such assets and, to the extent such Permitted Lien constituted Indebtedness, it was permitted to be incurred by the covenant under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock;" and

     (10) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
          Covenants -- Restricted Payments."

     "Bank Credit Facility" means that certain Credit Agreement, dated as of January 1, 1999, by and among the Company, Lehman Commercial Paper Inc., as Documentation Agent, NationsBank, N.A., as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, and the other parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, amended and restated, modified, renewed, refunded, replaced or refinanced from time to time (including, without limitation, any amendment, restatement, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum principal amount of loans made or to be made thereunder).

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

     "Board of Directors" means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

     (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

     (3) certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Bank Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "CCA Entities" means each of Corrections Corporation of America, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc., any successor to each of the foregoing and any of their respective Subsidiaries.

     "Change of Control" means the occurrence of any of the following:

     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole or of the Operating Company to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals and their Related Parties;

     (2) greater than 50% of the Company's aggregate amount of facilities, measured by aggregate number of beds, are managed by any one person or group of Persons other than the Operating Company or any successor to the Operating Company (and where no Change of Control otherwise occurs) or any affiliate of the Operating Company or any company managed by substantially the same people as the Operating Company or any governmental entity in the jurisdiction where such facility is located;

     (3) the adoption of a plan relating to the liquidation or dissolution of the Company or of the Operating Company;

     (4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company or of the Operating Company, measured by voting power rather than number of shares; or

     (5) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or of the Operating Company (together with any new directors whose election by either such Board of Directors or whose nomination for election by the stockholders of the Company or the shareholders of Operating Company, as applicable, was approved by a vote of at least a majority of the directors of the Company or the Operating Company, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is a designee of the Principals and their Related Parties or was nominated or elected by such Principals and their Related Parties or any of their designees) cease for any reason to constitute a majority of the Board of Directors of the Company or the Operating Company, as applicable, then in office.

     "Consolidated Adjusted Total Assets" means, with respect to the Company as of any date, the sum of (a) Consolidated Undepreciated Real Estate Assets on such date, (b) the book value, determined under GAAP, of all other tangible assets on such date of the Company and its Restricted Subsidiaries on a consolidated basis, and (c) 50% of the book value, determined under GAAP, of all intangible assets on such date of the Company and its Restricted Subsidiaries on a consolidated basis; it being understood that for purposes of this definition "intangible" and "tangible" will be defined by a responsible officer of the Company in good faith.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income regardless of whether such taxes or payments are required to be remitted to any governmental authority; plus

     (3) Fixed Charges to the extent Fixed Charges were deducted in calculating Consolidated Net Income; plus

     (4) Consolidated Depreciation and Amortization Expense to the extent deducted in computing Consolidated Net Income; minus

     (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Debt" means, with respect to the Company at any date, the aggregate principal amount of Indebtedness plus the aggregate liquidation preference of Disqualified Stock and Subsidiary Preferred Stock outstanding on such date of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

     "Consolidated Depreciation and Amortization Expense" means, with respect to any specified Person for any period, depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (including any write-off of deferred tax assets, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

     (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to the Company or any of its Restricted Subsidiaries, plus capital improvements) of real estate assets of the Company and its Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.

     "Covenant Amendment Date" means the first date on which the covenants in the Bank Credit Facility are amended so that the prohibition on Liens contained in the first paragraph under the covenant entitled "-- Certain
Covenants -- Liens" does not result in an Event of Default under the Bank Credit Facility.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Assets" means:

     (1) Coffee Correctional Facility, Nicholls, Georgia;

     (2) Wheeler Correctional Facility, Alamo, Georgia;

     (3) D.C. Correctional Treatment Facility, Washington, D.C.;

     (4) Huerfano County Correctional Center, Walsenburg, Colorado;

     (5) New Mexico Women's Correctional Facility, Grants, New Mexico;

     (6) Maurice H. Sigler Detention Center, Frostproof, Florida;

     (7) Shelby Training Center, Memphis, Tennessee;

     (8) Cimmaron Correctional Facility, Cushing, Oklahoma; and

     (9) Davis Correctional Facility, Holdenville, Oklahoma.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that only the portion of Capital Stock which is so convertible or exchangeable or is so redeemable at the option of the holder thereof or which so matures or is mandatorily redeemable prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's compliance with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any (i) underwritten public offering of common stock (other than Disqualified Stock) of the Company, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act or (ii) private placement of at least $25.0 million of common stock (other than Disqualified Stock) of the Company.

     "Existing Agreements" means:

     (1) Development Agreement, dated July 6, 1998, between API and APM;

     (2) Construction Contract, dated July 6, 1998, between API and Tilbury Douglas Construction Limited;

     (3) Construction Direct Agreement, dated July 6, 1998, among API, APM, Tilbury Douglas Construction Limited and Tilbury Douglas PLC;

     (4) Refinancing Agreement, dated July 6, 1998, among API, APM, Old CCA and CCA Prison Realty Trust;

     (5) Sublease, to be executed following completion of construction of Agecroft Prison, between API and APM;

     (6) Access Agreement, to be executed following completion of construction of Agecroft Prison, between API and APM;

     (7) Direct Agreement, dated July 6, 1998, among API, APM, Old CCA, CCA Prison Realty Trust and H M Principal Secretary of State for the Home Department; and

     (8) Step-In and Collateral Agreement, dated July 6, 1998, between Old CCA, APM, H M Principal Secretary of State for the Home Department and UK Detention Services.

     "Existing CCA Entity Agreements" means agreements of the CCA Entities in existence on the Issue Date and in the form in effect on the Issue Date.

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Bank Credit Facility) in existence on the Issue Date, until such amounts are repaid.

     "Fair Market Value" means the fair market value as determined by an officer of the Company for any Acquired Debt, Investment or Asset Sale of less than $5.0 million and as determined by the Board of Directors for any Acquired Debt, Investment or Asset Sale equal to or in excess of $5.0 million.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions of assets and Investments in Restricted Subsidiaries of the Company that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the reference period, and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

     (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow and Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition of assets occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an Investment or an acquisition of assets, the amount of income or earnings relating thereto and the amount of Fixed Charges associated with any Indebtedness Incurred in connection therewith, or any other calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect of the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

     (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Funds From Operations After Preferred Stock Dividends" means, with respect to the Company for any period, Consolidated Net Income for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing Consolidated Net Income), plus (b) Consolidated Depreciation and Amortization Expense for such period to the extent such expenses were deducted in computing Consolidated Net Income, plus (c) amortization of debt issuance costs and deferred financing fees of the Company and its Restricted Subsidiaries on a consolidated basis to the extent deducted in computing Consolidated Net Income, minus (d) non-cash items increasing such Consolidated Net Income for such period, in each case, on a combined basis for the Company and its Restricted Subsidiaries and determined in accordance with GAAP, minus (e) the amount of any preferred stock dividends paid by the Company or any of its Restricted Subsidiaries in respect of such period other than preferred stock dividends paid in the form of Equity Interests that do not constitute Disqualified Stock, only to the extent that such preferred stock dividends were not deducted in computing Consolidated Net Income and plus (f) the allocable portion, based upon the ownership percentage, of funds from operations of unconsolidated investments to the extent not otherwise included in Consolidated Net Income.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means each subsidiary of the Company that executes and delivers a Subsidiary Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and foreign exchange hedging agreements; and

     (2) other agreements or arrangements entered into in the ordinary course of business designed to protect such Person against fluctuations in interest rates and foreign exchange rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

     (1) borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof except to the extent that such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

     (3) banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (6) net Obligations under Hedging Obligations (the amount of any such Hedging Obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person. Indebtedness shall not include the principal of, premium, if any, or interest on any bonds, notes or other instruments to the extent that any such obligations have been irrevocably and properly defeased by depositary cash, Cash Equivalents or U.S. Government Securities into a trust for the benefit of the holders of such obligations in accordance with Legal Defeasance and Covenant Defeasance above (or any substantially similar provision contained in the instruments governing such obligations).

     The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2)the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), direct or indirect advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that:

     (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

     (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

     (3) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting exclusively of common equity securities of the Company,

     shall in each case not be deemed to be an Investment.

     If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Issue Date" means the date on which the notes will be originally issued.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain or loss, together with any related provision or benefit for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

     (2) any extraordinary gain or loss, together with any related provision or benefit for taxes on such extraordinary gain or loss; and

     (3) special charges and write-offs incurred in connection with the issuance of the notes or the Bank Credit Facility.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or in respect of the disposition of any Designated Assets, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, or amounts required to be distributed by the Company in order to maintain its status as a REIT under the Code that result from the gain from such Asset Sale and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Bank Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established by the Company in good faith (provided that after all post-closing adjustments have been made the amount by which such reserve exceeds such adjustments shall be Net Proceeds).

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither the Company nor any of its Restricted Subsidiaries
         (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) the explicit terms of which provide, or as to which the lenders have been notified in writing that, they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Old CCA" means Corrections Corporation of America, as such entity existed on and before December 31, 1998.

     "Operating Company" means Corrections Corporation of America (formerly Correctional Management Services Corporation).

     "Permitted Business" means the business conducted by the Company and its Restricted Subsidiaries on the Issue Date and businesses reasonably related thereto or ancillary or incidental thereto or a reasonable extension thereof, including the privatization of governmental services.

     "Permitted Investments" means:

     (1) any Investment in the Company or in a Restricted Subsidiary of the Company;

     (2)  any Investment in cash or Cash Equivalents;

     (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary of the Company; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (6)  Hedging Obligations;

     (7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not to exceed $25.0 million;

     (8) receivables owing to the Company or any Restricted Subsidiary of the Company created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

     (9) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (10) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company not to exceed $3.0 million outstanding at any one time for all loans or advances under this clause (10);

     (11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary of the Company or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

     (12) Investments in existence on the Issue Date; and

     (13) Guarantees issued in accordance with the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock."

     "Permitted Liens" means:

     (1) Liens on assets of the Company and any Guarantor securing Indebtedness and other Obligations under the Bank Credit Facility to the extent that such Indebtedness or other Obligations were not prohibited by the terms of the Indenture to be incurred;

     (2)  Liens in favor of the Company or any of its Restricted Subsidiaries;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

     (4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance, proposal or completion bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock" covering only the assets acquired with such Indebtedness;

     (7)  Liens existing on the Issue Date;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (9) Liens of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding;

     (10) Liens to secure Indebtedness permitted to be incurred under the Indenture and permitted to be secured by clause (3) of the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock or Subsidiary Preferred Stock;"

     (11) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

     (12) Liens imposed by law, including carriers', warehousemens' and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

     (13) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

     (14) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

     (15) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

     (16) Liens in connection with attachments or judgements (including judgment or appeal bonds) provided that the judgment secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of such stay; and

     (17) normal customary rights of setoff upon deposits of cash in favor of banks or other depository institutions.

     "Permitted Refinancing Indebtedness" means (A) any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) and (B) any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Disqualified Stock of the Company or any of its Restricted Subsidiaries; provided that:

     (1) the principal amount (or liquidation preference or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest or dividends thereon and the amount of all expenses and premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the

         Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either (a) by the Company or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted REIT Distributions" means a declaration or payment of any dividend or the making of any distribution to the Company that is necessary to maintain the Company's status as a REIT under the Code or to satisfy the distributions required to be made by reason of the Company's making of the election provided for in Notice 88-19 (or Treasury regulations issued pursuant thereto).

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principals" means Doctor R. Crants.

     "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Stock and, when used in the definition of "Disqualified Stock," also includes any Capital Stock of a Restricted Subsidiary of the Company that is not Disqualified Stock.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 60% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 60% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Secured Indebtedness" means any Indebtedness secured by a Lien upon the property or assets of the Company or any of its Restricted Subsidiaries.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Special REIT Dividends" means the special dividends of up to an aggregate amount of $225.0 million to be paid to holders of common stock of the Company during 1999, which represent the accumulated tax earnings and profits of Old CCA.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantee" means the Guarantee by any Guarantor with respect to the Company's obligations under the Indenture and the notes pursuant to a supplemental indenture in the form attached as an exhibit to the Indenture.

     "Subsidiary Preferred Stock" means any preferred stock issued by a Restricted Subsidiary of the Company.

     "Total Unencumbered Assets" as of any date means the sum of (i) those Consolidated Undepreciated Real Estate Assets not securing any portion of Indebtedness that is subject to any Lien and (ii) all other assets (but excluding intangibles and accounts receivable) of the Company and its Restricted Subsidiaries not securing any portion of the Indebtedness that is subject to any Lien, determined on a combined, consolidated basis in accordance with GAAP.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary has no Indebtedness other than Non-Recourse Debt.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The Bank Credit Facility provides the Company with a $400.0 million Revolving Credit Facility and a $250.0 million Term Loan Facility. The Company currently has $398.0 million outstanding under the Revolving Loan Facility and $249.4 million currently outstanding under the Term Loan Facility. The Revolving Credit Facility matures January 1, 2002 and the Term Loan Facility matures January 1, 2003. In connection with the Bank Credit Facility, we entered into a collateral agreement and certain related documents that granted the lenders under the Bank Credit Facility a first security interest in substantially all of the assets of the Company. The Revolving Credit Facility bears interest at variable rates of interest based on a spread over the base rate or LIBOR (as elected by the Company), which spread is determined by reference to the Company's credit rating. The spread ranges from .25% to 1.25% for base rate loans and from 1.375% to 2.75% for LIBOR rate loans. The Term Loan Facility bears interest at a variable base rate equal to 3.25% in excess of LIBOR. The Revolving Credit Facility also allows for a $150.0 million letter of credit sub-facility, enabling the Company to obtain letters of credit for general corporate purposes. Each of the Company's direct and indirect existing and future subsidiaries (other than foreign subsidiaries) is required to guarantee the Company's obligations under the Bank Credit Facility.

     The Bank Credit Facility restricts, among other things, our ability to do the following:

     - to make certain restricted payments;

     - to incur debt in addition to the issuance of the notes;

     - to incur certain liens;

     - to make any voluntary prepayments of its debt;

     - to make certain investments;

     - to enter into certain sale/leaseback transactions; and

     - to merge, consolidate, sell or transfer all or substantially all of our assets, subject to certain conditions.

     The Bank Credit Facility also requires us to maintain financial ratios relating to the maximum level of debt to cash flow, debt to EBITDA, debt to total value and minimum interest coverage and net worth, among others.

     On April 26, 1999, we received the Commitment Letter from Lehman Commercial Paper Inc. and Lehman Brothers Inc. with respect to an amendment and restatement to the Bank Credit Facility. The amended and restated Bank Credit Facility would, among other things, add a new $350.0 million Delayed Draw Term Loan Facility. The terms of the Commitment Letter include customary representations and warranties, financial covenants and closing conditions.

                       MATERIAL UNITED STATES FEDERAL TAX
                                 CONSIDERATIONS

     The following is a description of the material United States Federal income tax consequences of the purchase, ownership and disposition of the notes. Except where we state otherwise, this summary deals only with notes held as capital assets by a holder who is a U.S. Holder (as defined below) and who purchases the notes upon original issuance at their original issue price. As used herein, the term "U.S. Holder" means a holder of a note who (for U.S. Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any state thereof, (iii) an estate the income of which is includable in gross income for Federal income tax purposes regardless of source, or (iv) a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person. "Non-U.S. Holder" means a holder of a note other than a U.S. Holder.

     Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holder that are subject to special tax treatment, such as banks; real estate investment trusts; regulated investment companies; insurance companies; dealers in securities or currencies; tax-exempt investors; persons holding preferred securities as part of a hedging, conversion or constructive sale transaction; persons holding notes as part of a straddle; or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government. This summary is based on the Code, the Treasury regulations promulgated under the Code and administrative and judicial interpretations as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States Federal income tax consequences different from those discussed below. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

     This summary supplements the discussion set forth in the attached Prospectus under the caption "Material Federal Income Tax Consequences" which contains a summary of the material Federal income tax consequences to the Company and its shareholders which should be read together with this section.

TAXATION OF U.S. HOLDERS

     INTEREST

     Interest payments on a note will be taxable to a U.S. Holder as ordinary income at the time received or accrued, depending on the holder's method of accounting for tax purposes. If, as anticipated, the issue price of the notes equals their stated principal amount, the notes will not be subject to the special original issue discount rules of the Code.

     REDEMPTION AND RETIREMENT

     A U.S. Holder's tax basis in a note will generally be its cost. A U.S. Holder will generally recognize gain or loss on the sale, redemption or retirement of a note equal to the difference, if any, between the amount realized on such sale, redemption or retirement (less any accrued but unpaid interest that will be taxable as such) and the U.S. Holder's tax basis in the note. Gain or loss recognized on the sale, redemption or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if the note was held for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are currently taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

TAXATION OF NON-U.S. HOLDERS

     INTEREST. In general, under current U.S. Federal income tax law, a withholding tax of 30% (or lower applicable treaty rate) is imposed on the receipt of interest from sources within the United States by a Non-U.S. Holder, unless such income qualifies as "portfolio interest" or is effectively connected with the conduct of a U.S. trade or business carried on by such Non-U.S. Holder. Payments of interest on the notes to a Non-U.S. Holder will qualify as portfolio interest, and thus no U.S. withholding tax will be imposed, provided (i) the Non-U.S. Holder does not own 10% or more (directly or constructively) of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code; (ii) the Non-U.S. Holder is not a "controlled foreign corporation" related (within the meaning of the Code) to the Company; and, (iii) the beneficial owner of the notes, provides its name and address and, under penalties of perjury, certifies on Internal Revenue (IRS) Form W-8 (or successor form) that it is not a United States person and provides certain other information. A financial institution holding the notes on behalf of a Non-U.S. Holder can also satisfy the requirement in (iii) by certifying, under penalties of perjury, that the Non-U.S. Holder provided the statement described in (iii), and by furnishing the paying agent with a copy of the statement referred to in (iii). Under final Treasury regulations, the statement requirement referred to in (iii) may also be satisfied with other documentary evidence for interest paid after December 31, 2000 with respect to an offshore account or through certain foreign intermediaries.

     In general, a Non-U.S. Holder will be subject to U.S. Federal income tax on a net income basis on interest paid or accrued on a note to the extent such interest is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. In addition, a Non-U.S. Holder that is a corporation may be subject to a 30% U.S. branch profits tax on such effectively connected income (as adjusted), unless the Non-U.S. Holder qualifies for an exemption or lower rate of tax under an applicable tax treaty. For this purpose, such interest would be included in such corporation's earnings and profits.

     DISPOSITION OF NOTES. Any gain realized by a Non-U.S. Holder on the sale or other disposition of Notes will not be subject to U.S. Federal income tax, unless such gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, or the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met. Payments received on the disposition of a note by a Non-U.S. Holder whose investment in the note is effectively connected with such Non-U.S. Holder's trade or business would be subject to U.S. Federal income tax on a net basis at the rates generally applicable to U.S. persons. In addition, in the case of payments received on the disposition of a note by a corporate Non-U.S. Holder whose investment in the note is effectively connected with such Non-U.S. Holder's trade or business within the United States, the payments may also be subject to a 30% (or lesser rate under an applicable treaty) branch profits tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments of interest and principal and any premium to non-exempt U.S. Holders of notes. "Backup withholding" at a rate of 31% will apply to payments of interest and principal to non-exempt U.S. Holders unless you furnish your taxpayer identification number in the manner prescribed in applicable Treasury regulations; certify that such number is correct; certify as to no loss of exemption from backup withholding; and meet certain other conditions.

     In general, no information reporting or backup withholding will be required with respect to payments on the notes to Non-U.S. Holders if a statement described in (iii) under "Taxation of Non-U.S. Holders -- Interest" has been received and the payer does not have actual knowledge that you are a United States person.

     In addition, backup withholding and information reporting may apply to the proceeds from disposition of notes within the United States or conducted through certain United States related financial intermediaries unless the statement described in (iii) under "Taxation of Non-U.S. Holders -- Interest" has been received (and the payer does not have actual knowledge that you are a United States person) or you otherwise establish an exemption.

     Any amounts withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. Federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

     We have entered into an Underwriting Agreement, (the "Underwriting Agreement"), with Lehman Brothers pursuant to which, and subject to its terms and conditions we have agreed to sell to Lehman Brothers and Lehman Brothers has agreed to purchase from us, all of the notes.

     The Underwriting Agreement provides that the obligation of Lehman Brothers to purchase the notes is subject to the satisfaction of certain conditions, including the approval of certain legal matters by its counsel.

     Subject to the terms and conditions of the Underwriting Agreement, Lehman Brothers must purchase all of the notes from us if it purchases any of them.

     Lehman Brothers will pay us the offering price less the underwriting discount specified on the cover of the final Prospectus Supplement. We estimate that we will incur approximately $1.0 million of expenses in connection with the offering of the notes.

     Lehman Brothers has advised us that it will offer the notes directly to the public at the offering price indicated on the cover. After the initial offering of the notes, Lehman Brothers may change the public offering price and other selling terms.

     We have agreed to indemnify Lehman Brothers against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments Lehman Brothers would be required to make regarding any liabilities that it may have under the Securities Act of 1933.

     Lehman Brothers has represented and agreed that (i) it has not offered or sold and will not offer to sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document otherwise lawfully be issued or passed on.

     Lehman Brothers has advised us that it presently intends to make a market in the notes as permitted by applicable laws and regulations. Lehman Brothers is not obligated to make a market in the notes, however, and it may discontinue this market making at any time in its sole discretion. Accordingly, we cannot assure you that there will be adequate liquidity or adequate trading markets for the notes.

     In connection with the offering of the notes, Lehman Brothers may engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If Lehman Brothers creates a short position in the notes in connection with the offering, by selling more notes than are listed on the cover page of this Prospectus Supplement, then Lehman Brothers may reduce that short position by purchasing notes in the open market. In general, the purchase of a security for the purpose of stabilization or reducing a short position could cause the price of that security to be higher than it might otherwise be in the absence of those purchases.

     Neither we nor Lehman Brothers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor Lehman Brothers makes any representation that anyone will engage in such transactions or that these transactions, once commenced, will not be discontinued without notice.

     Lehman Brothers has, directly and indirectly, provided investment and commercial banking or financial advisory services to us and our affiliates, for which it has received customary fees and commissions and expects to provide these services to us and our affiliates in the future, for which it expects to receive customary fees and commissions. In addition, Lehman Commercial Paper Inc., an affiliate of Lehman Brothers, is a lender under the Bank Credit Facility and acts as the Documentation Agent thereunder.

                                    EXPERTS

     The financial statements included or incorporated by reference in this Prospectus Supplement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included or incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance and sale of the Notes will be passed upon for the Company by Stokes & Bartholomew, P.A., Nashville, Tennessee, and Simpson Thacher & Bartlett, New York, New York and for Lehman Brothers by Latham & Watkins, New York, New York. Stokes & Bartholomew, P.A., Simpson Thacher & Bartlett and Latham & Watkins will rely, as to all matters of Maryland law, upon the opinion of Miles & Stockbridge P.C., Baltimore, Maryland.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PRISON REALTY TRUST, INC. (FORMERLY, PRISON REALTY
  CORPORATION) UNAUDITED PRO FORMA COMBINED FINANCIAL
  STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1998
  Unaudited Pro Forma Combined Financial Statements.........   F-2
  Prison Realty Trust, Inc. Pro Forma Combined Balance Sheet
     for the year ended December 31, 1998...................   F-4
  Prison Realty Trust, Inc. Pro Forma Combined Statement of
     Operations for the year ended December 31, 1998........   F-6
  Prison Realty Trust, Inc. Pro Forma Combined Statement of
     Operations Adjustments for the year ended December 31,
     1998...................................................   F-9
PRISON REALTY TRUST, INC. (FORMERLY, PRISON REALTY
  CORPORATION) UNAUDITED PRO FORMA COMBINED FINANCIAL
  STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1998
  Prison Realty Trust, Inc. Pro Forma Combined Statement of
     Operations for the three months ended March 31, 1998...  F-11
  Prison Realty Trust, Inc. Schedule of Pro Forma Statement
     of Operations Adjustments for the three months ended
     March 31, 1998.........................................  F-14
PRISON REALTY TRUST, INC. (FORMERLY, PRISON REALTY
  CORPORATION) CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  FOR THE THREE MONTHS ENDED MARCH 31, 1999
  Condensed Consolidated Balance Sheets as of March 31, 1999
     and December 31, 1998..................................  F-16
  Condensed Consolidated Statements of Income for the three
     months ended March 31, 1999 and 1998...................  F-18
  Condensed Consolidated Statements of Cash Flows for the
     three months ended March 31, 1999 and 1998.............  F-19
  Notes to Condensed Consolidated Financial Statements......  F-21
PRISON REALTY TRUST, INC. (FORMERLY, PRISON REALTY
  CORPORATION) CONSOLIDATED FINANCIAL STATEMENTS FOR THE
  YEAR ENDED DECEMBER 31, 1998
  Report of Independent Public Accountants..................  F-30
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................  F-31
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1997 and 1996.......................  F-32
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1998, 1997 and 1996...........  F-33
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996.......................  F-34
  Notes to the Consolidated Financial Statements............  F-38
CCA PRISON REALTY TRUST CONSOLIDATED FINANCIAL STATEMENTS
  FOR THE YEAR ENDED DECEMBER 31, 1998
  Report of Independent Public Accountants..................  F-58
  Consolidated Balance Sheets as of December 31, 1998 and
     1997. .................................................  F-59
  Consolidated Statements of Income for the year ended
     December 31, 1998 and for the period from July 18, 1997
     to December 31, 1997. .................................  F-60
  Consolidated Statement of Cash Flows for the year ended
     December 31, 1998 and for the period from July 18, 1997
     to December 31, 1997. .................................  F-61
  Consolidated Statement of Shareholders' Equity for the
     year ended December 31, 1998 and the period from July
     18, 1997 to December 31, 1997. ........................  F-63

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     On December 31, 1998, Old CCA merged with and into the Company, with the Company as the surviving entity and on January 1, 1999, Old Prison Realty merged with and into the Company, with the Company as the surviving entity. Additionally, on April 17, 1998, Old Prison Realty completed the purchase of U.S. Corrections Corporation, a Kentucky corporation ("USCC"), in which it acquired all of the issued and outstanding capital stock and derivative securities of USCC for a cash payment to USCC's shareholders of $157 million plus the assumption of certain liabilities (the "USCC Merger").

     The Merger has been accounted for as a reverse acquisition of the Company by Old CCA and the purchase of Old Prison Realty by the Company. As such, Old CCA has been treated as the acquiring company and Old Prison Realty has been treated as the acquired company for financial reporting purposes. The general provisions of the purchase method of accounting prescribe that: (i) Old Prison Realty's assets and liabilities be recorded at fair market value, as required by Accounting Principles Board Opinion No. 16; (ii) Old CCA's assets and liabilities be carried forward at historical cost; (iii) Old CCA's historical financial statements be presented as the continuing accounting entity's; and
(iv) the equity section of the balance sheet and earnings per share be retroactively restated to reflect the effect of the exchange ratio established in the Merger Agreement. The unaudited Pro Forma Combined Financial Statements have been adjusted as necessary to reflect the above provisions. Accordingly, as of January 1, 1999, the historical book basis of the assets, liabilities and shareholders' equity of Old CCA has become the carrying value of the assets, liabilities and stockholders' equity of the Company, and the assets and liabilities of Old Prison Realty have been recorded on the books of the Company at their estimated fair value.

     As stated above, the purchase method of accounting prescribes that the assets and liabilities acquired from Old Prison Realty be adjusted to estimated fair market value. Management does not anticipate that the preliminary allocation of purchase costs based upon the estimated fair market value of the assets and liabilities of Old Prison Realty will materially change; however, the allocation of purchase costs is subject to final determination based upon estimates and other evaluations of fair market value as of the close of the transactions. Therefore, the allocations reflected in the following unaudited pro forma financial information may differ from the amounts ultimately determined.

     The audited historical financial statements of the Company (formerly, Prison Realty Corporation) as of and for the year ended December 31, 1998 relate to a Maryland corporation formed in September 1998 which began operations on January 1, 1999 as the result of the completion of the mergers of Old CCA, and Old Prison Realty, a Maryland real estate investment trust, with and into the Company on December 31, 1998 and January 1, 1999, respectively. The historical information of the Company as of and for the year ended December 31, 1998 and for the three months ended March 31, 1998 presented in the pro forma financial statements reflect the financial position and results of operations of the Company subsequent to its merger with Old CCA on December 31, 1998, but prior to its merger with Old Prison Realty on January 1, 1999. The Old Prison Realty (formerly CCA Prison Realty Trust) historical information as of and for the year ended December 31, 1998 and for the three months ended March 31, 1998 presented in the pro forma financial statements reflect the financial position and results of operations of Old Prison Realty prior to its merger with the Company on January 1, 1999.

     In the USCC Merger, Old Prison Realty acquired the real estate assets of USCC only. Old CCA purchased the enterprise value of USCC immediately prior to the USCC merger by acquiring the management contracts for $10 million in cash. The following Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1998 and the three months ended March 31, 1998 reflect the pro forma results of operations resulting from the real estate assets acquired by Prison Realty in the USCC Merger as if the USCC Merger had occurred on January 1,

1998. Pro forma results have been prorated for real estate assets becoming operational during the year ended December 31, 1998 and for the three months ended March 31, 1998.

     The following Unaudited Pro Forma Combined Financial Statements represent the unaudited pro forma combined financial results for the Company as of December 31, 1998 and for the year then ended and for the three months ended March 31, 1998. The Pro Forma Combined Statement of Operations for the year ended December 31, 1998 and for the three months ended March 31, 1998 are presented as if the Merger, and the USCC Merger and the offering of the notes had occurred as of the beginning of the period indicated and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Combined Statement of Operations for each period. The Pro Forma Combined Balance Sheet is presented as if the Merger and the offering of the notes had occurred on December 31, 1998 and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Combined Balance Sheet. The pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been had the Merger or the USCC Merger, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                           PRISON REALTY TRUST, INC.
                                 (THE COMPANY)

                        PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)

                                                 PRISON REALTY        OLD                       PRISON REALTY
                                                  TRUST, INC.    PRISON REALTY    PRO FORMA      TRUST, INC.
                                                 (HISTORICAL)    (HISTORICAL)    ADJUSTMENTS      PRO FORMA
                                                 -------------   -------------   -----------    -------------
Current assets:
  Cash, cash equivalents and restricted cash...   $   31,141      $   39,082     $       --      $   70,223
  Prepaid expenses.............................          134              --             --             134
  Deferred tax assets..........................        5,846              --         (5,846)C            --
  Other current assets.........................        6,022              --             --           6,022
                                                  ----------      ----------     ----------      ----------
    Total current assets.......................       43,143          39,082         (5,846)         76,379
                                                  ----------      ----------     ----------      ----------
Property and equipment, net....................      627,389         845,134        477,966A      1,851,360
                                                                                   (131,647)B
                                                                                     32,518D
Other long-term assets:
  Notes receivable.............................      138,549              --             --         138,549
  Investment in direct financing leases........       74,059              --             --          74,059
  Deferred tax assets..........................       45,354              --        (77,354)C            --
                                                                                     32,000C
  Investments in affiliates and others.........      127,691              --             --         127,691
  Other assets.................................       34,252           9,496        (35,445)D        12,303
                                                                                      4,000I
                                                  ----------      ----------     ----------      ----------
                                                  $1,090,437      $  893,712     $  296,192      $2,280,341
                                                  ==========      ==========     ==========      ==========
Current liabilities:
  Accounts payable.............................   $   66,664      $   29,248     $   (2,927)D    $   92,985
  Line of credit...............................           --         279,600        (28,000)F       251,600
  Distributions payable........................           --           2,150        225,000E        227,150
  Income taxes payable.........................       14,966              --             --          14,966
  Other accrued expenses.......................       14,536              --         (5,896)B         8,640
  Current portion of long-term debt............        9,576              --             --           9,576
  Current portion of deferred gains on real
    estate transactions........................       13,294              --        (13,294)B            --
  Current portion of deferred gains on sales of
    contracts..................................       10,677              --             --          10,677
                                                  ----------      ----------     ----------      ----------
    Total current liabilities..................      129,713         310,998        174,883         615,594
Long-term debt, net of current portion.........      290,257              --         28,000F        322,257
                                                                                      4,000I
Deferred gains on real estate transactions.....      112,457              --       (112,457)B            --
Deferred gains on sales of contracts...........      106,024              --             --         106,024
Deferred tax liabilities.......................           --              --         32,000C         32,000
                                                  ----------      ----------     ----------      ----------
    Total liabilities..........................      638,451         310,998        126,426       1,075,875
                                                  ----------      ----------     ----------      ----------
Stockholders' equity
  Preferred stock..............................           --              43             --              43
  Common stock.................................          800             253             --           1,053
  Additional paid-in capital...................      398,493         603,195        477,966A      1,203,370
                                                                                   (225,000)E
                                                                                    (20,777)G
                                                                                    (30,507)H
  Retained earnings............................       52,693         (20,777)       (83,200)C            --
                                                                                     20,777G
                                                                                     30,507H
                                                  ----------      ----------     ----------      ----------
    Total stockholders' equity.................      451,986         582,714        169,766       1,204,466
                                                  ----------      ----------     ----------      ----------
                                                  $1,090,437      $  893,712     $  296,192      $2,280,341
                                                  ==========      ==========     ==========      ==========

       NOTES TO PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 1998

A To record the increase in Old Prison Realty's assets to fair market value resulting from the allocation of the purchase price. The estimated purchase price was calculated as follows:

   Implied common stock value of Old Prison Realty based on
     average share price at announcement of Merger of $37.86
     multiplied by the common shares outstanding of 25,315 at
     December 31, 1998.........................................  $  958,426
   Implied preferred stock value of Old Prison Realty based on average share price at announcement of Merger of $23.78
     multiplied by the preferred shares outstanding of 4,300 at
     December 31, 1998.........................................     102,254
                                                                 ----------
     Total implied fair market value of Old Prison Realty......   1,060,680
   Less net book value of net assets -- Old Prison Realty......    (582,714)
                                                                 ----------
   Asset basis adjustment......................................  $  477,966
                                                                 ==========

B To record reduction in basis of real estate assets related to the deferred gain carried on the books of Old CCA prior to the Merger. The deferred gain resulted from previous sales of real estate assets to Old Prison Realty.

C To record adjustments to Old CCA's deferred tax assets and liabilities due to the tax status of the Company as a REIT subsequent to the Merger.

D To record the increase in Prison Realty's assets resulting from the allocation of Merger costs to be capitalized in accordance with the purchase method of accounting as prescribed by APB Opinion No. 16.

E To record the estimated required distribution of earnings and profits which will be paid in the calendar year of the completion of the Merger.

F To reclassify outstanding debt to reflect the terms of the Company's new $650 million revolving credit facility which was utilized to retire all pre-merger outstanding debt.

G  To eliminate the retained earnings of Old Prison Realty.

H To eliminate the retained deficit resulting from the change in tax status of the Company to a REIT subsequent to the Merger.

I To record the effects of this offering of the notes and the estimated debt issue costs, assuming the issuance of $100,000 of notes and estimated debt issue costs of $4,000.

                           PRISON REALTY TRUST, INC.
                                 (THE COMPANY)

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                       PRISON REALTY        OLD
                                        TRUST, INC.    PRISON REALTY      OLD CCA PRO
                                        HISTORICAL      HISTORICAL     FORMA ADJUSTMENTS      COMPANY PRO        PRO
                                             A               B                 C           FORMA ADJUSTMENTS    FORMA
                                       -------------   -------------   -----------------   -----------------   --------
Rental revenues......................    $662,059         $69,867          $(662,059)          $ (66,716)D     $183,407
                                                                                                 180,256E
Licensing fees.......................          --              --                 --               6,554K         6,554
Interest income......................          --             796                 --              16,440L        28,626
                                                                                                  11,390N
                                         --------         -------          ---------           ---------       --------
                                          662,059          70,663           (662,059)            147,924        218,587
                                         --------         -------          ---------           ---------       --------
Expenses:
  Operating..........................     496,522              --           (496,522)                 --             --
  Lease..............................      58,018              --            (58,018)                 --             --
  General and administrative.........      28,628           2,648            (28,276)                500F         3,500
  Loan costs writeoff................       2,043           2,559             (2,043)             (2,559)G           --
  Merger costs.......................          --           8,530                 --              (8,530)H           --
  CCA compensation charge............      22,850              --            (22,850)                 --             --
  Depreciation and amortization......      15,973          17,609             (9,454)              9,721I        33,849
                                         --------         -------          ---------           ---------       --------
                                          624,034          31,346           (617,163)               (868)        37,349
                                         --------         -------          ---------           ---------       --------
Operating income.....................      38,025          39,317            (44,896)            148,792        181,238
Equity in earnings of subsidiaries...          --              --                 --             (26,285)J      (26,285)
Interest (income) expense............      (4,380)          9,827                114               2,199M        21,958
                                                                                                  11,390N
                                                                                                   2,808O
                                         --------         -------          ---------           ---------       --------
Income before income taxes...........      42,405          29,490            (45,010)            158,680        185,565
Provision for income taxes...........      15,424              --            (15,424)                 --             --
                                         --------         -------          ---------           ---------       --------
Net income before cumulative effect
  of accounting change...............      26,981          29,490            (29,586)            158,680        185,565
Cumulative effect of accounting
  change, net of tax.................      16,145              --            (16,145)                 --             --
                                         --------         -------          ---------           ---------       --------
Net income...........................      10,836          29,490            (13,441)            158,680        185,565
Dividends to preferred
  shareholders.......................          --           7,869                 --                  --          7,869
                                         --------         -------          ---------           ---------       --------
Net income available to common.......    $ 10,836         $21,621          $ (13,441)          $ 158,680       $177,696
                                         ========         =======          =========           =========       ========

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

A Represents the audited historical consolidated statement of operations of the Company (formerly, Prison Realty Corporation) for the year ended December 31, 1998.

B Represents the audited historical consolidated statement of operations of Old Prison Realty for the year ended December 31, 1998.

C Represents the sum of the pro forma adjustments which remove the historical results of operations related to the management contracts sold as presented in the following Schedule of Old CCA Pro Forma Statement of Operations Adjustments.

D Represents adjustments to remove historical rental revenues based on leases previously existing between Old CCA and Old Prison Realty.

E To record rental revenue from CCA based upon leases entered into immediately following the Merger as if the Merger and the USCC Merger had occurred as of January 1, 1998. Rental revenues are not included in the pro forma income statement for periods prior to the date a facility began operations.

F To record anticipated additional general and administrative expenses assuming a full year of operations. All expenses are considered normal and recurring.

G To remove the effect of non-recurring expenses related to loan costs writeoff recorded in the statement of operations of Old Prison Realty.

H To remove the effect of nonrecurring expenses related to the Merger recorded in the statement of operations of Old Prison Realty.

I To record additional depreciation expense on real estate assets of Old Prison Realty, including assets acquired from USCC, based on the application of the purchase method of accounting as if the Merger and the USCC Merger had occurred as of January 1, 1998. Depreciation expense was pro rated for properties becoming operational during the year. The increase in Old Prison Realty's assets to fair market value was allocated to buildings and improvements, machinery and equipment and land in accordance with Old Prison Realty's historical net book values of each asset category. The resulting increases to buildings and improvements and machinery and equipment has been depreciated (on a pro forma basis) over 50 years and 5 years, respectively, utilizing the straight line depreciation method.

J To record equity in earnings (under the equity method of accounting) of Service Company A and Service Company B based on the Company's 95% equity interest in accordance with EITF 95-6, "Accounting by a Real Estate Investment Trust for an Investment in a Service Corporation." The calculation of the pro forma earnings amount is as follows:

     Historical annual income before income taxes of Service
      Company A.............................................  $ 21,754
     Historical annual income before income taxes of Service
      Company B.............................................    23,604
                                                              --------
                                                                45,358
     Less income taxes at the statutory rate................   (17,690)
                                                              --------
     Adjusted aggregate annual net income of Service Company
      A and Service Company B...............................    27,668
     The Company's equity interest..........................        95%
                                                              --------
     The Company's earnings in equity interests.............  $ 26,285
                                                              ========

   The Company's earnings in the equity interests of Service Company A and Service Company B have not been adjusted for the additional depreciation/amortization to be recorded by Service Company A and Service Company B resulting from the increase in the service companies' assets to fair market value because the expected depreciation/amortization to be recognized by Service

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1998 -- (CONTINUED)

   Company A and Service Company B will approximate the expected recognition of the deferred gain on sale of contracts by the Company.

K To record income from licensing fees to be paid by CCA for the use of the Corrections Corporation of America name.

L To record interest income on the $137,000 installment note receivable from CCA.

M To record the effects of interest expense on debt incurred in conjunction with the USCC Merger as if the USCC Merger had occurred as of January 1, 1998, net of capitalized interest on real estate assets acquired while construction was in process.

N To reclassify the Company's historical interest income to conform with the adjusted pro forma presentation.

O Adjustment to reflect the change in interest expense as a result of this offering of the notes, assuming the issuance of $100,000 of notes at an interest rate of 12% including the amortization of the estimated debt issuance costs.

                           PRISON REALTY TRUST, INC.
                                 (THE COMPANY)

                         SCHEDULE OF OLD CCA PRO FORMA
                      STATEMENT OF OPERATIONS ADJUSTMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                                  SERVICE     SERVICE                SUM OF OLD CCA
                                                 COMPANY A   COMPANY B      CCA        PRO FORMA
                                                    AA          BB          CC        ADJUSTMENTS
                                                 ---------   ---------   ---------   --------------
Revenues.......................................  $(138,158)  $(150,587)  $(373,314)    $(662,059)
Expenses:
  Operating....................................  (108,204)   (115,266)    (273,052)     (496,522)
  Lease........................................      (132)     (3,445)     (54,441)      (58,018)
  General and administrative...................    (4,000)FF   (4,000)FF   (20,276)      (28,276)
  Loan costs writeoff..........................        --          --       (2,043)DD      (2,043)
  CCA compensation charge......................        --          --      (22,850)EE     (22,850)
  Depreciation and amortization................    (4,085)     (4,369)      (1,000)       (9,454)
                                                 ---------   ---------   ---------     ---------
                                                 (116,421)   (127,080)    (373,662)     (617,163)
                                                 ---------   ---------   ---------     ---------
Operating income...............................   (21,737)    (23,507)         348       (44,896)
Interest (income) expense......................        17          97           --           114
                                                 ---------   ---------   ---------     ---------
Income before income taxes.....................   (21,754)    (23,604)         348       (45,010)
Provision for income taxes.....................    (6,634)     (7,022)      (1,768)      (15,424)
                                                 ---------   ---------   ---------     ---------
  Net income before cumulative effect of
    accounting change..........................   (15,120)    (16,582)       2,116       (29,586)
                                                 ---------   ---------   ---------     ---------
  Cumulative effect of accounting change, net
    of tax.....................................    (3,369)     (3,672)      (9,104)      (16,145)
                                                 ---------   ---------   ---------     ---------
  Net income...................................  $(11,751)   $(12,910)   $  11,220     $ (13,441)
                                                 =========   =========   =========     =========

                     NOTES TO SCHEDULE OF OLD CCA PRO FORMA
                      STATEMENT OF OPERATIONS ADJUSTMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

AA Immediately prior to the Merger, the Company and Old CCA, through a series of transactions, sold to Service Company A certain management contracts relating to government-owned prison facilities and certain other net assets in exchange for shares of non-voting common stock of Service Company A. This adjustment removes the historical results of operations related to the management contracts sold to Service Company A as if the Merger and sale had occurred as of January 1, 1998.

BB Immediately prior to the Merger, the Company and Old CCA, through a series of transactions, sold to Service Company B certain management contracts relating to government-owned prison facilities and certain other net assets in exchange for shares of non-voting common stock of Service Company B. This adjustment removes the historical results of operations related to the management contracts sold to Service Company B as if the Merger and sale had occurred as of January 1, 1998.

CC Immediately prior to the Merger, Old CCA sold to CCA certain management contracts relating to Prison Realty-owned prison facilities, certain management contracts relating to government owned prison facilities and certain other net assets in exchange for an installment note in the principal amount of $137,000 and 9.5% of the common stock of CCA. This adjustment removes the historical results of operations related to the management contracts sold to CCA as if the Merger and sale had occurred as of January 1, 1998.

DD To remove the effect of nonrecurring expenses related to loan costs writeoff recorded in the statement of operations of the Company.

EE To remove the effect of nonrecurring compensation expense recognized by Old CCA during the fourth quarter of 1998 related to the issuance of 4,999,996 shares of Old CCA voting common stock issued by Old CCA prior to the Merger.

FF Includes the pro forma aggregate annual payments to be paid by Service Companies A and B to CCA for general and administrative services. Each service company is expected to pay approximately $3,000 to CCA on an annual basis.

                           PRISON REALTY TRUST, INC.
                                 (THE COMPANY)
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

                                 PRISON REALTY         OLD          OLD CCA
                                  TRUST, INC.     PRISON REALTY    PRO FORMA        COMPANY
                                  HISTORICAL       HISTORICAL      ADJUSTMENT      PRO FORMA
                                       A                B              C          ADJUSTMENT      PRO FORMA
                                 -------------    -------------    ----------    -------------    ---------
Revenues.......................    $141,298          $13,465       $(141,298)      $(13,465)D      $40,221
                                                                                     40,221E
Licensing fees.................          --               --              --          1,600I         1,600
Interest Income................          --               --              --          4,110J        12,925
                                                                                      8,815L
                                   --------          -------       ---------       --------        -------
                                    141,298           13,465        (141,298)        41,281         54,746
                                   --------          -------       ---------       --------        -------
Expenses:
  Operating....................      99,719               --         (99,719)            --             --
  Lease........................      11,095               --         (11,095)            --             --
  General and administrative...       4,953              423          (5,046)           545F           875
  Depreciation and
     amortization..............       3,388            4,130          (1,688)         3,191G         9,021
                                   --------          -------       ---------       --------        -------
                                    119,155            4,553        (117,548)         3,736          9,896
                                   --------          -------       ---------       --------        -------
Operating income...............      22,143            8,912         (23,750)        37,545         44,850
Equity in earnings of
  subsidiaries.................          --               --              --         (5,025)H       (5,025)
Interest (income) expense......      (2,791)             186              31          2,199K         9,270
                                                                                      8,815L
                                                                                        830M
                                   --------          -------       ---------       --------        -------
Income before income taxes.....      24,934            8,726         (23,781)        30,726         40,605
Provision for income taxes.....       6,491               --          (6,491)            --             --
                                   --------          -------       ---------       --------        -------
Net income.....................      18,443            8,726         (17,290)        30,726         40,605
Dividends to preferred
  shareholders.................          --            1,419              --             --          1,419
                                   --------          -------       ---------       --------        -------
Net income available to
  common.......................    $ 18,443          $ 7,307       $ (17,290)      $ 30,726        $39,186
                                   ========          =======       =========       ========        =======

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

A Represents the audited historical consolidated statement of operations of the Company (formerly, Prison Realty Corporation) for the quarter ended March 31, 1998.

B Represents the audited historical consolidated statement of operations of Old
  Prison Realty for the quarter ended March 31, 1998.

C Represents the sum of the pro forma adjustments which remove the historical results of operations related to the management contracts sold as presented in the following Schedule of Old CCA Pro Forma Statement of Operations Adjustments.

D Represents adjustments to remove historical rental revenues based on leases previously existing between Old CCA and Old Prison Realty.

E To record rental revenue from CCA based upon leases entered into immediately following the Merger as if the Merger and the USCC Merger had occurred as of January 1, 1998. Rental revenues are not included in the pro forma income statement for periods prior to the date a facility began operations.

F To record anticipated additional general and administrative expenses assuming a full quarter of operations. All expenses are considered normal and recurring.

G To record additional depreciation expense on real estate assets of Old Prison
  Realty, including assets acquired from USCC, based on the application of the purchase method of accounting as if the Merger and the USCC Merger had occurred as of January 1, 1998. Depreciation expense was pro rated for properties becoming operational during the year. The increase in Old Prison Realty's assets to fair market value was allocated to buildings and improvements, machinery and equipment and land in accordance with Old Prison Realty's historical net book values of each asset category. The resulting increases to buildings and improvements and machinery and equipment have been depreciated (on a pro forma basis) over 50 years and 5 years, respectively, utilizing the straight line depreciation method.

H To record equity in earnings (under the equity method of accounting) of Service Company A and Service Company B based on the Company's 95% equity interest in accordance with EITF 95-6, "Accounting by a Real Estate Investment Trust for an Investment in a Service Corporation." The calculation of the pro forma earnings amount is as follows:

I To record income from licensing fees to be paid by CCA for the use of the Corrections Corporation of America name.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS ENDED MARCH 31, 1998 -- (CONTINUED)

J To record interest income on the $137,000 installment note receivable from CCA.

Historical annual income before income taxes of Service
  Company A.............................................  $ 3,482
Historical annual income before income taxes of Service
  Company B.............................................    5,190
                                                          -------
                                                            8,672
Less income taxes at the statutory rate.................   (3,382)
                                                          -------
Adjusted aggregate annual net income of Service Company
  A and Service Company B...............................    5,290
The Company's equity interest...........................       95%
                                                          -------
The Company's earnings in equity interests..............  $ 5,025
                                                          =======

    The Company's earnings in the equity interests of Service Company A and Service Company B have not been adjusted for the additional depreciation/amortization to be recorded by Service Company A and Service Company B resulting from the increase in the service companies' assets to fair market value because the expected depreciation/amortization to be recognized by Service Company A and Service Company B will approximate the expected recognition of the deferred gain on sale of contracts by the Company.

K To record the effects of interest expense on debt incurred in conjunction with the USCC Merger as if the USCC Merger had occurred as of January 1, 1998, net of capitalized interest on real estate assets acquired while construction was in process.

L To reclassify the Company's historical interest income to conform with the adjusted pro forma presentation.

M Adjustment to reflect the change in interest expense as a result of this offering of the notes, assuming the issuance of $100,000 of notes at an interest rate of 12%.

                           PRISON REALTY TRUST, INC.
                                 (THE COMPANY)
                         SCHEDULE OF OLD CCA PRO FORMA
                      STATEMENT OF OPERATIONS ADJUSTMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                  (UNAUDITED)

                                                                                          SUM OF OLD CCA
                           SERVICE COMPANY A    SERVICE COMPANY B           CCA             PRO FORMA
                                  AA                   BB                   CC             ADJUSTMENTS
                           -----------------    -----------------    -----------------    --------------
Revenues.................      $(26,419)            $(27,991)            $(86,888)          $(141,298)
                               --------             --------             --------           ---------
Expenses:
  Operating..............       (21,249)             (20,346)             (58,124)            (99,719)
  Lease..................           (31)                (705)             (10,359)            (11,095)
  General and
     administrative......        (1,000)DD            (1,000)DD            (3,046)             (5,046)
  Depreciation and
     amortization........          (663)                (775)                (250)             (1,688)
                               --------             --------             --------           ---------
                                (22,943)             (22,826)             (71,779)           (117,548)
                               --------             --------             --------           ---------
Operating income.........        (3,476)              (5,165)             (15,109)            (23,750)
Interest (income)
  expense................             6                   25                   --                  31
                               --------             --------             --------           ---------
Income before income
  taxes..................        (3,482)              (5,190)             (15,109)            (23,781)
Provision for income
  taxes..................          (926)              (1,358)              (4,207)             (6,491)
                               --------             --------             --------           ---------
Net income...............      $ (2,556)            $ (3,832)            $(10,902)          $ (17,290)
                               ========             ========             ========           =========

                 NOTES TO SCHEDULE OF PRISON REALTY TRUST, INC.
                 PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

AA Immediately prior to the Merger, the Company and Old CCA, through a series of transactions, sold to Service Company A certain management contracts relating to government-owned prison facilities and certain other net assets in exchange for shares of non-voting common stock of Service Company A.
     This adjustment removes the historical results of operations related to the management contracts sold to Service Company
     A as if the Merger and sale had occurred as of January 1, 1998.

BB Immediately prior to the Merger, the Company and Old CCA, through a series of transactions, sold to Service Company B certain management contracts relating to government-owned prison facilities and certain other net assets in exchange for shares of non-voting common stock of Service Company B.
     This adjustment removes the historical results of operations related to the management contracts sold to Service Company
     B as if the Merger and sale had occurred as of January 1, 1998.

CC Immediately prior to the Merger, Old CCA sold to CCA certain management contracts relating to Prison Realty-owned prison facilities, certain management contracts relating to government owned prison facilities and certain other net assets in exchange for an installment note in the principal amount of $137,000 and 9.5% of the common stock of CCA. This adjustment removes the historical results of operations related to the management contracts sold to CCA as if the Merger and sale had occurred as of January 1, 1998.

DD Includes the pro forma aggregate annual payments to be paid by Service Companies A and B to CCA for general and administrative services. Each service company is expected to pay approximately $3,000 to CCA on an annual basis.

                           PRISON REALTY TRUST, INC.

               CONDENSED CONSOLIDATED BALANCE SHEETS (SEE NOTE 3)
                      MARCH 31, 1999 AND DECEMBER 31, 1998
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               MARCH 31,     DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
Real estate properties, at cost:
  Correctional and detention facilities.....................  $2,031,019      $  637,640
  Less accumulated depreciation.............................     (19,192)        (10,251)
                                                              ----------      ----------
     Net real estate properties.............................   2,011,827         627,389
Cash and cash equivalents...................................      11,324          31,141
Restricted cash.............................................      91,581              --
Notes receivable............................................     138,549         138,549
Investments in affiliates and others........................     132,703         127,691
Investments in direct financing leases......................      76,644          77,809
Deferred tax assets.........................................          --          51,200
Amounts under lease arrangements............................       6,437              --
Receivable from New CCA.....................................       6,227              --
Other assets................................................      19,153          36,658
                                                              ----------      ----------
     Total assets...........................................  $2,494,445      $1,090,437
                                                              ==========      ==========

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

                           PRISON REALTY TRUST, INC.

               CONDENSED CONSOLIDATED BALANCE SHEETS (SEE NOTE 3)
                      MARCH 31, 1999 AND DECEMBER 31, 1998
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (CONTINUED)

                                                               MARCH 31,     DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Distributions payable.....................................  $  221,505      $       --
  Bank credit facility......................................     620,000         222,000
  Convertible subordinated notes and other debt.............      70,780          77,833
  Accounts payable and accrued expenses.....................     107,656          81,200
  Income taxes payable......................................       8,197          14,966
  Deferred gains on real estate transactions................          --         125,751
  Deferred gains on sales of contracts......................     112,889         116,701
  Deferred tax liability....................................      32,000              --
                                                              ----------      ----------
     Total liabilities......................................   1,173,027         638,451
                                                              ----------      ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock , $.01 par value; 10,000 shares
     authorized; 4,300 and 0 outstanding,...................          43              --
  Common stock, $.01 par value; 300,000 shares authorized,
     114,391 and 79,956 shares issued and outstanding,......       1,144             800
  Additional paid-in capital................................   1,323,959         398,493
  Retained earnings.........................................          --          52,693
  Cumulative net income.....................................      60,595              --
  Accumulated distributions.................................     (64,323)             --
                                                              ----------      ----------
     Total stockholders' equity.............................   1,321,418         451,986
                                                              ----------      ----------
     Total liabilities and stockholders' equity.............  $2,494,445      $1,090,437
                                                              ==========      ==========

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

                           PRISON REALTY TRUST, INC.

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (SEE NOTE 3)
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1999        1998
                                                              --------    --------
REVENUES:
  Rental revenues...........................................  $ 63,640    $     --
  Interest income...........................................     6,214          --
  Licensing fees............................................     2,132          --
  Management and other revenues.............................        --     141,298
                                                              --------    --------
                                                                71,986     141,298
                                                              --------    --------
EXPENSES:
  Depreciation and amortization.............................     9,917       3,388
  General and administrative................................       882       4,953
  Operating.................................................        --      99,719
  Lease.....................................................        --      11,095
                                                              --------    --------
                                                                10,799     119,155
                                                              --------    --------
OPERATING INCOME............................................    61,187      22,143
Equity in earnings of subsidiaries and amortization of
  deferred gains............................................     7,681          --
Interest expense............................................    (8,273)     (6,024)
Interest income.............................................        --       8,815
                                                              --------    --------
INCOME BEFORE INCOME TAXES..................................    60,595      24,934
Provision for change in tax status..........................    83,200          --
Provision for income taxes..................................        --       6,491
                                                              --------    --------
NET INCOME (LOSS)...........................................   (22,605)     18,443
DIVIDENDS TO PREFERRED SHAREHOLDERS.........................    (2,150)         --
                                                              --------    --------
NET INCOME (LOSS) AVAILABLE FOR COMMON SHARES...............  $(24,755)   $ 18,443
                                                              ========    ========
NET INCOME (LOSS) AVAILABLE PER COMMON SHARE:
  Basic.....................................................  $  (0.23)   $   0.27
                                                              ========    ========
  Diluted...................................................  $  (0.23)   $   0.23
                                                              ========    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC...........   107,282      69,552
                                                              ========    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED.........   107,282      79,132
                                                              ========    ========

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

                           PRISON REALTY TRUST, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (SEE NOTE 3)
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                      (UNAUDITED AND AMOUNTS IN THOUSANDS)

                                                                1999         1998
                                                              ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ (22,605)   $ 18,443
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................      9,917       3,388
  Provision for change in tax status........................     83,200          --
  Deferred and other noncash income taxes...................         --       2,612
  Other noncash items.......................................         --         122
  Equity in earnings of unconsolidated entities.............     (5,012)       (350)
  Recognized gain on sales of contracts.....................     (2,669)         --
  Recognized gain on real estate transactions...............         --      (3,251)
  Changes in assets and liabilities, net of acquisitions and divestitures:
     Accounts receivable....................................     (1,314)     (9,334)
     Prepaid expenses.......................................       (398)        542
     Other current assets...................................     (6,754)       (646)
     Accounts payable.......................................     (1,641)    (12,411)
     Income taxes payable...................................     (6,769)     (9,520)
     Accrued expenses and other liabilities.................      3,604         315
                                                              ---------    --------
       Net cash provided by (used in) operating
        activities..........................................     49,559     (10,090)
                                                              ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment.........................   (169,958)    (69,918)
Increase in restricted cash and investments.................    (74,393)         --
Cash acquired in purchase of CCA Prison Realty Trust........     21,894          --
Increase in other assets....................................     (3,937)     (2,697)
Proceeds from disposals of assets...........................         --      36,132
Payments received on direct financing leases and notes
  receivable................................................      1,165       1,257
                                                              ---------    --------
       Net cash used in investing activities................   (225,229)    (35,226)
                                                              ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt....................     40,000          --
Payments on long-term debt..................................        (53)        (11)
Proceeds from line of credit, net...........................    118,400      40,000
Payment of debt issuance costs..............................     (7,366)         --
Proceeds from issuance of common stock......................     74,840          --
Distributions paid on common shares.........................    (67,818)         --
Distributions paid on preferred shares......................     (2,150)         --
Proceeds from exercise of stock options and warrants........         --         727
Purchase of treasury stock..................................         --      (7,600)
                                                              ---------    --------
       Net cash provided by financing activities............    155,853      33,116
                                                              ---------    --------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (19,817)    (12,200)
CASH AND CASH EQUIVALENTS, beginning of year................     31,141     136,147
                                                              ---------    --------
CASH AND CASH EQUIVALENTS, end of year......................  $  11,324    $123,947
                                                              =========    ========

                                  (Continued)

                           PRISON REALTY TRUST, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (SEE NOTE 3)
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                      (UNAUDITED AND AMOUNTS IN THOUSANDS)
                                  (CONTINUED)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest (net of amounts capitalized).....................  $        --    $    167
                                                              ===========    ========
  Income taxes..............................................  $     6,769    $ 13,403
                                                              ===========    ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES - INCREASES (DECREASES) TO CASH:
Long-term debt was converted into common stock:
  Other assets..............................................  $     1,161    $      5
  Long-term debt............................................      (47,000)     (1,400)
  Common stock..............................................           50          51
  Additional paid-in capital................................       45,789          32
  Treasury stock............................................           --      32,812
  Retained earnings.........................................           --     (31,500)
                                                              -----------    --------
                                                              $        --    $     --
                                                              ===========    ========
The Company acquired treasury stock and issued common stock
  through the exercise of stock options:
  Common stock..............................................  $        --    $    374
  Additional paid-in capital................................           --       3,073
  Retained earnings.........................................           --        (114)
  Treasury stock, at cost...................................           --      (3,333)
                                                              -----------    --------
                                                              $        --    $     --
                                                              ===========    ========
The Company acquired CCA Prison Realty Trust's assets and
  liabilities for stock:
  Restricted cash...........................................  $   (17,188)   $     --
  Property and equipment....................................   (1,323,100)         --
  Other assets..............................................       (9,496)         --
  Accounts payable and accrued expenses.....................       29,248          --
  Line of credit............................................      279,600          --
  Distributions payable.....................................        2,150          --
  Common stock..............................................          253          --
  Preferred stock...........................................           43          --
  Additional paid-in capital................................    1,081,161          --
  Retained earnings.........................................       43,817          --
  Accumulated distributions.................................      (64,594)         --
                                                              -----------    --------
       Net cash acquired....................................  $    21,894    $     --
                                                              ===========    ========

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

                           PRISON REALTY TRUST, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1999

1.  ORGANIZATION AND OPERATIONS

BACKGROUND AND FORMATION TRANSACTIONS

     Prison Realty Trust, Inc., formerly Prison Realty Corporation, a Maryland corporation (the "Company"), was formed in September 1998. Corrections Corporation of America, a Tennessee corporation ("Old CCA"), and CCA Prison Realty Trust, a Maryland real estate investment trust ("Prison Realty"), merged with and into the Company on December 31, 1998 and January 1, 1999, respectively (collectively, the "Merger"), pursuant to an Amended and Restated Agreement and Plan of Merger by and among Old CCA, Prison Realty and the Company, dated as of September 29, 1998 (the "Merger Agreement"). In the Merger, Old CCA shareholders received 0.875 share of common stock of the Company, $0.01 par value per share, in exchange for each share of Old CCA common stock, $1.00 par value per share. Prison Realty's common and preferred shareholders received one share of the Company's common or preferred stock for each Prison Realty common or preferred share held by them prior to the Merger.

     The Merger was legally structured as a common control transfer from Old CCA and Prison Realty to the Company. For accounting purposes, the Merger has been accounted for as a reverse acquisition of the Company by Old CCA and the acquisition of Prison Realty by the Company. As such, Old CCA's assets and liabilities have been carried forward at historical cost and the provisions of reverse accounting prescribe that Old CCA's historical financial statements be presented as the Company's historical financial statements. The historical equity sections of the financial statements and earnings per share have been retroactively restated to reflect the Company's equity structure including the exchange ratio and the effects of the differences in par values of the respective companies' common stock. Prison Realty's assets and liabilities have been recorded at fair market value, as required by Accounting Principles Board Opinion No. 16.

OPERATIONS

     Prior to the Merger, Old CCA operated and managed prisons and other correctional and detention facilities and provided prisoner transportation services for governmental agencies. Old CCA also provided a full range of related services to governmental agencies, including managing, financing, developing, designing and constructing new correctional and detention facilities and redesigning and renovating older facilities. Subsequent to the Merger, the Company specializes in acquiring, developing and owning correctional and detention facilities. The Company intends to operate so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes and intends to elect to qualify as a REIT commencing with its taxable year ending December 31, 1999.

     The Company's results of operations for all periods prior to January 1, 1999 reflect the operating results of Old CCA and the results of operations subsequent to January 1, 1999 reflect the operating results of the Company as a REIT. The accompanying unaudited condensed consolidated financial statements compare the operating results of the Company for the three months ended March 31, 1999 to the three months ended March 31, 1998. Management believes the comparison between 1999 and 1998 is not meaningful because the 1998 results reflect the operations of Old CCA and the 1999 results of operations reflect the operating results of the Company as a REIT.

     The following unaudited pro forma operating information presents a summary of comparable consolidated results of combined operations as a REIT of the Company and Prison Realty for the three months ended March 31, 1998, as if the Merger had occurred as of January 1, 1998 and excluding the effect of any provision for the change in tax status. The unaudited pro forma operating

                           PRISON REALTY TRUST, INC.

information is presented for comparison purposes only and does not purport to represent what the Company's results of operations actually would have been had the Merger, in fact, occurred on January 1, 1998.

                                                                PRO FORMA
                                                               THREE MONTHS
                                                                  ENDED
                                                              MARCH 31, 1998
                                                              --------------
                                                               (AMOUNTS IN
                                                                THOUSANDS)
Revenues....................................................     $54,746
Operating income............................................      44,850
Net income available to common shareholders.................      40,016
Net income per common share:
  Basic.....................................................     $  0.44
  Diluted...................................................        0.40

2.  MERGER TRANSACTIONS AND RELATED CONTRACTUAL RELATIONSHIPS

     On December 31, 1998, immediately prior to the Merger, Old CCA sold to Corrections Corporation of America, formerly Correctional Management Services Corporation, a privately-held Tennessee corporation formed in connection with the Merger ("New CCA"), all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other assets and liabilities, and entered into a trade name use agreement as described below. In exchange, Old CCA received an installment note in the principal amount of $137.0 million (the "CCA Note") and 100% of the non-voting common stock of New CCA, representing a 9.5% economic interest in New CCA valued at the implied fair market value of $4.8 million. The CCA Note has a term of 10 years and bears interest at a rate of 12% per annum. Interest only is generally payable for the first four years of the CCA Note, and the principal will be amortized over the following six years. The sale to New CCA generated a deferred gain of $62.2 million. In accordance with the installment method of gain recognition as specified by the Securities and Exchange Commission's Staff Accounting Bulletin No. 81, the deferred gain from the above described sale to New CCA will be amortized into income over the six year period in which principal payments on the Note are received. The Company's investment in New CCA is being accounted for under the cost method of accounting.

     On December 31, 1998, immediately prior to the Merger and in connection with the transaction described above, Old CCA entered into a trade name use agreement with New CCA (the "Trade Name Use Agreement"). Under the Trade Name Use Agreement, which has a term of ten years, Old CCA granted to New CCA the right to use the name "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. In consideration for such right, New CCA agreed to pay a fee equal to (i) 2.75% of the gross revenues of New CCA for the first three years of the Trade Name Use Agreement, (ii) 3.25% of New CCA's gross revenues for the following two years of the Trade Name Use Agreement, and (iii) 3.625% of New CCA's gross revenues for the remaining term of the Trade Name Use Agreement, provided that the amount of such fee may not exceed (a) 2.75% of the gross revenues of the Company for the first three years of the Trade Name Use Agreement, (b) 3.5% of the Company's gross revenues for the following two

                           PRISON REALTY TRUST, INC.

years of the Trade Name Use Agreement, and (c) 3.875% of the Company's gross revenues for the remaining term of the Trade Name Use Agreement. The Company succeeded to Old CCA's interest in the Trade Name Use Agreement as a result of the Merger.

     On December 31, 1998, immediately prior to the Merger and in connection with the Merger, Old CCA sold to Prison Management Services, LLC, a privately-held Delaware limited liability company formed in connection with the Merger ("PMS"), certain management contracts and certain other assets and liabilities relating to government-owned adult prison facilities managed by Old CCA. In exchange, Old CCA received 100% of the non-voting membership interest in PMS which interest obligates PMS to make distributions to Old CCA equal to 95% of its net income, as defined, and is valued at the implied fair market value of $67.1 million. The Company succeeded to this interest as a result of the Merger, and the Company's interest in PMS is included in "Investments in affiliates and others" in the accompanying balance sheet. The sale to PMS generated a deferred gain of $35.4 million. On January 1, 1999, PMS merged with Prison Management Services, Inc., a privately-held Tennessee corporation ("Service Company A").

     On December 31, 1998, immediately prior to the Merger and in connection with the Merger, Old CCA sold to a privately-held Delaware limited liability company formed in connection with the Merger, Juvenile and Jail Facility Management Services, LLC ("JJFMS"), certain management contracts and certain other assets and liabilities relating to government-owned jails and juvenile facilities managed by Old CCA. In exchange, Old CCA received 100% of the non-voting membership interest in JJFMS which interest obligates JJFMS to make distributions to Old CCA equal to 95% of its net income, as defined, and is valued at the implied fair market value of $55.9 million. The Company succeeded to this interest as a result of the Merger and the Company's interest in JJFMS is included in "Investments in affiliates and others" in the accompanying balance sheet. The sale to JJFMS generated a deferred gain of $18.0 million. On January 1, 1999, JJFMS merged with Juvenile and Jail Facility Management Services, Inc., a privately-held Tennessee corporation ("Service Company B," and collectively with Service Company A, the "Service Companies").

     The deferred gains from the sales of contracts to the Service Companies will be amortized into income over a five year period which represents the average remaining lives of the contracts sold plus any contractual renewal options as specified by the Securities and Exchange Commission's Staff Accounting Bulletin No. 81. The Company's investments in the Service Companies will be accounted for under the equity method of accounting.

     On January 1, 1999, immediately after the Merger, all existing leases between Old CCA and Prison Realty were cancelled and the Company entered into a master lease agreement and leases with respect to each leased property with New CCA (the "New CCA Leases"). The terms of the New CCA Leases are twelve years which may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and New CCA. The payments required under the lease arrangements in the first quarter were approximately $61.0 million.

     Effective January 1, 1999, the Company and New CCA entered into a Right to Purchase Agreement (the "Right to Purchase Agreement") pursuant to which New CCA granted to the Company the right to acquire, and leaseback to New CCA at fair market rental rates, any correctional or detention facility acquired or developed and owned by New CCA in the future for a period of ten years following the date inmates are first received at such facility. The initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and New CCA. Additionally, New CCA granted the Company the right of first refusal to acquire any New CCA-owned correctional or detention facility should New CCA receive an acceptable third party offer to acquire any such facility.

                           PRISON REALTY TRUST, INC.

     On January 1, 1999, immediately after the Merger, the Company entered into a services agreement (the "Services Agreement") with New CCA pursuant to which New CCA agreed to serve as a facilitator of the construction and development of additional facilities on behalf of the Company for a term of five years from the date of the Services Agreement. In such capacity, New CCA will perform, at the direction of the Company, such services as are customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design, and governmental relations. In consideration for the performance of such services by New CCA, the Company agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee referred to herein) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 per bed for facility preparation services provided by New CCA prior to the date on which inmates are first received at such facility. The Board of Directors of the Company has authorized payments up to an additional 5% of the total capital expenditures (as determined above) to New CCA if additional services are requested by the Company.

     On January 1, 1999, immediately after the Merger, the Company entered into a tenant incentive agreement (the "Tenant Incentive Agreement") with New CCA pursuant to which the Company agreed to pay to New CCA an incentive fee to induce New CCA to enter into New CCA Leases with respect to those facilities developed and facilitated by New CCA. The amount of the incentive fee was set at $840 per bed for each facility leased by New CCA for which New CCA served as developer and facilitator. This $840 per bed incentive fee, however, did not include an allowance for rental payments to be paid by New CCA. Therefore, on May 4, 1999, the Company and New CCA entered into an amended and restated tenant incentive agreement (the "Amended and Restated Tenant Incentive Agreement"), effective as of January 1, 1999, providing for (i) a tenant incentive fee of up to $4,000 per bed payable with respect to all future facilities developed and facilitated by New CCA, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy, and (ii) an $840 per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 beds, that were not subject to the tenant allowance in the first quarter of 1999. The amount of the amended tenant incentive fee includes an allowance for rental payments to be paid by New CCA prior to the facility reaching stabilized occupancy. The term of the Amended and Restated Tenant Incentive Agreement is four years unless extended upon the written agreement of the Company and New CCA. The incentive fees with New CCA are being deferred and amortized as a reduction to rental revenues over the respective lease term.

     Effective January 1, 1999, the Company entered into a business development agreement (the "Business Development Agreement") with New CCA which provides that New CCA will perform, at the direction of the Company, services designed to assist the Company in identifying and obtaining new business. Such services include, but are not limited to, marketing and other business development services designed to increase awareness of the Company and the facility development and construction services it offers, identifying potential facility sites and pursing all applicable zoning approvals related thereto, identifying potential tenants for the Company's facilities and negotiating agreements related to the acquisition of new facility management contracts for the Company's tenants. Pursuant to the Business Development Agreement, the Company will also reimburse New CCA for expenses related to third-party entities providing government and community relations services to New CCA in connection with the provision of the business development services described above. In consideration for New CCA's performance of the business development services, and in order to reimburse New CCA for the third-party government and community relations expenses described above, the Company has agreed to pay to New CCA a total fee equal to 4.5% of the total

                           PRISON REALTY TRUST, INC.

capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed above as well as the 4.5% fee referred to herein) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which New CCA performed business development services. The term of the Business Development Agreement is four years unless extended upon the written agreement of the Company and New CCA.

3.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements of the Company include all the accounts of the Company and its subsidiaries subsequent to the Merger, including Prison Realty Management, Inc., a Tennessee corporation and wholly-owned management subsidiary. All significant intercompany balances and transactions have been eliminated.

     The accompanying interim consolidated financial statements are unaudited. The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the United States Securities and Exchange Commission (the "Commission"). Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for this interim period have been included. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. Reference is made to the audited financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1998, filed with the Commission on March 30, 1999 (File no. 0-25245), with respect to certain significant accounting and financial reporting policies as well as other pertinent information of the Company. Since prior to the Merger Prison Realty had operated so as to qualify as a REIT, the Company has adopted certain significant accounting policies of Prison Realty. Reference is made to the audited financial statements of Prison Realty included in Prison Realty's Annual Report on Form 10-K for the fiscal year ending December 31, 1998, filed with the Commission on March 30, 1999 (File no. 1-13049), with respect to certain significant accounting and financial reporting policies as well as other pertinent information of Prison Realty.

4.  REAL ESTATE PROPERTIES

     As discussed previously, pursuant to the Merger, the Company acquired all of the assets and liabilities of Prison Realty on January 1, 1999, including 23 leased facilities and one real estate property under construction. The real estate properties acquired by the Company in conjunction with the acquisition of Prison Realty have been recorded at estimated fair market value in accordance with the purchase method of accounting prescribed by Accounting Principles Board Opinion No. 16.

     At March 31, 1999, the Company owned 47 correctional and detention facilities, nine of which were under construction or development, with a total aggregate cost of $2.0 billion. At March 31, 1999, New CCA leased 30 facilities from the Company, governmental agencies leased five facilities from the Company, and private operators leased three facilities from the Company. Currently, the Company owns 50 facilities, eleven of which are under construction. The Company expects to lease ten of the facilities under development to New CCA.

     In April 1999, the Company purchased the Eden Detention Center in Eden, Texas for $28.0 million. The facility has a design capacity of 1,225 beds and is leased to and managed by New CCA.

                           PRISON REALTY TRUST, INC.

5.  LONG TERM DEBT

     On January 1, 1999, in connection with the completion of the Merger, the Company obtained a $650.0 million, secured credit facility (the "Credit Facility") pursuant to the terms of a credit agreement which replaced credit facilities obtained prior to the Merger by each of Old CCA and Prison Realty. The Credit Facility includes up to a maximum of $250.0 million in term loans and $400.0 million in revolving loans, including a $150.0 million subfacility for letters of credit. The term loans require principal quarterly payments of $625,000 throughout the term of the loan with the remaining balance maturing on January 1, 2003 and the revolving loans maturing on January 1, 2002. Interest rates, unused commitment fees, and letter of credit fees on the Credit Facility are subject to change based on the Company's senior debt rating. The Credit Facility is secured by mortgages on the Company's real property. At March 31, 1999, the weighted average borrowing rate under the Credit Facility was 7.92% and the outstanding borrowings thereunder were $620.0 million.

     Borrowings under the Credit Facility are limited based on a borrowing base formula which considers, among other things, eligible real estate. The Credit Facility contains certain financial covenants, primarily: (a) maintenance of a leverage, interest coverage, debt service coverage and total indebtedness ratios, and (b) restrictions on the incurrence of additional indebtedness. The Company is in compliance with all covenants under the Credit Facility.

     On April 26, 1999, the Company received a commitment from Lehman Commercial Paper Inc. and Lehman Brothers Inc. with respect to an amendment and restatement of the Credit Facility increasing amounts available to the Company under the Credit Facility to $1.0 billion through the addition of a $350.0 million delayed-draw term loan facility. The Company expects to amend and restate the Credit Facility during the second quarter of 1999.

     On January 29, 1999, the Company issued $20.0 million of convertible subordinated notes to an outside party. The notes bear interest at 9.5% and are convertible into shares of the Company's common stock at a conversion price of $28.00 per share.

     On March 8, 1999, the Company issued a $20.0 million convertible subordinated note to Sodexho Alliance, S.A. ("Sodexho") pursuant to a forward contract assumed by the Company from Old CCA in the Merger. The note bore interest at LIBOR plus 1.35% and was convertible into shares of the Company's common stock at a conversion price of $7.80 per share. On March 8, 1999, Sodexho converted (i) $7.0 million of convertible subordinated notes bearing interest at 8.5% into 1.7 million shares of the Company's common stock at a conversion price of $4.09 per share, (ii) $20.0 million of convertible notes bearing interest at 7.5% into 700,000 shares of the Company's common stock at a conversion price of $28.53 and (iii) $20.0 million of convertible subordinated notes bearing interest at LIBOR plus 1.35% into 2.6 million shares of the Company's common stock at a conversion price of $7.80 per share.

6.  DISTRIBUTIONS TO STOCKHOLDERS

     On March 4, 1999, the Company's Board of Directors declared a distribution of $0.60 per share on the Company's common stock, comprised of a regular quarterly dividend of $0.55 per share and a special dividend of $0.05 per share for the quarter ended March 31, 1999, to common stockholders of record on March 19, 1999, payable on March 31, 1999. These distributions were paid on March 31, 1999. In addition, the Board of Directors declared a quarterly dividend on the Company's 8.0% Series A Cumulative Preferred Stock of $0.50 per share to preferred stockholders of record on March 31, 1999, payable on April 15, 1999. These dividends were paid on April 15, 1999.

                           PRISON REALTY TRUST, INC.

     The Company, as a REIT, cannot complete any taxable year with accumulated earnings and profits from a taxable corporation. Accordingly, to preserve its REIT status, the Company will distribute Old CCA's accumulated earnings and profits to which it succeeded in the Merger. The Company anticipates that it will make this distribution to all holders of shares of its common stock in December 1999. This total distribution is estimated at $225.0 million and has been accrued on the Company's balance sheet at March 31, 1999 net of a quarterly prepayment of $.05 per share and aggregating $5.6 million, which was paid out on March 31, 1999.

7.  EARNINGS PER SHARE

     SFAS 128, "Earnings per Share," has been issued effective for fiscal periods ending after December 15, 1997. SFAS 128 establishes standards for computing and presenting earnings per share. The Company adopted the provisions of SFAS 128 in the fourth quarter of 1997. Under the standards established by SFAS 128, earnings per share are measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share for the Company was computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share was computed by dividing net income (as adjusted) by the weighted average number of common shares after considering the additional dilution related to convertible preferred stock, convertible subordinated notes, options and warrants. The results of operations for the three months ended March 31, 1999 was a net loss; therefore, the diluted earnings per share was equal to the basic earnings per share.

8.  COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1998. SFAS No. 130 requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the Financial Statements. The Company adopted the provisions of SFAS No. 130 on January 1, 1998. The Company's comprehensive income is equivalent to net income for the three months ended March 31, 1999.

9.  RELATIONSHIP WITH CORRECTIONS CORPORATION OF AMERICA

     New CCA is a private prison management company which operates and manages certain facilities owned by the Company. As of March 31, 1999, New CCA leased 30 of the 38 operating facilities owned by the Company. For the quarter ending March 31, 1999, the Company recognized rental revenue from New CCA of $61.2 million. During the quarter, the Company provided tenant incentive fees of $6.6 million which are being amortized over the life of the leases. The amount of unamortized incentives pursuant to the Tenant Incentive Agreement, as of March 31, 1999 is $6.4 million. On May 4, 1999, the Company and New CCA entered into the Amended and Restated Tenant Incentive Agreement, effective as of January 1, 1999, providing for (i) an increase in the applicable tenant incentive fee up to $4,000 per bed payable with respect to all future facilities developed and facilitated by New CCA, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy and (ii) an $840 per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 beds, that were not subject to the tenant allowance in the first quarter of 1999. The Company recognized interest income of $4.1 million on the installment note in the principal amount of $137.0 million from New CCA. The interest is due from New CCA by December 31, 1999. The Company recognized $2.1 million in

                           PRISON REALTY TRUST, INC.

licensing fee revenues from New CCA for the use of the name "Corrections Corporation of America". The license fee was received from New CCA in April 1999.

     The Company has entered into certain agreements with New CCA, which provide for the Company to pay fees to New CCA for services rendered to the Company, including: (i) obtaining new construction projects (4.5% of expected project expenditures) and (ii) facilitating the construction and development of facilities (up to 10% of actual construction expenditures). For the quarter ending March 31, 1999, the Company has paid $12.8 million and accrued $7.1 million to New CCA under these construction and development arrangements.

     The following unaudited operating information presents a summary of New CCA's results of operations for the quarter ending March 31, 1999:

Revenues....................................................  $116,492
Net loss....................................................   (25,642)
Deferred revenue during the quarter.........................    20,272
Cash flows used in operating activities.....................  $  5,611
Cash flows used in investing activities.....................     1,013
Cash flows used in financing activities.....................     1,517
Net decrease in cash for the quarter ended March 31, 1999...     8,141

     The following unaudited balance sheet information presents a summary of New CCA's financial position as of March 31, 1999:

Current assets..............................................  $ 95,869
Total assets................................................   213,333
Current liabilities.........................................    60,156
Total liabilities...........................................   217,428
Stockholders' equity........................................    (4,095)

     New CCA has no debt outstanding as of March 31, 1999 other than its note payable to the Company.

10.  RELATIONSHIP WITH UNCONSOLIDATED SUBSIDIARIES

     The Company owns 100% of the non-voting stock of the Service Companies, which manage certain government-owned prison and jail facilities under the "Corrections Corporation of America" name. On a quarterly basis, the Company receives 95% of the net income, as defined, of each Service Company through ownership of the non-voting stock.

     The following unaudited operating information presents a combined summary of the Service Companies' results of operations for the quarter ending March 31, 1999:

Revenues....................................................  $69,082
Net income..................................................    5,276
Total dividends accrued.....................................    7,733
Company share of dividends accrued..........................    7,681

                           PRISON REALTY TRUST, INC.

     The following unaudited balance sheet information presents a combined summary of the Service Companies' financial position as of March 31, 1999:

Current assets..............................................  $ 61,464
Total assets................................................   160,783
Current liabilities.........................................    30,512
Total liabilities...........................................    32,030
Stockholders' equity........................................   128,753

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Prison Realty Corporation:

     We have audited the accompanying consolidated balance sheets of PRISON REALTY CORPORATION (a Maryland corporation and accounting successor to Corrections Corporation of America -- See Note 1) AND SUBSIDIARIES as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Prison Realty Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prison Realty Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee
March 15, 1999

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                 1998         1997
                                                              ----------    --------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   31,141    $136,147
  Accounts receivable, net of allowances....................          --      80,900
  Prepaid expenses..........................................         134       4,868
  Deferred tax assets.......................................       5,846          --
  Other current assets......................................       6,022      11,507
                                                              ----------    --------
          Total current assets..............................      43,143     233,422
Property and Equipment, Net.................................     627,389     266,493
OTHER ASSETS:
  Notes receivable..........................................     138,549      59,264
  Investments in affiliates and others......................     127,691       6,941
  Investments in direct financing leases....................      74,059      90,184
  Deferred tax assets.......................................      45,354      10,195
  Other.....................................................      34,252      31,441
                                                              ----------    --------
          Total assets......................................  $1,090,437    $697,940
                                                              ==========    ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   66,664    $ 32,094
  Accrued salaries and wages................................          --       9,778
  Income taxes payable......................................      14,966      14,128
  Deferred tax liabilities..................................          --       1,229
  Other accrued expenses....................................      14,536      20,361
  Current portion of long-term debt.........................       9,576       5,847
  Current portion of deferred gains on real estate
     transactions...........................................      13,294      13,223
  Current portion of deferred gains on sales of contracts...      10,677          --
                                                              ----------    --------
          Total current liabilities.........................     129,713      96,660
LONG-TERM LIABILITIES:
  Long-term debt, net of current portion....................     290,257     127,075
  Deferred gains on real estate transactions, net of current
     portion................................................     112,457     122,529
  Deferred gains on sales of contracts, net of current
     portion................................................     106,024          --
  Other noncurrent liabilities..............................          --       3,600
                                                              ----------    --------
          Total liabilities.................................     638,451     349,864
                                                              ----------    --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock -- Series B -- $1 (one dollar) par value;
     400 shares authorized, 0 and 380 shares issued and
     outstanding at December 31, 1998 and 1997,
     respectively...........................................          --         380
  Common stock -- $.01 (one cent) par value; 300,000 shares
     authorized, 79,956 and 70,201 shares issued and
     outstanding at December 31, 1998 and 1997,
     respectively...........................................         800         702
  Additional paid-in capital................................     398,493     295,361
  Retained earnings.........................................      52,693      92,475
  Treasury stock, at cost...................................          --     (40,842)
                                                              ----------    --------
          Total stockholders' equity........................     451,986     348,076
                                                              ----------    --------
          Total liabilities and stockholders' equity........  $1,090,437    $697,940
                                                              ==========    ========

The accompanying notes are an integral part of these consolidated statements.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           1998        1997        1996
                                                         --------    --------    --------
REVENUES...............................................  $662,059    $462,249    $292,513
                                                         --------    --------    --------
EXPENSES:
  Operating............................................   496,522     330,470     211,208
  Lease................................................    58,018      18,684       2,786
  General and administrative...........................    28,628      16,025      12,607
  Loan costs writeoff..................................     2,043          --          --
  CMSC compensation charge.............................    22,850          --          --
  Depreciation and amortization........................    15,973      14,093      11,339
                                                         --------    --------    --------
                                                          624,034     379,272     237,940
                                                         --------    --------    --------
OPERATING INCOME.......................................    38,025      82,977      54,573
INTEREST (INCOME) EXPENSE, NET.........................    (4,380)     (4,119)      4,224
                                                         --------    --------    --------
INCOME BEFORE INCOME TAXES.............................    42,405      87,096      50,349
PROVISION FOR INCOME TAXES.............................    15,424      33,141      19,469
                                                         --------    --------    --------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE...    26,981      53,955      30,880
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAXES...    16,145          --          --
                                                         --------    --------    --------
NET INCOME.............................................  $ 10,836    $ 53,955    $ 30,880
                                                         ========    ========    ========
BASIC NET INCOME PER COMMON SHARE:
  Before cumulative effect of accounting change........  $    .38    $    .80    $    .49
  Cumulative effect of accounting change...............      (.23)         --          --
                                                         --------    --------    --------
                                                         $    .15    $    .80    $    .49
                                                         ========    ========    ========
DILUTED NET INCOME PER COMMON SHARE:
  Before cumulative effect of accounting change........  $    .34    $    .69    $    .42
  Cumulative effect of accounting change...............      (.20)         --          --
                                                         --------    --------    --------
                                                         $    .14    $    .69    $    .42
                                                         ========    ========    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC......    71,380      67,568      62,793
                                                         ========    ========    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED....    78,939      78,959      76,160
                                                         ========    ========    ========

The accompanying notes are an integral part of these consolidated statements.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                    PREFERRED STOCK              COMMON STOCK
                                    ---------------   -----------------------------------
                                       SERIES B           ISSUED         TREASURY STOCK     ADDITIONAL                  TOTAL
                                    ---------------   ---------------   -----------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                    SHARES   AMOUNT   SHARES   AMOUNT   SHARES    AMOUNT     CAPITAL     EARNINGS      EQUITY
                                    ------   ------   ------   ------   ------   --------   ----------   --------   -------------
BALANCE, DECEMBER 31, 1995........     --    $  --    56,472    $565       (3)   $    (37)   $ 80,535    $ 15,641     $ 96,704
    Issuance of common stock......     --       --     3,238      32       --          --     131,780          --      131,812
    Stock options exercised and
       warrants converted to
       stock......................     --       --     5,940      59      (17)       (689)     14,907      (4,389)       9,888
    Income tax benefits of
       incentive stock option
       exercises..................     --       --        --      --       --          --      11,944          --       11,944
    Compensation expense related
       to deferred stock awards...     --       --        --      --       --          --         524          --          524
    Net income....................     --       --        --      --       --          --          --      30,880       30,880
                                     ----    -----    ------    ----    -----    --------    --------    --------     --------
BALANCE, DECEMBER 31, 1996........     --       --    65,650     656      (20)       (726)    239,690      42,132      281,752
    Exchange of preferred stock
       for acquisition of American
       Corrections Transport......    380      380        --      --     (665)    (32,812)     32,432          --           --
    Stock options and warrants
       exercised..................     --       --     3,672      37      (36)     (1,975)     14,786      (3,612)       9,236
    Stock repurchased.............     --       --        --      --     (108)     (5,329)         --          --       (5,329)
    Income tax benefits of
       incentive stock option
       exercises..................     --       --        --      --       --          --       6,328          --        6,328
    Conversion of long-term
       debt.......................     --       --       879       9       --          --       1,668          --        1,677
    Compensation expense related
       to deferred stock awards
       and stock options..........     --       --        --      --       --          --         457          --          457
    Net income....................     --       --        --      --       --          --          --      53,955       53,955
                                     ----    -----    ------    ----    -----    --------    --------    --------     --------
BALANCE, DECEMBER 31, 1997........    380      380    70,201     702     (829)    (40,842)    295,361      92,475      348,076
    Conversion of preferred
       stock......................   (380)    (380)      610       6       --          --         374          --           --
    Stock options and warrants
       exercised..................     --       --     5,161      52     (818)    (20,148)     22,478      (1,733)         649
    Stock repurchased.............     --       --        --      --     (175)     (7,600)         --          --       (7,600)
    Income tax benefits of
       incentive stock option
       exercises..................     --       --        --      --       --          --       4,475          --        4,475
    Conversion of long-term
       debt.......................     --       --     1,805      18    1,075      51,029       3,633     (48,885)       5,795
    Retirement of treasury
       stock......................     --       --      (747)     (7)     747      17,561     (17,554)         --           --
    CMSC stock issued to CCA
       employees..................     --       --        --      --       --          --      22,850          --       22,850
    Issuance of common stock......     --       --     2,926      29       --          --      66,119          --       66,148
    Compensation expense related
       to deferred stock awards
       and stock options..........     --       --        --      --       --          --         757          --          757
    Net income....................     --       --        --      --       --          --          --      10,836       10,836
                                     ----    -----    ------    ----    -----    --------    --------    --------     --------
BALANCE, DECEMBER 31, 1998........     --    $  --    79,956    $800       --    $     --    $398,493    $ 52,693     $451,986
                                     ====    =====    ======    ====    =====    ========    ========    ========     ========

The accompanying notes are an integral part of these consolidated statements.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                                        1998         1997         1996
                                                      ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $  10,836    $  53,955    $  30,880
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization..................     15,973       14,093       11,339
     Deferred and other noncash income taxes........    (40,719)      (6,329)      13,117
     Other noncash items............................        757          457          524
     (Gain) loss on disposal of assets..............      1,083         (881)      (3,501)
     Equity in earnings of unconsolidated
       entities.....................................       (535)        (916)      (1,098)
     Recognized gain on real estate transactions....    (13,984)      (5,906)          --
     Write-off of loan costs........................      2,043           --           --
     CMSC compensation charge.......................     22,850           --           --
     Cumulative effect of accounting change.........     26,468           --           --
     Changes in assets and liabilities, net of
       acquisitions and divestitures:
       Accounts receivable..........................    (24,362)       7,105      (55,993)
       Prepaid expenses.............................     (5,936)      (1,928)      (1,371)
       Other current assets.........................     (9,380)       7,980         (623)
       Accounts payable.............................     59,734       (7,130)      28,467
       Income taxes payable.........................        838       13,242          190
       Accrued expenses.............................     12,431       14,636        2,459
       Other liabilities............................     (3,600)       3,600           --
                                                      ---------    ---------    ---------
          Net cash provided by operating
             activities.............................     54,497       91,978       24,390
                                                      ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment...............   (417,215)    (297,293)    (165,703)
  (Increase) decrease in restricted cash and
     investments....................................         --        4,037       (3,025)
  Increase in other assets..........................         --      (17,868)     (11,163)
  Merger costs......................................    (26,270)          --           --
  Investments in affiliates, net....................        603        1,707       (3,138)
  Proceeds from disposals of assets.................     61,299      457,802        6,747
  Investment in notes receivable....................     (1,549)     (38,156)     (22,500)
  Increase in direct financing leases...............         --      (84,295)      (3,693)
  Payments received on direct financing leases and
     notes receivable...............................      4,713        3,462          553
  Acquisition of USCC contracts, net of cash
     acquired.......................................     (9,341)          --           --
  Cash acquired by CMSC, PMS and JJFMS in sales of
     contracts......................................     (4,754)          --           --
                                                      ---------    ---------    ---------
          Net cash provided by (used in) investing
             activities.............................   (392,514)      29,396     (201,922)

                                  (Continued)

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)
                                  (CONTINUED)

                                                        1998         1997         1996
                                                      ---------    ---------    ---------
                                                      ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..........  $  20,000    $      --    $  74,700
  Payments on long-term debt........................       (151)     (57,194)     (24,443)
  (Payments on) proceeds from line of credit, net...    162,000       66,000      (10,500)
  Payment of debt issuance costs....................     (9,485)      (2,772)        (432)
  Proceeds from issuance of common stock............     66,148           --      131,006
  Proceeds from exercise of stock options and
     warrants.......................................      2,099        9,236        9,888
  Purchase of treasury stock........................     (7,600)      (5,329)          --
                                                      ---------    ---------    ---------
          Net cash provided by financing
             activities.............................    233,011        9,941      180,219
                                                      ---------    ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................   (105,006)     131,315        2,687
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR........    136,147        4,832        2,145
                                                      ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR..............  $  31,141    $ 136,147    $   4,832
                                                      =========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest (net of amounts capitalized)..........  $   4,424    $   6,579    $   8,979
                                                      =========    =========    =========
     Income taxes...................................  $  44,341    $  24,351    $   6,630
                                                      =========    =========    =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES -- Increases (decreases) to
  cash:
  Long-term debt was converted into common stock:
     Other assets...................................  $       5    $      23    $      --
     Long-term debt.................................     (5,800)      (1,700)          --
     Common stock...................................         18            9           --
     Additional paid-in capital.....................      3,633        1,668           --
     Treasury stock.................................     51,029           --           --
     Retained earnings..............................    (48,885)          --           --
                                                      ---------    ---------    ---------
                                                      $      --    $      --    $      --
                                                      =========    =========    =========
  Preferred stock was converted into common stock:
     Preferred stock................................  $    (380)   $      --    $      --
     Common stock...................................          6           --           --
     Additional paid-in capital.....................        374           --           --
                                                      ---------    ---------    ---------
                                                      $      --    $      --    $      --

                                  (Continued)

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)
                                  (CONTINUED)

                                                        1998         1997         1996
                                                      ---------    ---------    ---------
  Property and equipment were acquired through the
     forgiveness of the direct financing lease
     receivable and the issuance of a credit toward
     future management fees:
     Accounts receivable............................  $   3,500    $      --    $      --
     Property and equipment.........................    (16,207)          --           --
     Investment in direct financing lease...........     12,707           --           --
                                                      ---------    ---------    ---------
                                                      $      --    $      --    $      --
                                                      =========    =========    =========
  Property and equipment were acquired through the
     forgiveness of a note receivable:
     Note receivable................................  $  57,624    $      --    $      --
     Property and equipment.........................    (58,487)          --           --
     Long-term debt.................................        863           --           --
                                                      ---------    ---------    ---------
                                                      $            $            $
                                                      =========    =========    =========
  Stock warrants were exercised for shares of the
     Company's common stock:
     Other assets...................................  $   1,450    $      --    $      --
     Common stock...................................         38           --           --
     Additional paid-in capital.....................     15,892           --           --
     Treasury stock.................................    (17,380)          --           --
                                                      ---------    ---------    ---------
                                                      $      --    $      --    $      --
                                                      =========    =========    =========

                                  (Continued)

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)
                                  (CONTINUED)

                                                        1998         1997         1996
                                                      ---------    ---------    ---------
  Sales of contracts to CMSC, PMS and JJFMS:
     Accounts receivable............................  $ 105,695    $      --    $      --
     Prepaid expenses...............................      5,935           --           --
     Deferred tax assets............................      2,960           --           --
     Other current assets...........................     14,865           --           --
     Property and equipment, net....................     63,083           --           --
     Notes receivable...............................   (135,854)          --           --
     Investments in affiliates and others...........   (120,916)          --           --
     Other long-term assets.........................     10,124           --           --
     Accounts payable...............................    (25,559)          --           --
     Accrued salaries and wages.....................     (7,401)          --           --
     Accrued expenses...............................    (24,387)          --           --
     Current portion of deferred gains on sales of
       contracts....................................     16,671           --           --
     Long-term debt.................................    (10,000)          --           --
     Deferred gains on sales of contracts...........    104,784           --           --
                                                      ---------    ---------    ---------
                                                      $      --    $      --    $      --
                                                      =========    =========    =========

The accompanying notes are an integral part of these consolidated statements.

                                  (Continued)

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION

     Prison Realty Corporation (the "Company"), a Maryland corporation, was formed in September 1998. Corrections Corporation of America, a Tennessee corporation ("CCA"), merged with and into the Company on December 31, 1998 (the "Merger"), pursuant to an Amended and Restated Agreement and Plan of Merger by and among CCA, CCA Prison Realty Trust ("Prison Realty") and the Company, dated as of September 29, 1998 (the "Merger Agreement"). In the Merger, CCA shareholders received .875 share of common stock of the Company in exchange for each share of CCA common stock. CCA common stock had a $1.00 (one dollar) par value and the Company's common stock has a $.01 (one cent) par value.

     The Merger was legally structured as a common control transfer from CCA to the Company. For accounting purposes, the Merger has been accounted for as a reverse acquisition of Prison Realty Corporation by CCA. As such, CCA's assets and liabilities have been carried forward at historical cost; CCA's historical financial statements are presented as the continuing accounting entity's historical financial statements; and the equity section of the balance sheet, earnings per share and the statements of stockholders' equity have been retroactively restated to reflect the Company's equity structure including the exchange ratio and the effects of the differences in par values of the respective companies' common stock.

     Prior to the Merger, CCA had operated and managed prisons and other correctional facilities and provided prisoner transportation services for government agencies. CCA provided a full range of related services to government agencies, including managing, financing, developing, designing and constructing new facilities and redesigning and renovating older facilities.

     Prior to the merger transactions and divestitures of contracts and related net assets discussed in Note 2, CCA had a 50% interest in Corrections Corporation of Australia PTY LTD ("CC Australia"). CC Australia provides services similar to CCA in Australia and surrounding countries. CCA's wholly-owned subsidiary, CCA (UK) Limited, had a 50% interest in UK Detention Services Limited ("UKDS") and Agecroft Prison Management Limited ("APM"). CCA had accounted for these investments under the equity method. Assets and liabilities were converted from their functional currency into the U.S. dollar utilizing the conversion rate in effect at the respective balance sheet date. Revenue and expense items were converted using the weighted average rate during the period. The excess of CCA's investment in these unconsolidated subsidiaries over the underlying equity has been amortized over a period of twenty-five years. CCA's interests in CCA (UK) Limited and these unconsolidated subsidiaries were sold in connection with the merger transactions and divestitures discussed in Note 2.

     The accompanying consolidated financial statements present CCA's historical consolidated results of operations through the date of the Merger. The accompanying consolidated balance sheet as of December 31, 1998, presents the Company's consolidated financial position subsequent to the Merger and subsequent to the divestitures of the capital stock of certain wholly-owned corporate subsidiaries of CCA as well as all of CCA's management contracts and certain other assets and liabilities as discussed more fully in Note 2.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

2.  MERGER TRANSACTIONS

     On December 31, 1998, immediately prior to the Merger, CCA sold to a newly created company, Correctional Management Services Corporation ("CMSC"), all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of CCA, certain management contracts and certain other assets and liabilities, and entered into a trade name use agreement with CMSC, as described below. In exchange, CCA received an installment note in the principal amount of $137,000 (the "CMSC Note") and 100% of the non-voting common stock of CMSC. The non-voting common stock represents a 9.5% economic interest in CMSC valued at the implied fair market value of $4,750 which is included in Investments in affiliates and others in the accompanying balance sheets. The CMSC Note is payable over 10 years and bears interest at a rate of 12% per annum (see Note
6). The sale to CMSC generated a deferred gain of $63,316. In accordance with the installment method of gain recognition as specified by the Securities and Exchange Commission's Staff Accounting Bulletin No. 81, the deferred gain from the sale of contracts to CMSC will be amortized into income over the six year period in which principal payments on the CMSC Note will be received. The Company's investment in CMSC will be accounted for under the cost method of accounting.

     On December 31, 1998, immediately prior to the Merger and in connection with the transaction described above, CCA entered into a trade name use agreement with CMSC (the "Trade Name Use Agreement"). Under the Trade Name Use Agreement, which has a term of ten years, CCA granted to CMSC the right to use the name "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. In consideration for such right, CMSC will pay a fee equal to (i) 2.75% of the gross revenues of CMSC for the first three years of the Trade Name Use Agreement, (ii) 3.25% of CMSC's gross revenues for the following two years of the Trade Name Use Agreement, and (iii) 3.625% of CMSC's gross revenues for the remaining term of the Trade Name Use Agreement, provided that after completion of the Merger the amount of such fee may not exceed (a) 2.75% of the gross revenues of the Company for the first three years of the Trade Name Use Agreement, (b) 3.5% of the Company's gross revenues for the following two years of the Trade Name Use Agreement, and (c) 3.875% of the Company's gross revenues for the remaining term of the Trade Name Use Agreement.

     On December 31, 1998, immediately prior to the Merger, CCA sold to a newly-created company, Prison Management Services, LLC ("PMS"), certain management contracts and certain other assets and liabilities relating to government-owned adult prison facilities. In exchange, CCA received 100% of the non-voting membership interest in PMS valued at the implied fair market value of $67,059 which is included in Investments in affiliates and others in the accompanying balance sheets. This interest obligates PMS to make distributions to CCA equal to 95% of its net income, as determined in accordance with generally accepted accounting principles ("GAAP"). The sale to PMS generated a deferred gain of $35,363.

     On December 31, 1998, immediately prior to the Merger, CCA sold to a newly-created company, Juvenile and Jail Facility Management Services, LLC ("JJFMS"), certain management contracts and certain other assets and liabilities relating to government-owned jails and juvenile facilities. In exchange, CCA received 100% of the non-voting membership interest in JJFMS valued at the implied fair market value of $55,882 which is included in Investments in affiliates and others in the accompanying balance sheets. This interest obligates JJFMS to make distributions to CCA equal to 95% of its net income, as determined in accordance with GAAP. The sale to JJFMS generated a deferred gain of $18,022.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     The deferred gains from the sales of contracts to PMS and JJFMS will be amortized into income over a five year period which represents the average remaining lives of the contracts sold plus any contractual renewal options as specified by the Securities and Exchange Commission's Staff Accounting Bulletin No. 81. The Company's investments in PMS and JJFMS will be accounted for under the equity method of accounting.

     On January 1, 1999, Prison Realty merged with and into the Company (the "Prison Realty Merger"). In the Prison Realty Merger, Prison Realty shareholders received 1.0 share of common stock or Series A Preferred Stock of the Company in exchange for each Prison Realty common share or Series A Preferred Share. The Prison Realty Merger was accounted for as a purchase acquisition of Prison Realty. Subsequent to the Prison Realty Merger, the Company intends to operate as a REIT and will acquire, develop and lease properties rather than operate and manage prison facilities. As such, the Company's results of operations for all periods prior to January 1, 1999 will reflect the operating results of CCA and the results of operations subsequent to January 1, 1999 will reflect the operating results of a REIT.

     The following unaudited pro forma operating information presents a summary of consolidated results of combined operations as a REIT of the Company and Prison Realty for the year ended December 31, 1998 (excluding (i) CCA's historical operations, (ii) the effects of the CMSC compensation charge, (iii) the loan costs write off and (iv) the cumulative effect of accounting change), as if the Prison Realty Merger had occurred as of January 1, 1998:

Revenues....................................................  $178,907
Operating income............................................  $141,464
Net income..................................................  $179,763
Net income per share:
  Basic.....................................................  $   1.93
  Diluted...................................................  $   1.78

     The following unaudited pro forma balance sheet information presents a summary of the combined financial position of the Company and Prison Realty Trust as if the Prison Realty Merger had occurred as of December 31, 1998:

Current assets..............................................  $   76,379
Total assets................................................  $2,279,268
Current liabilities.........................................  $  618,521
Total liabilities...........................................  $1,074,548
Stockholders' Equity........................................  $1,204,720

     On January 1, 1999, immediately after the Prison Realty Merger, all existing leases between CCA and Prison Realty were cancelled and the Company entered into a master lease agreement and leases with respect to each leased property with CMSC (the "CMSC Leases"). The terms of the CMSC Leases are twelve years which may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and CMSC.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     Future lease payments expected to be received by the Company under the CMSC Leases as of January 1, 1999 are as follows:

Years Ending December 31:
  1999......................................  $  250,295
  2000......................................     260,307
  2001......................................     270,719
  2002......................................     281,548
  2003......................................     292,810
  Thereafter................................   2,405,204
                                              ----------
                                              $3,760,883
                                              ==========

     On January 1, 1999, immediately after the Prison Realty Merger, the Company and CMSC entered into a Right to Purchase Agreement (the "CMSC Right to Purchase Agreement") pursuant to which CMSC granted to the Company a right to acquire, and lease back to CMSC at fair market rental rates, any correctional or detention facility acquired or developed and owned by CMSC in the future for a period of ten years following the date inmates are first received at such facility. The initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and CMSC. Additionally, CMSC granted the Company a right of first refusal to acquire any CMSC-owned correctional or detention facility should CMSC receive an acceptable third party offer to acquire any such facility.

     On January 1, 1999, immediately after the Prison Realty Merger, the Company entered into a services agreement (the "CMSC Services Agreement") with CMSC pursuant to which CMSC will serve as a facilitator of the construction and development of additional facilities on behalf of the Company for a term of five years from the date of the CMSC Services Agreement. In such capacity, CMSC will perform, at the direction of the Company, services needed in the construction and development of correctional and detention facilities, including services related to identification of potential additional facilities, preparation of proposals, project bidding, project design, governmental relations, and project marketing. In consideration for the performance of such services by CMSC, the Company will pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 per bed for facility preparation services provided by CMSC prior to the date on which inmates are first received at such facility. The Board of Directors of the Company has authorized payments up to an additional 5% of the total capital expenditures (as determined above) to CMSC if additional services are requested by the Company.

     On January 1, 1999, immediately after the Prison Realty Merger, the Company entered into a tenant incentive agreement (the "Tenant Incentive Agreement") with CMSC pursuant to which the Company will pay to CMSC an incentive fee to induce CMSC to enter into CMSC Leases with respect to those facilities developed and facilitated by CMSC. The amount of the incentive fee will be approximately $840 per new bed of each facility leased by CMSC where CMSC has served as developer and facilitator. The incentive fees paid to CMSC will be deferred and amortized as a reduction to rental revenues over the respective lease term.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Investments in majority-owned affiliates where control does not exist are accounted for under the equity method. Investments in entities of less than 20% of an entity's outstanding stock and where no significant influence exists are accounted for under the cost method. All material intercompany transactions and balances have been eliminated in consolidation.

     Debt issuance costs are amortized on a straight-line basis over the life of the related debt. Historically, this amortization has been charged to depreciation and amortization expense.

     Property and equipment is carried at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. Interest is capitalized to the asset to which it relates in connection with the construction of major facilities. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed by the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes based upon the estimated useful lives of the related assets.

     Investments in direct financing leases represent the portion of the Company's management contracts with governmental agencies that represent payments on building and equipment leases. The leases are accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the leases less unearned income are capitalized as the Company's investments in the leases. Unearned income is recognized as income over the term of the leases using the interest method.

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes." This statement generally requires the Company to record deferred income taxes for the differences between book and tax bases of its assets and liabilities.

     CCA had maintained contracts with various governmental entities to manage their facilities for fixed per diem rates or monthly fixed rates. CCA also maintained contracts with various federal, state and local governmental entities for the housing of inmates in CCA owned facilities at fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts have current terms that require renewal every two to five years. CCA expected to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions. Fixed monthly rate revenue has been recorded in the month earned and fixed per diem revenue has been recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. CCA recognized development revenue on the percentage-of-completion method and recognized any additional management service revenues when earned or awarded by the respective authorities. As discussed in
Note 2, CCA sold its management contracts and related net assets on December 31, 1998.

     To meet the reporting requirements of SFAS 107, "Disclosures About Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments using quoted market prices of similar instruments. At December 31, 1998, there were no material differences in the book values of the Company's financial instruments and their related fair values, except for the Company's convertible subordinated notes (see Note 10) and the forward contract for convertible subordinated notes (see Note 17), which based on the conversion rate on the underlying equity securities, have an estimated fair market value of approximately $136,636.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," the Company continually evaluates the recoverability of the carrying values of its long-lived assets when events suggest that an impairment may have occurred. In these circumstances, the Company would utilize estimates of undiscounted cash flows to determine if an impairment exists.

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. The Company's adoption of SFAS 130 effective January 1, 1998, had no significant impact on the Company's results of operations, as comprehensive income was equivalent to the Company's reported net income for the years ended December 31, 1998, 1997 and 1996.

     In June 1997, the FASB issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted the provisions of SFAS 131 effective January 1, 1998. However, the Company operates in one industry segment and, accordingly, the adoption of SFAS 131 had no significant effect on the Company.

     Effective January 1, 1998, the Company adopted the provisions of the AICPA's Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities". As a result, the Company recorded a $16,145 charge as a cumulative effect of accounting change, net of taxes of $10,323, for the effect of this change on periods through December 31, 1997. The effect of this accounting change for the year ended December 31, 1998 was a $14,871 charge reflected in operating expenses. Prior to adoption of SOP 98-5, project development and facility start-up costs were deferred and amortized on a straight-line basis over the lesser of the initial term of the contract plus renewals or five years.

     Certain reclassifications of 1997 and 1996 amounts have been made to conform with the 1998 presentation.

4.  ACQUISITIONS AND DIVESTITURES

     In April 1998, CCA acquired all of the issued and outstanding capital stock of eight subsidiaries of U.S. Corrections Corporation ("USCC") (the "USCC Acquisition") for approximately $10,000, less cash acquired. The transaction has been accounted for as a purchase transaction and the purchase price was allocated to the assets and liabilities acquired based on the fair value of the assets and liabilities acquired. By virtue of the USCC Acquisition, CCA acquired contracts to manage four

                   PRISON REALTY CORPORATION AND SUBSIDIARIES currently operating facilities in Kentucky, each of which was owned by Prison Realty at December 31, 1998, one facility in Florida, which is owned by a governmental entity in Florida as well as one facility in Texas, which is owned by a governmental entity in Texas. CCA also obtained the right to enter into contracts to manage two North Carolina facilities owned by Prison Realty, both of which were under construction as of April 1998. During 1998, both North Carolina facilities became operational and CCA entered into contracts to manage those facilities upon completion of the construction.

     On October 2, 1997, the Company exchanged 380 shares of Series B convertible preferred stock for substantially all of the assets of American Corrections Transport (primarily consisting of 665 shares of the Company's common stock) in a tax-free reorganization pursuant to Section 368(a)(l)(C) of the Internal Revenue Code of 1986, as amended.

     During the second and fourth quarters of 1996, the Company purchased the remaining two-thirds of UKDS from its original joint venture partners for an aggregate total of $4,504. After consideration of several strategic alternatives related to UKDS, the Company sold 20% of the entity to Sodexho, S.A. ("Sodexho"), a French conglomerate, in December 1996 and recognized an after-tax gain of $515. In conjunction with this transaction, Sodexho was also provided the option to purchase an additional 30% of UKDS. In the second quarter of 1997, Sodexho exercised its option to purchase an additional 30% of UKDS, and the Company recognized an after-tax gain of $777 on the sale.

5.  PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consist of the following:

                                                        DECEMBER 31,
                                                    --------------------
                                                      1998        1997
                                                    --------    --------
Land..............................................  $ 22,811    $ 13,632
Buildings and improvements........................   393,610      95,614
Equipment.........................................    12,424      19,863
Furniture and fixtures............................     2,449       2,626
Construction in progress..........................   206,346     152,042
                                                    --------    --------
                                                     637,640     283,777
Less accumulated depreciation.....................   (10,251)    (17,284)
                                                    --------    --------
                                                    $627,389    $266,493
                                                    ========    ========

     Depreciation expense was $13,644, $9,710, and $7,147 for 1998, 1997 and 1996, respectively.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

6.  NOTES RECEIVABLE

     Notes receivable consists of the following:

                                                        DECEMBER 31,
                                                     -------------------
                                                       1998       1997
                                                     --------    -------
Note receivable from CMSC, principal due in six
  equal annual installments beginning December 31,
  2003; interest at 12%, payable annually beginning
  December 31, 1999................................  $137,000    $    --
Notes receivable, principal and interest payments
  of $535 monthly through September 2017, interest
  at 9.25%, secured by a first mortgage on a
  facility.........................................        --     58,154
Other..............................................     1,549      2,186
                                                     --------    -------
                                                      138,549     60,340
Less current portion in other current assets.......        --     (1,076)
                                                     --------    -------
                                                     $138,549    $59,264
                                                     ========    =======

     Ten percent of the outstanding principal of the $137,000 note receivable from CMSC is personally guaranteed by the Company's Chief Executive Officer and Chairman of the Board of Directors who also serves as the Chief Executive Officer and a member of the Board of Directors of CMSC.

     In June 1998, the Company purchased a facility for $3,662 in cash plus the forgiveness of a note receivable with an outstanding principal balance of $57,624 at the time of the acquisition.

7.  INVESTMENTS IN AFFILIATES AND OTHERS

     Investments in affiliates accounted for under the equity method totaled $122,941 and $6,941 at December 31, 1998 and 1997, respectively. Investments in entities accounted for under the cost method totaled $4,750 and $0 at December 31, 1998 and 1997, respectively. The investment balance at December 31, 1998, is the result of the Company's acquisition of ownership interests in CMSC, PMS and JJFMS on December 31, 1998 as discussed in Note 2. The $6,941 at December 31, 1997 related to investments in unconsolidated subsidiaries divested as part of the transactions discussed in Note 2.

8.  INVESTMENTS IN DIRECT FINANCING LEASES

     At December 31, 1998, the Company's investments in direct financing leases represent building and equipment leases between the Company and certain governmental agencies. Certain of the agreements contain provisions that allow the governmental agencies to purchase the buildings and equipment for predetermined prices at specific intervals during the contract period.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     A schedule of future minimum rentals to be received under the direct financing leases at December 31, 1998, is as follows:

YEAR                                                           AMOUNT
----                                                          --------
1999........................................................  $  5,101
2000........................................................     5,101
2001........................................................     5,101
2002........................................................     5,101
2003........................................................     5,101
Thereafter..................................................    65,394
                                                              --------
Total minimum obligation....................................    90,899
Less unearned income........................................   (13,090)
                                                              --------
Present value of direct financing leases....................    77,809
Less current portion in other current assets................    (3,750)
                                                              --------
Long-term portion...........................................  $ 74,059
                                                              ========

In May 1998, the Company agreed to pay a governmental agency $3,500 in consideration of the governmental agency's relinquishing its rights to purchase a facility. As a result, the Company converted the facility from a direct financing lease to property and equipment.

9.  OTHER ASSETS

     Other assets consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Deferred project development costs..........................  $    --    $   786
Project development costs, less accumulated amortization of
  $0 and $513, respectively.................................       --      5,832
Facility start-up costs, less accumulated amortization of $0
  and $5,351, respectively..................................       --     20,459
Debt issuance costs, less accumulated amortization of $627
  and $1,135, respectively..................................    7,028      1,191
Deferred placement fees.....................................      954      2,404
Deferred acquisition costs..................................   26,270         --
Other assets................................................       --        769
                                                              -------    -------
                                                              $34,252    $31,441
                                                              =======    =======

     In connection with the Merger and the Prison Realty Merger discussed in
Note 2, the Company incurred $26,270 of acquisition costs which have been deferred and will be capitalized as costs of the Merger and the Prison Realty Merger.

     In connection with procuring the Company's new $650,000 credit facility discussed in Note 10, the Company incurred $6,541 of debt issuance costs prior to December 31, 1998.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

10.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Revolving Credit Facility payable to a group of banks,
  principal due September 1999, interest payable quarterly
  at the bank's prime rate (7.75% at December 31, 1998) or
  LIBOR plus 1.25% (6.31% at December 31, 1998). Replaced by
  new credit facility in January 1999.......................  $222,000    $ 70,000
Convertible Subordinated Notes, principal due at maturity in
  2002 with call provisions beginning in March 2000,
  interest payable quarterly at 7.5%........................    50,000      50,000
Convertible Subordinated Notes, principal due at maturity in
  1999 with call provisions beginning in June 1999, interest
  payable semi-annually at 8.5%.............................     7,000       7,000
Convertible Subordinated Notes, principal due at maturity in
  2008, interest payable semi-annually at 9.5%..............    20,000          --
Convertible Subordinated Notes, principal due at maturity in
  1998, interest payable quarterly at 8.5%..................        --       5,800
Other.......................................................       833         122
                                                              --------    --------
                                                               299,833     132,922
Less current portion........................................    (9,576)     (5,847)
                                                              --------    --------
                                                              $290,257    $127,075
                                                              ========    ========

     At December 31, 1998, the Company's revolving credit facility provided for borrowings up to $350,000. The facility bore interest at the bank's prime rate or LIBOR plus 1.25%. The facility was used for working capital and letters of credit. Letters of credit totaling $98,713 have been issued. The unused commitment at December 31, 1998 was $19,287. In connection with the merger transactions and divestitures discussed in Note 2, PMS and JJFMS each assumed $5,000 of debt related to the Company's revolving credit facility. In January 1999, PMS and JJFMS repaid their portions of the outstanding debt balance. The revolving credit facility was replaced on January 1, 1999 with a new credit facility discussed below.

     On January 1, 1999, the Company completed a new $650,000, secured credit facility ("New Credit Facility"). The New Credit Facility replaced the Company's Revolving Credit Facility, which had a maximum commitment level of $350,000. The New Credit Facility includes up to a maximum of $250,000 in term loans and $400,000 in revolving loans, including a $150,000 subfacility for letters of credit. The term loans require principal payments throughout the term of the loan with the remaining balance maturing on January 1, 2003 and the revolving loans maturing on January 1, 2002. Interest rates, unused commitment fees, and letter of credit fees on the New Credit Facility are subject to change based on the Company's senior debt rating. The New Credit Facility is secured by mortgages on the Company's real property.

     Borrowings under the New Credit Facility are limited based on a borrowing base formula which considers, among other things, eligible real estate. The New Credit Facility contains certain restrictive

                   PRISON REALTY CORPORATION AND SUBSIDIARIES covenants, the most restrictive of which include: (a) maintenance of a leverage ratio, interest coverage ratio, debt service coverage ratio and total indebtedness ratio, and (b) restrictions on the incurrence of additional indebtedness.

     In December 1998, the Company issued $20,000 of convertible subordinated notes due in 2008 with interest payable semi-annually at 9.5%.

     At December 31, 1998, the Company had a $2,500 letter of credit facility. Letters of credit totaling $1,553 have been issued to secure the Company's worker's compensation insurance policy, performance bonds and utility deposits. The unused commitment at December 31, 1998 was $947. The facility was replaced in January 1999 in connection with the New Credit Facility.

     The Company does not maintain any significant formal or informal compensating balance arrangements with financial institutions.

     The Convertible Subordinated Notes are convertible into the Company's common stock at prices ranging from $4.09 to $28.53 per share. The Company may require conversion under certain conditions after the stock has a market value of 150% of the conversion price for a specified period. In 1998 and 1997, respectively, Convertible Subordinated Notes with a face value of $5,800 and $1,700 were converted into 2,880 and 879 shares of common stock.

     The Company capitalized interest of $11,771, $6,263 and $502 in 1998, 1997 and 1996, respectively. Interest (income) expense, net is comprised of the following for each year:

                                                         1998        1997       1996
                                                       --------    --------    ------
Interest expense.....................................  $  7,009    $  6,633    $8,200
Interest income......................................   (11,389)    (10,752)   (3,976)
                                                       --------    --------    ------
                                                       $ (4,380)   $ (4,119)   $4,224
                                                       ========    ========    ======

     Maturities of long-term debt, based on the terms of the New Credit Facility, for the next five years and thereafter are:

1999......................................................  $  9,576
2000......................................................     2,584
2001......................................................     1,968
2002......................................................   265,228
2003......................................................       114
Thereafter................................................    20,363
                                                            --------
                                                            $299,833
                                                            ========

11.  RELATIONSHIP WITH CCA PRISON REALTY TRUST

     During 1998 and 1997, CCA sold a total of 14 correctional and detention facilities or expansions of existing facilities to Prison Realty. Of these 14 facilities or expansions of existing facilities, two were sold in 1998 and 12 were sold in 1997. Immediately after the sale of each facility or expansion, CCA had entered into agreements with Prison Realty to lease the facilities back to CCA pursuant to long-term, triple net leases which required CCA to pay all operating expenses, taxes, insurance and other costs. CCA paid $65,472 and $19,628 to Prison Realty in lease payments during 1998 and 1997, respectively.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     As of December 31, 1998 and 1997, the net property and equipment had been removed from the balance sheet and the gains realized on the sale transactions have been deferred and were historically recognized as lease expense reductions over the terms of the leases.

     Subsequent to December 31, 1998, and in conjunction with the Prison Realty Merger, all of the existing leases were cancelled with the related deferred gains recorded as a reduction in the basis of Prison Realty's property, plant and equipment acquired in the Prison Realty Merger discussed in Note 2.

     During 1998, CCA had also provided certain services to Prison Realty related to facilitating the development and construction of facilities on behalf of Prison Realty. During 1998, CCA recognized $3,082 of revenues from Prison Realty for services rendered in connection with the development of new facilities.

     The Chairman of the Board of Directors and Chief Executive Officer of the Company is also the Chairman of the Board of Trustees of Prison Realty.

12.  INCOME TAXES

     The provision for income taxes is comprised of the following components:

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1998         1997         1996
                                                              ---------    ---------    --------
CURRENT PROVISION
  Federal...................................................  $ 41,904     $ 35,930     $ 5,567
  State.....................................................     7,914        3,540         785
                                                              --------     --------     -------
                                                                49,818       39,470       6,352
                                                              --------     --------     -------
INCOME TAXES CHARGED TO EQUITY
  Federal...................................................     4,016        5,679      10,719
  State.....................................................       459          649       1,225
                                                              --------     --------     -------
                                                                 4,475        6,328      11,944
                                                              --------     --------     -------
DEFERRED PROVISION (BENEFIT)
  Federal...................................................   (34,848)     (11,360)      1,052
  State.....................................................    (4,021)      (1,297)        121
                                                              --------     --------     -------
                                                               (38,869)     (12,657)      1,173
                                                              --------     --------     -------
Provision for income taxes..................................  $ 15,424     $ 33,141     $19,469
                                                              ========     ========     =======

     In addition to the above, the cumulative effect of accounting change for 1998 was reported net of $10,323 of estimated tax benefit. Of the $10,323 total tax benefit related to the cumulative effect of accounting change, approximately $3,998 related to current tax benefit and approximately $6,325 related to deferred tax benefit.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
CURRENT DEFERRED TAX ASSETS
  Asset reserves and liabilities not yet deductible for
     tax....................................................  $ 2,750    $ 2,546
  Deferred revenue..........................................    2,300      2,731
  Other.....................................................      796         --
                                                              -------    -------
          Total current deferred tax assets.................    5,846      5,277
                                                              -------    -------
CURRENT DEFERRED TAX LIABILITIES
  Tax in excess of book amortization........................       --      6,480
  Income item not yet taxable and other.....................       --         26
                                                              -------    -------
          Total current deferred tax liabilities............       --      6,506
                                                              -------    -------
                  Net current deferred tax assets
                     (liabilities)..........................  $ 5,846    $(1,229)
                                                              =======    =======
NONCURRENT DEFERRED TAX ASSETS
  Deferred gain on real estate transactions and sales of
     contracts..............................................  $44,779    $12,684
  Other.....................................................    2,055      2,245
                                                              -------    -------
          Total noncurrent deferred tax assets..............   46,834     14,929
                                                              -------    -------
NONCURRENT DEFERRED TAX LIABILITIES
  Tax in excess of book depreciation........................      411      2,443
  Income items not yet taxable and other....................    1,069      2,291
                                                              -------    -------
          Total noncurrent deferred tax liabilities.........    1,480      4,734
                                                              -------    -------
                  Net noncurrent deferred tax assets........  $45,354    $10,195
                                                              =======    =======

     A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pretax income for the years ended December 31, is as follows:

                                                            1998     1997    1996
                                                            -----    ----    ----
Statutory federal rate....................................   35.0%   35.0%   35.0%
State taxes, net of federal tax benefit...................    4.0     4.0     4.0
CMSC compensation charge..................................   21.0      --      --
Deductions not previously benefited.......................  (29.4)     --      --
Other items, net..........................................    5.8     (.9)    (.3)
                                                            -----    ----    ----
                                                             36.4%   38.1%   38.7%
                                                            =====    ====    ====

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

13.  CMSC COMPENSATION CHARGE

     The Company recorded a $22,850 charge to expense in 1998 for the implied fair value of 5,000 shares of CMSC voting common stock issued by CMSC to certain employees of CCA and Prison Realty. The shares were granted to certain founding shareholders of CMSC in September 1998. The Company nor CMSC received any proceeds from the issuance of these shares. The fair value of these common shares was determined at the date of the Merger based upon the implied value of CMSC derived from $16,000 in cash investments made by outside investors in December 1998, in return for a 32% ownership interest in CMSC.

14.  EARNINGS PER SHARE

     The Company has adopted the provisions of SFAS 128, "Earnings Per Share." Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income (as adjusted) by the weighted average number of common shares after considering the additional dilution related to convertible preferred stock, convertible subordinated notes, options and warrants.

     In computing diluted earnings per common share, the Company's stock warrants and stock options are considered dilutive using the treasury stock method, and the Series B convertible preferred stock and the 8.5% convertible subordinated notes are considered dilutive using the if-converted method. The following table presents information necessary to calculate diluted earnings per share for the years ended December 31:

                                                     1998       1997       1996
                                                    -------    -------    -------
Net income........................................  $10,836    $53,955    $30,880
Interest expense applicable to convertible
  subordinated notes, net of tax..................      366        700        752
                                                    -------    -------    -------
Adjusted net income...............................  $11,202    $54,655    $31,632
                                                    =======    =======    =======
Weighted average common shares outstanding........   71,380     67,568     62,793
Effect of dilutive options and warrants...........    3,689      6,369      7,900
Conversion of preferred stock.....................      481        159         --
Conversion of convertible subordinated notes......    3,389      4,863      5,467
                                                    -------    -------    -------
Adjusted diluted common shares outstanding........   78,939     78,959     76,160
                                                    =======    =======    =======
Diluted earnings per share........................  $   .14    $   .69    $   .42
                                                    =======    =======    =======

15.  STOCKHOLDERS' EQUITY

     PREFERRED STOCK --

     During 1998, the Company authorized 20,000 shares of $.01 (one cent) par value preferred stock of which 4,300 shares are designated as 8% Series A Cumulative Preferred Stock. As of December 31, 1998, no $.01 (one cent) par value 8% Series A Cumulative Preferred Stock was issued or outstanding.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     The Company has authorized 1,000 shares of $1 (one dollar) par value Series A Preferred Stock. At December 31, 1998 and 1997, no Series A Preferred Stock was issued or outstanding.

     CCA had authorized 400 shares of $1 (one dollar) par value Series B convertible preferred stock. During 1997, CCA issued approximately 380 shares of Series B convertible preferred stock. The preferred stock had the same voting rights as CCA's common stock. Dividends were to be paid on the preferred stock at a rate equal to two times the dividend being paid on each share of CCA's common stock. Each share of the preferred stock was convertible into 1.94 shares of CCA's common stock. On October 2, 1998, pursuant to the terms of an Exchange Agreement by and among CCA, American Corrections Transport, Inc. ("ACT") and certain shareholders of ACT, and the charter of CCA, as amended, CCA converted each share of its Series B convertible preferred stock into 1.94 shares of CCA's common stock. CCA received no cash proceeds as a result of the transaction.

     STOCK OFFERINGS --

     On June 5, 1996, the Company completed a secondary public offering of 3,238 new shares of its common stock. The net proceeds of $131,812 were used to develop, acquire and expand correctional and detention facilities.

     On November 4, 1998, CCA filed a Registration Statement on Form S-3 to register up to 2,982 shares of CCA common stock for sale on a continuous and delayed basis using a "shelf" registration process. During December 1998, CCA sold, in a series of private placements, 2,882 shares of CCA common stock to institutional investors pursuant to this registration statement. The net proceeds of approximately $65,393 were utilized by CCA for general corporate purposes, including the repayment of indebtedness, financing capital expenditures and working capital.

     STOCK SPLIT --

     On June 5, 1996, the Board of Directors declared a two-for-one stock split of the Company's common stock to be effective on July 2, 1996. An amount equal to the par value of the common stock outstanding as of July 2, 1996, was transferred from additional paid-in capital to the common stock account. All references to number of shares and to per share data in the consolidated financial statements have been adjusted for these stock splits.

     STOCK WARRANTS --

     CCA had issued stock warrants to certain affiliated and unaffiliated parties for providing certain financing, consulting and brokerage services to CCA and to stockholders as a dividend. At December 31, 1997, 1,100 stock warrants were outstanding. All outstanding warrants were exercised in 1998 for 3,850 shares of common stock with no cash proceeds received by CCA.

     TREASURY STOCK --

     On December 31, 1998 all outstanding treasury stock was retired in connection with the Merger discussed in Note 2, resulting in a $17,561 reduction to stockholders' equity.

     STOCK OPTION PLANS --

     The Company has incentive and nonqualified stock option plans under which options may be granted to "key employees" as designated by the Board of Directors. The options are granted with exercise prices that equal market value on the date of grant. The options are exercisable after the

                   PRISON REALTY CORPORATION AND SUBSIDIARIES later of two years from the date of employment or one year after the date of grant until ten years after the date of the grant.

     The Company's Board of Directors approved a stock repurchase program for up to an aggregate of 350 shares of the Company's stock for the purpose of funding the employee stock options, stock ownership and stock award plans. In September 1997, the Company repurchased 108 shares of the Company's stock from a member of the Board of Directors of the Company at the market price pursuant to this program. In March 1998, the Company repurchased 175 shares from the Company's Chief Executive Officer at the market price pursuant to this program.

     Stock option transactions relating to the Company's incentive and nonqualified stock option plans are summarized below:

                                                              1998
                                                   ---------------------------
                                                                   WEIGHTED
                                                   NUMBER OF       AVERAGE
                                                    SHARES      EXERCISE PRICE
                                                   ---------    --------------
Outstanding at beginning of period...............    2,496          $14.75
Granted..........................................      467           38.55
Exercised........................................   (1,393)           6.21
Canceled.........................................      (51)          28.23
                                                    ------          ------
Outstanding at end of period.....................    1,519          $26.08
                                                    ======          ======
Available for future grant.......................    2,035              --
                                                    ======          ======
Exercisable......................................    1,264          $21.47
                                                    ======          ======

     All options outstanding at December 31, 1998 to purchase CCA common stock, are to be converted into options to purchase shares of the Company's common stock after giving effect to the exchange ratio and carryover of the vesting and other relevant terms.

                                                              1997
                                                   ---------------------------
                                                                   WEIGHTED
                                                   NUMBER OF       AVERAGE
                                                    SHARES      EXERCISE PRICE
                                                   ---------    --------------
Outstanding at beginning of period...............    3,065          $11.38
Granted..........................................      397           27.23
Exercised........................................     (943)           8.69
Canceled.........................................      (23)          29.95
                                                     -----          ------
Outstanding at end of period.....................    2,496          $14.75
                                                     =====          ======
Available for future grant.......................    2,452              --
                                                     =====          ======
Exercisable......................................    2,045          $11.41
                                                     =====          ======

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

                                                                 1996
                                                      ---------------------------
                                                                      WEIGHTED
                                                      NUMBER OF       AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                      ---------    --------------
  Outstanding at beginning of period................    3,427          $ 4.26
  Granted...........................................      790           30.93
  Exercised.........................................   (1,135)           3.34
  Canceled..........................................      (17)          26.25
                                                       ------          ------
  Outstanding at end of period......................    3,065          $11.38
                                                       ======          ======
  Available for future grant........................    2,581              --
                                                       ======          ======
  Exercisable.......................................    2,276          $ 4.64
                                                       ======          ======

     The weighted average fair value of options granted during 1998, 1997 and 1996 was $16.43, $11.59 and $14.03 per option, respectively, based on the estimated fair value using the Black-Scholes option-pricing model. The options outstanding at December 31, 1998, have exercise prices between $1.46 and $40.00 and a weighted average remaining contractual life of 7 years.

     During 1995, the Company authorized the issuance of 295 shares of common stock to certain key employees as a deferred stock award. The award becomes fully vested ten years from the date of grant based on continuous employment with the Company. The Company is expensing the $3,670 of awards over the vesting period.

     During 1997, the Company granted 70 stock options to a member of the Board of Directors of the Company to purchase the Company's common stock. The options were granted with an exercise price less than the market value on the date of grant. The options are exercisable immediately. As of December 31, 1998, the Company has expensed the $480 of compensation.

     In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. The Company has adopted the disclosure-only provisions of SFAS 123 and continues to account for stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. As a result, no compensation cost has been recognized for the Company's stock option plans under the criteria established by SFAS 123. Had compensation cost for the stock option plans been determined based on the fair value of the options at the grant date for awards in 1998, 1997 and 1996 consistent with the provisions of SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                                         1998       1997       1996
                                                        -------    -------    -------
Net income -- as reported.............................  $10,836    $53,955    $30,880
Net income -- pro forma...............................    6,769     48,911     25,995
Net income per share -- Basic -- as reported..........  $   .15    $   .80    $   .49
Net income per share -- Basic -- pro forma............      .09        .72        .41
Net income per share -- Diluted -- as reported........  $   .14    $   .69    $   .42
Net income per share -- Diluted -- pro forma..........      .09        .63        .35

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of that to be expected in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                           1998       1997       1996
                                                          -------    -------    -------
Expected dividend yield.................................      0.0%       0.0%       0.0%
Expected stock price volatility.........................     47.7%      40.4%      49.5%
Risk-free interest rate.................................      4.6%       5.3%       5.9%
Expected life of options................................  4 years    4 years    4 years

     EMPLOYEE STOCK OWNERSHIP PLAN --

     The Company has an Employee Stock Ownership Plan ("ESOP") whereby each employee of the Company who is at least 18 years of age is eligible for membership in the plan as of January 1 of their first anniversary year in which they have completed at least one thousand hours of service.

     Benefits, which become 40% vested after four years of service and 100% vested after five years of service, are paid on death, retirement or termination. The Board of Directors has discretion in establishing the amount of the Company's contributions. The Company's contributions to the plan may be in the form of common stock, cash or other property. Contributions to the plan amounted to $5,088, $3,723 and $2,086 for the years ended December 31, 1998, 1997 and 1996, respectively. In connection with the merger transactions and divestitures discussed in Note 2, the Company's ESOP will be merged in 1999 with a newly formed 401(k) plan administered by CMSC, PMS and JJFMS.

16.  REVENUES AND EXPENSES

     Approximately 96%, 98% and 99% of the Company's revenues for the years ended December 31, 1998, 1997 and 1996, respectively, relate to amounts earned from federal, state and local governmental management and transportation contracts.

     The Company had revenues of 18%, 21% and 21% from the federal government and 65%, 59% and 54% from state governments for the years ended December 31, 1998, 1997 and 1996, respectively. One state government accounted for revenues of 10%, 13% and 16% for the years ended December 31, 1998, 1997 and 1996, respectively. In 1997, the Company recognized $7,900 of additional management service revenues. The Company recognized after tax development fee income of $2,453 in 1997, related to a contract to design, construct and equip a managed detention facility.

     Accounts receivable and other current assets include $3,750 and $81,387 due from federal, state and local governments at December 31, 1998 and 1997, respectively. Accounts payable at December 31, 1998, consist of the following:

                                                             ACCOUNTS
                                                             PAYABLE
                                                             --------
Trade......................................................  $21,999
Construction...............................................   44,665
                                                             -------
                                                             $66,664
                                                             =======

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     Salaries and related benefits represented 61%, 66% and 64% of operating expenses for the years ended December 31, 1998, 1997 and 1996, respectively.

17.  INTERNATIONAL ALLIANCE

     The Company has entered into an International Alliance (the "Alliance") with Sodexho to pursue prison management business outside the United States. In conjunction with the Alliance, Sodexho purchased an equity position in the Company by acquiring several instruments. In 1994, the Company sold Sodexho 2,450 shares of common stock at $4.29 per share and a $7,000 convertible subordinated note bearing interest at 8.5%. Sodexho also received warrants that were exercised in 1998 for 3,850 shares of common stock. In consideration of the placement of the aforementioned securities, the Company paid Sodexho $3,960 over a four-year period ending in 1998. These fees include debt issuance costs and private placement equity fees. These fees have been allocated to the various instruments based on the estimated cost to the Company of raising the various components of capital and are charged to debt issuance costs or equity as the respective financings are completed.

     In 1995, the Company and Sodexho entered into a forward contract whereby Sodexho would purchase up to $20,000 of convertible subordinated notes at any time prior to December 1997. In 1997, the Company and Sodexho extended the expiration date of this contract to December 1999. When purchased, the notes will bear interest at LIBOR plus 1.35% and will be convertible into common shares at a conversion price of $7.80 per share.

     In 1996, the Company sold $20,000 of convertible notes to Sodexho pursuant to their contractual preemptive right. The notes bear interest at 7.5% and are convertible into common shares at a conversion price of $28.53 per share.

18.  RELATED PARTY TRANSACTIONS

     The Company pays legal fees to a law firm of which one of the partners is a stockholder and had been a member of the CCA Board of Directors. Legal fees, including fees related to the Company's mergers and acquisitions, paid to the law firm amounted to $2,994, $1,109 and $683 in 1998, 1997 and 1996, respectively.

     The Company paid $258 and $382 in 1998 and 1997, respectively, to a member of the CCA Board of Directors for consulting services related to various contractual relationships. The Company paid $1,301 and $911 in 1998 and 1997, respectively, to a company that is majority-owned by a member of the CCA Board of Directors, for services rendered at one of its facilities.

     In 1998, the Company paid $40,754 to a construction company that is owned by a member of the Company's Board of Directors, for services rendered in the construction of facilities.

     The Company paid $3,000 in 1998 to a member of the Company's Board of Directors for consulting services rendered in connection with the merger transactions discussed in Note 2.

19.  COMMITMENTS AND CONTINGENCIES

     The nature of the Company's business results in claims and litigation alleging that the Company is liable for damages arising from the conduct of its employees or others. In the opinion of management, there are no pending legal proceedings that would have a material effect on the consolidated financial position or results of operations of the Company.

                   PRISON REALTY CORPORATION AND SUBSIDIARIES

     As a result of the Merger, the Company assumed certain outstanding litigation against CCA relating to the Merger. The assumed litigation consists of a consolidated complaint filed by certain purported shareholders of CCA. The plaintiffs in the action represented a putative class of all public holders of CCA common stock. The lawsuit was settled in November 1998 and finalized in March 1999, with the Company agreeing to pay certain legal costs, all of which had been fully accrued by the Company as of December 31, 1998.

     Each of CCA's management contracts and the statutes of certain states require the maintenance of insurance. CCA maintained various insurance policies including employee health, worker's compensation, automobile liability and general liability insurance. These policies are fixed premium policies that had been self-funded by CCA with certain deductibles. Reserves are provided for estimated incurred claims within the deductible amounts.

     The Company provides a limited guarantee related to a bond issue on the Eden Detention Center in Eden, Texas. The maximum obligation as of December 31, 1998 was $21,765. In March 1999, the Company announced its intentions to purchase the facility for $28,000.

     As of December 31, 1998, the Company had invested approximately $11,000 in certain detention facilities for which the management contracts have been terminated. The Company is in negotiations with the respective government entity regarding reimbursement of the Company's investment.

20.  EVENTS SUBSEQUENT TO DECEMBER 31, 1998

     On January 11, 1999, the Company filed a Registration Statement on Form S-3 to register an aggregate of $1,500,000 in value of its common stock, preferred stock, common stock rights, warrants, and debt securities for sale to the public. Proceeds from sales under the Company's Registration Statement on Form S-3 will be used for general corporate purposes. On March 3, 1999 and March 15, 1999, the Company issued and sold 1,444 common shares and 1,250 common shares, respectively, under the Company's Registration Statement on Form S-3. Net proceeds to the Company from both share issuances totaled $52,763.

     On January 29, 1999, the Company sold $20,000 of convertible subordinated notes. The notes bear interest at 9.5% and are convertible into common shares at a conversion price of $28.00 per share.

     On March 8, 1999, the Company sold $20,000 of convertible subordinated notes to Sodexho pursuant to their forward contract. The notes bear interest at LIBOR plus 1.35% and are convertible into common shares at a conversion price of $7.80 per share. On March 8, 1999, Sodexho converted the $7,000 convertible subordinated notes bearing interest at 8.5% into 1,710 common shares at a conversion price of $4.09 per share, the $20,000 convertible notes bearing interest at 7.5% into 701 common shares at a conversion price of $28.53 per share and the $20,000 convertible subordinated notes bearing interest at LIBOR plus 1.35% into 2,564 common shares at a conversion price of $7.80 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CCA Prison Realty Trust:

     We have audited the accompanying consolidated balance sheets of CCA Prison Realty Trust (a Maryland real estate investment trust) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1998, and for the period from July 18, 1997 through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCA Prison Realty Trust and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the year ended December 31, 1998 and for the period from July 18, 1997 through December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee
January 22, 1999

                            CCA PRISON REALTY TRUST

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                1998        1997
                                                              --------    --------
                                      ASSETS
Real Estate Properties, at Cost:
  Correctional and Detention Facilities.....................  $867,831    $458,360
  Less -- Accumulated Depreciation..........................   (22,697)     (5,088)
                                                              --------    --------
     Net Real Estate Properties.............................   845,134     453,272
Cash and Cash Equivalents...................................    21,894         756
Restricted Cash.............................................    17,188          --
Other Assets................................................     9,496         410
                                                              --------    --------
          TOTAL ASSETS......................................  $893,712    $454,438
                                                              ========    ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Distributions Payable.....................................  $  2,150    $  9,170
  Line of Credit............................................   279,600      32,000
  Accounts Payable and Accrued Expenses.....................    29,248         519
                                                              --------    --------
          TOTAL LIABILITIES.................................   310,998      41,689
                                                              --------    --------
Commitments and Contingencies...............................        --          --
SHAREHOLDERS' EQUITY:
  Preferred Shares, $.01 par value; 10,000,000 shares
     authorized; 4,300,000 and 0 outstanding, ..............        43          --
  Common Shares, $.01 par value; 90,000,000 shares
     authorized; 25,315,380 and 21,576,000 shares issued and
     outstanding, ..........................................       253         216
  Capital in Excess of Par Value............................   603,195     414,841
  Cumulative Net Income.....................................    43,817      14,327
  Accumulated Distributions.................................   (64,594)    (16,635)
                                                              --------    --------
          TOTAL SHAREHOLDERS' EQUITY........................   582,714     412,749
                                                              --------    --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $893,712    $454,438
                                                              ========    ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                            CCA PRISON REALTY TRUST

                       CONSOLIDATED STATEMENTS OF INCOME
            FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD FROM
                       JULY 18, 1997 TO DECEMBER 31, 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1998      1997(1)
                                                              -------    -------
REVENUES
  Rental....................................................  $69,867    $19,980
  Interest..................................................      796        600
                                                              -------    -------
                                                               70,663     20,580
                                                              -------    -------
EXPENSES
  Depreciation..............................................   17,609      5,088
  Interest..................................................    9,827        184
  General and Administrative................................    2,648        981
  Write off of Loan Costs...................................    2,559         --
  Merger Costs..............................................    8,530         --
                                                              -------    -------
                                                               41,173      6,253
                                                              -------    -------
NET INCOME..................................................   29,490     14,327
DIVIDENDS TO PREFERRED SHAREHOLDERS.........................   (7,869)        --
                                                              -------    -------
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS.................  $21,621    $14,327
                                                              =======    =======
NET INCOME PER SHARE:
  Basic.....................................................  $  0.99    $  0.66
  Diluted...................................................  $  0.98    $  0.65
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC........   21,818     21,576
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, DILUTED......   22,103     22,007

---------------
(1) For the period from July 18, 1997 (inception) to December 31, 1997.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                            CCA PRISON REALTY TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD FROM
                       JULY 18, 1997 TO DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                1998        1997(1)
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................  $  29,490    $  14,327
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation of Real Estate Properties.................     17,609        5,088
     Amortization of Loan Origination Costs.................        856           47
     Write off of Loan Costs................................      2,559           --
     Changes in Assets and Liabilities:
       Increase in Restricted Cash..........................    (17,188)          --
       Increase in Other Assets.............................     (9,349)        (146)
       Increase in Accounts Payable and Accrued Expenses....     28,729          519
                                                              ---------    ---------
          Net Cash Provided by Operating Activities.........     52,706       19,835
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Real Estate Properties.....................   (409,472)    (455,360)
                                                              ---------    ---------
          Net Cash Used In Investing Activities.............   (409,472)    (455,360)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Initial Capital Contribution..............................         --            1
  Proceeds from Initial Public Offering, net of Offering
     Costs of $3,445........................................         --      412,056
  Proceeds from Common Share Issuances, net of Offering
     Costs of $173..........................................     85,011           --
  Proceeds from Preferred Share Offering, net of Offering
     Costs of $4,077........................................    103,423           --
  Net Borrowings under Line of Credit.......................    247,600       32,000
  Distributions paid on Common Shares.......................    (48,889)      (7,465)
  Distributions paid on Preferred Shares....................     (6,090)          --
  Loan Origination Costs....................................     (3,151)        (311)
                                                              ---------    ---------
          Net Cash Provided by Financing Activities.........    377,904      436,281
                                                              ---------    ---------
          NET INCREASE IN CASH AND CASH EQUIVALENTS.........     21,138          756
          CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....        756           --
                                                              ---------    ---------
          CASH AND CASH EQUIVALENTS, END OF PERIOD..........  $  21,894    $     756
                                                              =========    =========

                                  (Continued)

                            CCA PRISON REALTY TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD FROM
                       JULY 18, 1997 TO DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)
                                  (CONTINUED)

                                                               1998      1997(1)
                                                              -------    -------
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:
  Increase (Decrease) in Distributions Payable..............  $(7,020)   $ 9,170
  Increase (Decrease) in Shareholders' Equity through
     Distributions to Shareholders..........................    7,020     (9,170)
  Increase in Real Estate Properties due to Development Fee
     Paid in Shares.........................................       --     (3,000)
  Increase in Shareholders' Equity through Issuance of
     Development Fee Shares.................................       --      3,000
                                                              -------    -------
                                                              $    --    $    --
                                                              =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for Interest....................................  $12,986    $    --
  Cash paid for Income Taxes................................       --
                                                              $12,986    $    --
                                                              =======    =======

---------------
(1) For the period from July 18, 1997 (inception) to December 31, 1997.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                            CCA PRISON REALTY TRUST

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
            FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD FROM
                       JULY 18, 1997 TO DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                         PREFERRED SHARES     COMMON SHARES     CAPITAL IN   CUMULATIVE
                         -----------------   ----------------   EXCESS OF       NET        ACCUMULATED
                         SHARES    AMOUNT    SHARES    AMOUNT   PAR VALUE      INCOME     DISTRIBUTIONS    TOTAL
                         -------   -------   -------   ------   ----------   ----------   -------------   --------
Initial Capital
  Contribution.........      --      $--           1    $ --     $      1     $    --       $     --      $      1
Shares Issued, net of
  offering costs of
  $3,445...............      --       --      21,575     216      414,840          --             --       415,056
Net Income.............      --       --          --      --           --      14,327             --        14,327
Distributions to
  Shareholders.........      --       --          --      --           --          --        (16,635)      (16,635)
                         ------      ---     -------    ----     --------     -------       --------      --------
Balance, December 31,
  1997.................      --       --      21,576     216      414,841      14,327        (16,635)      412,749
                         ------      ---     -------    ----     --------     -------       --------      --------
Shares Issued, net of
  offering costs of
  $4,077...............   4,300       43          --      --      103,380          --             --       103,423
Net Shares Issued, net
  of offering costs of
  $173.................      --       --       3,733      37       84,790          --             --        84,827
Shares Issued to
  Trustees.............      --       --           7      --          184          --             --           184
Net Income.............      --       --          --      --           --      29,490             --        29,490
Distributions to
  Shareholders.........      --       --          --      --           --          --        (47,959)      (47,959)
                         ------      ---     -------    ----     --------     -------       --------      --------
Balance, December 31,
  1998.................   4,300      $43      25,316    $253     $603,195     $43,817       $(64,594)     $582,714
                         ======      ===     =======    ====     ========     =======       ========      ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                            CCA PRISON REALTY TRUST

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS

     CCA Prison Realty Trust (the "Company"), a Maryland real estate investment trust, was formed April 23, 1997 to acquire, develop, and lease private and public correctional and detention facilities. The Company will operate to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

     On July 18, 1997, the Company commenced operations after completing an initial public offering of 21,275,000 common shares (including 2,775,000 shares issued as a result of the exercise of an over-allotment option by the underwriters) (the "Initial Offering"). The 21,275,000 common shares were issued at the Initial Offering price of $21.00, generating gross proceeds of $446,775,000. The aggregate proceeds to the Company, net of underwriters' discount and offering costs, were approximately $412,056,000.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The consolidated financial statements of the Company include all the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS

     The Company considers all short-term, highly-liquid investments that are readily convertible to cash and have an original maturity of three months or less at the time of purchase to be cash equivalents.

     RESTRICTED CASH

     Restricted cash at December 31, 1998 was $17.2 million, of which $2.2 million was reserved to fund the $0.50 per share dividend payment to be made on January 15, 1999 for the 4,300,000 8% Series A Cumulative Preferred Shares. The remaining $15.0 million represents cash collateral for an irrevocable letter of credit issued in connection with the submission of a proposal for the construction of a facility.

     REAL ESTATE PROPERTIES

     Real estate properties are recorded at cost. Acquisition costs and transaction fees directly related to each property are capitalized as a cost of the respective property. The cost of real estate properties acquired is allocated between land and land improvements, building and improvements, and machinery and equipment based upon estimated market values at the time of acquisition. Depreciation is provided for on a straight-line basis over an estimated useful life of 40 years for building and improvements and seven years for machinery and equipment.

     FEDERAL INCOME TAXES

     The Company has elected to qualify as a REIT under the Code. As a result, the Company will generally not be subject to federal income tax on its taxable income at corporate rates to the extent it distributes annually at least 95% of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

                            CCA PRISON REALTY TRUST

     LEASES AND RENTAL INCOME

     All leases are accounted for as operating leases. Under this method, lease payments are recognized as revenue as earned.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     To meet the reporting requirements of Statement of Financial Accounting Standards No. ("SFAS") 107, "Disclosures About Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments at quoted market prices. At December 31, 1998, there were no material differences in the book values of the Company's financial instruments and their related fair values.

     COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. The Company adopted the provisions of SFAS 130 on January 1, 1998. The Company's comprehensive income is equivalent to net income for the year ended December 31, 1998 and for the period from July 18, 1997 to December 31, 1997.

     SEGMENT DISCLOSURES

     In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for the method that business enterprises report information about operating segments in annual and interim financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company operates in one industry segment and accordingly, the adoption of SFAS 131 had no impact on the Company's financial statement disclosures.

                            CCA PRISON REALTY TRUST

3.  REAL ESTATE PROPERTIES

     The cost components and the number of the Company's investments in correctional and detention facilities are as follows:

     As of December 31, (in thousands):

                                                           1998        1997
                                                         --------    --------
  Land and land improvements...........................  $  9,722    $  6,321
  Buildings and improvements...........................   777,382     439,664
  Machinery and equipment..............................    17,123      12,375
  Construction in progress.............................    63,604          --
                                                         --------    --------
                                                          867,831     458,360
  Less accumulated depreciation........................   (22,697)     (5,088)
                                                         --------    --------
                                                         $845,134    $453,272
                                                         ========    ========
  Number of total leased properties....................        23          12
                                                         ========    ========
  Number of non-CCA leased properties..................         6          --
                                                         ========    ========

     On January 5, 1998, the Company acquired from Corrections Corporation of America ("CCA") the 960 bed Davis County Correctional Center located in Holdenville, Oklahoma for a purchase price of $36.1 million. The facility was leased to and operated by CCA at December 31, 1998.

     On April 17, 1998, the Company and its newly-formed, wholly-owned subsidiary USCA Corporation ("USCA") and U.S. Corrections Corporation, a privately-held owner and former operator of correctional and detention facilities ("USCC"), entered into and consummated an Agreement of Merger, whereby USCA merged with and into USCC and the Company acquired all of the outstanding capital stock and derivative securities of USCC (the "USCC Merger"), in exchange for a cash payment to the shareholders of USCC of approximately $157.0 million. As a result of the USCC Merger, the Company also assumed certain liabilities of USCC consisting of a bank credit facility, two subordinated loans, and obligations outstanding for convertible, redeemable preferred stock totaling approximately $79.4 million. Immediately prior to the USCC Merger, CCA purchased USCC's facility management contracts and the corresponding enterprise value of operations from USCC for $10.0 million in cash. Accordingly, as a result of the USCC Merger, the Company acquired only real estate properties.

     By virtue of the USCC Merger, the Company acquired four correctional and detention facilities in Kentucky, one in Ohio and two in North Carolina. At the time of the USCC merger, the two North Carolina facilities were under construction. As of December 31, 1998, the Company had completed the two North Carolina facilities. The Company does not operate the facilities acquired in the USCC merger, but leases the Kentucky facilities to CCA and leases the North Carolina facilities to the State of North Carolina, which has contracted with CCA to operate the facilities. The Company leases the Ohio facility to Hamilton County, Ohio.

     On May 4, 1998, the Company acquired the Leo Chesney Center, a 200 bed correctional facility located in Live Oak, California. The facility, acquired for a purchase price of approximately $5.1 million, is leased to and operated by Cornell Corrections Corporation under contract with the California Department of Corrections.

                            CCA PRISON REALTY TRUST

     During 1998, the Company developed two educational facilities, one in Houston, Texas and one in Dallas, Texas, for Community Education Partners ("CEP"), which develops and operates publicly funded, privately operated alternative education programs for at-risk youth. The Company expended approximately $13.0 million in renovations and leased the facilities to CEP pursuant to terms and conditions materially consistent with the Company's current relationship with private prison operators.

     On November 2, 1998, the Company purchased the expansion of Central Arizona Detention Center in Florence, Arizona for $25.0 million. The facility was leased to the operator, CCA, who acted as construction manager for the expansion. Total annual rental under the Company's lease with CCA was increased by 11% of the purchase price of the expansion, calculated at construction cost plus 5%.

     On December 29, 1998, the Company acquired from the Webb County Correctional Center Public Facility Corporation ("WPFC") the 480 bed Webb County Correctional Center located in Laredo, Texas for a purchase price of $21.3 million. The Webb County Correctional Center was not complete as of December 31, 1998 but is scheduled to open in 1999, and will be leased to Correctional Management Services Corporation (see Note 11). Amounts required to complete the initial construction are available in capital development funds related to a bond issue used to finance the facility by the WPFC.

     Four of the facilities owned by the Company are subject to an option to purchase the facility held by a government agency. If a government agency exercised its option to purchase a facility, the option price could be less than the book value of the facility which could have a detrimental effect on the Company.

4.  DISTRIBUTIONS TO SHAREHOLDERS

     Quarterly distributions and the resulting tax classification for the Company's common shares are as follows:

DECLARATION                                DISTRIBUTION   ORDINARY       RETURN OF
   DATE       RECORD DATE   PAYMENT DATE    PER SHARE      INCOME         CAPITAL
-----------   -----------   ------------   ------------   --------   -----------------
09/03/97       09/30/97       10/15/97        $0.346      100.00%          0.00%
12/02/97       12/31/97       01/15/98        $0.425           (1)            (1)
03/02/98       03/31/98       04/15/98        $0.425       73.79%         26.21%
06/26/98       07/01/98       07/15/98        $0.425       73.79%         26.21%
08/25/98       09/30/98       10/15/98        $0.480       73.79%         26.21%
12/09/98       12/21/98       12/31/98        $0.480       73.79%         26.21%

---------------
(1) Approximately 74.8% of this distribution was classified as 100.0% ordinary taxable income for 1997. The remaining 25.2% is considered a 1998 distribution and accordingly 73.79% would be considered 1998 ordinary income and 26.21% return of capital.

                            CCA PRISON REALTY TRUST

     Quarterly distributions and the resulting tax classification for the Company's 8.0% Series A Cumulative Preferred Shares are as follows:

DECLARATION                                DISTRIBUTION   ORDINARY   RETURN OF
   DATE       RECORD DATE   PAYMENT DATE    PER SHARE      INCOME     CAPITAL
-----------   -----------   ------------   ------------   --------   ---------
03/02/98       03/31/98       04/15/98        $0.417       100.0%       0.0%
06/26/98       07/01/98       07/15/98        $0.500       100.0%       0.0%
08/25/98       09/30/98       10/15/98        $0.500       100.0%       0.0%
12/09/98       12/31/98       01/15/99        $0.500       100.0%       0.0%

5.  BANK CREDIT FACILITY

     On April 17, 1998, the Company's $150.0 million revolving credit facility was increased by $75.0 million to facilitate the acquisition of real estate properties through the USCC Merger. On July 31, 1998, the Company entered into an amendment and restatement of this same bank credit facility, maturing July 2000, to increase the total available borrowings to $300.0 million. General provisions of the Bank Credit Facility remained unchanged by the amendment and restatement. The effective interest rate is determined by adding 1.50% to the LIBOR rate for the interest period selected by the Company. The Company may specify LIBOR rate loans of one, two, or three month maturities. The Company can borrow up to $5.0 million at the prime rate for working capital purposes and repay such loans at any time. A commitment fee of 0.125% per annum accrues on the amount of the unused available credit commitment. A facility fee of 0.25% per annum accrues on the amount of outstanding borrowings. At December 31, 1998, the effective interest rate was approximately 7.67% and the Bank Credit Facility was secured by all assets of the Company. The Company is subject to ongoing compliance with a number of financial and other covenants under the Bank Credit Facility. The Bank Credit Facility was paid in full on January 4, 1999 in conjunction with the Company's merger as disclosed in Note 11. The Company wrote off all unamortized loan costs associated with the Bank Credit Facility during the fourth quarter of 1998 for a total of approximately $2.6 million.

6.  EMPLOYEE BENEFIT PLAN

     On September 3, 1997, the Board of Trustees adopted the CCA Prison Realty Trust Employee Savings and Stock Ownership Plan (the "ESOP") whereby eligible employees may defer certain percentages of their pretax compensation, subject to federal limitations, for the purchase of Company common shares at current market prices. Benefits are paid on death, retirement or termination. The Company may make contributions to the ESOP, subject to approval by the Plan Administrator. Company contributions may be in the form of "matching" contributions determined as a percentage of the employee's deferral amount or "basic" contributions which would be set as a percentage of all participants' compensation, subject to limitations of the Code. Company contributions made on behalf of employees will vest ratably over five years. Expense accrued by the Company for matching and basic contributions at December 31, 1998 and 1997 totaled approximately $66,000 and $22,000, respectively. On January 1, 1999, the ESOP was converted into the Prison Realty Corporation 401(k) Savings and Retirement Plan in conjunction with the Company's merger into Prison Realty Corporation as disclosed in Note 11.

                            CCA PRISON REALTY TRUST

7.  SHARE OPTION AND INCENTIVE PLANS AND NON-EMPLOYEE TRUSTEE COMPENSATION PLAN

     SHARE OPTION AND INCENTIVE PLANS

     The Company has established share option and incentive plans for the purpose of attracting and retaining qualified executive officers and key employees, as well as non-employee trustees. In conjunction with the Initial Offering, the Company granted options to officers, employees and trustees. Options granted under the Company's plans are granted with exercise prices equal to the market value at the date of grant. The term of such options is ten years from the date of grant. In general, one-fourth of the options granted to executive officers and employees vest immediately, with the remaining options becoming exercisable ratably on the first, second, and third anniversary of the dates of grant. Options granted to non-employee trustees vest at the date of grant. Shares remaining for issuance under the share incentive and non-employee trustees plans total 466,000 and 60,000, respectively.

     A summary of the Company's share option activity, and related information for the period from July 18, 1997 to December 31, 1998 follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                            OPTIONS    EXERCISE
                                                            (000S)      PRICE
                                                            -------    --------
Granted at Initial Offering...............................   1,075      $21.00
Granted in 1997...........................................     103       37.81
Exercised in 1997.........................................      --          --
Forfeited in 1997.........................................      --          --
                                                             -----      ------
Outstanding at December 31, 1997..........................   1,178       22.47
Granted during 1998.......................................      45       35.13
Exercised in 1998.........................................      --          --
Forfeited in 1998.........................................      (1)      37.81
                                                             -----      ------
Outstanding at December 31, 1998..........................   1,222      $22.92
                                                             =====      ======
Exercisable at December 31, 1998..........................     656      $23.28
                                                             =====      ======

     A summary of the Company's outstanding and exercisable options and related information at December 31, 1998 follows:

                             OPTIONS OUTSTANDING
                            ----------------------   OPTIONS EXERCISABLE
                             WEIGHTED                --------------------
                              AVERAGE     WEIGHTED              WEIGHTED
                             REMAINING    AVERAGE                AVERAGE
                  OPTIONS   CONTRACTUAL   EXERCISE   OPTIONS    EXERCISE
EXERCISE PRICES   (000S)       LIFE        PRICE      (000S)      PRICE
---------------   -------   -----------   --------   --------   ---------
  $21.00           1,075       8.54        $21.00      560       $21.00
  $37.81             102       8.92                     51        37.81
                                            37.81
  $35.13              45       9.30                     45        35.13
                                            35.13
                   -----       ----        ------      ---       ------
                   1,222       8.60        $22.92      656       $23.28
                   =====       ====        ======      ===       ======

                            CCA PRISON REALTY TRUST

     The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. In accordance with APB Opinion 25, during the year ended December 31, 1998 and the period from July 18, 1997 to December 31, 1997, the Company recognized no compensation expense related to the grant of share option awards. In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 established new financial accounting and reporting standards for stock-based compensation plans. The Company has adopted the disclosure-only provisions of SFAS 123. However, had compensation cost for the Company's share-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net income available to common shareholders and earnings per share for the year ended December 31, 1998 and the period from July 18, 1997 to December 31, 1997, would have been reduced to the following pro forma amounts (in thousands except per share amounts):

                                                       1998       1997
                                                      -------    -------
Net Income Available to Common Shareholders.........  $20,337    $13,960
Basic Net Income per Share..........................  $  0.93    $  0.65
Diluted Net Income Per Share........................  $  0.92    $  0.63

     The fair value of each option grant (expected lives of ten years for each option) is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted in:

                                                          1998     1997
                                                          -----    -----
Dividend yield..........................................   5.67%    7.57%
Expected volatility.....................................  40.00%   40.00%
Risk-free interest rate of US zero coupon bonds with
  time to maturity approximately equal to the options
  average time to exercise..............................  5.178%    6.22%

     NON-EMPLOYEE TRUSTEE COMPENSATION PLAN

     On December 2, 1997, the Board of Trustees adopted the CCA Prison Realty Trust Non-Employee Trustees' Compensation Plan (the "Trustees' Plan"), approved by shareholders on May 8, 1998. The purpose of the Trustees' Plan is to encourage equity ownership in the Company by non-employee trustees who elect to receive the value of their annual retainer and/or meeting fees in the form of shares of the Company in lieu of cash. A total of 50,000 common shares were reserved for issuance pursuant to the Trustees' Plan. The number of shares to be issued in payment under the Plan shall be calculated on the basis of the fair market value (the mean of the highest and lowest selling prices for the common shares on the New York Stock Exchange ("NYSE") on the date in question) on the first business day preceding the payment date as of which such common shares are to be issued. During 1998, approximately 7,000 shares were issued in lieu of cash compensation of $184,000 which has been expensed as compensation in the accompanying 1998 Statement of Income.

8.  SHAREHOLDERS' EQUITY

     COMMON STOCK

     On September 16, 1998, the Company filed a Registration Statement on Form S-3 (File No. 333-63475) to register an aggregate of $500.0 million in value of its common shares, preferred

                            CCA PRISON REALTY TRUST
shares, and common share rights and warrants for sale to the public. Proceeds from sales under the Company's Registration Statement on Form S-3 will be used for general corporate purposes. The Company issued and sold 4,056,542 common shares under the Company's Registration Statement on Form S-3 prior to December 31, 1998. Of those shares, 324,000 common shares were sold to certain trustees and officers of the Company, with a like number repurchased on the open market and retired resulting in net common shares issued of 3,732,542. Net proceeds to the Company from all common share issuances totaled approximately $85.0 million.

     PREFERRED STOCK

     On January 30, 1998, pursuant to the Company's Registration Statement on Form S-11 (File No. 333-43935) declared effective by the Commission on January 26, 1998, the Company completed an offering of 4,300,000 shares of 8.0% Series A Cumulative Preferred Shares, $0.01 par value per share (the "Series A Preferred Shares") (including 300,000 Series A Preferred Shares issued as a result of the exercise of an over-allotment option by the underwriters), at a price of $25.00 per share. The Series A Preferred Shares are redeemable at any time on or after January 30, 2003, at $25.00 per share, plus dividends accrued and unpaid to the redemption date. The Series A Preferred Shares have no stated maturity, sinking fund provision or mandatory redemption and are not convertible into any other securities of the Company. Dividends on the Series A Preferred Shares are cumulative from the date of original issue of such shares and are payable quarterly in arrears on the fifteenth day of January, April, July and October of each year, to shareholders of record on the last day of March, June, September and December of each year, respectively, at a fixed annual rate of 8.0%. The shares are listed on the NYSE under the symbol "PZN Pr A."

     The gross proceeds from the sale of the Series A Preferred Shares were approximately $107.5 million, generating net proceeds to the Company of approximately $103.4 million after deduction of the underwriting discount and estimated offering expenses. The Company used approximately $72.7 million of the net proceeds to repay outstanding indebtedness under the Company's bank credit facility. The balance of the net proceeds was used in connection with the Company's acquisition of USCC as discussed in Note 3.

9.  NET INCOME PER SHARE

     SFAS 128, "Earnings per Share," has been issued effective for fiscal periods ending after December 15, 1997. SFAS 128 establishes standards for computing and presenting earnings per share. The Company adopted the provisions of SFAS 128 in the fourth quarter of 1997. Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share for the Company was computed by dividing net income by the weighted average number of common shares outstanding or 21,818,000 shares and 21,576,000 shares for the year ended December 31, 1998 and the period from July 18, 1997 to December 31, 1997, respectively. Diluted earnings per share was computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to the Company's outstanding share options after assuming a buyback of shares under the treasury method, or additional common shares of 285,000 and 431,000 for the year ended December 31, 1998, and the period from July 18, 1997 to December 31, 1997, respectively.

                            CCA PRISON REALTY TRUST

10.  RELATED PARTIES

     CORRECTIONS CORPORATION OF AMERICA

     On July 18, 1997, the following transactions with Corrections Corporation of America and certain of its subsidiaries (collectively, "CCA") occurred simultaneously with the completion of the Initial Offering:

     - The Company acquired the following nine correctional and detention facilities (the "Initial Facilities") from CCA for an aggregate purchase price of $308.1 million:

        (i)   Houston Processing Center, located in Houston, Texas;

        (ii)  Laredo Processing Center, located in Laredo, Texas;

        (iii) Bridgeport Pre-Parole Transfer Facility, located in Bridgeport, Texas;

        (iv) Mineral Wells Pre-Parole Transfer Facility, located in Mineral Wells, Texas;

        (v)   West Tennessee Detention Facility, located in Mason, Tennessee;

        (vi)  Leavenworth Detention Center, located in Leavenworth, Kansas;

        (vii)  Eloy Detention Center, located in Eloy, Arizona;

        (viii) Central Arizona Detention Center, located in Florence, Arizona;
               and

        (ix)  T. Don Hutto Correctional Center, located in Taylor, Texas.

The Company purchased a 100% interest in the real property and all tangible personal property associated with each of the Initial Facilities from CCA. The real and personal property associated with each of the Initial Facilities was used by CCA in the ownership and operation of correctional and detention facilities. The Company will continue to use the property in the same manner by leasing each of the Initial Facilities back to CCA who will use the property in the operation of correctional and detention facilities.

     - The Company entered into agreements with CCA to lease the Initial Facilities back to CCA pursuant to long-term, non-cancelable triple net leases (the "Leases") which require CCA to pay all operating expenses, taxes, insurance and other costs. All of the Leases provide for initial, annual base rents which aggregate $33.9 million, with certain contingent annual escalations, and have primary terms ranging from 10-12 years which may be extended at the fair market rates for three additional five-year periods upon the mutual agreement of the Company and CCA. The obligations of CCA under the Leases are cross-defaulted to each of the other Leases with respect to payment defaults and certain other defaults. In addition, the Leases provide CCA with a right of first refusal in the event the Company obtains an acceptable third party offer to acquire any interest in any facility or in any correctional or detention facility acquired or developed by the Company in the future and operated by CCA.

     - The Company entered into option agreements with CCA (the "Option Agreements") pursuant to which the Company was granted the option to acquire and leaseback to CCA any or all of five option facilities (the "Initial Option Facilities") from CCA at any time during the three-year period following the acquisition of the Initial Facilities for CCA's costs of developing, constructing and equipping such facilities, plus 5% of such costs. In addition, CCA granted the Company an option to acquire, at fair market value, and lease back to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the date CCA first receives inmates at such facility.

                            CCA PRISON REALTY TRUST

Subsequent to the Initial Offering, through December 31, 1998, the Company individually acquired the following four correctional and detention facilities from CCA and immediately entered into 10 year lease agreements with CCA which will continue to operate each of the facilities:

     (i) Northeast Ohio Correctional Center, located in Youngstown, Ohio (one of the five Initial Option Facilities) for $70.1 million;

     (ii) Torrance County Detention Facility, located in Estancia, New Mexico (one of the five Initial Option Facilities) for $38.5 million; and

     (iii) Cimarron Correctional Facility, located in Cushing, Oklahoma for $38.3 million.

     (iv) Davis County Correctional Facility, located in Holdenville, Oklahoma for $36.1 million.

The terms of the leases for the above facilities are substantially similar to the Leases with respect to the Initial Facilities. The acquisitions were funded with remaining proceeds of the Initial Offering, borrowings under the Bank Credit Facility, and cash generated from operations.

     By virtue of the USCC Merger, the Company acquired four correctional facilities in Kentucky and CCA purchased the management contracts for these facilities. Therefore, the Company does not operate the following four facilities, but leases the facilities to CCA:

     (i) Lee Adjustment Center, located in Beattyville, Kentucky;

     (ii) Marion Adjustment Center, located in St. Mary, Kentucky;

     (iii) Otter Creek Correctional Center, located in Wheelwright, Kentucky;
           and

     (iv) River City Correctional Center, located in Louisville, Kentucky.

     In July 1998, the Company entered into an agreement with CCA, whereby the Company agreed to purchase from CCA all issued and outstanding stock of Agecroft Properties, Inc. ("API") for approximately $80 million upon the completion of an 800 bed medium-security prison in Salford, England for which API had entered into a contract to design, develop and construct the facility. However, as of December 31, 1998, the facility had not been completed and in conjunction with the merger as discussed in Note 11, API was acquired by Prison Realty Corporation and on January 1, 1999, Prison Realty Corporation acquired the Company. As such, the Company's agreement to purchase the issued and outstanding stock of API will not be consummated. Upon completion of the construction, affiliates of Correctional Services Management Corporation will lease the facility from API and manage the facility pursuant to contracts with agencies of the British government.

     CCA served as the construction facilitator for the two North Carolina facilities, which were under construction when the Company merged with USCC. CCA also served as the construction facilitator for the additions at the four Kentucky facilities acquired in the Company's merger with USCC. In its capacity as facilitator, CCA was entitled to a fee of 5% of the capital expenditures. The Company paid a total of $1.8 million during 1998 to CCA.

     The Company derived 95.5% and 100% of its revenue from CCA for the year ended December 31, 1998 and the period from July 18, 1997 to December 31, 1997, respectively.

     The Chairman of the Board of Trustees of the Company is also the Chairman of the Board of Directors, President and Chief Executive Officer of CCA.

     C. Ray Bell, who was a trustee of the Company, is the principal of a construction company which has built correctional and detention facilities for and on behalf of the Company. The Company paid a total of $8.7 million during 1998. No payments were made in 1997.

                            CCA PRISON REALTY TRUST

11.  EVENT SUBSEQUENT TO DECEMBER 31, 1998

     Effective January 1, 1999, Prison Realty Corporation, a Maryland corporation, completed the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated September 29, 1998 (the "Merger Agreement"), by and among CCA, the Company and Prison Realty Corporation. The Merger Agreement and the transactions contemplated thereby were approved and adopted by the shareholders of CCA and the Company at special meetings held on December 1, 1998 and December 3, 1998, respectively. The merger will be accounted for as a common control transfer from CCA to Prison Realty Corporation and the purchase of the Company by Prison Realty Corporation. CCA will be treated as the acquiring company and the Company will be treated as the acquired company for financial reporting purposes. The Company has incurred a total of approximately $15.2 million in costs related to the merger, of which approximately $8.5 million has been expensed and approximately $6.7 million was incurred on behalf of the accounting acquirer, Prison Realty Corporation. As such, the Company has recorded a receivable of $6.7 million in other assets on the accompanying balance sheet to be reimbursed by Prison Realty Corporation. On December 31, 1998, CCA sold all of its management contracts and related net assets to one of three newly formed companies: Correctional Management Services Corporation ("CMSC"); Prison Management Services LLC; and Juvenile and Jail Facility Management Services LLC. Immediately after the Company's merger with Prison Realty Corporation, CMSC entered into new leases with Prison Realty Corporation for all facilities previously leased by CCA from the Company. Prison Realty Corporation intends to operate so as to qualify as a real estate investment trust for federal income tax purposes. In connection with the merger, the Company's common and preferred shareholders received one share of Prison Realty Corporation's common or preferred shares for each share of the Company's common or preferred shares held. Additionally, the Company's Bank Credit Facility was fully repaid by Prison Realty Corporation and the Company's ESOP was converted into the Prison Realty Corporation 401(k) Plan.

PROSPECTUS

                                 $1,500,000,000

                           PRISON REALTY CORPORATION
                                  COMMON STOCK
                                PREFERRED STOCK
                          COMMON STOCK PURCHASE RIGHTS
                              DEBT SECURITIES AND
                                    WARRANTS

     This is a prospectus for the offering of up to a total amount of $1,500,000,000 of:

     - shares of common stock;

     - shares of preferred stock;

     - rights to purchase shares of common stock;

     - one or more series of debt securities, which may be either senior debt securities or subordinated debt securities; and

     - warrants to purchase shares of common stock, preferred stock or debt securities.

     The amounts, prices, and terms of the common stock, preferred stock, common stock purchase rights, debt securities, and warrants to be offered (collectively, the "Offered Securities") will be determined by the company at the time of an offering and the terms of any offering will be described in supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest.

     The specific terms of the Offered Securities will be stated in a prospectus supplement and will include, where applicable: (i) in the case of common stock, any offering price; (ii) in the case of preferred stock, the specific title and stated value, any distribution, any return of capital, liquidation, redemption, conversion, voting and other rights and any initial offering price; (iii) in the case of common stock purchase rights, the duration, offering price, exercise price and any reallocation of common stock purchase rights not initially subscribed; (iv) in the case of debt securities, the title, total principal amount, denominations, maturity, rate (which may be fixed or variable) or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the holder or the company, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, the initial offering price and any other terms in connection with the offering and sale of any debt securities; and (v) in the case of warrants, the duration, offering price, exercise price and detachability.

     The common stock of the company is listed on the New York Stock Exchange under the symbol "PZN". The shares of common stock sold pursuant to any supplement to this prospectus will be listed on the New York Stock Exchange, subject to official notice of issuance. On January 8, 1999, the last reported sales price of the company's common stock on the New York Stock Exchange was $22.31 per share.

      INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS FOR INFORMATION THAT YOU SHOULD CONSIDER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 4, 1999

                               TABLE OF CONTENTS

Prospectus Supplement.......................................   S-1
Index to Financial Statements...............................   F-1
Where You Can Find More Information.........................     i
Incorporation of Certain Documents by Reference.............     i
  The Company...............................................     i
  CCA Prison Realty Trust...................................    ii
Cautionary Statement Concerning Forward-Looking
  Information...............................................   iii
The Company.................................................     1
Risk Factors................................................     2
  The Company is Dependent on Operating Company, as Primary
    Lessee of the Company's Facilities, for its Revenues and
    Ability to Make Distributions to Its Stockholders.......     2
  Existing Conflicts of Interest May Have an Effect on the
    Company.................................................     2
  The Company is Dependent on Outside Financing to Support
    its Growth; Dilutive Effect of Such Financing...........     4
  Ownership of Shares of the Capital Stock of the Company
    Involves Risks Inherent in the Corrections and Detention
    Industry................................................     5
    General.................................................     5
    Short-Term Nature of Government Contracts...............     5
    Dependence on Government Appropriations.................     5
    Dependence on Government Agencies for Inmates...........     5
    Dependence on Ability to Develop New Prisons and
      Contracts; Opposition of Organized Labor..............     6
    Options to Purchase.....................................     6
    Legal Proceedings.......................................     6
  Ownership of Shares of the Capital Stock of the Company
    Involves Tax Related Risks..............................     6
    Dependence on Qualification as a REIT...................     6
    Adverse Effects of REIT Minimum Distribution
      Requirements..........................................     7
    Requirement to Distribute Accumulated Earnings and
      Profits...............................................     7
    Tax Legislation.........................................     8
  Ownership of Shares of the Capital Stock of the Company
    Involves Risks Inherent in the Investment in Real Estate
    Properties..............................................     8
    General.................................................     8
    Environmental Matters...................................     8
    Uninsured Loss..........................................     8
  The Company is Dependent on Certain Individuals for Its
    Management..............................................     9
  The Company Lacks Control Over Day-to-Day Operations and
    Management of Its Facilities............................     9
  The Company Imposes Limits on the Ownership of its Capital
    Stock to Maintain Qualification as a REIT...............    10
  Certain Provisions of the Company's Governing Documents
    May Limit Changes in Control of the Company.............    10
  Year 2000 Compliance Issues May Have an Effect on the
    Company.................................................    11
  A Fluctuation in Market Interest Rates May Affect the
    Price of the Company's Capital Stock....................    12
  Factors to be Considered by ERISA Plan Fiduciaries........    12
Information About the Company...............................    13
  General...................................................    13
  Relationship with Operating Company.......................    13
  Relationship with Service Company A.......................    20
  Relationship with Service Company B.......................    21
  Relationship Between Operating Company and the Service
    Companies...............................................    21
  Certain Information Incorporated by Reference.............    22
Recent Financings and Related Agreements....................    22

Use of Proceeds.............................................    23
Description of Capital Stock................................    23
  General...................................................    23
  Common Stock..............................................    23
  Preferred Stock...........................................    24
  Restrictions on Ownership of Capital Stock................    27
  Certain Other Provisions of Maryland Law and Charter
    Documents...............................................    29
Description of Common Stock Purchase Rights.................    30
Description of Debt Securities..............................    30
  General...................................................    31
  Payment, Registration, Transfer and Exchange..............    33
Description of Warrants.....................................    33
Plan of Distribution........................................    34
Material Federal Income Tax Consequences....................    35
  Taxation of the Company...................................    35
  Taxation of Stockholders..................................    44
Other Tax Consequences......................................    48
ERISA Considerations........................................    48
Legal Matters...............................................    49
Experts.....................................................    49

                      WHERE YOU CAN FIND MORE INFORMATION

     Prison Realty Corporation (the "Company") has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), that registers the Offered Securities. This Prospectus is part of that Registration Statement and does not contain all of the information set forth in the Registration Statement and its exhibits. You may obtain further information with respect to the Company and the Offered Securities by reviewing the Registration Statement and the attached exhibits, which you may read and copy at the following locations of the Commission:

    Public Reference Room        New York Regional Office        Chicago Regional Office
       Judiciary Plaza           Seven World Trade Center            Citicorp Center
   450 Fifth Street, N.W.               13th Floor               500 West Madison Street
          Room 1024              New York, New York 10048              Suite 1400
   Washington, D.C. 20549                                     Chicago, Illinois 60661-2511

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company at http://www.sec.gov. In addition, the Company's common stock and the Company's 8% Series A Cumulative Preferred Stock are listed on the New York Stock Exchange ("NYSE") and similar information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company furnishes its stockholders with annual reports containing audited financial statements with a report thereon by its independent public accountants, Arthur Andersen LLP.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows the Company to "incorporate by reference" certain information into this Prospectus. This means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

     The following documents that the Company and CCA Prison Realty Trust have previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference into the Prospectus:

                                  THE COMPANY

     (1) The Company's Current Report on Form 8-K, as filed with the Commission on June 4, 1999 (File no. 0-25245).

     (2) The Company's Current Report on Form 8-K, as filed with the Commission on May 25, 1999 (File no. 0-25245).

     (3) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999, as filed with the Commission on May 14, 1999 (File no. 0-25245).

     (4) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission on March 30, 1999 (File no. 0-25245).

     (5) The Company's definitive Proxy Statement filed with the Commission on March 30, 1999 pursuant to Regulation 14A of the Exchange Act, in connection with the Company's Annual Meeting of Stockholders, held on May 11, 1999 (File no. 0-25245).

     (6) The Company's Current Report on Form 8-K, filed with the Commission on January 6, 1999 (File no. 0-25245).

     (7) The Company's Prospectus filed with the Commission on October 30, 1998 pursuant to Rule 424(b)(4) promulgated under the Securities Act, as supplemented on November 20, 1998, included in its Registration Statement on Form S-4, filed with the Commission on September 30, 1998, as subsequently amended (File no. 333-65017).

                            CCA PRISON REALTY TRUST

     (1) CCA Prison Realty Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission on March 30, 1999 (File no. 1-13049).

     All other documents and reports filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the applicable document). Requests should be directed to the following:

                           Prison Realty Corporation
                      10 Burton Hills Boulevard, Suite 100
                           Nashville, Tennessee 37215
                           Telephone: (615) 263-0200
                             Attn: Vida H. Carroll

                        CAUTIONARY STATEMENT CONCERNING

                          FORWARD-LOOKING INFORMATION

     This Prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, the discussions of the Company's expectations concerning its future profitability, its operating and growth strategies, including strategic acquisitions, both pending and potential, and its assumptions regarding certain matters. Also, when any of the words "believes," "expects," "anticipates," "intends," "estimates," "plans," or similar terms or expressions are used in this Prospectus, forward-looking statements are being made. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the factors set forth under the caption "Risk Factors" in this Prospectus, which could cause the future results and shareholder values to differ materially from those expressed in the forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included or incorporated by reference in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. In addition, the Company does not intend to, and is not obligated to, update these forward-looking statements after it distributes this Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date.

                                  THE COMPANY

     The Company is the largest self-administered and self-managed real estate investment trust, or REIT, specializing in the acquisition, development and ownership of correctional and detention facilities. As of January 8, 1999, the Company owned 44 correctional and detention facilities, of which seven new facilities were under construction, in 16 states, the District of Columbia and the United Kingdom with a total design capacity in excess of 40,000 beds. As of January 8, 1999, approximately 30,000 beds were leased under 37 operating leases. The Company is currently developing 10,000 beds through the construction of the seven new facilities and the expansion of five currently operating facilities. The unaudited depreciated book value of the Company's properties at January 1, 1999, including those under construction or expansion, was in excess of $2.0 billion, and the appraised value of such properties was approximately $3.0 billion.

     The Company is the successor to each of Corrections Corporation of America, a Tennessee corporation ("CCA"), and CCA Prison Realty Trust, a Maryland real estate investment trust ("Prison Realty"). CCA merged with and into the Company on December 31, 1998, and Prison Realty merged with and into the Company on January 1, 1999, all pursuant to an Amended and Restated Agreement and Plan of Merger by and among CCA, Prison Realty and the Company, dated as of September 29, 1998 (the "Merger Agreement") (the mergers of CCA and Prison Realty with and into the Company are collectively referred to herein as the "Merger").

     The Company's principal business strategy is to design, build, finance and/or acquire and develop correctional and detention facilities from and for both government entities and private prison operators, to expand the design capacity of its existing facilities and to lease these facilities under long-term "triple net" leases to government entities and qualified third-party operators. The Company intends to be taxed as a REIT under the requirements of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with the requirements of the Code relating to REITs, substantially all of the Company's income will be derived from rent payments from leases of the Company's correctional and detention facilities. As of January 8, 1999, Correctional Management Services Corporation, a privately held Tennessee corporation formed in connection with the Merger ("Operating Company"), leased 29 of the Company's 44 facilities. The Company also leases three of its facilities to private operators other than Operating Company and leases six of its facilities to government entities. It is currently anticipated that Operating Company will additionally lease six of the facilities currently under construction by the Company. Operating Company has contracts to manage and operate 40 correctional and detention facilities, 34 of which are currently being managed and operated by Operating Company, pursuant to management contracts acquired by Operating Company from CCA. The Company owns approximately 9.5% of the outstanding capital stock, representing 9.5% of the economic value, of Operating Company. In addition, the Company owns all of the non-voting common stock of each of two companies formed in connection with the Merger, Prison Management Services, Inc., a privately held Tennessee corporation ("Service Company A"), and Juvenile and Jail Facility Management Services, Inc., a privately held Tennessee corporation ("Service Company B") (Service Company A and Service Company B are each referred to herein individually as a "Service Company," and collectively as the "Service Companies"), which obligates each Service Company to distribute 95% of its net income, determined in accordance with generally accepted accounting principles ("GAAP"), to the Company. Service Company A has contracts to manage and operate 11 government-owned adult prison facilities pursuant to management contracts acquired by Service Company A from CCA. Service Company B has contracts to manage and operate 19 government-owned jail or juvenile detention facilities pursuant to management contracts acquired by Service Company B from CCA. The Company's relationships with Operating Company and each of the Service Companies are more fully described below under "Information About the Company".

     The Company was incorporated as a Maryland corporation in September 1998. The Company's principal executive offices are located at 10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee, and its telephone number is (615) 263-0200.

                                  RISK FACTORS

     An investment in the Offered Securities involves various risks. Prospective investors should carefully consider the following risk factors in conjunction with the other information contained or incorporated by reference in this Registration Statement in evaluating an investment in the Offered Securities.

THE COMPANY IS DEPENDENT ON OPERATING COMPANY, AS PRIMARY LESSEE OF THE COMPANY'S FACILITIES, FOR ITS REVENUES AND ABILITY TO MAKE DISTRIBUTIONS TO ITS STOCKHOLDERS

     Operating Company is the lessee of a substantial majority of the Company's facilities. Therefore, the Company is dependent for its revenues upon Operating Company's ability to make the lease payments required under the leases for such facilities. Operating Company's obligation to make lease payments is not secured by any of the assets of Operating Company, although the obligations under the leases are cross-defaulted so that the Company could terminate all the leases if Operating Company fails to make required lease payments. If this were to happen, however, the Company would be required to find other suitable lessees or risk losing its ability to elect or maintain REIT status, as applicable. The Company believes that Operating Company has sufficient assets and income to enable it to satisfy its obligations under such lease agreements at this time; however, there can be no assurance that Operating Company will have such assets or income in the future. Moreover, while the Company has leases with tenants other than Operating Company, there can be no assurance that the Company will be successful in obtaining lease agreements with lessees other than Operating Company to an extent such that the Company is not dependent on Operating Company as the primary source of its revenues. Moreover, there can be no assurance that Operating Company or the Company's other lessees will elect to renew leases upon the expiration of their current terms, which would also require the Company to find suitable replacement lessees. In either circumstance, due to the unique nature of corrections and detention facilities, the Company may be unable to locate suitable lessees or to attract such lessees, and may, therefore, be required to reduce the amounts to be received by the Company under its lease agreements, which would have the effect of reducing the Company's amounts available for distribution to the Company's stockholders. See "-- Certain Agreements Relating to the Operating Company Credit Facility May Limit Operating Company's Ability to Satisfy Obligations to the Company."

EXISTING CONFLICTS OF INTEREST MAY HAVE AN EFFECT ON THE COMPANY

     Several conflicts of interest currently exist on the part of the Company, its directors, officers and stockholders. The following description sets forth the principal conflicts of interest, including the relationships through which they arise, and the policies and procedures implemented by the Company to address those conflicts.

     Some directors, officers and stockholders of the Company may have conflicts of interest in connection with the operations of the Company, Operating Company and the Service Companies. Doctor R. Crants serves as Chief Executive Officer of both the Company and Operating Company and has received an employment agreement from both companies. Doctor R. Crants is the Chairman of the Board of Directors of the Company (the "Company Board") and a member of the Boards of Directors of Operating Company and each of the Service Companies. D. Robert Crants, III, the son of Doctor R. Crants, serves as President of the Company and as a member of the Company Board and has received an employment agreement from the Company. D. Robert Crants, III and Michael W. Devlin, Chief Operating Officer of the Company, as well as certain other officers of the Company and officers of Operating Company, also own, directly or indirectly, shares in the Company and Operating Company. J. Michael Quinlan, Vice-Chairman of the Company Board, and Michael W. Devlin have also received employment agreements from the Company.

     In addition, D. Robert Crants, III and Michael W. Devlin are principals of DC Investment Partners, LLC, a limited liability company which manages investment limited partnerships. DC Investment Partners, LLC, together with an entity controlled by R. Clayton McWhorter, a member of the Board of Directors of Operating Company, serves as the general partner for a private investment limited partnership. DC Investment Partners, LLC is owned by D. Robert Crants, III, Michael W. Devlin, Stephens Group, Inc., an affiliate of Stephens Inc., which served as financial advisor to CCA in connection with the Merger, and Lucius E. Burch, III, who is Chairman of the Board of Directors of Operating Company. Doctor R. Crants and other directors of the Company, Operating Company or one of the Service Companies are investors in one or more of the private investment limited partnerships managed by DC Investment Partners, LLC. Samuel
W. Bartholomew, Jr., a director of Service Company B, is a principal in the law firm of Stokes & Bartholomew, P.A., counsel to the Company. Rusty L. Moore, a director of the Company, is the spouse of a shareholder of Stokes & Bartholomew, P.A. Stokes & Bartholomew, P.A. also provides certain legal services to Operating Company and the Service Companies. C. Ray Bell, a director of the Company, is the principal of a construction company which has built correctional and detention facilities for and on behalf of CCA and may, in the future, build correctional and detention facilities for or on behalf of the Company and Operating Company.

     Some directors, officers and shareholders of the Company also have employment and ownership interests in Operating Company which may create a conflict of interest. Approximately 8% of the capital stock of Operating Company is owned by management employees of the Company, with each of J. Michael Quinlan, D. Robert Crants, III and Michael W. Devlin owning approximately 2% of the capital stock of Operating Company. Sodexho Alliance S.A. ("Sodexho") and a mutual fund sponsored by Baron Capital Group, Inc. (the "Baron Mutual Fund"), each of which is a significant shareholder of the Company, each own approximately 16% of the outstanding capital stock of Operating Company and have each designated a representative to serve on the Board of Directors of Operating Company. Sodexho has also designated a representative to serve on the Company Board. See "Information About the Company -- Relationship with Operating
Company -- Ownership of Operating Company" and "Recent Financings and Related Agreements -- The Company."

     In addition, the significant contractual and other ongoing relationships between the Company, Operating Company and the Service Companies may present conflicts of interest. See "Information About the Company -- Relationship with Operating Company," "-- Relationship with Service Company A" and
"-- Relationship with Service Company B."

     Although the financial terms of the Operating Company Leases (as hereinafter defined), the Trade Name Use Agreement (as hereinafter defined), the Operating Company Note (as hereinafter defined), the Services Agreement (as hereinafter defined), the Tenant Incentive Agreement (as hereinafter defined) and other agreements entered into between the Company and Operating Company in connection with the Merger were determined in a manner to accurately reflect fair value, there were no arm's-length negotiations between the Company and Operating Company regarding these financial terms. In addition, because of the ongoing relationship between the Company and Operating Company, the companies may be in situations where they have differing interests. Accordingly, the potential exists for disagreements regarding compliance with the Operating Company Leases. The possible need by the Company, from time to time, to finance, refinance or effect a sale of any of the properties managed by Operating Company may result in a need to modify the Operating Company Lease with respect to such property. Any such modification will require the consent of Operating Company, and the lack of consent from Operating Company could adversely affect the Company's ability to complete such financings or sale. Because of the relationships described above, there exists the risk that the Company will not achieve the same results in its dealings with Operating Company that it might achieve if such relationships did not exist.

     These conflicts impose a risk that these persons will favor their own interests over the interests of the Company in connection with the operations of the Company and Operating Company and their ongoing relationship. The Company has adopted policies and procedures to address these conflicts of interest, including requiring Doctor R. Crants to abstain from making management decisions in his capacity as an officer of the Company and Operating Company with regard to matters that present a conflict of interest between the companies, and to abstain from voting as a director of either company with respect to matters that present a conflict of interest between the companies. An independent committee consisting of the Company's directors who are not employees of the Company or affiliated with Operating Company (the "Independent Committee") has the sole authority to approve actions of the Company Board concerning agreements or transactions with Operating Company. The current members of the Independent Committee are Richard W. Cardin, Monroe J. Carell, Jr., John W. Eakin, Jr., Ted Feldman, Jackson W. Moore and Joseph V. Russell.

THE COMPANY IS DEPENDENT ON OUTSIDE FINANCING TO SUPPORT ITS GROWTH; DILUTIVE EFFECT OF SUCH FINANCING

     The Company has a $650.0 million credit facility consisting of a $400.0 million revolving credit facility (the "Revolving Facility") and a $250.0 million term loan facility (the "Term Loan Facility") (collectively, the "Company Credit Facility"). The Company has approximately $398.0 million currently outstanding under the Revolving Facility and $249.4 million currently outstanding under the Term Loan Facility. The Company Credit Facility bears interest at a floating rate calculated from the current London Interbank Offer Rate ("LIBOR") rate or a base rate, as may be elected by the Company. See "Recent Financings and Related Agreements -- The Company." Subsequently, the incurrence of the additional indebtedness and the potential issuance of additional debt securities, may result in increased interest expense for the Company and increase the Company's exposure to the risks associated with debt financing. The Company Credit Facility contains various restrictive covenants, including, among others, provisions generally restricting the Company from incurring certain additional indebtedness, engaging in transactions with stockholders and affiliates, incurring certain liens, liquidating or disposing of all or substantially all of its assets or declaring or paying dividends, or having its subsidiaries do the same, except under certain specified circumstances. Moreover, these agreements require the Company to maintain certain specified financial ratios and to maintain a minimum net worth. These provisions may restrict the Company's ability to obtain additional debt capital or limit its ability to engage in certain transactions. Moreover, any breach of these limitations could result in the acceleration of most of the Company's outstanding indebtedness. The Company may not be able to refinance or repay this indebtedness in full under such circumstances.

     The Company's growth strategy includes acquiring, developing and expanding correctional and detention facilities as well as other properties. The Company expects that it generally will not be able to fund its growth with cash from its operating activities because the Company will be required to distribute to its stockholders at least 95% of its taxable income each year to qualify as a REIT. Consequently, the Company will be required to rely primarily upon the availability of debt or equity capital to fund acquisitions and improvements. There can be no assurance that the Company will continue to have access to the capital or debt markets to fund future growth at an acceptable cost. In addition, the Company Board has adopted a policy of limiting indebtedness to not more than 50% of the Company's total capitalization, which could also limit the Company's ability to incur additional indebtedness to fund its continued growth. See "Information About the Company."

     To assist in the financing of its growth, the Company is filing this Registration Statement with the Commission to register up to $1.5 billion in value of: (i) shares of its common stock, $0.01 par value per share (the "Common Stock"); (ii) shares of its preferred stock, $0.01 par value per share (the "Preferred Stock"); (iii) rights to purchase shares of its Common Stock (the "Common Stock

Purchase Rights"); (iv) one or more series of debt securities (the "Debt Securities"), which may be either senior debt securities or subordinated debt securities; and (v) warrants to purchase shares of Common Stock, Preferred Stock or Debt Securities (the "Warrants"). The sale and issuance of any shares of the Company's Common Stock under this Registration Statement or the issuance of any shares of the Company's Common Stock upon the conversion of any securities sold under this Registration Statement will have the effect of diluting the ownership interest of the stockholders of the Company.

OWNERSHIP OF SHARES OF THE CAPITAL STOCK OF THE COMPANY INVOLVES RISKS INHERENT IN THE CORRECTIONS AND DETENTION INDUSTRY

     GENERAL. The Company owns correctional and detention facilities as well as interests in Operating Company and the Service Companies, companies whose sole business is the operation and management of these types of facilities. Under the rules applicable to REITs, the Company cannot operate the facilities it owns, thus its revenues and therefore its ability to make distributions are dependent on the ability of its tenants to make rental payments and upon the ability of Operating Company and each of Service Company A and Service Company B to make payments to the Company, including dividends, and with respect to Operating Company, payments under the Operating Company Note and the Trade Name Use Agreement. Accordingly, the Company is subject to the following, which are the primary operating risks generally inherent in the corrections and detention industry.

     SHORT-TERM NATURE OF GOVERNMENT CONTRACTS. Private prison managers typically enter into facility management contracts with government entities for terms of up to five years, with one or more renewal options that may be exercised only by the contracting government agency. No assurance can be given that any agency will exercise a renewal option in the future. The contracting agency typically may also terminate a facility contract at any time without cause by giving the private prison manager written notice. There also exists the risk that a facility owned by the Company may not be the subject of a contract between a private manager and a government entity while it is leased to a private prison manager because the Company's leases with its lessees generally extend for periods substantially longer than the contracts with government entities. Accordingly, if a private prison manager's contract with a government entity to operate a Company facility is terminated, or otherwise not renewed, such event may adversely affect the ability of the contracting private prison manager to make the required rental payments to the Company. There also exists the risk that any of Operating Company or the Service Companies may not be able to maintain certain of their respective management contracts, which may adversely affect such entity's ability to make payments to the Company or adversely affect the amount of such payments.

     DEPENDENCE ON GOVERNMENT APPROPRIATIONS. A private prison manager's cash flow is subject to the receipt of sufficient funding of and timely payment by contracting government entities. If the appropriate government agency does not receive sufficient appropriations to cover its contractual obligations, a contract may be terminated or the management fee may be deferred or reduced. Any delays in payment could have an adverse effect on the private prison manager's cash flow and therefore its ability to make payments to the Company, whether in the form of lease payments or dividend or other payments. Further, a primary part of the Company's business strategy is to acquire facilities from government entities and to lease those facilities to the government entity or to finance the facility for the government entity. The ability of the government entity to make payments under such leases or in connection with such financing may be dependent upon annual appropriations.

     DEPENDENCE ON GOVERNMENT AGENCIES FOR INMATES. Private prison managers are dependent on government agencies to supply their facilities with a sufficient number of inmates to meet the facility's design capacity. A government's failure to do so may have a material adverse effect on a private prison manager's financial condition and results of operations and therefore its ability to make payments of any kind to the Company.

     DEPENDENCE ON ABILITY TO DEVELOP NEW PRISONS AND CONTRACTS; OPPOSITION OF ORGANIZED LABOR. The success of a private prison manager in obtaining new awards and contracts may depend, in part, upon its ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Moreover, the private corrections industry is subject to public scrutiny. Negative publicity about an escape, riot or other disturbance at a privately managed facility may result in publicity adverse to the Company, Operating Company or the Service Companies and the private corrections industry in general. In addition, organized labor unions in many states, including organized labor unions consisting of state correctional and detention facility employees, has increasingly opposed the awarding of contracts to private prison managers. Any of these occurrences or continued trends may make it more difficult for a private prison manager to renew or maintain existing contracts or to obtain new contracts or sites on which to operate new facilities or for the Company to develop or purchase facilities and lease them to government or private entities, all of which could have a material adverse effect on the Company's business.

     OPTIONS TO PURCHASE. Eleven of the facilities currently owned or under development by the Company are or will be subject to an option to purchase by certain government agencies. If any of these options are exercised, there exists the risk that the Company will not recoup its full investment from the applicable facility or that it will be otherwise unable to invest the proceeds from the sale of the facility in one or more properties that yield as much revenue as the property acquired by the government entity.

     LEGAL PROCEEDINGS. The Company's ownership of correctional and detention facilities and its ownership interest in companies which operate and manage such facilities could expose it to potential third party claims or litigation by prisoners or other persons relating to personal injury or other damages resulting from contact with a facility, its managers, personnel or other prisoners, including damages arising from a prisoner's escape from, or a disturbance or riot at, a facility owned by the Company. In addition, as an owner of real property, the Company may be subject to certain proceedings relating to personal injuries of persons at such facilities. The Company may be held responsible under state laws for claims based on personal injury or property damage despite contractual provisions in its leases with private prison managers providing for indemnity against such claims. See "Information About the Company -- Relationship with Operating Company -- Operating Company Leases." Moreover, such legal proceedings could have a material adverse effect on Operating Company and the Service Companies, which could adversely affect their ability to make lease payments or the other required payments to the Company or the amounts of such payments.

OWNERSHIP OF SHARES OF THE CAPITAL STOCK OF THE COMPANY INVOLVES TAX RELATED
RISKS

     DEPENDENCE ON QUALIFICATION AS A REIT. The Company operates so as to qualify as a REIT for federal income tax purposes. However, no assurance can be made that the Company will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. Application of these provisions to the Company is even more difficult because of certain aspects of the Company's organizational structure, including its ownership of non-voting common stock of Operating Company, its ownership interest in, and receipt of dividends from, the Service Companies, its receipt of license fees relating to use of the name "Corrections Corporation of America" and any derivatives thereof and its distribution of earnings and profits accumulated by CCA prior to the Merger. See "Information About the Company." Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Company's control. See "Material Federal Income Tax Consequences -- Taxation of the Company."

     If the Company fails to qualify as a REIT, it will be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of the Company available for distribution to stockholders because of the additional tax liability to the Company for the year or years involved. To the extent that distributions to stockholders would have been made in reliance upon the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under the Company's current, and potentially its future, debt obligations.

     ADVERSE EFFECTS OF REIT MINIMUM DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, the Company is generally required each year to distribute to its stockholders at least 95% of its taxable income, excluding any net capital gain. In addition, if the Company disposes of assets acquired from CCA in the Merger during the ten-year period following the effective date of its election of REIT status, the Company will be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets that the Company recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. For a further discussion of this requirement, see "Material Federal Income Tax Consequences -- Taxation of the Company -- Annual Distribution Requirements." As a REIT, the Company generally is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of: (i) 85% of its ordinary income for that year; (ii) 95% of its capital gain net income for that year; and (iii) 100% of its undistributed income from prior years. Therefore, unless the Company's income increases each year, it will be required eventually to distribute all of its income to avoid paying the excise tax.

     The Company intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution could require the Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. If the Company must so borrow short-term funds it will be further subject to the risks discussed above with respect to leverage. See "-- The Company is Dependent on Outside Financing to Support its Growth; Dilutive Effect of Such Financing."

     Distributions by the Company are determined by the Company Board and depend on a number of factors, including the amount of cash available for distribution, the financial condition of the Company, any decision by the Company Board to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Company Board deems relevant. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains, return of capital or a combination thereof.

     REQUIREMENT TO DISTRIBUTE ACCUMULATED EARNINGS AND PROFITS. To qualify as a REIT, the Company is required to distribute the accumulated earnings and profits of CCA to which it succeeded pursuant to the Merger, as determined for federal income tax purposes (the "Earnings and Profits Distribution"). The Earnings and Profits Distribution will be taken into account by the Company's taxable U.S. stockholders as ordinary income to the extent it is made out of current or accumulated earnings and profits, and, although the law is not entirely clear, may not be eligible for the "dividends received" deduction generally available for corporations. See "Material Federal Income Tax Consequences -- Taxation of the Company -- Non-REIT Earnings and Profits."

     TAX LEGISLATION. The REIT industry is subject to regulation by Congress. Legislation affecting REITs could be introduced in Congress at any time. Moreover, legislation, as well as administrative interpretations or court decisions, could also change the tax laws with respect to REIT qualification and the federal income tax consequences of such qualification. The adoption of any such legislation, regulation, administrative interpretation or court decision could have a material adverse effect on the results of operations, financial condition and prospects of the Company.

OWNERSHIP OF SHARES OF THE CAPITAL STOCK OF THE COMPANY INVOLVES RISKS INHERENT IN INVESTMENT IN REAL ESTATE PROPERTIES

     GENERAL. Investments in correctional and detention facilities and any additional properties in which the Company may invest in the future are subject to risks typically associated with investments in real estate. Such risks include the possibility that the correctional and detention facilities and any additional investment properties will generate total rental rates lower than those anticipated or will yield returns lower than those available through investment in comparable real estate or other investments. Revenue from correctional and detention facilities, and yields from investments in such properties, may be affected by many factors beyond the Company's control, including changes in government regulation, general or local economic conditions, the available local supply of prison beds and a decrease in the need for prison beds.

     Equity investments in real estate are relatively illiquid and, therefore, the ability of the Company to vary its portfolio promptly in response to changed conditions will be limited. There are no limitations on the percentage of the Company's assets that may be invested in any one property or venture; however, the Company Board may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region. See "Information About the Company."

     ENVIRONMENTAL MATTERS. Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect the amount of cash available for distribution by the Company. Phase I environmental assessments have been obtained on substantially all of the facilities currently owned by the Company. The purpose of a Phase I environmental assessment is to identify potential environmental contamination that is made apparent from historical reviews of such facilities, review of certain public records, visual investigations of the sites and surrounding properties, toxic substances and underground storage tanks. The Phase I environmental assessment reports do not reveal any environmental contamination that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, environmental conditions on properties owned by the Company may affect the operation or expansion of facilities located on the properties.

     UNINSURED LOSS. The leases with Operating Company require Operating Company to maintain insurance with respect to each of the facilities to be owned by the Company and leased to Operating Company. Operating Company currently carries comprehensive liability, fire, flood (for certain facilities) and extended insurance coverage with respect to such properties with policy specifications and insurance limits customarily carried for similar properties. There are, however, certain types of losses, such as losses from earthquakes, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. The Company typically obtains new title insurance policies for facilities when they are acquired, and the Company expects to obtain title insurance policies on all facilities acquired by it in the future. Should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of the facilities owned by the Company. The Company's management believes its facilities are adequately insured in accordance with industry standards.

THE COMPANY IS DEPENDENT ON CERTAIN INDIVIDUALS FOR ITS MANAGEMENT

     Doctor R. Crants serves as the Chief Executive Officer of the Company and as Chairman of the Company Board. J. Michael Quinlan serves as the Vice-Chairman of the Company Board. The loss of the services of either of these individuals could have a material adverse effect on the Company as it would lose the benefit of their extensive knowledge of, and experience in, the corrections industry. The Company has entered into employment agreements with each of Doctor R. Crants and J. Michael Quinlan. Under applicable Tennessee law, which governs the interpretation and enforcement of the employment agreements with Doctor R. Crants and J. Michael Quinlan, specific performance is not available as a remedy for violation of the agreements. Moreover, the Company may not generally enforce the provisions of the employment agreements, including noncompetition agreements, if the provisions contained therein are deemed unreasonable, provided, however, that courts might enjoin violations of covenants not to compete if the scope of the employment is deemed to require special skills that could not be attained by another employee of average competence.

THE COMPANY LACKS CONTROL OVER DAY-TO-DAY OPERATIONS AND MANAGEMENT OF ITS FACILITIES

     To qualify as a REIT for federal income tax purposes, the Company cannot operate, or participate in decisions affecting the operations of, its facilities or those government-owned facilities managed by the Service Companies or Operating Company. Accordingly, the Company's lessees control the operations of its facilities pursuant to long-term "triple-net" leases, most of which have initial terms of 12 years and three renewal terms of five years each, exercisable upon the mutual agreement of the lessee and the Company. See "Information About the Company -- Relationship with Operating
Company -- Operating Company Leases." During the terms of the leases, the Company does not have the authority to require lessees to operate the facilities in a particular manner or to govern any particular aspect of their operation except as set forth in the leases. Thus, even if the Company believes a lessee is operating a facility inefficiently or in a manner adverse to the Company's interests, the Company may not require a lessee to change its method of operation. The Company is limited to seeking redress only if the lessee violates the terms of a lease, in which case the Company's primary remedy is to terminate the lease or, in certain circumstances, all of the leases with that particular lessee, and seek to recover damages from the lessee. If a lease is terminated, the Company is required to find another suitable lessee or risk losing its ability to elect or maintain REIT status, as applicable. Moreover, the Service Companies control the operations of the government-owned facilities managed and operated by them, and Operating Company controls the operations of the facilities managed and operated by it. The Company will not have the authority to require any of them to operate the facilities in a particular manner or to govern any particular aspect of their operation. Accordingly, the Company has no control over the operations which will provide revenues to the Service Companies or Operating Company and thus provide the basis for any dividends or other payments to be made to the Company from the Service Companies or Operating Company.

THE COMPANY IMPOSES LIMITS ON THE OWNERSHIP OF ITS CAPITAL STOCK TO MAINTAIN QUALIFICATION AS A REIT

     For the Company to qualify as a REIT, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Code. In addition, rent from related party tenants is not qualifying income for purposes of the gross income tests under the Code. See "Material Federal Income Tax Consequences -- Taxation of the Company -- Income Tests." Two sets of constructive ownership rules, one to determine whether a REIT is closely held and one to determine whether rent is from a related party tenant, apply in determining whether these requirements are met. For the purpose of preserving the Company's REIT qualification, among other things, the Company's Charter prohibits direct or constructive ownership by any person of more than 9.8% of the shares of the Company's Common Stock or more than 9.8% of the shares of the Company's Preferred Stock, (including the Company's 8% Series A Cumulative Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock")). This ownership limit is referred to herein as the "Ownership Limit." The constructive ownership rules in the Code are complex and may cause the Company's Common Stock or the Company's Series A Preferred Stock owned, directly or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of the Company's Common Stock or shares of the Company's Series A Preferred Stock or the acquisition of an interest in an entity which owns shares of the Company's Common Stock or shares of the Company's Series A Preferred Stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of 9.8% of the shares of the Company's Common Stock or shares of the Company's Series A Preferred Stock, and thus subject such shares of the Company's Common Stock or shares of the Company's Series A Preferred Stock to the Ownership Limit. Direct or constructive ownership of shares of the Company's Common Stock or shares of the Company's Series A Preferred Stock in excess of the Ownership Limit would cause the violative transfer or ownership to be void, or cause such shares to be held in trust as Stock-in-Trust (as hereinafter defined) for the benefit of one or more charitable organizations. These provisions may inhibit market activity and the resulting opportunity for stockholders to realize a premium for shares of the Company's Common Stock or shares of the Company's Series A Preferred Stock if a stockholder were attempting to assemble a block of shares in excess of the Ownership Limit. These provisions could also have the effect of making it more difficult for a third party to acquire control of the Company, including certain acquisitions the stockholders may deem to be in their best interests. See
"-- Certain Provisions of the Company's Governing Documents May Limit Changes in Control of the Company." Also, there can be no assurance that such provisions will in fact enable the Company to meet relevant REIT ownership requirements. See "Description of Capital Stock -- Restrictions on Ownership of Capital Stock."

CERTAIN PROVISIONS OF THE COMPANY'S GOVERNING DOCUMENTS MAY LIMIT CHANGES IN CONTROL OF THE COMPANY

     Certain provisions of the Company's Charter and the Company's Bylaws, including provisions imposing the Ownership Limit, authorizing the issuance of the Company's Preferred Stock and requiring staggered terms for the Company Board, and certain provisions of the Maryland General Corporation Law ("MGCL") regarding business combinations and control share acquisitions could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium for their shares of the capital stock of the Company. The Company's Charter authorizes the Company Board to issue shares of the Company's Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions thereof, all without stockholder approval. The authorization of shares of the Company's Preferred Stock may have an anti-takeover effect because it gives the Company Board the power to issue the Company's Preferred Stock at its sole discretion on such terms as it, in its sole discretion, deems proper, which may have a dilutive effect on or otherwise deter any potential acquirer of the Company. The Company's Charter provides for three classes of directors as nearly equal in size as is practicable, exclusive of directors elected by holders of shares of the Company's Series A Preferred Stock only when dividends payable on such shares are in arrears. Each class of directors will hold office until the third annual meeting for selection of directors following the election of such class. The Company's Charter further provides that the stockholders of the Company may, at any time, remove any director, with or without cause, by an affirmative vote of a majority of stockholders entitled to vote in the election of directors. These provisions may have an anti-takeover effect because a third party will be unable to acquire immediate control of the Company Board due to the existence of the classified board and will further be unable to remove directors without majority stockholder approval.

YEAR 2000 COMPLIANCE ISSUES MAY HAVE AN EFFECT ON THE COMPANY

     Prior to the Merger, Prison Realty completed an assessment of its information technology hardware and software and informed the Company it believed that both were Year 2000 compliant, although there can be no assurance that coding errors or other defects will not be discovered in the future. The Company intends to continue to test for Year 2000 compliance during the calendar year 1999. Because Operating Company is the lessee of a substantial majority of the Company's facilities, the Company may be vulnerable to Operating Company's failure to remedy its Year 2000 issues. The Company has initiated, and will continue, discussions with the management of Operating Company regarding its Year 2000 issues. Operating Company, which operates and manages facilities previously operated and managed by CCA, became subject to CCA's Year 2000 issues upon completion of the Merger. Prior to the Merger, CCA management advised management of the Company that Year 2000 problems could arise in connection with CCA's information technology hardware and software. CCA management also advised management of the Company prior to the Merger that CCA was undertaking attempts to remediate its Year 2000 problems. Additionally, CCA management advised the management of the Company of the risk that the computer and non-information technology systems of third parties, such as government agencies for which CCA provided services, commercial banks and other lenders, could have Year 2000 problems that are not remedied.

     The failure of Operating Company, or of these third parties, to remedy their Year 2000 problems could result in the delayed collection of accounts receivable by Operating Company, by the Company from Operating Company or from government agencies for which Operating Company provides services, as the case may be, and the disruption of capital flows from third party lenders, potentially resulting in liquidity stress. Such liquidity stress could adversely affect Operating Company's ability to make timely lease and other payments to the Company. Although Operating Company cannot control its Year 2000 risks arising in connection with third parties, Operating Company has initiated conversations with those third parties with whom it has important relationships to determine the extent of their Year 2000 compliance problems.

     Additionally, the Company is vulnerable to the failure of the Service Companies to remedy each of their Year 2000 issues. There is a risk that government agencies, the sole customers of the Service Companies, have Year 2000 problems that will not be remedied and which could result in delayed collection of accounts receivable. Moreover, the Service Companies are vulnerable to the Year 2000 issues of Operating Company as a result of Operating Company's agreement to provide administrative services to each of the Service Companies. Any Year 2000 problems which may arise in connection with Operating Company's information technology, hardware and software could affect Operating Company's ability to collect accounts receivable on behalf of the Service Companies. Delayed collections arising from either of the above events could adversely affect the ability of each of the Service Companies to make distributions of its net income to the Company or the amount of such distributions. Although the Service Companies cannot control their Year 2000 risks arising in connection with those third parties, the Service Companies have, or Operating Company has on their behalf, initiated conversations with those third parties to determine the extent of their Year 2000 compliance problems.

A FLUCTUATION IN MARKET INTEREST RATES MAY AFFECT THE PRICE OF THE COMPANY'S CAPITAL STOCK

     One of the factors that may affect the price of the capital stock of the Company is the amount of its distributions to stockholders in comparison to yields on other financial instruments. An increase in the market interest rate would provide higher yields on other financial instruments, which could adversely affect the price of the Company's capital stock.

FACTORS TO BE CONSIDERED BY ERISA PLAN FIDUCIARIES

     Depending upon the particular circumstances of the plan, an investment in the Offered Securities may not be an appropriate investment for an ERISA (as hereinafter defined) plan, a qualified plan or individual retirement accounts and individual retirement annuities (collectively, "IRAs"). The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is a broad statutory framework that governs most non-governmental employee benefit plans in the United States. In deciding whether to purchase any of the Offered Securities, a fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (an "ERISA Plan"), in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transaction rules of ERISA and the Code, and the effect of the "plan asset" regulations issued by the U.S. Department of Labor.

                         INFORMATION ABOUT THE COMPANY
GENERAL

     The Company is the largest self-administered and self-managed publicly-traded REIT in the United States focused on acquiring, developing and owning correctional and detention facilities. As of January 8, 1999, the Company owned 44 correctional and detention facilities, of which seven facilities were under construction, in 16 states, the District of Columbia and the United Kingdom with a total design capacity in excess of 40,000 beds. As of January 8, 1999, approximately 30,000 beds were leased under 37 operating leases. The Company is currently developing 10,000 beds through the construction of seven new facilities and the expansion of five currently operating facilities. The unaudited depreciated book value of the Company's properties, including those under construction or expansion, at January 1, 1999 was in excess of $2.0 billion and the appraised value of such properties was approximately $3.0 billion.

     The Company is the successor to each of CCA and Prison Realty. CCA merged with and into the Company on December 31, 1998, and Prison Realty merged with and into the Company on January 1, 1999, all pursuant to the terms and conditions of the Merger Agreement.

     The Company's principal business strategy is to design, build, finance and/or acquire and develop correctional and detention facilities from and for both government entities and private prison operators, to expand the design capacity of its existing facilities and to lease these facilities under long-term "triple net" leases to government entities or qualified third party operators. As of January 8, 1999, the Company leased 29 of its 44 facilities to Operating Company, which manages and operates the facilities pursuant to management contracts acquired from CCA. It is currently anticipated that Operating Company will additionally lease six of the facilities currently under construction by the Company. The Company also leases three of its facilities to private operators other than Operating Company and leases six of its facilities to government entities. Operating Company manages five facilities leased from the Company by government entities pursuant to management contracts acquired from CCA.

     The Company intends to elect to be taxed as a REIT under the Code and generally will not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. To qualify as a REIT, the Company's income must be derived from certain sources, including rents from real property (and generally excluding income from the operation of a correctional and detention facility). See "Material Federal Income Tax Consequences -- Taxation of the Company -- Income Tests." Accordingly, the Company is precluded from managing and operating correctional and detention facilities and, as a consequence, intends to lease such properties pursuant to long-term non-cancellable leases.

     The Company was incorporated as a Maryland corporation in September 1998. The Company's principal executive offices are located at 10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee, and the Company's telephone number is (615) 263-0200.

RELATIONSHIP WITH OPERATING COMPANY

     Currently, Operating Company leases 29 of the Company's 44 facilities. Operating Company, formed in connection with the Merger, is a leading manager of privatized correctional and detention facilities. As of January 8, 1999, Operating Company had contracts to manage and operate 40 correctional and detention facilities, 34 of which are currently being managed and operated by Operating Company. All of these facilities were operated pursuant to management contracts formerly held by CCA or its corporate subsidiaries prior to the Merger. Since the Company is precluded from managing and operating correctional and detention facilities, these management contracts, together with certain other non-real estate assets relating to the management contracts, and all of the issued and outstanding capital stock of certain of CCA's wholly-owned corporate subsidiaries, were sold to Operating Company immediately prior to the Merger. In exchange, CCA received an installment note in the principal amount of $137.0 million (the "Operating Company Note") and 100% of the non-voting common stock of Operating Company. CCA also entered into a trade name use agreement with Operating Company (the "Trade Name Use Agreement") granting Operating Company a license to use the name "Corrections Corporation of America" and any derivative thereof. As a result of the Merger, the Company, as the successor to CCA, became subject to all of CCA's rights and obligations arising from this sale of management contracts and related assets to Operating Company. Additionally, immediately after the Merger, all existing leases between Prison Realty and CCA were cancelled, and the Company entered into a master lease agreement and individual leases with respect to each property owned by the Company and leased to Operating Company. The relationship between the Company and Operating Company is more fully described below.

     OWNERSHIP OF OPERATING COMPANY. The Company owns approximately 9.5% of the capital stock of Operating Company, which consists of 100% of the non-voting common stock of Operating Company and which represents approximately 9.5% of the economic value of Operating Company. The remaining capital stock of Operating Company, which consists of all of the voting common stock of Operating Company, is owned as follows: (i) approximately 30%, valued at $15.0 million, is owned by management employees of Operating Company other than Doctor R. Crants, who serves as Chief Executive Officer of both the Company and Operating Company;
(ii) approximately 8%, valued at $4.0 million, is owned by management employees of the Company; (iii) approximately 19.1%, valued at $9.5 million, is owned by the wardens of the facilities operated by, and other employees of, Operating Company; (iv) approximately 1.4%, valued at $700,000, is owned by certain individuals who were key employees of Prison Realty prior to the Merger; (v) approximately 16%, valued at $8.0 million, is owned by Sodexho; and (vi) approximately 16%, valued at $8.0 million, is owned by the Baron Mutual Fund. The shares held by the Operating Company wardens are restricted and will vest if, and only if, they remain employed by Operating Company or one of the Service Companies through December 31, 2003. Any shares that are forfeited by wardens will remain outstanding and will be held by a trustee for the benefit of the remaining wardens until December 31, 2003, whereupon they will vest and will be distributed to wardens still employed by Operating Company. Additionally, the Company has certain preemptive rights to maintain its 9.5% ownership interest in the capital stock of Operating Company pursuant to an agreement with Operating Company.

     OPERATING COMPANY NOTE. In partial consideration for the sale by CCA and its corporate subsidiaries of certain management contracts and other related assets to Operating Company immediately prior to the Merger, CCA received the Operating Company Note. As the surviving entity in the Merger, the Company succeeded to CCA's rights under the Operating Company Note. The Operating Company Note is payable over 10 years and bears interest at a rate of 12% per annum. Interest only is payable for the first four years of the Operating Company Note, and the principal amount of the Operating Company Note will be amortized over the following six years. To the extent Operating Company generates available cash flow from operations in excess of amounts required to make payments under its credit facility or other similar financing arrangements, such funds shall be used to prepay the principal due under the Operating Company Note. Doctor R. Crants has guaranteed payment of 10% of the outstanding principal amount due under the Operating Company Note. Pursuant to the terms of the Operating Company Credit Agreement, as hereinafter defined, Operating Company's payment of principal and interest due the Company under the Operating Company Note is restricted in certain specified instances, and the Operating Company Credit Agreement further provides that payments due the Company under the Operating Company Note are subordinate and junior in right to the obligations and liabilities of Operating Company to GECC. See "Recent Financings and Related Agreements -- Operating Company."

     TRADE NAME USE AGREEMENT. Prior to the Merger, and in connection with CCA's sale to Operating Company of the management contracts and other related assets described herein, CCA entered into the Trade Name Use Agreement with Operating Company. Under the Trade Name Use

Agreement, Operating Company was granted the right to use the name "Corrections Corporation of America" and any derivative thereof, in conformance with standards reasonably set by CCA, for the periods commencing on the date of execution and terminating on the tenth anniversary thereof. The agreement may also be terminated upon 10 days' written notice to Operating Company; the occurrence of a change in control of Operating Company; the liquidation or bankruptcy of Operating Company; or in the event of an unauthorized transfer of the right to use the name "Corrections Corporation of America" and any derivative thereof by Operating Company. In addition, Operating Company acknowledged in the Trade Name Use Agreement that CCA owned all rights, title and interest in and to the name "Corrections Corporation of America" and any derivative thereof and agreed that it would do nothing inconsistent with such ownership. In consideration for such right, Operating Company agreed to pay a fee to CCA equal to the sum of (i) 2.75% of the gross revenues of Operating Company for the first three years of the Trade Name Use Agreement, (ii) 3.25% of the gross revenues of Operating Company for the fourth and fifth year of the Trade Name Use Agreement, and (iii) 3.625% of Operating Company's gross revenues for the remaining term of the Trade Name Use Agreement, provided that the amount of such fee may not exceed (a) 2.75% of the gross revenues of the Company for the first three years of the agreement, (b) 3.5% of the gross revenues of the Company for the fourth and fifth year of the agreement, or (c) 3.875% of the Company's gross revenues for the remaining term of the agreement. As the surviving entity in the Merger, the Company succeeded to CCA's rights and obligations arising under the Trade Name Use Agreement.

     OPERATING COMPANY LEASES. Immediately after the Merger, all existing leases between CCA and Prison Realty were cancelled, and the Company and Operating Company entered into a master lease agreement (the "Operating Company Master Agreement to Lease") with a primary term of 12 years (the "Fixed Term") and individual leases with respect to each facility currently leased by Operating Company (collectively, the "Operating Company Leases"). The Operating Company Lease for each facility owned by the Company and leased to Operating Company conveys a leasehold interest in the land, the buildings and structures and other improvements thereon, easements, rights and similar appurtenances to such land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the facility and all personal property necessary to operate the facility for its intended purpose, other than a limited amount of the Company's proprietary property (the "Operating Company Leased Property"). Each Operating Company Lease permits Operating Company to operate the Operating Company Leased Property only as a correctional or detention facility. Operating Company has the responsibility in each Operating Company Lease to obtain and maintain all licenses, certificates and permits in order to use and operate each facility.

     The rent schedules under the Operating Company Leases provide for a relatively stable source of cash flow and opportunities to participate in future growth in revenues experienced by Operating Company. The rent for the first year for each facility under the Operating Company Leases was initially set at a fixed amount (the "Annual Base Rent") and will be increased each year by an amount (the "Additional Rent") equal to the percentage of the rent applicable to a particular facility in the preceding year, such percentage being equal to the greater of (i) 4%, or (ii) the percentage which is 25% of the percentage increase in the gross management revenues realized by Operating Company from its operations at such facility for the prior year, exclusive of any increase attributable to expansion in the size of or the number of beds in such facility. Annual Base Rent and Additional Rent for each Operating Company Leased Property will be payable in monthly installments. Pursuant to the terms of the Intercreditor and Subordination Agreement, as hereinafter defined, the obligations of Operating Company to the Company under the Operating Company Leases are subordinate and junior in right of payment to all obligations and liabilities of Operating Company to GECC. In addition, pursuant to the terms of the Operating Company Master Agreement to Lease, payment of a portion of the rent due the Company under the Operating Company Leases will be deferred if certain Operating Company financial criteria are not met. See "Recent Financings and Related Agreements -- Operating Company."

     The Operating Company Lease for each facility may be extended at fair market rates for three additional five-year terms beyond the Fixed Term (the "Extended Terms"), but only upon the mutual agreement of the Company and Operating Company. Fair market rates for Extended Terms will be determined mutually by the Company and Operating Company based on their respective analyses of the market for the relevant facility. Such analyses may include a review of the historical and projected economic performance of the relevant facility and will take into account the interest rate environment at the time of the extension and the creditworthiness of the tenant. The Fixed Term and Extended Terms under each Operating Company Lease are subject to earlier termination upon the occurrence of certain contingencies described in the Operating Company Lease. Additionally, each Operating Company Lease may be terminated by the Company, at its option, at any time after the first five years of the Operating Company Lease, upon 18 months written notice to Operating Company.

     Each Operating Company Lease is what is commonly known as a "triple-net" lease or "absolute net" lease, under which Operating Company is to pay the Annual Base Rent and all additional charges. All additional charges include every fine, penalty, interest expense and cost which may be added for nonpayment or late payment thereof, all taxes, assessments and levies, excises, fees and all other government charges with respect to each Operating Company Leased Property, and all charges for utilities and services, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in each Operating Company Leased Property.

     Under each Operating Company Lease, Operating Company must, at its sole cost and expense, maintain each Operating Company Leased Property in good order, repair and appearance and must make structural and non-structural, interior and exterior, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate to keep such Operating Company Leased Property in good order, repair and appearance (excluding ordinary wear and tear). The Company will not be required to build or rebuild any improvements to any Operating Company Leased Property, or to make any repairs, replacements, alterations, restorations or renewals to any Operating Company Leased Property.

     Operating Company, at its sole cost and expense, may make alterations, additions, changes and/or improvements to each Operating Company Leased Property with the prior written consent of the Company, provided that the value and primary intended use of such Operating Company Leased Property (determined in the Company's reasonable judgment) is not impaired. All machinery, equipment, furniture, furnishings and other personal property installed at the expense of Operating Company on any Operating Company Leased Property will remain the property of Operating Company until the expiration or earlier termination of the Operating Company Lease.

     Each Operating Company Lease provides that, at the request of Operating Company, the Company may make capital additions, including constructing one or more new buildings or other improvements to a particular Operating Company Leased Property which are not normal or recurring to the maintenance of an Operating Company Leased Property. A capital addition to an Operating Company Leased Property may necessitate an amendment to an existing Operating Company Lease or a new lease agreement setting forth any changes in the premises, rent or other similar terms of the Operating Company Lease as a result of the capital addition. In certain situations, a capital addition to an Operating Company Leased Property may be made directly by Operating Company and financed by third parties, with the prior written consent of the Company. In the case of a capital addition not undertaken or financed by the Company, the Company will have an option to acquire and lease back to Operating Company such capital addition for a period of 10 years following the date on which inmates are first received at such capital addition, at a cost equal to the fair market value of such capital addition and at an annual rental rate equal to fair market rental rates.

     Each Operating Company Lease makes various representations and warranties relating to environmental matters with respect to each Operating Company Leased Property. Each Operating Company Lease also requires Operating Company to indemnify and hold harmless the Company and any holder of a mortgage, deed of trust or other security agreement on an Operating Company Leased Property (an "Operating Company Mortgagee") from and against all liabilities, costs and expenses imposed upon or asserted against the Company or the Operating Company Leased Property on account of, among other things, any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the Operating Company Leased Property. The Operating Company Leases also provide, however, that Operating Company will not be liable with respect to matters or events that arise after the commencement date of the applicable Operating Company Lease as a result of the negligence or misconduct of the Company.

     The Operating Company Leases provide that Operating Company may not, without the prior written consent of the Company, assign, sublease, mortgage, pledge, hypothecate, encumber or otherwise transfer any Operating Company Lease or any interest therein with respect to all or any part of the Operating Company Leased Property. The Operating Company Leases further state that such consent may be granted or withheld by the Company in its sole discretion. An assignment of an Operating Company Lease will be deemed to include any "change of control" (as described below) of Operating Company as if such change of control were an assignment of the Operating Company Lease. A "change of control" of Operating Company means, for purposes of the Operating Company Leases, the issuance and/or sale by Operating Company or the sale by any stockholder of Operating Company of a controlling interest in Operating Company, or the sale or other transfer of all or substantially all of the assets of Operating Company. A "change of control" also means any transaction pursuant to which Operating Company is merged with or consolidated into another entity, and Operating Company is not the surviving entity. The Operating Company Leases further provide that no assignment will in any way impair the continuing primary liability of Operating Company under the Operating Company Leases.

     In the event of any damage or destruction to any facility, Operating Company has the obligation to fully repair or restore the same at Operating Company's expense, with the Annual Base Rent, real estate taxes and other impositions on the particular facility being proportionately abated during the time of restoration, but only to the extent of any rental interruption insurance proceeds actually received by the Company. If any facility is damaged to such an extent that 50% of the facility is rendered unsuitable for use as a correctional or detention facility, and if Operating Company has fully complied with the insurance obligations with respect to such facility (including maintaining insurance against loss of rents), Operating Company may terminate the Operating Company Lease with respect to that facility, upon turning over all insurance proceeds to the Company with respect to such facility, together with an amount equal to the difference, if any, between the amount of such insurance proceeds and the net book value of the damaged facility, as reflected on the Company's financial statements on the date of damage.

     In the event of a condemnation or taking of any Operating Company Leased Property, so long as such condemnation was not due to Operating Company's failure to maintain the particular Operating Company Leased Property, the Operating Company Lease will terminate as to the portion of the Operating Company Leased Property taken, and, in the event of a partial taking, Operating Company is obligated to repair the portion not taken, if the same does not render the Operating Company

Leased Property unsuitable for Operating Company's then use and occupancy, but only to the extent of the condemnation award. The total condemnation award shall be payable to the Company, except that Operating Company may recover the value of its improvements and the value of its leasehold interest so long as the amount of the award paid to the Company is equal to the net book value of the facility, as reflected on the Company's financial statements on the date of the condemnation.

     Under the Operating Company Lease, Operating Company indemnifies, and is obligated to save harmless, the Company from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) imposed upon or asserted against the Company as owner of the applicable Operating Company Leased Property on account of, among other things, (i) any accident, injury to, or death of a person or loss of or damage to property on or about the Operating Company Leased Property; (ii) any use, misuse, non-use, condition, maintenance or repair by Operating Company of the Operating Company Leased Property; (iii) any impositions (which are the obligations of Operating Company to pay pursuant to the applicable provisions of such Operating Company Lease); (iv) any claim of any person incarcerated in the Operating Company Leased Property, including claims alleging breach or violation of such person's civil or legal rights; (v) any failure on the part of Operating Company to perform or comply with any of the terms of the Operating Company Lease or any sublease; (vi) any acts, omissions or negligence of Operating Company or any agent, employee, investor of Operating Company or similar persons; and (vii) any liability the Company may incur or suffer as a result of any permitted contest by Operating Company under any Operating Company Lease.

     The obligations of Operating Company under each Operating Company Lease will be cross-defaulted to each of the other Operating Company Leases with respect to payment defaults, certain bankruptcy and insolvency related defaults and defaults relating to any Operating Company default on a material debt obligation or any substantial adverse judgment not covered by insurance and not promptly paid by Operating Company. Although the Company will have general recourse to Operating Company under the Operating Company Leases, Operating Company's payment obligations under such Operating Company Leases will not be secured by any assets of Operating Company.

     An "event of default" will be deemed to have occurred under the Operating Company Master Agreement to Lease and any individual Operating Company Lease if:
(i) Operating Company fails to perform any covenant and does not diligently undertake to cure the same after 90 days' notice from the Company; (ii) if the interest of Operating Company in any Operating Company Leased Property is levied upon or attached and is not discharged in a specified period of time; (iii) if Operating Company ceases operations at an Operating Company Leased Property for a period in excess of 45 days during the Fixed Term of the respective individual Operating Company Lease; or (iv) if any representation or warranty of Operating Company in the Operating Company Master Agreement to Lease is incorrect. An "event of default" will be deemed to have occurred under the Operating Company Master Agreement to Lease and all of the Operating Company Leases if (i) "events of default" as described in the preceding sentence exist with respect to Operating Company Leased Properties for which the aggregate monthly Base Rent constitutes a specified percentage of the monthly Base Rent for all of the Operating Company Leased Properties; (ii) if Operating Company fails to pay any rent within 60 days after notice of non-payment from the Company; (iii) if any bankruptcy proceedings are instituted by or against Operating Company and, if against Operating Company, they are not dismissed within 90 days; (iv) if Operating Company defaults in any payment of any obligations for borrowed money having a principal balance of $15.0 million or more in the aggregate and such default is not discharged within 90 days; (v) the failure of the Company to qualify as a REIT under the Code; (vi) if Operating Company is the subject of a non-appealable final judgment in an amount greater than $5.0 million, which is not covered by insurance or discharged by Operating Company within a specified period of time; or (vii) if, at any time prior to

January 1, 2004, Operating Company completes a public offering of its common stock or securities convertible into its common stock, transfers or sells an amount of its common stock resulting in 20% or more of its common stock being held by persons other than shareholders of Operating Company on the date of the Operating Company Master Agreement to Lease, or transfers or sells all or substantially all of its total assets.

     Upon any event of default in connection with a specific Operating Company Leased Property, the Company may evict Operating Company from such Operating Company Leased Property and either terminate the Operating Company Lease or re-let the Operating Company Leased Property. In either event, Operating Company shall remain responsible for the rental value of such Operating Company Leased Property for the remainder period of the term in excess of rents received by the Company from any successor occupant. In addition, the Company may exercise any other rights that it may have under law. In the event the Company evicts Operating Company from an Operating Company Leased Property, the Operating Company Master Agreement to Lease will remain in full force and effect for all other Operating Company Leased Properties. With respect to certain events of default under the Operating Company Master Agreement to Lease which are not referable to a specific Operating Company Leased Property (including Operating Company's failure to timely pay rent), the Company shall have all of the foregoing rights and remedies with respect to all of the Operating Company Leased Properties.

     The Operating Company Leases are governed by and construed in accordance with Tennessee law (but not including Tennessee's conflict of laws rules) except for certain procedural laws which must be governed by the laws of the location of each Operating Company Leased Property. Because the facilities are located in various states, the Operating Company Leases may be subject to restrictions imposed by applicable local law. Neither the Operating Company Master Agreement to Lease nor any of the other agreements entered into between Operating Company and the Company prohibits or otherwise restricts the Company's ability to lease properties to parties other than Operating Company.

     RIGHT TO PURCHASE AGREEMENT. While it is not anticipated that Operating Company will acquire or develop additional correctional or detention facilities in the future, in connection with the Merger, the Company and Operating Company entered into a right to purchase agreement (the "Right to Purchase Agreement") whereby the Company has an option to acquire, and lease back to Operating Company at fair market value, any correctional or detention facility acquired or developed and owned by Operating Company in the future, for a period of ten years following the date on which service is commenced with respect to such facility. For facilities acquired pursuant to the Right to Purchase Agreement, the initial annual rental rate will be the fair market rental rates, as determined by the Company and Operating Company. Additionally, the Company has a right of first refusal in the event Operating Company obtains an acceptable third party offer to acquire or provide mortgage secured financing to finance more than 90% of the cost of any correctional or detention facility owned by Operating Company or which is acquired or developed by Operating Company or its subsidiaries in the future. Pursuant to such right, prior to selling any such facility, or mortgaging more than 90% of the cost of such facility, Operating Company must first offer to sell such facility to the Company or have the Company finance such facility, as applicable, on the same terms and conditions contained in such third party offer. With respect to a sale of any such facility, if the Company declines to purchase such facility at a price or on terms set forth in such third party offer, Operating Company will be free to sell such facility for a specified period of time at a price at least equal to the price offered to the Company, and on terms and conditions substantially consistent with those offered to the Company. With respect to a first mortgage financing of 90% of the cost of any such facility, if the Company declines to provide such financing on the terms set forth in such third party offer, Operating Company will be free to obtain first mortgage financing from a third party on terms and conditions no less favorable to Operating Company than those contained in the third party offer.

     SERVICES AGREEMENT. Immediately after the Merger, Operating Company entered into a services agreement (the "Services Agreement") with the Company pursuant to which Operating Company will serve as a facilitator of the construction and development of additional facilities on behalf of the Company for a term of five years from the date of the Services Agreement. In such capacity, Operating Company will perform, at the direction of the Company, such services as are customarily needed in the construction and development of correctional and detention facilities, including services related to identification of potential additional facilities, preparation of proposals, project bidding, project design, government relations and project marketing. In consideration for the performance of such services, Operating Company will receive a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to $560 per new bed at the facility. Under the terms of the Services Agreement, the Company will not be obligated to pay the services fee of $560 per new bed unless the rent payable under the Operating Company Lease for the facility being developed is determined based upon the fair market value of the facility with an applicable lease rate of at least 11%.

     TENANT INCENTIVE AGREEMENT. Immediately after the Merger, Operating Company entered into a tenant incentive agreement (the "Tenant Incentive Agreement") with the Company pursuant to which the Company will pay to Operating Company an incentive fee to induce Operating Company to enter into the Operating Company Leases with respect to those facilities developed and facilitated by Operating Company. The amount of the incentive fee will be $840 per new bed of each facility leased by Operating Company for which Operating Company has served as developer and facilitator. Under the terms of the Tenant Incentive Agreement, the Company will not be obligated to pay the incentive fee with respect to a facility unless the rent payable under the Operating Company Lease for the facility is determined based upon the fair market value of the facility with an applicable lease rate of at least 11%. No fee will be payable with respect to additions to a facility.

RELATIONSHIP WITH SERVICE COMPANY A

     As of January 8, 1999, Service Company A had contracts to manage and operate 11 government-owned adult prison facilities, all of which were formerly operated by CCA pursuant to management contracts held by CCA or its corporate subsidiaries prior to the Merger. Since the Company is precluded from managing and operating correctional and detention facilities, these management contracts, together with certain other non-real estate assets relating to the management contracts, were sold to a newly-created limited liability company, Prison Management Services, LLC, immediately prior to the Merger. In exchange, CCA received 100% of the non-voting membership interest in Prison Management Services, LLC. This interest obligated Prison Management Services, LLC to make distributions to CCA equal to 95% of its net income, as determined in accordance with GAAP. The Company, as the surviving entity in the Merger, succeeded to CCA's interest in Prison Management Services, LLC. Immediately after the Merger, Prison Management Services, LLC was merged with and into Service Company A, with Service Company A as the surviving company. As a result of this merger, the Company received 100% of the non-voting common stock of Service Company A. The non-voting common stock obligates Service Company A to pay dividends to the Company equal to 95% of its net income, as determined in accordance with GAAP.

     The remaining outstanding capital stock of Service Company A consists of voting common stock. An unaffiliated privately held investment Tennessee limited liability company, Privatized Management Services Investors, LLC, owns 85% of the outstanding voting common stock of Service Company A. None of the members or managers of Privatized Management Services Investors, LLC are employees or directors of the Company or shareholders of Operating Company or Service Company B, and no employee or director of the Company or shareholder or director of Operating Company or Service Company B has any direct or indirect interest in Privatized Management Services Investors, LLC.

The remaining 15% of the voting common stock of Service Company A is owned by the wardens of facilities operated by Service Company A. The shares held by the Service Company A wardens are restricted and will vest if, and only if, they remain employed by Service Company A through December 31, 2003. Any shares that are forfeited by the Service Company A wardens will remain outstanding and will be held by a trustee for the benefit of the remaining Service Company A wardens until December 31, 2003, whereupon they will vest and will be distributed to wardens still employed by Service Company A.

RELATIONSHIP WITH SERVICE COMPANY B

     As of January 8, 1999, Service Company B had contracts to manage and operate 19 government-owned jails and juvenile detention facilities, all of which were formerly operated by CCA pursuant to management contracts held by CCA or its corporate subsidiaries prior to the Merger. Since the Company is precluded from managing and operating correctional and detention facilities, these management contracts, together with certain other non-real estate assets relating to the management contracts, were sold to a newly-created limited liability company, Juvenile and Jail Facility Management Services, LLC, immediately prior to the Merger. In exchange, CCA received 100% of the non-voting membership interest in Juvenile and Jail Facility Management Services, LLC. This interest obligated Juvenile and Jail Facility Management Services, LLC to make distributions to CCA equal to 95% of its net income, as determined in accordance with GAAP. The Company, as the surviving entity in the Merger, succeeded to CCA's interest in Juvenile and Jail Facility Management Services, LLC. Immediately after the Merger, Juvenile and Jail Facility Management Services, LLC was merged with and into Service Company B, with Service Company B as the surviving company. As a result of this merger, the Company received 100% of the non-voting common stock of Service Company B. The non-voting common stock obligates Service Company B to pay dividends to the Company equal to 95% of its net income, as determined in accordance with GAAP.

     The remaining outstanding capital stock of Service Company B consists of voting common stock. An unaffiliated privately held investment Tennessee limited liability company, Correctional Services Investors, LLC, owns 85% of the outstanding voting common stock of Service Company B. None of the members or managers of Correctional Services Investors, LLC are employees or directors of the Company or shareholders of Operating Company or Service Company A, and no employee or director of the Company or shareholder or director of Operating Company or Service Company A has any direct or indirect interest in Correctional Services Investors, LLC. The remaining 15% of the voting common stock of Service Company B is owned by the wardens of facilities operated by Service Company B. The shares held by the Service Company B wardens are restricted and will vest if, and only if, they remain employed by Service Company B through December 31, 2003. Any shares that are forfeited by the Service Company B wardens will remain outstanding and will be held by a trustee for the benefit of the remaining Service Company B wardens until December 31, 2003, whereupon they will vest and will be distributed to wardens still employed by Service Company B.

RELATIONSHIP BETWEEN OPERATING COMPANY AND THE SERVICE COMPANIES

     Immediately after the Merger, each of Service Company A and Service Company B entered into an administrative services agreement (the "Administrative Services Agreement") with Operating Company, pursuant to which employees of Operating Company's administrative departments perform extensive administrative services (including but not limited to legal, finance, management information systems and government relations services), as needed, for each of the Service Companies. As consideration for the foregoing, each Service Company pays Operating Company a management fee of $250,000 per month. This management fee will be increased annually at the rate of 4% per year. In addition, immediately after the Merger, Operating Company entered into a trade name use agreement with each of the Service Companies under which Operating Company granted to each of the Service Companies the right to use the name "Corrections Corporation of America" and any derivative thereof, subject to specified terms and conditions therein.

CERTAIN INFORMATION INCORPORATED BY REFERENCE

     Certain information relating to the policies and objectives regarding growth, investment, financing, working capital and other policies and objectives of the Company is set forth in the Company's Prospectus filed with the Commission pursuant to Rule 424(b)(4) promulgated under the Securities Act, dated October 30, 1998, and which is a part of the Company's Registration Statement on Form S-4 (File no. 333-65017), under the heading "Information About the Policies and Objectives of New Prison Realty", incorporated herein by reference.

                    RECENT FINANCINGS AND RELATED AGREEMENTS

     In connection with the completion of the Merger, the Company obtained the $650.0 million Company Credit Facility pursuant to the terms of a Credit Agreement dated as of January 1, 1999, by and among the Company and certain of its subsidiaries and NationsBank, N.A. as Administrative Agent, Lehman Commercial Paper, Inc., as Documentation Agent, and the Bank of Nova Scotia, as Syndication Agent (the "Company Credit Agreement"). The Credit Facility is comprised of the Revolving Facility and the Term Loan Facility. The Revolving Facility matures January 1, 2002 and the Term Loan Facility matures January 1, 2003. The Credit Facility is secured by substantially all the assets of the Company. The Revolving Facility bears interest at variable rates of interest based on a spread over the base rate or LIBOR (as elected by the Company), which spread is determined by reference to the Company's credit rating. The spread ranges from .25% to 1.25% for base rate loans and from 1.375% to 2.75% for LIBOR rate loans. The Company is currently not rated. As such, under the terms of the Company Credit Agreement, the initial interest rate spreads will be 1.00% for base rate loans and 2.5% for LIBOR rate loans. The Term Loan Facility bears interest at a variable base rate equal to 3.25% in excess of LIBOR. The Revolving Facility also allows for a $150.0 million letter of credit sub-facility, enabling the Company to obtain letters of credit for general corporate purposes. Upon the initial funding of the Company Credit Facility, the Company has $398.0 million currently outstanding under the Revolving Facility and $249.4 million currently outstanding under the Term Loan Facility. Amounts drawn under the Revolving Credit Facility included $114.9 million required to temporarily cash collateralize outstanding Letters of Credit which are not yet reissued under the Company Credit Facility. Approximately $502.0 million of the amounts currently outstanding under the Company Credit Facility were used to repay outstanding indebtedness under Prison Realty's and CCA's credit facilities prior to the Merger.

     The Company also agreed to sell $40.0 million principal amount of Convertible Subordinated Notes (the "Subordinated Notes") to MDP Ventures IV LLC, a New York limited liability company ("MDP"), pursuant to the terms of a Note Purchase Agreement dated December 31, 1998 by and between the Company and MDP (the "Note Purchase Agreement"). The first $20.0 million tranche closed on December 31, 1998, and the second $20.0 million tranche is expected to close on January 29, 1999. The Subordinated Notes bear or will bear interest at 9.5% per annum and are due December 31, 2008 and January 29, 2009, respectively. The Subordinated Notes are convertible into shares of the Company's Common Stock at a conversion price of approximately $28.00 per share, as may be adjusted under the terms of the Note Purchase Agreement. The Company also entered into a Registration Rights Agreement with MDP regarding the registration of the shares of the Company's Common Stock to be issued to MDP upon conversion of the Subordinated Notes.

     In connection with the Merger, the Company assumed or issued in exchange for similar current outstanding securities: (i) $7.0 million 8.5% Convertible Subordinated Notes due November 7, 1999, originally issued to Sodexho by CCA on June 23, 1994, which are convertible into 1,709,699 shares of the Company's Common Stock at a conversion price of $4.094 per share; (ii) $20.0 million 7.5% Convertible Subordinated Notes due February 28, 2002, originally issued to Sodexho by CCA on February 28, 1996, which are convertible into 701,135 shares of the Company's Common Stock at a conversion price of $28.525 per share; (iii) $30.0 million 7.5% Convertible Subordinated Notes due February 28, 2005, issued by the Company to PMI Mezzanine Fund, L.P. ("PMI"), which are convertible into 1,094,120 shares of the Company's Common Stock at a conversion price of $27.419 per share and which replace the convertible subordinated notes originally issued by CCA to PMI on February 29, 1996; and
(iv) the forward contract of CCA whereby CCA agreed to sell to Sodexho up to $20.0 million of convertible subordinated notes at any time prior to December 1999. The notes which may be purchased pursuant to the forward contract will bear interest at LIBOR plus 1.35% and will be convertible into shares of the Company's Common Stock at a conversion price of $7.80 per share.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, repayment of maturing obligations, redemption of outstanding indebtedness, financing (in whole or part) for future acquisitions (including acquisitions of companies and/or other real estate properties in accordance with the Company's business objectives and strategy), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any of the Offered Securities in short-term investment grade instruments, interest bearing bank accounts, certificates of deposit, money market securities, U.S. Government securities or mortgage-backed securities guaranteed by federal agencies or may use them to reduce short-term indebtedness.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under the Company's Charter, the authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. 4,300,000 shares of the Preferred Stock are designated as Series A Preferred Stock and are currently issued and outstanding. The following summary description of the Common Stock, the Preferred Stock, the Common Stock Purchase Rights, the Debt Securities and the Warrants sets forth certain general terms and conditions of the capital stock of the Company to which any Prospectus Supplement may relate. The descriptions below do not purport to be complete and are qualified entirely by reference to the Company's Charter, as amended, any certificate of designations with respect to Preferred Stock and any applicable Prospectus Supplement. For a more complete description of the capital stock of the Company, including the Series A Preferred Stock, see the Company's Prospectus filed with the Commission pursuant to Rule 424(b)(4) promulgated under the Securities Act, dated October 30, 1998, which is a part of the Company's Registration Statement on Form S-4 (File No. 333-65017), under the heading "New Prison Realty Capital Stock" which is incorporated herein by reference.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by holders of shares of Common Stock, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by the Company Board with respect to any series of Preferred Stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of such Common Stock exclusively possess all voting power. The Company's Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of holders of shares of the Series A Preferred Stock or of any other outstanding series of Preferred Stock, the holders of shares of Common Stock are entitled to such distributions as may be declared from time to time by the Company Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock and Series A Preferred Stock are fully paid and nonassessable and the holders thereof do not have preemptive rights.

PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock offered hereunder will be described in the applicable Prospectus Supplement. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Charter and the articles supplementary relating to each series of the Preferred Stock, which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock (the "Articles Supplementary").

     The Preferred Stock authorized by the Charter may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as may be fixed by the Company Board. Under certain circumstances, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of Common Stock. The Charter authorizes the Company Board to classify or reclassify any unissued shares of Preferred Stock by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Preferred Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise described in a Prospectus Supplement relating to a particular series of the Preferred Stock. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the title of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial offering price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; (7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions; (8) any listing of such Preferred Stock on any securities exchange; (9) a discussion of United States federal income tax considerations applicable to such Preferred Stock;
(10) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (11) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (12) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

     GENERAL. The Preferred Stock offered hereby will be issued in one or more series. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference is not indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance.

     RANK. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Company, rank prior to the Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company which by their terms specifically provide for a ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The Preferred Stock shall be junior to all outstanding debt of the Company. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Charter.

     DIVIDENDS. Holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Company Board out of assets of the Company legally available for payment, dividends, or distributions in cash, property or other assets of the Company or in Securities of the Company or from any other source as the Company Board in their discretion shall determine and at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the books of the Company on such record dates, not more than 90 calendar days preceding the payment dates therefor, as are determined by the Company Board (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Company Board fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment dates. If dividends of a series of Preferred Stock are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Prospectus Supplement.

     No full dividends shall be declared or paid or set apart for payment on Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any other Preferred Stock of the Company ranking on a parity as to dividends with the Preferred Stock, dividends upon such Preferred Stock and dividends on such other Preferred Stock ranking on a parity with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other Preferred Stock ranking on a parity with the Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other Preferred Stock, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Stock which may be in arrears. Unless full dividends on the series of Preferred Stock offered by the applicable Prospectus Supplement have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative),
(a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any Preferred Stock or Parity Stock (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding Preferred Stock and shares of Parity Stock (except by conversion into or exchange for Junior Stock).

     Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series.

     REDEMPTION. The terms, if any, on which Preferred Stock of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

     LIQUIDATION. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock, or any Junior Stock on liquidation, dissolution or winding up of the Company, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock and all other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and Parity Stock, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation distribution, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

     VOTING. The Preferred Stock of a series will not be entitled to vote, except as described below or in the applicable Prospectus Supplement. Without the affirmative vote of a majority of the Preferred Stock then outstanding (voting separately as a class together with any Parity Stock), the Company may not (i) increase or decrease the aggregate number of authorized shares of such class or any security ranking prior to the Preferred Stock, (ii) increase or decrease the par value of the shares of holders of such class, or (iii) alter or change the voting or other powers, preferences or special rights of such class so as to affect them adversely. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of Junior Stock or Parity Stock, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the Company, shall not be considered to be such an adverse change.

     NO OTHER RIGHTS. The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Charter and in the applicable Articles Supplementary or as otherwise required by law.

     TRANSFER AGENT AND REGISTRAR. The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% of the value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Material Federal Income Tax
Consequences -- Taxation of the Company -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Company from a lessee will not qualify as rents from real property, which likely would result in loss of REIT status for the Company, if the Company owns, directly or constructively, 10% or more of the ownership interests in a lessee within the meaning of Section 856(d)(2)(B) of the Code. See "Material Federal Income Tax Consequences."

     Because the Company intends to continue to operate so as to qualify as a REIT, among other reasons, the Company's Charter, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of: (i) the number of outstanding shares of Common Stock: or (ii) the number of outstanding shares of Preferred Stock (the "Ownership Limit" or "Ownership Limit Provision"). Any transfer of shares of Common Stock or Preferred Stock that would: (i) result in any person owning, directly or indirectly, shares of Common Stock or Preferred Stock in excess of the Ownership Limit; (ii) result in the shares of Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution); (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code; or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such shares of Common Stock or Preferred Stock.

     Subject to certain exceptions described below, any purported transfer of shares of Common Stock or Preferred Stock that would: (i) result in any person owning, directly or indirectly, shares of Common Stock or Preferred Stock in excess of the Ownership Limit; (ii) result in the shares of Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution); (iii) result in shares of the Company being "closely held" within the meaning of Section 856(h) of the Code; or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code, will result in such shares being designated as "Stock-in-Trust" and transferred automatically to a trust (the "Stock Trust") effective on the day before the purported transfer of such shares of Common Stock or Preferred Stock. The record holder of the shares of Common Stock or Preferred Stock that are designated as Stock-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the Company for registration in the name of the trustee of the Stock Trust (the "Stock Trustee"). The Stock Trustee will be designated by the Company, but will not be affiliated with the Company or any Prohibited Owner. The beneficiary of the Stock Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Stock-in-Trust will remain issued and outstanding shares of Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Stock Trustee will receive all dividends and distributions on the Stock-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Stock Trustee will vote all Stock-in-Trust and will designate a permitted transferee of the Stock-in-Trust, provided that the permitted transferee (i) purchases such Stock-in-Trust for valuable consideration, and (ii) acquires such Stock-in-Trust without such acquisition resulting in a transfer to another Stock Trust.

     The Prohibited Owner with respect to Stock-in-Trust will be required to repay the Stock Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Stock-in-Trust, and (ii) the record date of which was on or after the date that such shares became Stock-in-Trust. The Prohibited Owner generally will receive from the Stock Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock or Preferred Stock that were designated as Stock-in-Trust (or, in the case of a gift or bequest, the Market Price (as hereinafter defined) per share on the date of such transfer), or (ii) the price per share received by the Stock Trustee from the sale of such Stock-in-Trust. Any amounts received by the Stock Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Stock-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Stock-in-Trust (or, in the case of a gift or bequest, the Market Price per share on the date of such transfer), or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such Stock-in-Trust, or (ii) the date the Company determines in good faith that a transfer resulting in such Stock-in-Trust occurred.

     "Market Price" means the last reported sales price of the shares of Common Stock or Preferred Stock, as applicable, reported on the NYSE on the trading day immediately preceding the relevant date, or if such shares are not then traded on the NYSE, the last reported sales price of such shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares may be traded, or if such shares are not then traded over any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by the Company Board.

     Any person who acquires or attempts to acquire shares of Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Stock Trust, will be required (i) to give immediate written notice to the Company of such event, and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock and Preferred Stock must, within 30 days after January 1 of each year, provide to Prison Realty a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common Stock and Preferred Stock owned directly or indirectly by such owner, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit Provision.

     The Ownership Limit generally will not apply to the acquisition of shares of Common Stock or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Company Board, upon such conditions as the Company Board may direct, may exempt a person from the Ownership Limit under certain circumstances.

     All certificates representing shares of Common Stock or Preferred Stock currently bear, or will bear when issued, a legend referring to the restrictions described above.

CERTAIN OTHER PROVISIONS OF MARYLAND LAW AND CHARTER DOCUMENTS

     THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN PROVISIONS OF THE MGCL AND THE COMPANY'S CHARTER AND BYLAWS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPANY'S CHARTER AND BYLAWS.

     LIMITATION OF LIABILITY AND INDEMNIFICATION. The Company's Charter and Bylaws limit the liability of directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by the MGCL and require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the MGCL.

     BUSINESS COMBINATIONS. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, in addition to any other required vote, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation (other than voting stock held by the Interested Stockholder who will, or whose affiliate will, be a party to the business combination or by an affiliate or associate of the Interested Stockholder) voting together as a single voting group. The extraordinary voting provisions do not apply if, among other things, the corporation's stockholders receive a price for their shares determined in accordance with the MGCL and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

     CONTROL SHARE ACQUISITIONS. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter other than "interested shares" (shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: an "acquiring person," an officer of the corporation or an employee of the corporation who is also a director). "Control shares" are shares of stock which, if aggregated with all other such shares of stock owned by the acquiring person, or in respect of which such person is entitled to exercise or direct the exercise of voting power of shares of stock of the corporation in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the Charter or bylaws of the corporation.

     A person who has made or proposes to make a control share acquisition, under certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares upon delivery of an acquiring person statement containing certain information required by the MGCL, including a representation that the acquiring person has the financial capacity to make the proposed control share acquisition, and a written undertaking to pay the corporation's expenses of the special meeting (other than the expenses of those opposing approval of the voting rights). If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a stockholder meeting is held, as of the date of the meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting before the control share acquisition and the acquiring person becomes entitled to exercise or direct the exercise of a majority or more of all voting power, all other stockholders may exercise rights of objecting stockholders under Maryland law to receive the fair value of their Shares. The fair value of the Shares for such purposes may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of objecting stockholders' rights do not apply in the context of a control share acquisition.

                  DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS

     The applicable Prospectus Supplement will describe the specific terms of any Common Stock Purchase Rights offered thereby, including, among other things: the duration, offering price and exercise price of the Common Stock Purchase Rights and any provisions for the reallocation of Common Stock Purchase Rights not initially subscribed. The Prospectus Supplement will describe the persons to whom the Common Stock Purchase Rights will be issued (the Company's stockholders, the general public or others) and any conditions to the offer and sale of the Common Stock Purchase Rights offered thereby.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued in one or more series under an indenture (the "Indenture"), to be entered into between the Company and a financial institution as Trustee (the "Trustee"). The statements herein relating to the Debt Securities and the Indenture are summaries and are subject to the detailed provisions of the applicable Indenture. The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The description of the Indenture set forth below assumes that the Company has entered into the Indenture. The

Company will execute the Indenture when and if the Company issues Debt Securities. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus.

GENERAL

     The Indenture will not limit the aggregate amount of Debt Securities which may be issued thereunder, nor will it limit the incurrence or issuance of other secured or unsecured debt of the Company.

     The Debt Securities will be unsecured general obligations of the Company and will rank with all other unsecured and unsubordinated obligations of the Company as described in the applicable Prospectus Supplement. The Indenture will provide that the Debt Securities may be issued from time to time in one or more series. The Company may authorize the issuance and provide for the terms of a series of Debt Securities pursuant to a supplemental indenture.

     The applicable Prospectus Supplement relating to the particular series of Debt Securities will describe specific terms of the Debt Securities offered thereby, including, where applicable:

      (1) the specific designation of such Debt Securities;

      (2) any limit upon the aggregate principal amount of such Debt Securities;

      (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates;

      (4) the rate or rates (which may be fixed, variable or zero) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates;

      (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

      (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor;

      (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities may be redeemed, in whole or in part, at the option of the Company;

      (8) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations;

      (9) the denominations in which such Debt Securities are authorized to be issued;

     (10) the currency or currency unit for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable;

     (11) if the amount of payments of principal of and premium, if any, or any interest, if any, on such Debt Securities may be determined with reference to an index based on a currency or currencies other than that in which such Debt Securities are stated to be payable, the manner in which such amount shall be determined;

     (12) if the amount of payments of principal of and premium, if any, or interest, if any, on such Debt Securities may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined;

     (13) if other than the entire principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined;

     (14) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date;

     (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities;

     (16) the application, if any, of such means of defeasance as may be specified for such Debt Securities; and

     (17) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form without coupons. Unless the Prospectus Supplement relating thereto specifies otherwise, Debt Securities will be denominated in U.S. dollars and will be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

     Debt Securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

     If the amount of payments of principal of and premium, if any, or any interest on Debt Securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula and securities or commodities will be described in the applicable Prospectus Supplement.

     If the principal of and premium, if any, or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the applicable Prospectus Supplement.

     The Prospectus Supplement, with respect to any particular series of Debt Securities being offered thereby which provide for optional redemption, prepayment or conversion of such Debt Securities on the occurrence of certain events, such as a change of control of the Company, will provide:

      (1) a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of the Company's securities or the ability to obtain additional financing in the future;

      (2) a statement that the Company will comply with any applicable provisions of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by the Company (including, if such Debt Securities are convertible, Rule 13e-4);

      (3) a disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurrence of certain events so that the payments on such Debt Securities would be effectively subordinated;

      (4) a disclosure of the effect of any failure to repurchase under the applicable Indenture, including in the event of a change of control of the Company;

      (5) a disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and

      (6) a discussion of any definition of "change of control" contained in the applicable Indenture.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest.

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding as of the date hereof (other than outstanding options issued pursuant to CCA's employee and director incentive plans and Prison Realty's employee and trustee incentive plans and assumed by the Company in the Merger). The Company may issue Warrants for the purchase of Common Stock, Preferred Stock or Debt Securities. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, and shall set forth the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued;
(4) the designation, number of terms of the shares of Preferred Stock, Common Stock or Debt Securities purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock, Common Stock or Debt Securities will be separately transferable; (7) the price at which each share of Preferred Stock, Common Stock or Debt Securities purchasable upon exercise of such Warrants may be purchased;
(8) the date on which the right to
exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax consequences; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions (which may involve block transactions) on the NYSE or otherwise pursuant to and in accordance with the applicable rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of Common Stock Warrants or through the issuance of Preferred Stock convertible into Common Stock (whether such Common Stock Warrants or shares of Preferred Stocks are listed on a securities exchange or otherwise) or a combination of such methods of distribution, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them, and any profit realized by them on resale of the Offered Securities, may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Any shares of Common Stock sold pursuant to this Prospectus will be listed on the NYSE, subject to official notice of issuance. Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities other than Common Stock will be a new issue with no established trading market. The Company may elect to list any series of Preferred Stock or other securities on an exchange, but it is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market-making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion represents a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Common Stock. In addition, set forth below is a general discussion of the material U.S. federal income tax considerations relating to the treatment of the Company as a REIT and ownership of Common Stock therein. The discussion is based on the Code, current and proposed Treasury Regulations promulgated thereunder, administrative rulings and applicable judicial decisions, all of which are subject to change, possibly with retroactive effect. The discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular holders of Common Stock in view of their personal circumstances and, except as otherwise specifically indicated, is not addressed to certain types of holders subject to special treatment under federal income tax law, such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons that hold Common Stock that are a hedge or that are hedged against currency risks or that are part of a "straddle" or "conversion" transaction, and foreign persons.

     In the opinion of Stokes & Bartholomew, P.A., commencing with its taxable year ending December 31, 1999, the Company is organized in conformity with the requirements for qualification as a REIT and its proposed method of operation as described in this Prospectus will permit it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Qualification of the Company as a REIT will depend upon its ability to meet, through actual annual and other operating results, the various qualification tests imposed under the Code, as discussed below. Such opinion assumes, although no assurance can be given, that the actual results of the Company's operations for any one taxable year will satisfy such requirements. See "-- Taxation of the Company -- Failure to Qualify" below.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     GENERAL. The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code for federal income tax purposes commencing with its taxable year ending December 31, 1999. The Company believes it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code. However, no assurance can be given that the Company will qualify or will remain qualified as a REIT.

     The requirements relating to the federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretation thereof.

     OPINION OF COUNSEL. In the opinion of Stokes & Bartholomew, P.A., special tax counsel to the Company, commencing with its taxable year ending December 31, 1999, the Company is organized in conformity with the requirements for qualification as a REIT within the meaning of the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Stokes & Bartholomew, P.A. is based on various assumptions and on certain factual representations of the Company which are incorporated into such opinion. Opinions of counsel are not binding on the IRS or any court. Accordingly, no assurance can be given that the IRS will not challenge the opinion of Stokes & Bartholomew, P.A. or that any such challenge would not be successful. Moreover, the Company's qualification and taxation as a REIT depends upon the ability of the Company to meet, through actual annual operating results, the distribution levels, diversity of stock ownership and the various other qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Stokes & Bartholomew, P.A. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements.

     TAXATION AS A REIT. As a REIT, the Company generally is not subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to its stockholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation. However, the Company may be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed taxable income of the Company, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business, or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For purposes of this 4% excise tax, any income, including net capital gains, on which the Company pays regular corporate income tax is treated as having been distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation which is generally subject to a full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of the asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition over the adjusted basis in such asset as of such time), such gain will be subject to tax at the highest regular corporate rate applicable. This result as to the recognition of "built-in gain" assumes that the REIT makes an election pursuant to IRS Notice 88-19 or applicable future administrative rules or Treasury Regulations.

     REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for the REIT provisions of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year, not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly (through the application of certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities); and
(vii) which meets certain other tests, described below, regarding the nature of its income and assets.

     The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For taxable years beginning after 1997, if a REIT complies with Treasury Regulations that provide procedures for ascertaining the actual ownership of its shares for such taxable year and the REIT did not know (and with the exercise of reasonable diligence could not have known) that it failed to meet the requirement of condition (vi) above for such taxable year, the REIT will be treated as having met the requirement of condition (vi) for such year.

     The Company satisfies the requirements set forth in (i) through (iv) above and has issued sufficient Common Stock and Preferred Stock with sufficient diversity of ownership to allow it to satisfy conditions (v) and (vi) above. The Charter of the Company includes certain restrictions regarding transfers of the Company's Common Stock and Preferred Stock that are intended to assist the Company in satisfying the stock ownership requirements described in (v) and (vi) above. Such restrictions may not be adequate in all cases, however, to prevent transfers of the Company's Common Stock or Preferred Stock in violation of the ownership limitations. See "Description of Capital Stock -- Restrictions on Transfer -- Ownership Limits."

     In addition to the foregoing organizational requirements, a REIT must also satisfy certain other tests (described below) regarding the nature of its income and assets. In applying these tests, a corporation that is a "qualified REIT subsidiary" (within the meaning of Section 856(i) of the Code) will not be treated as a separate corporation. Instead, all of its assets, liabilities, income, deductions and credits will be treated as owned, realized or incurred (as the case may be) directly by the REIT. In general, a qualified REIT subsidiary is a corporation all of the stock of which is owned by a REIT. The Company has a number of "qualified REIT subsidiaries." In applying the income and asset tests described below to the Company, the separate existence of these subsidiaries will be ignored, and their assets, liabilities, income, deductions and credits will be treated as assets, liabilities, income, deductions and credits of the Company.

     INCOME TESTS. For the Company to maintain its qualification as a REIT, it must satisfy two gross income requirements on an annual basis. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (including rents from real property, lease commitment fees, certain mortgage interest and dividends from qualified REITs) or from "qualified temporary investment income" (generally, income attributable to the temporary investment of new capital received by the Company) (the "75% income test"). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the foregoing sources or from dividends, interest, and gain from the sale or disposition of stock or securities (the "95% income test").

     If the Company fails to satisfy one or both of the 75% income test or the 95% income test for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) a schedule of the sources of qualifying income is attached to the Company's federal income tax return for such taxable year, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above, in "-- Taxation of the Company -- Taxation of a REIT", even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     "Rents from real property" generally means the gross amount received for the use of, or the right to use, a REIT's real property. Rents received by the Company qualify as "rents from real property" in satisfying the gross income requirements for a REIT only if several conditions are met. First, the leases under which the rents are paid must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether a lease is a true lease depends on surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee is required to use its best efforts to perform its obligations under the agreement), (iv) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage with respect to the property), and (v) the extent to which the property owner retains the burdens and benefits of ownership of the property.

     Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     The Company and Operating Company have entered into the Operating Company Leases relating to those facilities owned by the Company that are not leased to government entities. The terms and conditions of the Operating Company Leases are described under "Information About the Company -- Relationship with Operating Company -- Leases." The Company has been advised by its counsel that the Operating Company Leases will qualify as true leases for federal income tax purposes, based, in part, on the following facts: (i) the Operating Company Leases are styled as leases (e.g., the Company holds legal title to the facilities, and the Operating Company Leases give Operating Company the right to possession of the facilities), and the Company and Operating Company have represented that they intend their relationship to be that of lessor and lessee,
(ii) the Company has represented that the useful life of each of the facilities extends for a significant period of time beyond expiration of the Operating Company Leases, (iii) the facilities should have significant residual value after expiration of the terms of the Operating Company Leases, (iv) the

Operating Company Leases do not provide Operating Company with the right to purchase the facilities at a bargain price, (v) the Company is entitled to receive significant rental income under the Operating Company Leases, and (vi) the Company and Operating Company have represented that the rents payable under the Operating Company Leases are fair market rents.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the Operating Company Leases that address whether such leases are true leases for federal income tax purposes. Therefore, the conclusion as to the status of the Operating Company Leases is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered by Stokes & Bartholomew, P.A. to be analogous. If the Operating Company Leases are recharacterized as service contracts or partnership agreements rather than true leases, part or all of the payments that the Company receives from Operating Company would not be considered rent and would not otherwise satisfy the various requirements for qualification as "rents from real property." In that event, the Company likely would not satisfy either the 75% income test or the 95% income test and, as a result, would lose its REIT status.

     Another requirement for the qualification of rents as "rents from real property" is that the Company, or an owner of 10% or more of the Company, must not own, directly or constructively (through the application of certain stock attribution rules), 10% or more of the voting power or total number of outstanding shares of a corporate tenant or 10% or more of the assets or net profits of a non-corporate tenant (a "Related Party Tenant") at any time during a taxable year. To enable the Company to comply with these rules, the Company's Charter provides that no person may own, directly or constructively (through application of certain stock attribution rules), more than 9.8% of the outstanding shares of the Company's Common Stock or 9.8% of the outstanding shares of the Company's Preferred Stock. See "Description of Capital
Stock -- Restrictions on Ownership of Capital Stock" Assuming these ownership limitations are complied with, no person should own (directly or constructively) 10% or more of both the Company and a tenant of the Company. The stock attribution rules, however, are highly complex and difficult to apply, and the Company may inadvertently enter into leases with tenants who, through application of such rules, will constitute Related Party Tenants. In such event, rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT.

     The Company owns directly all of the Operating Company Non-Voting Common Stock. The total number of shares of the Operating Company Non-Voting Common Stock equals approximately 9.5% of the shares of the Operating Company Capital Stock outstanding, and such shares represent approximately a 9.5% economic interest in Operating Company. Therefore, the Company's ownership of these shares will not be a violation of the Related Party Tenant rules. The Company does not intend to, and has represented that it will not, increase its direct or constructive ownership of Operating Company to a level which would violate the Related Party Tenant rules. Furthermore, the Company and Operating Company have entered into an agreement providing that the Operating Company will not redeem any shares of its capital stock if the effect of such redemption would be to cause the Company to own (directly or constructively) 10% or more of the total outstanding Operating Company Capital Stock.

     The Company also holds the Operating Company Note. If the Operating Company
Note is treated for federal income tax purposes as equity rather than debt, the Company could be deemed to own in excess of 10% of the total outstanding Operating Company Capital Stock in violation of the Related Party Tenant rules. The characterization of an instrument as debt or equity is a question of fact to be determined from all surrounding facts and circumstances, no one of which is conclusive. Among the criteria that have been found relevant in characterizing such instruments are the following: (i) the intent of the parties, (ii) the extent of participation in management by the holder of the instrument, (iii) the ability of the corporation to obtain funds from outside sources, (iv) the "thinness" of the capital structure in relation to debt (based on fair market value of the debtor's assets, including intangible assets), (v) the risk involved, (vi) the formal indicia of the arrangement,
(vii) the relative position of the creditor in question versus other creditors regarding payment of interest and principal, (viii) the voting power of the holder of the instrument, (ix) the provision of a fixed rate of interest, (x) the contingency of the obligation to repay, (xi) the source of repayment, (xii) the presence or absence of a fixed maturity date, and (xiii) whether the note is guaranteed or otherwise secured.

     Stokes & Bartholomew, P.A. is of the opinion that the Operating Company Note will be treated as debt for federal income tax purposes. Such opinion is based, in part, on various facts, including that the Operating Company Note (i) is clearly denominated as debt, (ii) has a fixed maturity date of 10 years,
(iii) provides for a fixed rate of interest, (iv) requires that interest only be payable during the first four years of the term of the Operating Company note and that principal be amortized over years five through ten of such term, (v) requires that certain excess cash flow be used to prepay the note and (vi) is partially guaranteed by Doctor R. Crants. In addition, Operating Company has represented that, based upon internal projections, it anticipates that the Operating Company Note will be repaid prior to its maturity date. There are, however, no controlling Treasury Regulations, published rulings or judicial decisions involving indebtedness with terms substantially the same as the Operating Company Note that address whether such indebtedness is to be treated as debt for federal income tax purposes. Therefore, the opinion of Stokes & Bartholomew, P.A. with respect to the status of the Operating Company Note is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered by Stokes & Bartholomew, P.A. to be analogous. If the Operating Company Note is recharacterized as equity, part or all of the payments that the Company receives from Operating Company likely would not be considered as "rents from real property". In that event, based upon the expected amount of rent to be paid to the Company by Operating Company under the Operating Company Leases, the Company likely would not satisfy either the 75% income test or the 95% income test and, as a result, would lose its REIT status.

     In addition to the foregoing requirements, the amount of rent, to qualify as "rents from real property", must not be based in whole or in part on the income or profits of any person. However, rents received or accrued generally will not be disqualified as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Also, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, rents generally will not qualify as "rents from real property" if the Company operates or manages the property or furnishes or renders services to the tenants of such property, other than through an independent contractor who is adequately compensated and from whom the Company derives no income. The Company, however, (i) may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property, and (ii) may render, for tax years beginning after 1997, a de minimis amount of otherwise impermissible services, if the amount received for such services does not exceed 1% of all income from the property during the tax year. The amount treated as received for impermissible services generally may not be less than 150% of the cost to the Company in rendering or furnishing such services. Amounts received for otherwise impermissible services do not qualify as "rents from real property" even if within the 1% limitation. If the amount received by the Company for impermissible services exceeds the 1% limitation, then no amounts received or accrued from the property during the tax year will qualify as "rents from real property". The rents received by the Company from Operating Company should satisfy these requirements.

     All interest (other than interest based on the net income of any person) is qualifying income for purposes of the 95% income test. However, only interest on obligations secured by mortgages on real property or on interests in real property is qualifying income for purposes of the 75% income test. If the loan value of real property (determined as of the time the commitment to make or purchase the loan becomes binding) equals or exceeds the amount of the loan, all interest on the loan will be allocated to the real property and will thus qualify as mortgage interest. If the loan value is less than the amount of the loan, interest will be allocated to the real property in the same proportion as the loan value bears to the amount of the loan. Interest received under an installment contract for the sale of real property should be treated as mortgage interest to the extent of the value of the underlying real property.

     The Company has acquired in the Merger certain leases to government entities. Under each of these leases, either (i) the governmental entity, as lessee, has an option to purchase the leased facility for a specified, below-market amount, which typically declines over the term of the lease, or
(ii) the facility automatically reverts to the government entity at the conclusion of the lease. Primarily because of these features, it is likely that the leases will be treated as financing arrangements for federal income tax purposes rather than as true leases. Therefore, a portion of each lease payment will be treated as interest income, and a portion will be treated as a return of principal. The interest should be treated as mortgage interest to the extent of the value of the underlying facility and therefore as qualifying income for purposes of both the 75% income test and the 95% income test. If, however, the amount financed exceeds the value of the underlying real property, interest will be allocated to the underlying property (and thus treated as mortgage interest) in the same proportion as the loan value of the property bears to the amount of the loan. In rendering its opinion as to the qualification of the Company as a REIT, Stokes & Bartholomew, P.A. has assumed that the value of the underlying real property under each of the government leases equals or exceeds the amount of the financing.

     The Company will realize on a regular basis (i) interest income under the Operating Company Note, (ii) license fees under the Trade Name Use Agreement relating to the use of the CCA name, and (iii) dividend income on its non-voting common stock in Service Company A and Service Company B. Because CCA intends to elect out of the installment method, gain attributable to the Operating Company Note will be recognized by CCA in its taxable year ending December 31, 1998. The interest income under the Operating Company Note and the dividends from Service Company A and Service Company B should be qualifying income for purposes of the 95% income test but not for purposes of the 75% income test. The license fees under the Trade Name Use Agreement are nonqualifying for purposes of both the 95% income test and the 75% income test. The Company anticipates that, taking into account these other sources of income, it nonetheless satisfies and will continue to satisfy the 75% income test and the 95% income test.

     The IRS has the authority under a number of Code sections to reallocate income and deductions between the Company and Operating Company. For example, the IRS may assert that the rents payable by Operating Company are excessive and treat the excess as attributable to the Trade Name Use Agreement, the management contracts acquired with the Operating Company Note or some other source. Such a reallocation could cause the Company to fail one or both of the 75% income test and the 95% income test, which in turn could cause the Company to lose its status as a REIT. To ensure that the amounts charged as rent under the Operating Company Leases are fair market rents, the Company has obtained independent appraisals of the facilities and an independent analysis of the appropriate lease rates for the facilities. This appraisal and analysis will not be binding on the IRS, however, and the IRS may attempt to reallocate the payments from Operating Company as described above. If the IRS is successful, the Company may lose its status as a REIT. In rendering its opinion as to the qualification of the Company as a REIT, Stokes & Bartholomew, P.A. has assumed that the payments from Operating Company to the Company are correctly allocated in the Operating Company Leases and other agreements between Operating Company and the Company.

     ASSET TESTS. For the Company to qualify as a REIT, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (which for this purpose includes real estate assets held by a "qualified REIT subsidiary" of the Company) and cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a "qualified REIT subsidiary" or another REIT).

     Total assets for purposes of these tests include only those assets that appear on the Company's balance sheet prepared in accordance with generally accepted accounting principles. In applying the 5% and 10% tests, the term "issuer" has the same meaning as when used in the Investment Company Act of 1940, as amended (the "ICA"). Under the ICA, such term means generally "every person who issues or proposes to issue any security, or has outstanding any security which it has issued." Under this definition and various administrative rulings interpreting this definition, each of the Service Companies and Operating Company should be treated as a separate issuer.

     The asset tests are generally applied as of the close of each quarter. Shares in other REITs generally are valued at the higher of market value or asset value. Securities (other than REIT shares) for which market quotations are readily available must be valued at market value. The value of all other REIT assets must be determined in good faith by the Board of Directors of the Company.

     As of the end of the first calendar quarter of 1999, the total value of the Company's real estate assets are expected to exceed 75% of the value of the Company's total assets. In addition, the Company should not own more than 10% of the voting securities of any one issuer, nor should the value of any one issuer's securities exceed 5% of the value of the Company's total assets. If, however, the Service Companies and Operating Company are not treated as separate issuers, the Company likely would not satisfy the 5% test or the 10% test and as a result would not qualify as a REIT.

     In an effort to ensure compliance with the asset tests, the Company has obtained appraisals of the facilities and of the Operating Company Note, the Operating Company Non-Voting Common Stock, and the non-voting common stock of Service Company A and Service Company B. These appraisals, however, will not be binding on the IRS, and the IRS may assert that the Company has not satisfied one or more of the asset tests. If the IRS is successful in any such challenge, the Company might lose its status as a REIT. In rendering its opinion as to the qualification of the Company as a REIT, Stokes & Bartholomew, P.A. has assumed that the Company will satisfy the asset tests.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. It is intended that the Company will maintain adequate records of the value of its assets to ensure compliance with the asset tests, and will take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action always will be successful.

     ANNUAL DISTRIBUTION REQUIREMENTS. To be taxed as a REIT, the Company is required to meet certain annual distribution requirements. The Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (2) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

     To the extent that the Company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it is subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute for each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed ordinary income and capital gain net income from prior periods, the Company is subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement and to avoid liability for excise taxes.

     It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions. In the event that such situation occurs, and the Company is not able to meet such requirement by distributions made in the following taxable year in accordance with those requirements of the Code described above, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowing or to pay dividends in the form of taxable share dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Company may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances in which an adjustment is made by the IRS that affects the amount that should have been distributed for a prior taxable year, the Company may be able to rectify the failure to meet such distribution requirement by paying "deficiency dividends" to stockholders in the later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     NON-REIT EARNINGS AND PROFITS. To maintain its qualification as a REIT, the Company cannot complete any taxable year with accumulated earnings and profits from a taxable corporation. Accordingly, the Company is required to distribute the accumulated earnings and profits of CCA, as determined for federal income tax purposes (the "Earnings and Profits Distribution"), before the end of its first calendar year as a REIT. Under applicable ordering rules, distributions made by the Company to comply with this requirement generally will be treated as having been made first from CCA's accumulated earnings and profits, and then from the Company's current and accumulated earnings and profits. The Earnings and Profits Distribution will be taken into account by the stockholders of the Company as ordinary dividend income. Although the law is not entirely clear, the Earnings and Profits Distribution might not be eligible for the dividends received deduction generally available for corporate stockholders. In rendering its opinion as to the qualification of the Company as a REIT, Stokes & Bartholomew, P.A. has assumed that the Company will distribute all of CCA's earnings and profits in accordance with the foregoing requirements.

     FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in any circumstances the Company would be entitled to such statutory relief.

                            TAXATION OF STOCKHOLDERS

     GENERAL. The following is a general discussion of material federal income tax consequences to holders of the Common Stock. The federal income tax consequences of any Preferred Stock, Common Stock Purchase Rights, Debt Securities or Warrants to be issued pursuant to this Registration Statement will be set forth in a supplement to this Prospectus. There can be no assurance that the IRS will not successfully challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring, holding or disposing of the Common Stock.

     This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to a particular holder in light of its personal circumstances (such as holders subject to the alternative minimum tax provisions of the Code), or to certain types of holders (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who hold the Common Stock in connection with a straddle or hedge, a conversion transaction or other integrated transactions or persons whose "functional currency" is not the U.S. dollar) that may be subject to special rules.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

     TAXATION OF TAXABLE U.S. STOCKHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity taxable as such created or organized in or under the laws of the United States or of any State (including the District of Columbia), (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes, regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     Distributions that are properly designated by the Company as capital gain dividends are subject to special treatment. According to a notice published by the IRS, until further guidance is issued, if the Company designates a dividend as a capital gain dividend, it may also designate the dividend as (i) a 20% rate gain distribution, (ii) an unrecaptured Section 1250 gain distribution (25% rate) or (iii) a 28% rate gain distribution. The maximum amount which may be designated in each class of capital gain dividends is determined by treating the Company as an individual with capital gains that may be subject to the maximum 20% rate, the maximum 25% rate, and the maximum 28% rate. If the Company does not designate all or part of a capital gain dividend as within such classes, the undesignated portion will be considered as a 28% rate gain distribution. Such designations are binding on each stockholder, without regard to the period for which the stockholder has held its Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the U.S. Stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock had been held for one year or less), assuming the Common Stock is a capital asset in the hands of the U.S. Stockholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a U.S. Stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the U.S. Stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     U.S. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, U.S. Stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which a U.S. Stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such), however, will be treated as investment income only if the U.S. Stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify U.S. Stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6% and the tax rate on long-term capital gains applicable to non-corporate taxpayers generally is 20% for sales and exchanges of assets held for more than one year. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by non-corporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

     Distributions from the Company and gain from the disposition of shares will not ordinarily be treated as passive activity income, and therefore, stockholders generally will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) and gain from the disposition of shares generally will be treated as investment income for purposes of the investment interest limitation.

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any U.S. Stockholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Foreign Stockholders" below.

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

     TAXATION OF FOREIGN STOCKHOLDERS. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the capital stock of the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions that are not attributable to gain from sales or exchanges by the Company of a U.S. real property interest and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax.

However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder (31% if appropriate documentation evidencing such Non-U.S. Stockholders' foreign status has not been provided) unless (1) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (2) the Non-U.S. Stockholder files an Internal Revenue Service Form 4224 with the Company claiming that the distribution is "effectively connected" income. The Treasury Department issued final regulations in October 1997 that modify the manner in which the Company complies with the withholding requirements, generally effective for distributions after December 31, 1999.

     Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, amounts in excess thereof may be withheld by the Company. However, any such excess amount withheld would be refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. Under a separate provision, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% (or 31%, if applicable) on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or 31%, if applicable) will be subject to withholding at a rate of 10%.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     The Company is required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (a) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Tax treaties may reduce the Company's withholding obligations. If the amount withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described above), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares of capital stock generally will not be taxed under FIRPTA if a REIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently believes that it is and will continue to be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, because the Common Stock is publicly traded, no assurance can be given the Company will in fact be a "domestically controlled REIT." Gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of capital stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as United States stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual who was present in the U.S. will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals). A purchaser of shares of capital stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares are "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of shares may be required to withhold 10% of the purchase price and remit such amount to the IRS.

                             OTHER TAX CONSEQUENCES

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS

     A fiduciary of an ERISA Plan should consider the fiduciary standards under ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment of any of such ERISA Plan's assets in shares of the Company's capital stock. Accordingly, such fiduciary should consider whether the investment (i) satisfies the diversification requirements of section 404(a)(1)(C) of ERISA, (ii) is in accordance with the documents and instruments governing the ERISA Plan to the extent consistent with ERISA, (iii) is prudent and an appropriate investment for the ERISA Plan, based on examination of the ERISA Plan's overall investment portfolio and (iv) is for the exclusive benefit of ERISA Plan participants and beneficiaries, as required by ERISA.

     In addition to the imposition of general fiduciary standards, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving ERISA Plans and persons who have certain relationships to ERISA Plans ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). The Code's prohibited transaction rules also apply to certain direct or indirect transactions between "disqualified persons" and individual retirement accounts or annuities ("IRAs"), as defined in section 408(a) and (b) of the Code. Thus, an ERISA Plan fiduciary and an IRA considering an investment in shares also should consider whether the acquisition or the continued holding of shares might constitute or give rise to a prohibited transaction.

     Those persons proposing to invest on behalf of ERISA Plans should also consider whether a purchase of one or more shares of capital stock will cause the assets of the Company to be deemed assets of the ERISA Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. The Department of Labor (the "DOL") has issued regulations (the "DOL Regulations") as to what constitutes assets of an ERISA Plan under ERISA. Under the DOL Regulations, if an ERISA Plan acquires an equity interest in an entity, the ERISA Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code, both the equity interest and an undivided interest in each of the entity's underlying assets unless (a) such interest is a "publicly offered security," (b) such interest is a security issued by an investment company registered under the Investment Company Act of 1940, as amended, or (c) another specified exception applies.

                                 LEGAL MATTERS

     The legality of the Offered Securities issued pursuant to any Prospectus Supplement will be passed upon by Stokes & Bartholomew, P.A. As to matters of Maryland law contained in its opinion, Stokes & Bartholomew, P.A. will rely on the opinion of Miles & Stockbridge P.C. In addition, Stokes & Bartholomew, P.A. will provide an opinion with respect to certain tax matters which form the basis of the discussion under "Material Federal Income Tax Consequences".

                                    EXPERTS

     The financial statements included or incorporated by reference in this Prospectus or elsewhere in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included or incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS SUPPLEMENT
(To the Prospectus Dated June 4, 1999)

                                  $100,000,000

                           PRISON REALTY TRUST, INC.

                           (PRISON REALTY TRUST LOGO)

                           12% Senior Notes due 2006

                           -------------------------
                             PROSPECTUS SUPPLEMENT
                                  June 4, 1999
                           -------------------------

                                LEHMAN BROTHERS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table itemizes the expenses incurred, or to be incurred, by the Registrant in connection with the registration and issuance of the Offered Securities being registered hereunder. As indicated below, all amounts shown are estimates except for the Commission registration fee.

Registration Fee -- Securities and Exchange
  Commission.......................................  $  417,000
Printing and Engraving Expenses....................     300,000*
Accounting Fees and Expenses.......................     250,000*
Legal Fees and Expenses............................     500,000*
Blue Sky Fees and Expenses.........................      45,000*
Miscellaneous (including listing fees).............     150,000*
                                                     ----------
     Total.........................................  $1,662,000

-------------------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Charter of the Company provides for indemnification of directors and executive officers to the full extent permitted by the laws of the State of Maryland.

Section 2-418 of the MGCL generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by the director in connection with the proceeding; but, if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order, or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the

Charter of the Company, Bylaws of the Company, any resolution of stockholders or directors, any agreement or otherwise.

The Company's Charter provides for indemnification of its officers, employees or agents to the fullest extent permitted by law. The Company has also entered into indemnification agreements ("the Indemnification Agreements") with its directors and certain of its executive officers. The Indemnification Agreements are intended to provide indemnification to the maximum extent allowable by or not in violation of any law of the State of Maryland. Each Indemnification Agreement provides that the Company shall indemnify a director or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding (other than a derivative proceeding) by reason of the fact that he or she was or is a director or officer of the Company, against losses incurred in connection with the defense or settlement of such proceeding. The indemnification provided under each Indemnification Agreement is limited to instances where the act or omission giving rise to the claim for which indemnification is sought was not otherwise indemnified by the Company or insurance maintained by the Company, was not established to have been committed in bad faith or the result of active and deliberate dishonesty, did not involve receipt of improper personal benefit, did not result in a judgment of liability to the Company in a proceeding by or in the right of the Company, did not involve an accounting or profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, and, with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful.

The Company has obtained directors and officers liability insurance.

The Company may enter into underwriting agreements or other sales agreements which contain provisions pursuant to which contain provisions pursuant to which certain officers and directors may be entitled to indemnification.

ITEM 16.  EXHIBITS


NUMBER                           DESCRIPTION
------                           -----------
 1.1*    Underwriting Agreement, dated June 4, 1999, by and between
         Prison Realty Trust, Inc. and Lehman Brothers Inc.
 3.1     Articles of Incorporation of Prison Realty Trust, Inc.
         (previously filed as Exhibit 3.1 to the Company's
         Registration Statement on Form S-4 filed with the Commission on September 30, 1998, as subsequently amended (File No.
         333-65017) (the "Registration Statement on Form S-4") and
         incorporated herein by reference)
 3.2     Amended and Restated Bylaws of Prison Realty Trust, Inc., formerly
         Prison Realty Corporation (previously filed as Exhibit 3.2 to the
         Company's Current Report on Form 8-K filed on January 6, 1999 (File No.
         25245) and incorporated herein by reference)
 4.1*    Form of Indenture for Debt Securities
 4.2*    Form of Supplemental Indenture, by and between Prison Realty
         Trust, Inc. and State Street Bank and Trust Company, as trustee, relating to the $100.0 million aggregate principal amount
         Prison Realty Trust, Inc.'s 12% Senior Notes due 2006.
 5.1*    Opinion of Stokes & Bartholomew, P.A. regarding the validity of the Offered Securities being registered
 5.2*    Opinion of Miles & Stockbridge P.C. regarding the validity of the Offered Securities being registered
 8.1*    Opinion of Stokes & Bartholomew, P.A. regarding certain
         federal income tax matters
12.1*    Statement regarding computation of ratios (included in this
         Registration Statement)
23.1     Consent of Stokes & Bartholomew, P.A. (included as part of
         Exhibits 5.1 and 8.1)
23.2     Consent of Miles & Stockbridge P.C. (included as part of
         Exhibit 5.2)
23.3*    Consent of Arthur Andersen LLP (with respect to CCA Prison
         Realty Trust, Inc., formerly Prison Realty Corporation)
23.4*    Consent of Arthur Andersen LLP (with respect to CCA Prison Realty
         Trust)
23.5*    Consent of Arthur Andersen LLP (with respect to Corrections
         Corporation of America, formerly Correctional
         Management Services Corporation)
25.1*    Form T-1 Statement of Eligibility and Qualification of Trustee
25.2     Power of Attorney (included on signature page)


-------------------------

*  Included with this filing.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:


     (1) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, Tennessee, on the 10th day of June, 1999.


                                          PRISON REALTY TRUST, INC.


                                          By: /s/ DOCTOR R. CRANTS
                                            ------------------------------------
                                              Doctor R. Crants
                                              Chief Executive Officer

                               POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Doctor
R. Crants, D. Robert Crants, III and Vida H. Carroll, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement relating to the same offering as the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

               /s/ DOCTOR R. CRANTS                  Chief Executive Officer            June 10, 1999
---------------------------------------------------  (Principal Executive Officer),
                 Doctor R. Crants                    Chairman and Director

             /s/ D. ROBERT CRANTS, III               President and Director             June 10, 1999
---------------------------------------------------
               D. Robert Crants, III

               /s/ MICHAEL W. DEVLIN                 Chief Operating Officer and        June 10, 1999
---------------------------------------------------  Director
                 Michael W. Devlin

                /s/ VIDA H. CARROLL                  Chief Financial Officer            June 10, 1999
---------------------------------------------------  (Principal Financial and
                  Vida H. Carroll                    Accounting Officer)

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                   /s/ C. RAY BELL                   Director                           June 10, 1999
---------------------------------------------------
                    C. Ray Bell

               /s/ RICHARD W. CARDIN                 Director                           June 10, 1999
---------------------------------------------------
                 Richard W. Cardin

                                                     Director                           June 10, 1999
---------------------------------------------------
                 Jean-Pierre Cuny

              /s/ JOHN W. EAKIN, JR.                 Director                           June 10, 1999
---------------------------------------------------
                John W. Eakin, Jr.

                  /s/ TED FELDMAN                    Director                           June 10, 1999
---------------------------------------------------
                    Ted Feldman


                                                     Director                           June 10, 1999
---------------------------------------------------
                 Ned Ray McWherter



             /s/ Jackson W. Moore                    Director                           June 10, 1999
---------------------------------------------------
                 Jackson W. Moore

                                                     Director                           June 10, 1999
---------------------------------------------------
                 Joseph V. Russell

           /s/ CHARLES W. THOMAS, PH.D.              Director                           June 10, 1999
---------------------------------------------------
             Charles W. Thomas, Ph.D.

                                 EXHIBIT INDEX

                       REGISTRATION STATEMENT ON FORM S-3


NUMBER                           DESCRIPTION
------                           -----------
 1.1*    Underwriting Agreement, dated June 4, 1999, by and between
         Prison Realty Trust, Inc. and Lehman Brothers Inc.
 3.1     Articles of Incorporation of Prison Realty Trust, Inc.
         (previously filed as Exhibit 3.1 to the Company's
         Registration Statement on Form S-4 filed with the Commission on September 30, 1998, as subsequently amended (File No.
         333-65017) (the "Registration Statement on Form S-4") and
         incorporated herein by reference)
 3.2     Amended and Restated Bylaws of Prison Realty Trust, Inc.
         (previously filed as Exhibit 3.2 to the Company's Current
         Report on Form 8-K filed on January 6, 1999 (File No. 25245)
         and incorporated herein by reference)
 4.1*    Form of Indenture for Debt Securities
 4.2*    Form of Supplemental Indenture, by and between Prison Realty
         Trust, Inc. and State Street Bank and Trust Company, as trustee, relating to the $100.0 million aggregate principal amount
         Prison Realty Trust, Inc.'s 12% Senior Notes due 2006.
 5.1*    Opinion of Stokes & Bartholomew, P.A. regarding the validity of the Offered Securities being registered
 5.2*    Opinion of Miles & Stockbridge P.C. regarding the validity of the Offered Securities being registered
 8.1*    Opinion of Stokes & Bartholomew, P.A. regarding certain
         federal income tax matters
12.1*    Statement regarding computation of ratios (included in this
         Registration Statement)
23.1     Consent of Stokes & Bartholomew, P.A. (included as part of
         Exhibits 5.1 and 8.1)
23.2     Consent of Miles & Stockbridge P.C. (included as part of
         Exhibit 5.2)
23.3*    Consent of Arthur Andersen LLP (with respect to CCA Prison
         Realty Trust, Inc., formerly Prison Realty Corporation)
23.4*    Consent of Arthur Andersen LLP (with respect to CCA Prison Realty
         Trust)
23.5*    Consent of Arthur Andersen LLP (with respect to Corrections
         Corporation of America, formerly Correctional
         Management Services Corporation)
25.1*    Form T-1 Statement of Eligibility and Qualification of Trustee
25.2     Power of Attorney (included on signature page)


-------------------------

*  Included with this filing.